As filed with the Securities and Exchange Commission on June 4, 2007

Registration No. 333-142590

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland	6798	22-1897375
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Juniper Business Plaza, Suite 3-C

3499 Route 9 North

Freehold, New Jersey 07728

732-577-9996

(Address, Including Zip Code, and Telephone Number, including

Area Code, of Registrant’s Principal Executive Offices)

Anna T. Chew

Juniper Business Plaza, Suite 3-C

3499 Route 9 North,

Freehold, New Jersey 07728

732-577-9996

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Sharon A. Kroupa, Esquire Michael A. Leber, Esquire Venable LLP Two Hopkins Plaza, Suite 1800 Baltimore, MD 21201 410-244-7400	Jeffrey S. Lowenthal, Esquire Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 212-806-5400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy securities in any jurisdiction in which the offer, solicitation or sale of the securities is not permitted or would be unlawful before their registration or qualification under the laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 4, 2007.

On March 26, 2007, Monmouth Real Estate Investment Corporation, which we refer to as Monmouth REIT, and Monmouth Capital Corporation, which we refer to as Monmouth Capital, entered into an Agreement and Plan of Merger, providing for the merger of a wholly-owned subsidiary of Monmouth REIT with and into Monmouth Capital. The boards of directors of Monmouth REIT and Monmouth Capital believe the merger will enhance the combined company’s prospects for continued growth and exposure in the marketplace. The boards of directors believe that the combined company’s increased market capitalization and expanded stockholder base will enable management to utilize existing capital and resources more efficiently, while providing stockholders with a portfolio of assets with enhanced tenant and geographic diversification, and will result in productivity savings.

If the merger is completed, each outstanding share of Monmouth Capital common stock will be converted into and exchanged for the right to receive 0.655 shares of Monmouth REIT common stock, in accordance with the merger agreement, and Monmouth Capital will survive the merger as a wholly-owned subsidiary of Monmouth REIT. After the merger, based on the number of shares of Monmouth Capital common stock outstanding on June 1, 2007, we estimate that Monmouth REIT common stockholders will own approximately 81% and Monmouth Capital common stockholders will own approximately 19% of the common stock of the combined company on a fully-diluted basis. Monmouth REIT common stock is listed on the NASDAQ Global Select Market under the symbol “MNRTA.” Upon completion of the merger, Monmouth Capital common stock, which is listed on the NASDAQ Global Market under the symbol “MONM,” will be delisted.

At the Monmouth REIT annual meeting of stockholders to be held on Thursday, July 26, 2007, at 2:00 p.m. local time, at the offices of Monmouth REIT, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, Monmouth REIT common stockholders will be asked to approve the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger to stockholders of Monmouth Capital, on the terms set forth in the merger agreement. Monmouth REIT common stockholders will also be asked to elect three directors, each to hold office until the 2010 annual meeting of Monmouth REIT stockholders and until his or her successor is duly elected and qualifies, and to consider and vote on additional proposals described in this joint proxy statement/prospectus. Only Monmouth REIT common stockholders of record as of the close of business on June 1, 2007, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. Monmouth REIT’s board of directors unanimously recommends that Monmouth REIT common stockholders vote FOR the proposal to approve the merger transaction, FOR each nominee for election as a director identified in the enclosed joint proxy statement/prospectus and FOR each other proposal to be considered at the Monmouth REIT annual meeting of stockholders.

At the Monmouth Capital special meeting of stockholders to be held on Thursday, July 26, 2007, at 10:00 a.m., local time, at the offices of Monmouth Capital, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, Monmouth Capital common stockholders will be asked to approve the merger agreement and the merger on the terms set forth in the merger agreement. Only Monmouth Capital common stockholders of record as of the close of business on June 1, 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Monmouth Capital’s board of directors unanimously recommends that Monmouth Capital common stockholders vote FOR the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement.

Please read this joint proxy statement/prospectus carefully. In particular, please consider carefully the matters discussed under the heading “ Risk Factors,” beginning on page 25 of this joint proxy statement/prospectus. You may obtain additional information about Monmouth REIT and Monmouth Capital from the documents that each company has filed with the Securities and Exchange Commission. See “Where You Can Find More Information,” beginning on page 190 of this joint proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the meetings, please authorize your proxy by completing and returning the enclosed proxy card(s) as promptly as possible.

We are very excited about the combined company’s future and the opportunities the proposed merger brings to both Monmouth REIT and Monmouth Capital stockholders, and we thank you for your consideration and continued support.

Eugene W. Landy, President and Chairman,	Eugene W. Landy, President and Chairman,
Monmouth Real Estate Investment Corporation	Monmouth Capital Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus, or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                    ], 2007, and is first being mailed to stockholders on or about [                    ], 2007.

ADDITIONAL INFORMATION

Except where we indicate otherwise, as used in this joint proxy statement/prospectus, “Monmouth REIT” refers to Monmouth Real Estate Investment Corporation, a Maryland corporation, and its consolidated subsidiaries and “Monmouth Capital” refers to Monmouth Capital Corporation, a New Jersey corporation, and its consolidated subsidiaries. “We” or “us” refers to the management team that manages both Monmouth REIT and Monmouth Capital. This joint proxy statement/prospectus incorporates important business and financial information about Monmouth REIT from documents that it has filed with the Securities and Exchange Commission, which we refer to as the SEC, but that have not been included in or delivered with this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates the annual report on Form 10-K of Monmouth REIT for the fiscal year ended September 30, 2006, and the quarterly reports on Form 10-Q of Monmouth REIT for the quarters ended December 31, 2006 and March 31, 2007. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information,” beginning on page 190 of this joint proxy statement/prospectus.

This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s website at www.sec.gov.

In addition, Monmouth REIT’s SEC filings are available to the public on Monmouth REIT’s website, www.mreic.com, and Monmouth Capital’s SEC filings are available to the public on Monmouth Capital’s website, www.monmouthcapital.com. Information contained on Monmouth REIT’s website, Monmouth Capital’s website or the website of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Monmouth REIT will provide you with copies of this information relating to Monmouth REIT, and Monmouth Capital will provide you with copies of this information relating to Monmouth Capital, if you request them in writing or by telephone from:

Monmouth Real Estate Investment Corporation/Monmouth Capital Corporation

Attention: Stockholder Relations

3499 Route 9 North, Suite 3-C

Juniper Business Plaza

Freehold, NJ 07728

(732) 577-9996

If you would like to request documents, please do so by July 19, 2007, in order to receive them before the stockholders’ meetings.

Monmouth REIT has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Monmouth REIT, and Monmouth Capital has supplied all information contained in this joint proxy statement/prospectus relating to Monmouth Capital.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JULY 26, 2007

To the stockholders of Monmouth Real Estate Investment Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of Monmouth Real Estate Investment Corporation, a Maryland corporation (“Monmouth REIT”), to be held on Thursday, July 26, 2007, at 2:00 p.m., local time, at the offices of Monmouth REIT, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes, each as more fully described in the enclosed joint proxy statement/prospectus:

1. To elect three directors, each to hold office until the Monmouth REIT annual meeting of stockholders in 2010 and until his or her successor is duly elected and qualifies;

2. To consider and vote on a proposal to approve the merger of Route 9 Acquisition, Inc., a New Jersey corporation and a wholly-owned subsidiary of Monmouth REIT (“Route 9”), with and into Monmouth Capital Corporation, a New Jersey corporation (“Monmouth Capital”), including the issuance of shares of Monmouth REIT common stock, par value $0.01 per share, in the merger to stockholders of Monmouth Capital, on the terms set forth in the Agreement and Plan of Merger, dated March 26, 2007, by and among Monmouth Capital, Monmouth REIT and Route 9;

3. To consider and vote on a proposal to approve Monmouth REIT’s 2007 Stock Option Plan;

4. To consider and vote on a proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm for the fiscal year ending September 30, 2007; and

5. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Monmouth REIT’s board of directors has fixed the close of business on June 1, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Monmouth REIT annual meeting of stockholders and any adjournment or postponement of the annual meeting. Only holders of record of Monmouth REIT common stock as of the record date will be entitled to notice of, or to vote at, the annual meeting and at any adjournment or postponement of the annual meeting.

We hope you will attend the annual meeting. Whether or not you plan to attend the annual meeting, in order that your shares may be represented at the annual meeting, please date, execute, and promptly mail the enclosed proxy in the accompanying postage-paid envelope.

By order of the board of directors,

Elizabeth Chiarella, Secretary

[                    ], 2007

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

MONMOUTH CAPITAL CORPORATION

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

JULY 26, 2007

To the stockholders of Monmouth Capital Corporation:

A special meeting of stockholders of Monmouth Capital Corporation, a New Jersey corporation (“Monmouth Capital”), will be held on Thursday, July 26, 2007, at 10:00 a.m., local time, at the offices of Monmouth Capital, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes, each as more fully described in the enclosed joint proxy statement/prospectus:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 26, 2007, by and among Monmouth Capital, Monmouth Real Estate Investment Corporation, a Maryland corporation (“Monmouth REIT”) and Route 9 Acquisition, Inc., a New Jersey corporation and a wholly-owned subsidiary of Monmouth REIT (“Route 9”) and the merger of Route 9 with and into Monmouth Capital on the terms set forth in the merger agreement; and

2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Monmouth Capital’s board of directors has fixed the close of business on June 1, 2007, as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of Monmouth Capital common stock as of the record date will be entitled to vote at the special meeting and at any adjournment or postponement of the special meeting.

We hope you will attend the meeting. Whether or not you plan to attend the meeting, in order that your shares may be represented at the meeting, please date, execute, and promptly mail the enclosed proxy in the accompanying postage-paid envelope.

By order of the board of directors,

Eugene W. Landy, President and Chairman

[                    ], 2007

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

i

Voting and Authorization of Proxies	44
Revocation of Proxies	45
Adjournments	45

Matters to be Considered at the Monmouth REIT Annual Meeting of Stockholders	45
ITEM 1: Election of Directors	45
ITEM 2: Approval of the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger to stockholders of Monmouth Capital, on the terms set forth in the merger agreement	48
ITEM 3: Approval of Monmouth REIT’s 2007 Stock Option Plan	49
ITEM 4: Approval of the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm for the fiscal year ending September 30, 2007	52

The Monmouth Capital Special Meeting of Stockholders	53
General	53
Date, Time and Place of the Monmouth Capital Special Meeting of Stockholders	53
Record Date, Notice and Quorum	53
Required Vote	53
Voting; Authorization of Proxies	53
Revocation of Proxies	54
Adjournments	55

The Merger	56
General	56
Background of the Merger	56
Recommendation of Monmouth REIT’s Board of Directors and its Reasons for the Merger	64
Opinion of the Monmouth REIT Special Committee’s Financial Advisor	66
Recommendation of Monmouth Capital’s Board of Directors and its Reasons for the Merger	75
Opinion of the Monmouth Capital Special Committee’s Financial Advisor	77
Interests of Monmouth REIT’s Directors and Executive Officers in the Merger	85
Interests of Monmouth Capital’s Directors and Executive Officers in the Merger	89
Conversion of Shares, Exchange of Certificates and Withholding	90
Delisting and Deregistration of Monmouth Capital Common Stock	92
Restrictions on Sales of Shares of Monmouth REIT Common Stock Received in the Merger	92
Accounting Treatment of the Merger	92
No Dissenters’ or Appraisal Rights	93
Regulatory Approvals	93
Material United States Federal Income Tax Consequences of the Merger	93

The Merger Agreement	96
The Merger	96
Completion and Effectiveness of the Merger	96
Merger Consideration and Conversion of Monmouth Capital Common Stock	96
Treatment of Monmouth Capital Stock Options	96
Treatment of Monmouth Capital Debentures	97
Fractional Shares	97
Board of Directors and Executive Officers of Monmouth REIT and Monmouth Capital after the Merger	97
Final Dividend to Holders of Monmouth Capital Common Stock	98
Representations and Warranties	98
Conduct of Business before the Merger	98
Covenants	99
Indemnification of Directors and Executive Officers	100
Certain Tax Matters	101

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides answers to frequently asked questions about the effect of the merger on the holders of Monmouth REIT and Monmouth Capital common stock. Monmouth REIT and Monmouth Capital urge you to read carefully the remainder of this joint proxy statement/prospectus, including the documents attached to this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you about the merger and the other matters being considered at the Monmouth REIT annual meeting of stockholders and the Monmouth Capital special meeting of stockholders.

The Merger

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Monmouth Real Estate Investment Corporation, a Maryland corporation, which we refer to as Monmouth REIT, and Monmouth Capital Corporation, a New Jersey corporation, which we refer to as Monmouth Capital, have entered into an Agreement and Plan of Merger, dated as of March 26, 2007, which we refer to as the merger agreement, providing for the merger of Route 9 Acquisition, Inc., a New Jersey corporation and a wholly-owned subsidiary of Monmouth REIT, which we refer to as Route 9, with and into Monmouth Capital, which we refer to as the merger. The merger agreement is described in this joint proxy statement/prospectus and a copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, Monmouth REIT common stockholders must approve the merger, including the issuance of shares of Monmouth REIT common stock in the merger to stockholders of Monmouth Capital, on the terms set forth in the merger agreement, which we refer to as the merger transaction, and Monmouth Capital common stockholders must approve the merger agreement and the merger on the terms set forth in the merger agreement. Monmouth REIT and Monmouth Capital will hold separate meetings of their respective stockholders to obtain these approvals, as well as, in the case of Monmouth REIT common stockholders, to consider various other proposals unrelated to the merger transaction.

This joint proxy statement/prospectus contains important information about the merger agreement, the merger transaction, the annual meeting of stockholders of Monmouth REIT and the special meeting of stockholders of Monmouth Capital, which you should read carefully. The enclosed proxy materials allow you to authorize your proxy to vote on your behalf without attending your company’s stockholders’ meeting.

Your vote is very important. We encourage you to authorize your proxy as soon as possible.

Q:	Why are Monmouth REIT and Monmouth Capital proposing the merger?

A:	Monmouth REIT and Monmouth Capital are proposing the merger as a strategic transaction to enhance both companies’ prospects for continued growth and exposure in the marketplace. We believe that the increased market capitalization and expanded stockholder base of the combined company will enable us to utilize existing capital and resources more efficiently and will enhance each company’s tenant and geographic diversification. We also anticipate productivity improvements and cost savings as a result of the merger.

Q:	What will happen in the proposed merger?

A:

In the proposed merger, Route 9 will merge with and into Monmouth Capital, with Monmouth Capital continuing as the surviving corporation and a wholly-owned subsidiary of Monmouth REIT. As a result of the merger, each outstanding share of Monmouth Capital common stock, par value $1.00 per share, will be converted into and exchanged for the right to receive 0.655 shares of Monmouth REIT common stock, par value $0.01 per share, in accordance with the merger agreement. Following the merger, Monmouth

Capital’s outstanding convertible debentures will remain outstanding obligations of Monmouth Capital and will become convertible into Monmouth REIT common stock at a conversion price adjusted to reflect the exchange ratio. Each outstanding option to purchase shares of Monmouth Capital common stock, whether or not vested at the effective time of the merger, will become exercisable in accordance with its terms for a number of shares of Monmouth REIT common stock, at an exercise price adjusted to reflect the exchange ratio, and will remain subject to the same terms and conditions of vesting as were in effect immediately before the effective time of the merger. Upon completion of the merger, Monmouth Capital common stock, which is listed on the NASDAQ Global Market under the symbol “MONM,” will be delisted.

Q:	If the merger is completed, when can Monmouth Capital common stockholders expect to receive shares of Monmouth REIT common stock in exchange for their shares of Monmouth Capital common stock?

A:	Promptly after the completion of the merger, Monmouth Capital common stockholders will receive a letter of transmittal describing how Monmouth Capital common stockholders may exchange their shares of Monmouth Capital common stock for shares of Monmouth REIT common stock. Monmouth Capital common stockholders should not send their common share certificates to us or anyone else until they receive these instructions.

Q:	Who will be the directors of Monmouth REIT after the merger?

A:	Upon completion of the merger, the number of directors of Monmouth REIT will be increased to thirteen directors, and Anna T. Chew, Joshua Kahr, Michael P. Landy and Eugene D. Rothenberg, currently members of the board of directors of Monmouth Capital, will be appointed to the board of directors of Monmouth REIT. The directors of Monmouth REIT will also serve as the directors of Monmouth Capital after the merger.

Q:	Will the rights of Monmouth Capital common stockholders change as a result of the merger?

A:	Yes. Monmouth Capital common stockholders will become Monmouth REIT common stockholders and their rights as Monmouth REIT common stockholders will be governed by Maryland law and Monmouth REIT’s charter and bylaws. The material differences between the rights of Monmouth Capital common stockholders and Monmouth REIT common stockholders are described under the caption “Comparison of Rights of Stockholders.” For a copy of Monmouth REIT’s charter and bylaws, see “Where You Can Find More Information,” beginning on page 190 of this joint proxy statement/prospectus.

Q:	Will the rights of Monmouth REIT common stockholders change as a result of the merger?

A:	No. Monmouth REIT common stockholders will retain their shares of Monmouth REIT common stock and their rights will continue to be governed by Maryland law and Monmouth REIT’s charter and bylaws. The issuance of shares of Monmouth REIT common stock to Monmouth Capital stockholders in the merger will dilute the ownership position of the current stockholders of Monmouth REIT.

Q:	Where does Monmouth REIT common stock trade?

A:	Shares of Monmouth REIT common stock trade on the NASDAQ Global Select Market under the symbol “MNRTA.”

Q:	When do you expect to complete the merger?

A:	If the stockholders of both Monmouth Capital and Monmouth REIT approve the merger, we expect to complete the merger in the third quarter of 2007. For more information about the timing for completion of the merger, see “The Merger Agreement—Completion and Effectiveness of the Merger.”

Q:	Are there risks involved in undertaking the merger?

A:	Yes. In evaluating the merger, Monmouth REIT and Monmouth Capital common stockholders should consider carefully the factors disclosed in the section of this joint proxy statement/prospectus entitled “Risk Factors,” beginning on page 25 of this joint proxy statement/prospectus, the other information included in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus.

Q:	Must Monmouth REIT and Monmouth Capital common stockholders approve the merger?

A:	Monmouth REIT common stockholders are being asked to consider and vote on a proposal to approve the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger to stockholders of Monmouth Capital, on the terms set forth in the merger agreement. Monmouth Capital common stockholders are being asked to consider and vote on a proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement. The approval of both of these proposals is a condition to the effectiveness of the merger.

Q:	What vote of Monmouth REIT common stockholders is required to approve the merger transaction?

A:	The proposal to approve the merger transaction must be approved by the affirmative vote of a majority of the votes cast on the proposal at the Monmouth REIT annual meeting of stockholders by the Monmouth REIT common stockholders.

Q:	What vote of Monmouth Capital common stockholders is required to approve the merger agreement and the merger on the terms set forth in the merger agreement?

A:	The proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement must be approved by a majority vote of the shares of Monmouth Capital common stock represented in person or by proxy at a duly called meeting of Monmouth Capital stockholders at which a quorum is present.

Q:	Have any stockholders already agreed to approve the merger?

A:	No. There are no agreements between Monmouth Capital or Monmouth REIT and any of their stockholders in which a stockholder has agreed to vote in favor of the proposal to approve the merger transaction or proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement.

Q:	What rights do I have if I oppose the merger?

A:	If you are a Monmouth REIT common stockholder as of the record date for the Monmouth REIT annual meeting of stockholders, you can vote against the proposal to approve the merger transaction and if you are a Monmouth Capital common stockholder as of the record date for the Monmouth Capital special meeting of stockholders, you can vote against the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement. Monmouth REIT and Monmouth Capital common stockholders are not, however, entitled to dissenters’ or appraisal rights.

Q:	Should Monmouth Capital common stockholders send in their stock certificates now?

A:	No. If the merger is completed, Monmouth REIT will send Monmouth Capital common stockholders written instructions for sending in their stock certificates.

Q:	Do any of Monmouth REIT’s or Monmouth Capital’s directors and executive officers have any interest in the merger that is different than mine?

A:	Monmouth REIT’s and Monmouth Capital’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including rights of executive officers under employment agreements with Monmouth Capital, ownership of Monmouth Capital common stock and rights to continued indemnification by Monmouth REIT after the merger. Please see “The Merger—Interests of Monmouth REIT’s Directors and Executive Officers in the Merger” and “The Merger—Interests of Monmouth Capital’s Directors and Executive Officers in the Merger” for additional information about possible interests that Monmouth REIT’s and Monmouth Capital’s directors and executive officers may have in the merger that are different than yours.

The Monmouth REIT Annual Meeting of Stockholders

Q:	When and where is the Monmouth REIT annual meeting of stockholders?

A:	The Monmouth REIT annual meeting of stockholders will take place on Thursday, July 26, 2007, at 2:00 p.m., local time, at the offices of Monmouth REIT, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey.

Q:	Who can vote at and attend the Monmouth REIT annual meeting of stockholders?

A:	All of the Monmouth REIT common stockholders of record as of the close of business on June 1, 2007, the record date for the Monmouth REIT annual meeting of stockholders, are entitled to receive notice of, attend and vote at the annual meeting and any adjournments or postponements of the annual meeting. Only Monmouth REIT common stockholders of record as of the record date are entitled to vote at the annual meeting or any postponements or adjournments of the annual meeting. For each share of Monmouth REIT common stock owned of record as of the record date, a Monmouth REIT common stockholder may vote for as many individuals as there are directors to be elected at the annual meeting and may cast one vote on each other matter properly brought before the annual meeting. The vote of Monmouth REIT preferred stockholders is not required to approve the merger transaction or any other matter to be considered at the annual meeting and is not being solicited.

Q:	On what other proposals are Monmouth REIT common stockholders being asked to vote at the Monmouth REIT annual meeting of stockholders?

A:	At the Monmouth REIT annual meeting of stockholders, in addition to voting on the proposal to approve the merger transaction, Monmouth REIT common stockholders will be asked to:

•	Elect three directors, each to hold office until the Monmouth REIT annual meeting of stockholders in 2010 and until his or her successor is duly elected and qualifies;

•	Consider and vote on a proposal to approve Monmouth REIT’s 2007 Stock Option Plan;

•	Consider and vote on a proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm for the fiscal year ending September 30, 2007; and

•	Transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	What vote is required to elect a director at the Monmouth REIT annual meeting of stockholders?

A:	A plurality of the votes cast at the Monmouth REIT annual meeting of stockholders in the election of directors is required to elect a director.

Q:	What vote is required to approve the other proposals to be considered at the Monmouth REIT annual meeting of stockholders?

A:	The proposal to approve Monmouth REIT’s 2007 Stock Option Plan and the proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm must each be approved by a majority of the votes cast on the proposal by Monmouth REIT common stockholders.

Q:	How may a Monmouth REIT common stockholder vote?

A:	If you are a Monmouth REIT common stockholder of record as of the record date for the Monmouth REIT annual meeting of stockholders, you may vote in person at the annual meeting or authorize a proxy for the annual meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope. If you attend the annual meeting in person, you may request a ballot at the annual meeting.

Q:	What will happen if a Monmouth REIT common stockholder abstains from voting or fails to vote?

A:	If you are a Monmouth REIT common stockholder of record as of the record date for the Monmouth REIT annual meeting of stockholders and you abstain from voting, or if you fail to cast your vote in person or by proxy, assuming that a quorum is present at the Monmouth REIT annual meeting of stockholders, it will have no effect on any of the matters to be considered at the Monmouth REIT annual meeting of stockholders.

Q:	How do I vote if I hold shares of Monmouth REIT common stock in “street name”?

A:	If you hold shares of Monmouth REIT common stock in “street name” through a broker or other nominee, your broker or nominee will not cast your vote with respect to the proposal to approve the merger transaction or the proposal to approve the 2007 Stock Option Plan unless you provide instructions on how to vote. If you hold your shares of Monmouth REIT common stock in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact it directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	What happens if a Monmouth REIT common stockholder fails to provide voting instructions to his or her broker or other nominee?

A:	Generally, a broker may only vote the shares of Monmouth REIT common stock that it holds in accordance with instructions it receives from the beneficial owner of the shares. However, if a broker has not received instructions, the broker has the discretion to vote on certain matters that are considered routine, including the election of directors and the proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm. A broker non-vote results as to a particular matter when a broker properly executes and returns a proxy without specific voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange, brokers may not vote with respect to the approval of non-routine matters, including the proposal to approve the merger transaction and the proposal to approve Monmouth REIT’s 2007 Stock Option Plan, without instructions from the beneficial owner of the shares. If a quorum is present at the Monmouth REIT annual meeting of stockholders, a properly-executed broker non-vote will have no effect on any of the matters to be voted on at the Monmouth REIT annual meeting of stockholders.

Q:	If I am planning to attend the Monmouth REIT annual meeting of stockholders, should I return my proxy card(s) or voting instruction card(s)?

A:	Yes. Returning your signed and dated proxy card(s) or voting instruction card(s) ensures that you will be represented and your votes will be cast at the Monmouth REIT annual meeting of stockholders.

Q:	How will the proxy holders vote shares of Monmouth REIT common stock?

A:	If you are a Monmouth REIT common stockholder and you properly authorize a proxy before the Monmouth REIT annual meeting of stockholders, the votes you are entitled to cast at the annual meeting will be cast as you direct. If you authorize a proxy but do not provide any direction to the proxy holders, the votes you are entitled to cast will be cast “FOR” the proposal to approve the merger transaction, “FOR” the election of each director named in this joint proxy statement/prospectus, “FOR” the proposal to approve Monmouth REIT’s 2007 Stock Option Plan and “FOR” the proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm. The proxy holders will vote in their discretion upon such other matters as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Q:	What happens if I sell shares of Monmouth REIT common stock after the record date for the Monmouth REIT annual meeting of stockholders?

A:	If you owned shares of Monmouth REIT common stock as of the record date for the Monmouth REIT annual meeting of stockholders but transfer them before the date of the annual meeting, you will retain your right to vote at the Monmouth REIT annual meeting of stockholders.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you owned shares of Monmouth REIT common stock as of the record date for the Monmouth REIT annual meeting of stockholders, you may revoke a previously authorized proxy at any time before it is exercised by filing with Monmouth REIT’s secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending the annual meeting and voting in person. Attendance at the annual meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	How does Monmouth REIT’s board of directors recommend that Monmouth REIT common stockholders vote?

A:	Monmouth REIT’s board of directors unanimously recommends that Monmouth REIT common stockholders vote “FOR” the proposal to approve the merger transaction, “FOR” the election of each director named in this joint proxy statement/prospectus, “FOR” the proposal to approve Monmouth REIT’s 2007 Stock Option Plan and “FOR” the proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm.

The Monmouth Capital Special Meeting of Stockholders

Q:	When and where is the Monmouth Capital special meeting of stockholders?

A:	The Monmouth Capital special meeting of stockholders will take place on Thursday, July 26, 2007, at 10:00 a.m., local time, at the offices of Monmouth Capital, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey.

Q:	Who can vote and attend the special meeting of Monmouth Capital stockholders?

A:	All of the Monmouth Capital common stockholders of record as of the close of business on June 1, 2007, the record date for the Monmouth Capital special meeting of stockholders, are entitled to receive notice of, attend and vote at the special meeting and any adjournments or postponements of the special meeting. Only Monmouth Capital common stockholders as of the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. Each Monmouth Capital common stockholder is entitled to cast one vote on each matter properly brought before the special meeting for each share of Monmouth Capital common stock that such stockholder owned of record as of the record date for the special meeting.

Q:	What vote of Monmouth Capital stockholders is required to approve the merger agreement and the merger on the terms set forth in the merger agreement?

A:	The proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement must be approved by the affirmative vote of a majority of the shares of Monmouth Capital common stock represented in person or by proxy at the Monmouth Capital special meeting of stockholders.

Q:	On what other proposals are Monmouth Capital stockholders being asked to vote at the Monmouth Capital special meeting of stockholders?

A:	No other matters are currently scheduled to be voted on at the Monmouth Capital special meeting of stockholders.

Q:	How may a Monmouth Capital stockholder vote?

A:	If you are a Monmouth Capital common stockholder of record as of the record date for the Monmouth Capital special meeting of stockholders, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope. If you attend the special meeting in person, you may request a ballot at the special meeting.

Q:	What will happen if a Monmouth Capital common stockholder abstains from voting or fails to vote?

A:	If you are a Monmouth Capital common stockholder of record as of the record date for the Monmouth Capital special meeting of stockholders and you fail to cast your vote in person or by proxy, your shares will not count towards a quorum and, if a quorum is present, your shares will have no effect on the vote to approve the merger agreement and the merger on the terms set forth in the merger agreement. However, abstentions and properly-executed broker non-votes will count towards a quorum but will not be counted as votes cast and will have the effect of a vote against the merger proposal.

Q:	How do I vote if I hold shares of Monmouth Capital common stock in “street name”?

A:	If you hold shares of Monmouth Capital common stock in “street name” through a broker or other nominee, your broker or nominee will not cast your vote with respect to the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement unless you provide instructions on how to vote. If you hold shares of Monmouth Capital common stock in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact it directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	What happens if a Monmouth Capital common stockholder fails to provide voting instructions to his or her broker or other nominee?

A:	Your broker will NOT vote your Monmouth Capital common stock with respect to the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement unless you tell your broker how to vote. To do so, you should follow the directions that your broker provides you.

Q:	If I am planning to attend the Monmouth Capital special meeting of stockholders, should I return my proxy card(s) or voting instruction card(s)?

A:	Yes. Returning your signed and dated proxy card(s) or voting instruction card(s), ensures that you will be represented and your votes will be cast at the Monmouth Capital special meeting of stockholders. See “The Monmouth Capital Special Meeting of Stockholders.”

Q:	How will proxy holders vote shares of Monmouth Capital common stock?

A:	If you are a Monmouth Capital common stockholder and you properly authorize a proxy before the Monmouth Capital special meeting of stockholders, the votes you are entitled to cast will be cast at the special meeting as you direct. If you authorize a proxy but do not provide any direction to the proxy holders, the votes you are entitled to cast will be cast “FOR” the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement. The proxy holders will vote in their discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	What happens if I sell shares of Monmouth Capital common stock after the record date for the Monmouth Capital special meeting of stockholders?

A:	If you owned shares of Monmouth Capital common stock as of the record date for the Monmouth Capital special meeting of stockholders but transfer them before the date of the special meeting, you will retain your right to vote at the special meeting.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you owned shares of Monmouth Capital common stock as a record holder as of the record date for the Monmouth Capital special meeting of stockholders, you may revoke a previously authorized proxy at any time before it is exercised by filing with Monmouth Capital’s secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending the special meeting and voting in person. Attendance at the special meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	How does Monmouth Capital’s board of directors recommend that Monmouth Capital common stockholders vote?

A:	Monmouth Capital’s board of directors unanimously recommends that Monmouth Capital common stockholders vote “FOR” the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement.

General

Q:	What should I do now?

A:	You should read this joint proxy statement/prospectus carefully, including the annexes, and return your completed, signed and dated proxy card(s) or voting instruction card(s) by July 25, 2007.

Q:	What does it mean if I receive multiple proxy cards?

A:	If you are a common stockholder of both Monmouth REIT and Monmouth Capital, you may receive two proxy cards. In addition, your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction card you receive.

Q:	Where can I find more information about Monmouth REIT and Monmouth Capital?

A:	You can find more information about Monmouth REIT and Monmouth Capital from various sources described under the caption “Where You Can Find More Information,” beginning on page 190 of this joint proxy statement/prospectus.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or your meeting, need assistance in authorizing your proxy or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card(s) or voting instructions, you should contact:

Monmouth Real Estate Investment Corporation/Monmouth Capital Corporation

Attention: Stockholder Relations

3499 Route 9 North, Suite 3-C

Juniper Business Plaza

Freehold, NJ 07728

(732) 577-9996

SUMMARY

This summary of the material information contained in this joint proxy statement/prospectus may not include all the information that is important to you. To understand fully the proposed merger, and for a more detailed description of the terms and conditions of the merger and other matters being considered at your meeting, you should read this entire joint proxy statement/prospectus and the documents to which we have referred you. See “Where You Can Find More Information,” beginning on page 190 of this joint proxy statement/prospectus. We have included references parenthetically in this summary to direct you to a more detailed description of each topic presented in this summary.

The Companies

Monmouth Real Estate Investment Corporation, or Monmouth REIT, is a Maryland corporation that operates as a real estate investment trust, which we refer to as a REIT, under Sections 856-860 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, specializing in net-leased industrial properties. Monmouth REIT’s equity portfolio consists of forty-two industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, and Colorado. In addition, Monmouth REIT owns a portfolio of REIT securities.

Monmouth Capital Corporation, or Monmouth Capital, is a New Jersey corporation organized in 1961 that operates as a REIT, deriving its income primarily through real estate rental operations and from dividend and interest income. Monmouth Capital’s equity portfolio consists of thirteen industrial properties in Florida, Georgia, Illinois, Minnesota, New Jersey, New York, Ohio, Pennsylvania, Tennessee, Texas and Virginia. Monmouth Capital also owns a portfolio of REIT securities.

Route 9 Acquisition, Inc., or Route 9, is a New Jersey corporation, recently organized as a wholly-owned subsidiary of Monmouth REIT solely for the purpose of effecting the merger. Currently, Route 9 has no material assets and has not engaged in any activities except in connection with the execution of the merger agreement.

The address and telephone number of the principal executive offices of Monmouth Capital, Monmouth REIT and Route 9 are Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, 732-577-9996.

The Merger (page 56)

In the merger, Route 9 will merge with and into Monmouth Capital on the terms set forth in the merger agreement and Monmouth Capital will survive the merger transaction as a wholly-owned subsidiary of Monmouth REIT. As part of the merger transaction, each outstanding share of Monmouth Capital common stock, par value $1.00 per share, will be converted into and exchanged for the right to receive 0.655 shares of Monmouth REIT common stock, par value $0.01 per share, in accordance with the merger agreement. Following the merger, Monmouth Capital’s outstanding convertible debentures will remain outstanding and will become convertible into shares of Monmouth REIT common stock at a conversion price adjusted to reflect the exchange ratio. The new conversion prices will be $9.16 per share for Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 and $11.45 per share for Monmouth Capital’s 8% Convertible Subordinated Debentures due 2015. Each outstanding option to purchase shares of Monmouth Capital common stock, whether or not vested at the effective time of the merger, will become exercisable in accordance with its terms for a number of shares of Monmouth REIT common stock, at an exercise price adjusted to reflect the exchange ratio, and will remain subject to the same terms and conditions of vesting as in effect immediately before the effective time of the merger. Upon completion of the merger, Monmouth Capital common stock, which is listed on the NASDAQ Global Market under the symbol “MONM,” will be delisted.

Merger Consideration (page 96)

Holders of Monmouth Capital common stock (other than Monmouth REIT, Route 9 and any other subsidiary of Monmouth REIT) will be entitled to receive 0.655 shares of Monmouth REIT common stock for each share of Monmouth Capital common stock that they own immediately before the effective time of the merger, in accordance with the merger agreement. As a result, Monmouth REIT will issue approximately 3,757,650 shares of its common stock in the merger, based on the number of shares of Monmouth Capital common stock outstanding as of the record date for the Monmouth Capital special meeting of stockholders. We refer to the stock consideration to be paid to Monmouth Capital common stockholders by Monmouth REIT as the merger consideration.

The total value of the merger consideration that a Monmouth Capital common stockholder will receive in the merger is not fixed and will depend on the value of 0.655 shares of Monmouth REIT common stock at the effective time of the merger. This value may be obtained by multiplying the trading price of Monmouth REIT common stock at the effective time of the merger by 0.655.

As illustrated in the table below, the value of 0.655 shares of Monmouth REIT common stock may be less than or greater than $5.71, which was the value of 0.655 shares of Monmouth REIT common stock as of March 26, 2007, the day we announced the merger, based on the closing price of Monmouth REIT common stock as of March 26, 2007. In particular, if the closing price of Monmouth REIT common stock upon completion of the merger is greater than $8.72, then the value of 0.655 shares of Monmouth REIT common stock will be greater than $5.71. If the closing price of Monmouth REIT common stock upon completion of the merger is less than $8.72, then the value of 0.655 shares of Monmouth REIT common stock will be less than $5.71.

Closing Price of Monmouth REIT Common Stock	Value of per-share merger consideration
$ 7.70	$5.04
7.80	5.11
7.90	5.17
8.00	5.24
8.10	5.31
8.20	5.37
8.30	5.44
8.40	5.50
8.50	5.57
8.60	5.63
8.70	5.70
8.72	5.71
8.80	5.76
8.90	5.83
9.00	5.90
9.10	5.96
9.20	6.03
9.30	6.09
9.40	6.16
9.50	6.22
9.60	6.29
9.70	6.35
9.80	6.42
9.90	6.48
10.00	6.55

No fractional shares of Monmouth REIT common stock will be issued in the merger. Each Monmouth Capital common stockholder immediately before the effective time of the merger who would otherwise have been entitled to receive a fraction of a share of Monmouth REIT common stock in the merger (after taking into account all shares of Monmouth Capital common stock surrendered by the stockholder in the merger) will receive, in lieu of a fraction of a share of Monmouth REIT common stock, cash (rounded up to the nearest whole cent and without interest) in an amount equal to the fraction of a share of Monmouth REIT common stock multiplied by the average closing price of Monmouth REIT common stock on the NASDAQ Global Select Market during the ten trading-day period ending two trading days before the closing date of the merger.

Reasons for the Merger and Recommendations to Stockholders (page 64 for Monmouth REIT and page 75 for Monmouth Capital)

Monmouth REIT’s board of directors, for the reasons discussed under the caption “The Merger—Recommendation of Monmouth REIT’s Board of Directors and its Reasons for the Merger,” has determined that the merger transaction is in the best interest of Monmouth REIT and recommends that Monmouth REIT common stockholders vote FOR the proposal to approve the merger transaction.

Monmouth Capital’s board of directors, for the reasons discussed under the caption “The Merger—Recommendation of Monmouth Capital’s Board of Directors and its Reasons for the Merger,” has determined that the merger agreement and the merger on the terms set forth in the merger agreement are fair to, and in the best interest of, Monmouth Capital common stockholders and recommends that Monmouth Capital common stockholders vote FOR the proposal to approve the merger agreement and the merger on the terms set forth in merger agreement.

We encourage you to read the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus, because it governs the merger and sets forth the terms of the merger of Route 9 with and into Monmouth Capital.

Opinions of Financial Advisors (page 66 for Monmouth REIT and page 77 for Monmouth Capital)

The Monmouth REIT Special Committee. Cohen & Steers Capital Advisors, LLC, which we refer to as Cohen & Steers, delivered its opinion to the special transaction committee of the board of directors of Monmouth REIT, which we refer to as the Monmouth REIT Special Committee, that, as of the date of Cohen & Steers’ written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.655 shares of Monmouth REIT common stock to be issued in exchange for each share of Monmouth Capital common stock in accordance with the merger agreement is fair from a financial point of view to the holders of Monmouth REIT common stock.

The full text of the written opinion of Cohen & Steers, dated March 26, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus. Cohen & Steers provided its opinion for the information and assistance of the Monmouth REIT Special Committee in connection with its consideration of the merger. The Cohen & Steers opinion is not a recommendation as to how any holder of Monmouth REIT common stock should vote with respect to the proposal to approve the merger transaction.

The Monmouth Capital Special Committee. Ferris, Baker Watts, Incorporated, which we refer to as FBW, delivered its opinion to the special transaction committee of the board of directors of Monmouth Capital, which we refer to as the Monmouth Capital Special Committee, that, as of the date of FBW’s written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.655 shares of Monmouth REIT common stock to be issued in exchange for each share of Monmouth Capital common stock in accordance with the merger agreement is fair from a financial point of view to the Monmouth Capital stockholders other than Monmouth REIT and those Monmouth Capital stockholders that are significant holders of Monmouth REIT common stock.

The full text of the written opinion of FBW, dated March 26, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Annex D to this joint proxy statement/prospectus. FBW provided its opinion for the information and assistance of the Monmouth Capital Special Committee in connection with its consideration of the merger. The FBW opinion is not a recommendation as to how any holder of Monmouth Capital common stock should vote with respect to the merger.

Monmouth REIT’s Board of Directors after the Merger (page 97)

Upon completion of the merger, the number of directors of Monmouth REIT will be increased to thirteen, and Anna T. Chew, Joshua Kahr, Michael P. Landy and Eugene D. Rothenberg, currently members of Monmouth Capital’s board of directors, will be appointed to Monmouth REIT’s board of directors. The directors of Monmouth REIT will also serve as the directors of Monmouth Capital after the merger.

Ownership of Monmouth REIT after the Merger (page 96)

Based on the number of shares of Monmouth REIT and Monmouth Capital common stock outstanding on the record date for the Monmouth Capital special meeting of stockholders, after completion of the merger, Monmouth REIT expects to issue approximately 3,757,650 shares of Monmouth REIT common stock which will represent approximately 19% of the fully-diluted shares of Monmouth REIT common stock.

The Monmouth REIT Annual Meeting of Stockholders (page 43)

The Monmouth REIT annual meeting of stockholders will take place on Thursday, July 26, 2007, at 2:00 p.m., local time, at the offices of Monmouth REIT, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey. At the Monmouth REIT annual meeting of stockholders, Monmouth REIT common stockholders will be asked to:

•	Elect three directors, each to hold office until the Monmouth REIT annual meeting of stockholders in 2010 and until his or her successor is duly elected and qualifies;

•

Consider and vote on a proposal to approve the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger to stockholders of Monmouth Capital, on the terms set forth in the merger agreement;

•	Consider and vote on a proposal to approve Monmouth REIT’s 2007 Stock Option Plan; and

•	Consider and vote on a proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm for the fiscal year ending September 30, 2007.

Monmouth REIT common stockholders may vote at the Monmouth REIT annual meeting of stockholders if they owned shares of Monmouth REIT common stock of record at the close of business on June 1, 2007, the record date for the annual meeting. With respect to the election of directors, Monmouth REIT common stockholders may vote for as many individuals as there are directors to be elected for each share of Monmouth REIT common stock registered in their names as of the record date and, with respect to all other matters, Monmouth REIT common stockholders may cast one vote for each share of Monmouth REIT common stock registered in their names as of the record date. As of the record date for the annual meeting, there were 20,212,990 shares of Monmouth REIT common stock outstanding and entitled to vote at the annual meeting and holders of Monmouth REIT common stock were entitled to cast a total of 20,212,990 votes.

The proposal to approve the merger transaction, the proposal to approve Monmouth REIT’s 2007 Stock Option Plan and the proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm for the fiscal year ending September 30, 2007 must each be approved by a majority of the votes cast on the proposal by Monmouth REIT common stockholders. A plurality of the votes cast at the Monmouth REIT annual meeting of stockholders in the election of directors is required to elect a director.

The Monmouth Capital Special Meeting of Stockholders (page 53)

The Monmouth Capital special meeting of stockholders will be held on Thursday, July 26, 2007, at 10:00 a.m., local time, at the offices of Monmouth Capital, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey. At the Monmouth Capital special meeting of stockholders, Monmouth Capital common stockholders will be asked to approve the merger agreement and the merger on the terms set forth in the merger agreement.

Monmouth Capital common stockholders may vote at the Monmouth Capital special meeting of stockholders if they owned shares of Monmouth Capital common stock of record at the close of business on June 1, 2007, the record date for the special meeting. As of the record date for the special meeting, there were 5,736,849 shares of Monmouth Capital common stock outstanding and entitled to vote at the special meeting, and holders of Monmouth Capital common stock were entitled to cast a total of 5,736,849 votes. The proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement must be approved by the affirmative vote of a majority of the shares of Monmouth Capital common stock represented in person or by proxy at the Monmouth Capital special meeting of stockholders.

Dissenters’ Rights (page 93)

Under applicable Maryland and New Jersey law, neither Monmouth REIT nor Monmouth Capital common stockholders are entitled to dissenters’ or appraisal rights in connection with the merger, the issuance of shares of Monmouth REIT common stock in accordance with the merger agreement or the consummation of any of the other transactions contemplated by the merger agreement.

Comparison of Rights of Stockholders (page 179)

As a result of the merger, the holders of Monmouth Capital common stock will become holders of Monmouth REIT common stock. Following the merger, Monmouth Capital common stockholders will have different rights as stockholders of Monmouth REIT than as stockholders of Monmouth Capital due to differences between the laws of the states of incorporation, charter or certificate of incorporation and bylaws of Monmouth REIT and Monmouth Capital.

The material differences between the rights of Monmouth REIT common stockholders and Monmouth Capital common stockholders are described under the caption “Comparison of Rights of Stockholders.”

Comparative Per Share Data and Comparative Market Prices (page 24)

The following table sets forth the closing sale prices of Monmouth REIT and Monmouth Capital common stock as reported on the NASDAQ Global Select Market and NASDAQ Global Market, respectively, on March 26, 2007, the last trading day before the announcement of the merger agreement, and on June 1, 2007, the last trading day before the printing of this joint proxy statement/prospectus for which it was practicable to obtain this information. This table also shows the equivalent per share price of Monmouth Capital common stock.

Date	Closing Price of Monmouth REIT Common Stock	Closing Price of Monmouth Capital Common Stock	Value of per-share merger consideration
March 26, 2007	$8.72	$5.66	$5.71
June 1, 2007	$8.71	$5.58	$5.71

The market price of Monmouth REIT common stock will change before the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Monmouth REIT and Monmouth Capital common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Stock Ownership of Directors and Executive Officers (page 114 for Monmouth REIT and page 167 for Monmouth Capital)

Monmouth REIT. As of the record date for the Monmouth REIT annual meeting of stockholders, there were 20,212,990 shares of Monmouth REIT common stock outstanding and entitled to vote at the annual meeting, and the directors and executive officers of Monmouth REIT and their affiliates beneficially owned and were entitled to vote 1,552,018 shares of Monmouth REIT common stock, collectively representing approximately 8% of the shares of Monmouth REIT common stock outstanding as of the record date.

Monmouth Capital. As of the record date for the Monmouth Capital special meeting of stockholders, there were 5,736,849 shares of Monmouth Capital common stock outstanding and entitled to vote at the special meeting, and the directors and executive officers of Monmouth Capital and their affiliates beneficially owned and were entitled to vote 378,116 shares of Monmouth Capital common stock, collectively representing approximately 7% of the shares of Monmouth Capital common stock outstanding as of the record date.

Interests of Monmouth REIT Directors and Executive Officers in the Merger (page 85)

In considering the recommendation of Monmouth REIT’s board of directors with respect to the merger transaction, Monmouth REIT common stockholders should be aware that certain directors and executive officers of Monmouth REIT have interests in the merger that may be different from, or in addition to, the interests of Monmouth REIT common stockholders generally. These interests include rights under employment agreements with Monmouth Capital, ownership of Monmouth Capital securities, positions on the post-merger board of directors of Monmouth REIT and rights to continued indemnification. In addition, many of the directors and executive officers of Monmouth REIT are also directors or executive officers of Monmouth Capital. The Monmouth REIT Special Committee and Monmouth REIT’s board of directors were aware of these interests and considered them, among other matters, when approving the merger agreement and the merger.

Interests of Monmouth Capital Directors and Executive Officers in the Merger (page 89)

In considering the recommendation of Monmouth Capital’s board of directors with respect to the merger agreement and the merger, Monmouth Capital common stockholders should be aware that certain executive officers and directors of Monmouth Capital have interests in the merger that may be different from, or in addition to, the interests of Monmouth Capital common stockholders generally. These interests include rights of Monmouth Capital’s executive officers under employment agreements with Monmouth Capital, ownership of Monmouth REIT common stock and rights to continued indemnification by Monmouth REIT after the merger. In addition, many of the members of Monmouth Capital’s board of directors are also directors of Monmouth REIT. Monmouth Capital’s board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement and the merger.

Conditions to Completion of the Merger (page 101)

As more fully described in this joint proxy statement/prospectus and the merger agreement, the completion of the merger depends on the satisfaction or waiver of a number of conditions, including:

•	the approval of both Monmouth REIT and Monmouth Capital common stockholders;

•	the absence of any injunction or other order prohibiting the consummation of the merger by a court, governmental entity or provision of law;

•	the listing on the NASDAQ Global Select Market of the shares of Monmouth REIT common stock to be issued in the merger; and

•	the registration statement of which this joint proxy statement/prospectus forms a part having become effective and not being subject to any stop order or proceeding seeking a stop order.

Monmouth REIT’s and Route 9’s obligations to effect the merger are separately subject to satisfaction or waiver of certain other conditions, including the following:

•	the representations and warranties of Monmouth Capital being true and correct, subject to the materiality standards contained in the merger agreement;

•	Monmouth Capital’s performance of and compliance with, in all material respects, all agreements and covenants required by the merger agreement;

•	there not having occurred an event that has, or is reasonably likely to have, a material adverse effect on Monmouth Capital since March 26, 2007;

•	the parties to the merger agreement having obtained all permits and consents legally required to consummate the merger, subject to the materiality standards contained in the merger agreement; and

•	Monmouth Capital’s delivery of an opinion of tax counsel with respect to Monmouth Capital’s status as a REIT for United States federal income tax purposes.

Monmouth Capital’s obligations to effect the merger are separately subject to satisfaction or waiver of certain other conditions, including the following:

•	the representations and warranties of Monmouth REIT and Route 9 being true and correct, subject to the materiality standards contained in the merger agreement;

•	Monmouth REIT’s performance of and compliance with, in all material respects, all agreements and covenants required by the merger agreement;

•	there not having occurred an event that has, or is reasonably likely to have, a material adverse effect on Monmouth REIT since March 26, 2007;

•	the parties to the merger agreement having obtained all permits and consents legally required to consummate the merger, subject to the materiality standards contained in the merger agreement;

•	Monmouth REIT’s delivery of an opinion of tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	Monmouth REIT’s delivery of an opinion of tax counsel with respect to Monmouth REIT’s status as a REIT for United States federal income tax purposes.

Required Regulatory Approvals (page 93)

Neither Monmouth REIT nor Monmouth Capital is aware of any material regulatory approvals that are required in order to consummate the merger.

Termination of the Merger Agreement (page 102)

The boards of directors of Monmouth REIT and Monmouth Capital can agree at any time to terminate the merger agreement, even if Monmouth REIT and Monmouth Capital common stockholders have approved the merger. Either Monmouth REIT or Monmouth Capital can terminate the merger agreement if:

•

any governmental entity has issued a final non-appealable order, decree, judgment, injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger;

•

the merger has not occurred on or before November 15, 2007, if the failure to complete the merger by that date did not result from the failure to fulfill an obligation under the merger agreement by the party seeking termination;

•	Monmouth REIT common stockholders do not approve the merger transaction; or

•	Monmouth Capital common stockholders do not approve the merger agreement and the merger on the terms set forth in the merger agreement.

Monmouth REIT may terminate the merger agreement if:

•

Monmouth Capital is in breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach would give rise to a failure of a condition to the consummation of the merger or Monmouth Capital suffers a material adverse effect;

•	Monmouth Capital enters into a definitive agreement to effect an alternative acquisition proposal;

•	Monmouth Capital’s board of directors recommends that Monmouth Capital common stockholders accept or approve any alternative acquisition proposal; or

•

Monmouth Capital’s board of directors withdraws or modifies its recommendation that Monmouth Capital common stockholders vote to approve the merger agreement and the merger on the terms set forth in the merger agreement.

In addition, Monmouth Capital may terminate the merger agreement if:

•

Monmouth REIT is in breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach would give rise to a failure of a condition to the consummation of the merger or Monmouth REIT suffers a material adverse effect; or

•

Monmouth Capital enters into a definitive agreement to effect certain alternative acquisition proposals, if it has complied with certain obligations relating to nonsolicitation of alternative acquisition proposals and has paid the termination fee described below.

Termination Fees and Expenses (page 103)

Monmouth Capital agreed to pay to Monmouth REIT a termination fee of $1 million, less the amount of any of Monmouth REIT’s termination costs and expenses that have already been paid by Monmouth Capital (up to a maximum of $500,000), if the merger agreement is terminated under any of the circumstances described under the caption “The Merger Agreement—Termination Fees and Expenses.”

No Solicitation of Alternative Acquisition Proposals by Monmouth Capital (page 99)

Subject to certain exceptions, the merger agreement precludes Monmouth Capital or any of its subsidiaries, whether directly or indirectly through its officers, directors, employees, agents or representatives, from soliciting, encouraging, initiating or facilitating any inquiries that could reasonably be expected to lead to, participating in any discussions or negotiations regarding or entering into any agreement with respect to, any third party’s proposal with respect to the acquisition of assets representing 20% or more of the consolidated assets of Monmouth Capital or of an equity interest representing a 20% or greater economic interest in Monmouth Capital, its subsidiaries, or its assets.

Material United States Federal Income Tax Consequences (page 93)

The merger is intended to qualify as a reorganization under the Internal Revenue Code so that, assuming the merger does qualify, Monmouth Capital common stockholders will not recognize any gain or loss upon the conversion and exchange of their shares of Monmouth Capital common stock for shares of Monmouth REIT common stock in the merger, although they will recognize gain (or loss) for United States federal income tax purposes as a result of the merger to the extent of any cash received in lieu of a fractional share of Monmouth REIT common stock. We anticipate that the merger will have no material United States federal income tax consequences to Monmouth REIT stockholders who do not own any shares of Monmouth Capital common stock.

The tax consequences to you of the merger will depend on your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger. For more information regarding the tax consequences of the merger to Monmouth Capital common stockholders, please see “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Accounting Treatment (page 92)

Monmouth REIT will account for the merger as a purchase by Monmouth REIT of Monmouth Capital for financial reporting purposes, as required by Statement of Financial Accounting Standards No. 141. Under that method of accounting, the aggregate merger consideration paid, merger costs incurred and the fair value of Monmouth Capital options will be allocated to the fair value of the assets acquired and liabilities assumed in the merger.

Risks (page 25)

In evaluating the merger, the merger agreement or the issuance of shares of Monmouth REIT common stock in the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors,” beginning on page 25 of this joint proxy statement/prospectus.

FINANCIAL SUMMARY

Selected Historical Financial Data of Monmouth REIT

The following table shows selected historical financial data for Monmouth REIT. The data as of and for each of the five years ended September 30, 2006, was derived from Monmouth REIT’s audited consolidated financial statements. The income statement data for the six months ended March 31, 2007 and 2006, and the balance sheet data at March 31, 2007, was derived from Monmouth REIT’s unaudited financial statements.

Detailed historical financial information is included in the audited consolidated balance sheets of Monmouth REIT as of September 30, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2006, included in Monmouth REIT’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed with the SEC on December 14, 2006, as well as Monmouth REIT’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007. You should read the following selected financial data together with Monmouth REIT’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

	Six Months ended March 31,		For the Year ended September 30,
	2007 (unaudited)	2006 (unaudited)	2006	2005		2004	2003	2002
OPERATING DATA:
Rental and Occupancy Charges	$13,956,265	$13,039,651	$26,533,882	$24,302,300		$21,048,278	$19,412,732	$15,898,542
Gains on Securities Transactions, Net	34,596	321,641	50,983	1,541,952		1,714,395	1,018,862	909,704
Interest and Dividend Income	581,087	566,172	1,028,151	1,525,325		1,801,107	1,688,448	1,027,220
Total Expenses	7,436,314	6,459,188	13,077,627	11,788,655		10,215,318	9,423,083	7,443,225
(Loss) on Sales of Assets—
Investment Property	-0-	-0-	(28,385)	-0-		-0-	-0-	(175,376)
Income from Equity Investment	-0-	-0-	-0-	82,500		110,000	110,000	110,000
Gain on Dissolution of Equity Investment	-0-	-0-	-0-	1,269,179	[1]	-0-	-0-	-0-
Interest Expense	4,163,486	4,070,150	8,298,077	8,001,956		6,979,007	6,906,078	6,059,415
Income from Continuing Operations	2,978,381	3,398,126	6,237,312	8,930,645		7,479,455	5,900,881	4,442,826
Net Income	2,978,381	3,324,329	6,165,588	9,046,822		7,672,635	6,120,343	4,478,145
Income from Continuing Operations Per Common Share Basic and Diluted	0.15	0.17	0.32	0.50		0.46	0.43	0.40
Net Income Per Common Share— Basic	0.11	0.17	0.32	0.50		0.47	0.44	0.40
Diluted			0.31	0.50		0.47	0.44	0.40

	At March 31,		At September 30,
	2007 (unaudited)	2006 (unaudited)	2006	2005		2004	2003	2002
BALANCE SHEET DATA:
Total Assets	$258,731,610	$229,791,374	$241,906,933	$217,841,402		$195,487,662	$183,173,874	$149,011,493
Real Estate Investments, Net	224,071,593	208,384,347	220,210,796	191,744,473		166,879,808	152,770,335	129,107,256
Securities Available for Sale	14,239,422	11,612,833	10,395,767	13,789,400		23,084,270	25,421,551	15,223,942
Mortgage Notes Payable	118,412,384	118,140,534	122,194,039	111,968,518		97,530,963	90,909,299	78,220,163
Shareholders’ Equity	136,224,635	106,459,732	107,566,977	102,560,241		92,907,840	78,313,289	59,005,016

	Six Months ended March 31,		For the Year ended September 30,
	2007 (unaudited)	2006 (unaudited)	2006	2005	2004	2003	2002
CASH FLOW DATA:
Net Cash Provided (Used) By:
Operating Activities	$6,616,229	$5,865,388	$11,991,556	$11,429,276	$10,385,410	$9,725,898	$6,792,043
Investing Activities	(11,536,431)	(18,167,739)	(32,691,106)	(19,643,014)	(15,215,218)	(35,417,062)	(30,564,641)
Financing Activities	13,116,795	8,191,148	16,806,026	13,211,677	4,684,267	26,068,148	24,318,591

OTHER INFORMATION:
Average Number of Common Shares Outstanding—Basic	20,208,618	19,185,255	19,555,278	17,967,360	16,206,433	13,844,056	11,177,294
Cash Dividends Per Common Share	$0.30	$0.30	$0.60	$0.58	$0.58	$0.58	$0.58

Notes:

1.	The results for the year ended September 30, 2005, included a one-time gain on the dissolution of the investment in Hollister ‘97, LLC. On June 27, 2005, Hollister ‘97, LLC sold Hollister Corporate Park for a selling price of approximately $13,800,000. Simultaneous with the sale, Monmouth REIT withdrew from Hollister ‘97, LLC. Upon withdrawal, Monmouth REIT received $2,169,578, resulting in a gain of $1,269,179.

Selected Historical Financial Data of Monmouth Capital

The following table shows selected historical financial data for Monmouth Capital. The data as of and for each of the five years ended December 31, 2006, was derived from Monmouth Capital’s audited consolidated financial statements. The income statement data for the three months ended March 31, 2007 and 2006, and the balance sheet data for the three months ended March 31, 2007 and 2006 was derived from Monmouth Capital’s unaudited financial statements.

Detailed historical financial information is included in the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and you should read the following selected financial data together with Monmouth Capital’s historical consolidated financial statements, including the related notes, and the other information contained in this joint proxy statement/prospectus. See “Consolidated Financial Statements of Monmouth Capital Corporation.”

	Three Months ended March 31,		For the Year ended December 31,
	2007 (unaudited)	2006 (unaudited)	2006	2005	2004	2003	2002
OPERATING DATA:
Rental Income and Reimbursements	$1,695,177	$1,425,049	$6,111,082	$4,881,491	$2,835,614	$1,734,583	$1,016,513
Interest and Dividend Income	158,413	181,775	722,288	1,135,290	1,247,988	1,091,924	1,247,379
Sales of Manufactured Homes	-0-	-0-	51,425	79,305	165,324	269,690	394,500
Gain on Securities Transactions, Net	624,058	156,594	87,956	644,674	815,844	710,491	181,002
Total Expenses	1,798,662	1,503,542	6,425,340	5,386,767	3,936,849	2,425,468	2,239,932
Minority Interest	54,147	60,130	195,918	186,779	134,730	98,829	45,507
Net Income	624,829	199,746	358,776	1,167,261	1,237,361	1,283,432	554,638
Average Number of Shares Outstanding
Basic	5,704,939	4,754,898	5,177,777	4,142,355	3,362,018	2,824,809	1,924,860
Diluted	5,727,773	4,780,863	5,202,376	4,175,929	3,404,950	3,747,584	1,941,477
Net Income per Share—Basic	$0.11	$0.04	$0.07	$0.28	$0.37	$0.45	$0.29
Net Income per Share—Diluted	$0.11	$0.04	$0.07	$0.28	$0.36	$0.34	$0.29

	At March 31,		At December 31,
	2007 (unaudited)	2006 (unaudited)	2006	2005	2004	2003	2002
BALANCE SHEET DATA:
Total Assets	$79,703,810	$70,371,637	$75,742,364	$69,254,054	$54,149,086	$41,569,008	$27,101,532
Real Estate Investments, Net	67,225,465	54,652,131	61,171,411	54,609,067	39,054,571	23,088,247	11,849,213
Securities Available for Sale	4,397,591	7,650,981	8,205,110	8,107,492	12,130,692	15,443,909	12,844,937
Loans Receivable, Net	562,223	787,382	617,476	868,543	1,145,922	1,515,625	1,888,094
Mortgages Payable	33,555,931	30,715,161	29,852,441	30,977,186	21,663,355	15,889,239	8,616,405
Convertible Subordinated Debentures	15,490,000	15,740,000	15,490,000	15,740,000	5,370,000	-0-	-0-
Shareholders’ Equity	22,438,901	20,157,045	21,908,317	18,439,983	15,446,093	12,371,005	9,110,010

	Three Months ended March 31,		For the Year Ended December 31,
	2007 (unaudited)	2006 (unaudited)	2006	2005	2004	2003	2002
CASH FLOW DATA:
Net Cash Provided by
Operating Activities	$1,015,578	$992,767	$2,003,980	$1,768,790	$1,428,602	$898,188	$1,401,577
Net Cash Used by
Investing Activities	(2,846,795)	557,278	(7,110,353)	(14,537,039)	(13,085,511)	(13,190,104)	(5,018,312)
Net Cash Provided by
Financing Activities	3,275,567	199,464	5,025,712	13,974,554	11,876,504	12,431,908	3,183,391

OTHER DATA:
Cash Dividends per Share	0.25	0.25	0.50	0.50	0.50	0.40	0.35

Selected Unaudited Pro Forma Condensed Consolidated Financial Data of Monmouth REIT and Monmouth Capital

The following table shows information about Monmouth REIT’s and Monmouth Capital’s financial condition and results of operations, including per share data, after giving effect to the consummation of the merger. The table sets forth the information as if the merger had become effective on September 30, 2006 and March 31, 2007, in the case of balance sheet information, or on the first day of the period shown, in the case of income statement information. The pro forma financial data presented are based on the purchase method of accounting.

The information is based on, and should be read together with, Monmouth REIT’s historical consolidated financial statements, including the related notes, that are incorporated by reference in this joint proxy statement/prospectus, Monmouth Capital’s consolidated financial statements included in this joint proxy statement/prospectus, and the more detailed pro forma financial information, including the notes thereto, included in this joint proxy statement/prospectus under the caption “Unaudited Pro Forma Condensed Consolidated Financial Information.” See “Where You Can Find More Information.”

We anticipate that the merger will provide the combined company with financial benefits that include cost savings and additional revenue opportunities. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Six Months ended March 31, 2007 (Unaudited)	Year ended September 30, 2006 (Unaudited)
Income:
Rental & Occupancy Charges	$17,136,979	$32,644,964
Sales of Manufactured Homes	31,015	51,425
Other Income	6,415	7,283

Total Income:	17,174,409	32,703,672

Expenses:
Cost of Sales of Manufactured Homes	35,823	58,738
Management Fees	167,582	446,062
Real Estate Taxes	2,629,042	4,521,936
Operating Expenses	1,210,378	1,941,945
General & Administrative Expense	1,628,337	2,937,228
Depreciation	3,648,574	6,686,835

Total Expenses:	9,319,736	16,592,744

Other Income (Expense):
Interest & Dividend Income	886,562	1,686,718
Gain on Securities Transactions, Net	689,814	138,939
Interest Expense	(5,510,530)	(10,819,257)

Total Other Income (Expense)	(3,934,154)	(8,993,600)

Income before Minority Interest	3,920,519	7,117,328

Minority Interest in Income	54,130	195,918

Income from Continuing Operations	$3,866,389	$6,921,410

Per Common Share:
Income from Continuing Operations—Basic and Diluted	$0.16	$0.30

Weighted average common shares—Basic	23,877,580	22,946,722

Weighted average common shares—Diluted	23,968,655	23,012,625

Balance Sheet Data at March 31, 2007:
Total Assets	$345,234,186
Total Debt	172,175,818
Minority Interest	3,230,199
Shareholders’ Equity	169,828,169

COMPARATIVE PER SHARE INFORMATION

We present below for Monmouth REIT and Monmouth Capital historical, unaudited pro forma combined and pro forma equivalent per share financial data for the year ended September 30, 2006 and the six months ended March 31, 2007. You should read the information below together with Monmouth REIT’s historical consolidated financial statements, including the related notes, that are incorporated by reference in this joint proxy statement/prospectus, Monmouth Capital’s consolidated financial statements included in this joint proxy statement/prospectus, and the more detailed pro forma financial information, including the notes thereto, included in this joint proxy statement/prospectus under the caption “Unaudited Pro Forma Condensed Consolidated Financial Information.” See “Where You Can Find More Information.”

	Six Months ended March 31, 2007	Twelve Months ended September 30, 2006
Monmouth REIT—Historical
Income per basic share from continuing operations	$0.15	$0.32
Income per diluted share from continuing operations	0.15	0.31
Book value per share at period end	6.74	5.33
Monmouth Capital—Historical
Income per basic share from continuing operations	$0.13	$0.07
Income per diluted share from continuing operations	0.13	0.07
Book value per share at period end	3.91	3.88
Unaudited Pro Forma Combined
Income per basic share from continuing operations	$0.16	$0.30
Income per diluted share from continuing operations	0.16	0.30
Book value per share at March 31, 2007	7.09
Unaudited Pro Forma Combined—Monmouth Capital Equivalents[1]
Income per basic share from continuing operations	$0.10	$0.20
Income per diluted share from continuing operations	0.10	0.20
Book value per share at March 31, 2007	4.64

1.	Represents unaudited proforma combined amounts multiplied by the exchange ratio of 0.655 of Monmouth REIT common stock for each outstanding share of Monmouth Capital common stock

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Monmouth REIT common stock is listed on the NASDAQ Global Select Market under the symbol “MNRTA.” Monmouth Capital common stock is listed on the NASDAQ Global Market under the symbol “MONM.”

The table below sets forth the high and low sales prices per share reported on the NASDAQ Global Select Market and the NASDAQ Global Market, as applicable, and the dividends declared on Monmouth REIT common stock and on Monmouth Capital common stock during the calendar quarters indicated and during the partial quarterly period beginning April 1, 2007 and ended June 1, 2007.

	Monmouth REIT Common Stock			Monmouth Capital Common Stock
	High	Low	Dividends	High	Low	Dividends
2007
Period ended June 1, 2007	$9.05	$8.39	$0.15	$6.05	$5.41	$0.25
March 31, 2007	$8.95	$8.16	$0.15	$6.10	$5.13	N/A

2006
December 31, 2006	$8.59	$7.95	$0.15	$5.93	$5.05	$0.25
September 30, 2006	$8.34	$7.94	$0.15	$5.41	$5.00	N/A
June 30, 2006	$8.53	$7.85	$0.15	$5.84	$4.84	$0.25
March 31, 2006	$8.55	$7.89	$0.15	$6.03	$5.45	N/A

2005
December 31, 2005	$8.30	$7.81	$0.15	$5.98	$4.88	$0.25
September 30, 2005	$8.50	$8.04	$0.145	$6.15	$5.50	N/A
June 30, 2005	$8.80	$7.69	$0.145	$7.01	$5.84	$0.25
March 31, 2005	$8.97	$8.34	$0.145	$7.50	$6.20	N/A

2004
December 31, 2004	$8.74	$8.01	$0.145	$6.90	$6.14	$0.25

The market price of Monmouth REIT common stock will change before the merger, while the exchange ratio is fixed. We urge you to obtain current stock price quotations for Monmouth REIT and Monmouth Capital common stock before making any decision regarding the merger. You can get these quotations from a newspaper, on the Internet or by calling your broker.

On March 26, 2007, the last full trading day before the merger was publicly announced, the high and low sale prices of Monmouth REIT common stock on the NASDAQ Global Select Market were $8.78 and $8.61, respectively, and the high and low sale prices of Monmouth Capital common stock on the NASDAQ Global Market were $5.70 and $5.52, respectively.

On June 1, 2007, the last full trading day for which it was practicable to obtain this information before the date of this joint proxy statement/prospectus, the high and low sale prices of Monmouth REIT common stock on the NASDAQ Global Select Market were $8.73 and $8.62, respectively, and the high and low sale prices of Monmouth Capital common stock on the NASDAQ Global Market were $5.59 and $5.55, respectively.

As of the close of business on June 1, 2007, the last date for which it was practicable to obtain this information before the printing of this joint proxy statement/prospectus, there were 1,076 registered holders of Monmouth REIT common stock and 435 registered holders of Monmouth Capital common stock.

Holders of shares of Monmouth Capital common stock are entitled to receive distributions when declared by Monmouth Capital’s board of directors out of any assets legally available for payment. In order to maintain its REIT status for United States federal income tax purposes, Monmouth Capital must distribute annually to its stockholders at least 90% of its “REIT taxable income,” which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under the merger agreement, Monmouth Capital’s dividends for periods ending after June 30, 2007, are restricted to its Funds From Operations, as defined in the merger agreement.

RISK FACTORS

Material risks of this offering are identified in the risk factors included in this joint proxy statement/prospectus. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Information Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risks relating to the Merger

Because the market price of Monmouth REIT common stock may fluctuate, Monmouth Capital common stockholders cannot be sure of the market value of the Monmouth REIT common stock to be issued in the merger.

Upon completion of the merger, each share of Monmouth Capital common stock will be converted into 0.655 shares of Monmouth REIT common stock. This exchange ratio will not be adjusted for changes in the market price of either Monmouth REIT or Monmouth Capital common stock. Changes in the market price of Monmouth REIT common stock before the merger will affect the market value that Monmouth Capital common stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in business, operations and prospects and regulatory considerations, many of which factors are beyond Monmouth REIT’s control. Neither Monmouth REIT nor Monmouth Capital is permitted to terminate the merger agreement or re-solicit the vote of its stockholders solely because of changes in the market price of either company’s common stock.

The prices of Monmouth REIT and Monmouth Capital common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this document and on the date of the stockholders’ meetings. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Monmouth REIT common stock during the period from March 26, 2007, the last trading day before public announcement of the merger, through June 1, 2007, the exchange ratio represented a value ranging from a high of $5.93 to a low of $5.55 for each share of Monmouth Capital common stock. Because the date that the merger is completed will be later than the date of the meetings, at the time of the Monmouth REIT annual meeting of stockholders and the Monmouth Capital special meeting of stockholders, you will not know the exact market value of the Monmouth REIT common stock that Monmouth Capital stockholders will receive upon completion of the merger.

We may fail to realize the anticipated benefits of the merger and, even if the merger is consummated, Monmouth REIT will continue to have a small asset base and a small market capitalization compared to many other publicly traded REITs.

The success of the merger will depend, in part, on our ability to realize the anticipated cost savings from combining the businesses of Monmouth REIT and Monmouth Capital in one public company and our ability to realize the benefits of an enhanced asset base and increased market capitalization. However, to realize the anticipated cost savings from the merger, we must successfully combine the businesses of Monmouth REIT and Monmouth Capital in a manner that permits those cost savings to be realized. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer or cost more to realize than expected. Additionally, after the merger, Monmouth REIT’s asset base and market capitalization will remain small compared to many other publicly traded REITs and we may not realize any benefit from the increase in Monmouth REIT’s asset base and market capitalization as a result of the merger.

There may be unexpected delays in the consummation of the merger.

The merger is expected to close by the end of the third quarter of 2007. However, certain events may delay the consummation of the merger. Some of the events that could delay the consummation of the merger include difficulties in obtaining the approval of Monmouth REIT or Monmouth Capital common stockholders and satisfying the closing conditions to which the merger is subject, including the requirement that Monmouth Capital obtain consents from third parties.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of Monmouth REIT common stock or Monmouth Capital common stock, or both, to decline.

The merger is subject to customary conditions to closing, including the receipt of required approvals of the common stockholders of Monmouth Capital and Monmouth REIT. If any condition to the merger is not satisfied or, if permissible, waived, the merger will not be completed. In addition, Monmouth REIT and Monmouth Capital may terminate the merger agreement in certain circumstances. If Monmouth REIT and Monmouth Capital do not complete the merger, the market price of Monmouth REIT or Monmouth Capital common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Monmouth REIT and Monmouth Capital will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the merger, whether or not the merger is completed. In addition, Monmouth REIT and Monmouth Capital have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, Monmouth REIT and Monmouth Capital will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit. Further, in specified circumstances, Monmouth Capital may be required to pay to Monmouth REIT a termination fee of $1 million if the merger agreement is terminated. The circumstances in which such termination fee will be paid are described under the caption “The Merger Agreement—Termination Fees and Expenses.”

Monmouth REIT would incur adverse tax consequences if it or Monmouth Capital failed to qualify as a REIT for United States federal income tax purposes.

Monmouth REIT has assumed that Monmouth Capital has qualified and will continue to qualify as a real estate investment trust, or REIT, for United States federal income tax purposes and that Monmouth REIT will be able to continue to qualify as a REIT following the merger. However, if Monmouth Capital has failed or fails to qualify as a REIT, Monmouth REIT and Route 9 generally would succeed to or incur significant tax liabilities (including the significant tax liability that would result from the deemed sale of assets by Monmouth Capital pursuant to the merger), and Monmouth REIT could possibly lose its REIT status should disqualifying activities continue after the merger.

For any taxable year that Monmouth REIT fails to qualify as a REIT and is unable to avail itself of certain savings provisions set forth in the Internal Revenue Code, it would be subject to United States federal income tax at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its stockholders. Those taxes would reduce the amount of cash available for distribution to its stockholders or for reinvestment and would adversely affect Monmouth REIT’s earnings. As a result, Monmouth REIT’s failure to qualify as a REIT during any taxable year could have a material adverse effect upon Monmouth REIT and its stockholders. Furthermore, unless certain relief provisions apply, Monmouth REIT would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which it failed to qualify.

Just as Monmouth REIT would be adversely affected if Monmouth Capital failed to qualify as a REIT, Monmouth Capital stockholders who become stockholders of Monmouth REIT will face adverse consequences if Monmouth REIT fails to qualify as a REIT.

Monmouth REIT and Monmouth Capital stockholders will become subject to the risks of new real estate markets.

Monmouth Capital stockholders will become subject to the risks of the real estate markets in the United States in which Monmouth REIT currently operates, or in which its operations are more concentrated as compared with Monmouth Capital. Conversely, Monmouth REIT stockholders will become subject to the risks of the real estate markets in the United States in which Monmouth Capital currently operates, or in which its operations are more concentrated as compared with Monmouth REIT.

There could be an increase in the exposure of Monmouth REIT to interest rate and refinancing risks.

Monmouth Capital is more leveraged than Monmouth REIT, with more fixed-rate debt that Monmouth REIT will assume. This additional leverage could result in an increase in Monmouth REIT’s exposure to interest rate and refinancing risks.

Monmouth REIT’s directors and executive officers have interests and arrangements that could have influenced their decisions to support or approve the merger.

The interests of some of Monmouth REIT’s directors and executive officers are different from those of Monmouth REIT common stockholders, and Monmouth REIT’s directors and executive officers may have participated in arrangements that are different from, or in addition to, those of Monmouth REIT common stockholders. For a description of the benefits Monmouth REIT’s directors and executive officers will receive in connection with the merger, please see the section titled “The Merger—Interests of Monmouth REIT’s Directors and Executive Officers in the Merger.”

Monmouth Capital’s directors and executive officers have interests and arrangements that could have influenced their decisions to support or approve the merger.

The interests of some of Monmouth Capital’s directors and executive officers are different from those of Monmouth Capital stockholders, and Monmouth Capital’s directors and executive officers may have participated in arrangements that are different from, or in addition to, those of Monmouth Capital stockholders. For a description of the benefits Monmouth Capital’s directors and executive officers will receive in connection with the merger, please see the section titled “The Merger—Interests of Monmouth Capital’s Directors and Executive Officers in the Merger.”

The issuance of shares of Monmouth REIT common stock to Monmouth Capital stockholders in the merger will dilute the ownership position of current Monmouth REIT common stockholders.

If the merger is completed, based on the number of shares of Monmouth REIT and Monmouth Capital common stock outstanding on the record date for the Monmouth Capital annual meeting of stockholders, Monmouth REIT and Monmouth Capital expect that approximately 3,757,650 shares of Monmouth REIT common stock will be issued to Monmouth Capital stockholders in the merger. Based on the number of shares of Monmouth REIT and Monmouth Capital common stock outstanding on that date, the stockholders of Monmouth Capital before the merger will own, in the aggregate, approximately 19% of the fully diluted shares of Monmouth REIT common stock immediately after the merger. The issuance of shares of Monmouth REIT common stock to Monmouth Capital stockholders in the merger will dilute the ownership position of the current Monmouth REIT common stockholders.

Risks relating to Monmouth REIT

Monmouth REIT may be unable to renew leases or relet space as leases expire.

While Monmouth REIT seeks to invest in well-located, modern buildings leased to credit-worthy tenants on long-term leases, a number of Monmouth REIT’s properties are subject to short-term leases. When a lease expires, a tenant may elect not to renew the lease. Monmouth REIT may not be able to relet the property on similar terms, if Monmouth REIT is able to relet the property at all. The terms of renewal or re-lease (including the cost of required renovations and/or concessions to tenants) may be less favorable to Monmouth REIT than the prior lease. If Monmouth REIT is unable to relet all or a substantial portion of its properties, or if the rental rates upon such reletting are significantly lower than expected rates, Monmouth REIT’s cash generated before debt repayments and capital expenditures, and Monmouth REIT’s ability to make expected distributions to stockholders, may be adversely affected. Monmouth REIT has established an annual budget for renovation and reletting expenses that it believes is reasonable in light of each property’s operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

Monmouth REIT’s business is substantially dependent on Federal Express Corporation.

Federal Express Corporation, which we refer to as FDX, is Monmouth REIT’s largest tenant. As of December 31, 2006, FDX leased approximately 35% of the total square footage that Monmouth REIT owns and rent and reimbursement revenue from FDX was 53% of Monmouth REIT’s rental and reimbursement revenue for its fiscal year ended September 30, 2006. If FDX terminates its leases with Monmouth REIT or is unable to make lease payments because of a downturn in its business or otherwise, Monmouth REIT’s financial condition and ability to make distributions to stockholders would be materially and adversely affected.

Monmouth REIT has been and may continue to be affected negatively by tenant financial difficulties and leasing delays.

At any time, a tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for space at Monmouth REIT’s industrial properties. As a result, Monmouth REIT’s tenants may delay lease commencement, fail to make rental payments when due or declare bankruptcy. Any such event could result in the termination of that tenant’s lease and losses to Monmouth REIT, resulting in a decrease of distributions to Monmouth REIT common stockholders. Monmouth REIT receives a substantial portion of its income as rents under long-term leases. If tenants are unable to comply with the terms of their leases because of rising costs or falling sales, Monmouth REIT, in its sole discretion, may deem it advisable to modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance. If a tenant becomes insolvent or bankrupt, Monmouth REIT cannot be sure that it could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to the tenant. Monmouth REIT also cannot be sure that it would receive rent in the proceeding sufficient to cover its expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply and, in some instances, may restrict the amount and recoverability of Monmouth REIT’s claims against the tenant. A tenant’s default on its obligations to Monmouth REIT could adversely affect Monmouth REIT’s financial condition and the cash it has available for distribution.

Monmouth REIT may be unable to sell properties when appropriate because real estate investments are illiquid.

Real estate investments generally cannot be sold quickly and, therefore, will tend to limit Monmouth REIT’s ability to vary its property portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits Monmouth REIT’s ability to sell its properties. The inability to respond promptly to changes in the performance of Monmouth REIT’s property portfolio could adversely affect its financial condition and ability to service debt and make distributions to its stockholders.

Environmental liabilities could affect Monmouth REIT’s profitability.

Monmouth REIT faces possible environmental liabilities. Environmental laws today can impose liability on a prior owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed on, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability. As a current or former owner and operator of real estate, Monmouth REIT may be required by law to investigate and clean up hazardous substances released at the properties it currently owns or operates, or has in the past owned or operated. Monmouth REIT may also be liable to the government or to third parties for property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely Monmouth REIT’s ability to sell or lease real estate or to borrow using the real estate as collateral. Monmouth REIT is not aware of any environmental liabilities relating to its investment properties that would have a material adverse effect on its business, assets, or results of operations. However, Monmouth REIT cannot assure you that environmental liabilities will not arise in the future.

Actions by Monmouth REIT’s competitors may decrease or prevent increases of the occupancy and rental rates of its properties.

Monmouth REIT competes with other owners and operators of real estate, some of which own properties similar to Monmouth REIT’s in the same submarkets in which Monmouth REIT’s properties are located. If Monmouth REIT’s competitors offer space at rental rates below current market rates or below the rental rates Monmouth REIT currently charges its tenants, Monmouth REIT may lose potential tenants and may be pressured to reduce its rental rates below those it currently charges in order to retain tenants when its tenants’ leases expire. As a result, Monmouth REIT’s financial condition, cash flow, cash available for distribution, trading price of its common stock and ability to satisfy its debt service obligations could be materially adversely affected.

Coverage under Monmouth REIT’s existing insurance policies may be inadequate to cover losses.

Monmouth REIT generally maintains insurance policies related to its business, including casualty, general liability and other policies, covering Monmouth REIT’s business operations, employees and assets. However, Monmouth REIT would be required to bear all losses that are not adequately covered by insurance. In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of Monmouth REIT’s properties, then Monmouth REIT could lose the capital it invested in the properties, as well as the anticipated future revenue from the properties, and, in the case of debt, which is with recourse to Monmouth REIT, Monmouth REIT would remain obligated for any mortgage debt or other financial obligations related to the properties. Although Monmouth REIT believes that its insurance programs are adequate, Monmouth REIT cannot assure you that it will not incur losses in excess of its insurance coverage or that it will be able to obtain insurance in the future at acceptable levels and reasonable costs.

Monmouth REIT faces risks associated with property acquisitions.

Monmouth REIT acquires individual properties and portfolios of properties and intends to continue to do so. Monmouth REIT’s acquisition activities and its success are subject to the following risks:

•	when Monmouth REIT is able to locate a desired property, competition from other real estate investors may significantly increase the purchase price;

•	the actual costs of repositioning or redeveloping acquired properties may be higher than Monmouth REIT estimates;

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acquired properties may be located in new markets where Monmouth REIT faces risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures;

•

Monmouth REIT may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into its existing operations and, as a result, its results of operations and financial condition could be adversely affected; and

•

Monmouth REIT may acquire properties subject to liabilities and without any recourse, or with only limited recourse, to the prior owner with respect to unknown liabilities. As a result, if a claim were asserted against Monmouth REIT based upon ownership of those properties, Monmouth REIT might have to pay substantial sums to settle the claim, which could adversely affect Monmouth REIT’s cash flow.

Monmouth REIT faces risks generally associated with its debt.

Monmouth REIT finances a portion of its investments in properties and marketable securities through debt. This debt creates risks, including risks resulting from:

•	rising interest rates on Monmouth REIT’s floating rate debt;

•	the failure to repay or refinance existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

•	refinancing terms that are less favorable than the terms of existing debt; and

•	the failure to meet required payments of principal and/or interest.

Any of the above events could adversely affect Monmouth REIT’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, its stock.

Monmouth REIT faces risks associated with the use of debt to fund acquisitions, including refinancing risk.

Monmouth REIT is subject to the risks normally associated with debt financing, including the risk that its cash flow will be insufficient to meet required payments of principal and interest. In addition, if Monmouth REIT mortgages one or more of its properties to secure payment of indebtedness and Monmouth REIT is unable to meet mortgage payments, then the property could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value. A foreclosure of one or more of Monmouth REIT’s properties could adversely affect its financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, its stock.

Monmouth REIT faces risks related to “balloon payments.”

Certain of Monmouth REIT’s mortgages will have significant outstanding principal balances on their maturity dates, commonly known as “balloon payments.” There can be no assurance that Monmouth REIT will be able to refinance such balloon payments on the maturity of the loans, which may force disposition of properties on disadvantageous terms or require replacement with debt with higher interest rates, either of which would have an adverse impact on Monmouth REIT’s financial performance and ability to pay dividends to its stockholders.

Monmouth REIT faces risks associated with its dependence on external sources of capital.

To qualify as a REIT, Monmouth REIT must distribute to its stockholders at least 90% of its REIT taxable income each year, and Monmouth REIT is subject to tax on its income to the extent the income is not distributed. Because of this distribution requirement, Monmouth REIT may not be able to fund all future capital needs from cash retained from operations. As a result, to fund capital needs, Monmouth REIT relies on third-party sources of capital, which it may not be able to obtain on favorable terms, if at all. Monmouth REIT’s access to third-party sources of capital depends upon a number of factors, including: (i) general market conditions; (ii) the market’s perception of Monmouth REIT’s growth potential; (iii) Monmouth REIT’s current and potential future earnings and cash distributions; and (iv) the market price of Monmouth REIT common stock. Additional debt financing may substantially increase Monmouth REIT’s debt-to-total capitalization ratio. Additional equity financing may dilute the holdings of Monmouth REIT’s current stockholders.

A lack of any limitation on Monmouth REIT’s debt could result in Monmouth REIT becoming more highly leveraged.

Monmouth REIT’s governing documents do not limit the amount of indebtedness it may incur. Accordingly, Monmouth REIT’s board of directors may incur additional debt and would do so, for example, if it were necessary to maintain Monmouth REIT’s status as a REIT. Monmouth REIT might become more highly leveraged as a result and its financial condition and cash available for distribution to stockholders might be negatively affected and the risk of default on its indebtedness could increase.

Covenants in Monmouth REIT’s credit agreements could limit its flexibility and adversely affect its financial condition.

The terms of Monmouth REIT’s various credit agreements and other indebtedness require Monmouth REIT to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit Monmouth REIT’s flexibility in its operations and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if Monmouth REIT had satisfied its payment obligations. If Monmouth REIT is unable to refinance its indebtedness at maturity or meet its payment obligations, the amount of its distributable cash flow and its financial condition would be adversely affected.

Monmouth REIT may amend its business policies without your approval.

Monmouth REIT’s board of directors determines its growth, investment, financing, capitalization, borrowing, REIT status, operations and distributions policies. Although Monmouth REIT’s board of directors has no present intention to amend or reverse any of these policies, they may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in Monmouth REIT’s policies. Monmouth REIT cannot assure you that changes in its policies will serve fully the interests of all of its stockholders.

The market value of Monmouth REIT common stock could decrease based on Monmouth REIT’s performance and market perception and conditions.

The market value of Monmouth REIT common stock may be based primarily upon the market’s perception of Monmouth REIT’s growth potential and current and future cash dividends and may be secondarily based upon the real estate market value of its underlying assets. The market price of Monmouth REIT common stock is influenced by the dividend on Monmouth REIT common stock relative to market interest rates. Rising interest rates may lead potential buyers of Monmouth REIT common stock to expect a higher dividend rate, which would adversely affect the market price of Monmouth REIT common stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and Monmouth REIT’s ability to service its indebtedness and pay dividends.

There are restrictions on the ownership and transfer of Monmouth REIT stock.

To maintain Monmouth REIT’s qualification as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Internal Revenue Code to also include certain entities, during the last half of a taxable year. In addition, at least 100 persons must beneficially own Monmouth REIT stock during at least 335 days of a taxable year. Monmouth REIT’s charter contains provisions that generally prohibit any person from owning shares of Monmouth REIT stock if the person would, directly or indirectly, beneficially own more than 9.8% of the outstanding shares of Monmouth REIT stock, if the outstanding shares of Monnmouth REIT stock would be owned by fewer than 100 persons or if such person’s ownership would otherwise result in Monmouth REIT failing to qualify as a REIT under the Internal Revenue Code. If a person acquires or owns (or attempts to acquire or own) shares of Monmouth REIT stock in violation of these restrictions, which are described in more detail under the caption “Description of Monmouth REIT Stock—Restrictions on Ownership and Transfer,” the shares may be converted into and exchanged for shares of excess stock, which will be held in a charitable trust for the benefit of a charitable beneficiary and may be sold by the trustee of the charitable trust or redeemed by Monmouth REIT. These restrictions on ownership and transfer of Monmouth REIT stock will not apply if Monmouth REIT ceases to qualify as a REIT or if Monmouth REIT’s board of directors determines that it is no longer in Monmouth REIT’s best interest to continue to qualify as a REIT. These restrictions may not be effective to ensure that Monmouth REIT continues to have at least 100 beneficial owners of its stock or that there will not be five or fewer individuals who own more than 50% in value of the outstanding shares of Monmouth REIT stock, which could cause Monmouth REIT to fail to qualify as a REIT.

Monmouth REIT’s earnings are dependent, in part, upon the performance of its investment portfolio.

As permitted by the Internal Revenue Code, Monmouth REIT invests in and owns securities of other REITs. To the extent that the value of those investments declines or those investments do not provide a return, Monmouth REIT’s earnings could be adversely affected.

Monmouth REIT is subject to restrictions that may impede its ability to effect a change in control.

Certain provisions of Monmouth REIT’s charter and bylaws, described more fully under the caption “Certain Provisions of Maryland Law and Monmouth REIT’s Charter and Bylaws,” may have the effect of discouraging a third party from making an acquisition proposal for Monmouth REIT and thereby inhibit a change in control. These provisions include the following:

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Monmouth REIT’s charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a “staggered board.” By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of Monmouth REIT’s board of directors in control for a longer period of time than stockholders may desire.

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Monmouth REIT’s charter generally limits any stockholder from acquiring more than 9.8% (in value or in number, whichever is more restrictive) of its outstanding stock of any class or series other than excess stock. While this provision is intended to assure Monmouth REIT’s ability to remain a qualified REIT for United States federal income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of Monmouth REIT stock or otherwise effect a change in control.

•

The request of the stockholders entitled to cast a majority of the votes entitled to be cast at such meeting is necessary for stockholders to call a special meeting. Monmouth REIT also requires advance notice by stockholders for the nomination of directors or proposals of business to be considered at a meeting of stockholders.

Monmouth REIT’s board of directors may authorize and issue securities without stockholder approval.

Under Monmouth REIT’s charter, its board of directors has the power to classify and reclassify any of its unissued shares of stock into one or more classes or series of stock, with such preferences, rights and other terms as the board of directors may determine. The classification or reclassification and issuance of shares of a new class of stock could delay or prevent a transaction involving a change in control of Monmouth REIT, even if a change in control were in its stockholders’ best interest.

Certain provisions of Maryland law may limit the ability of a third party to acquire control of Monmouth REIT.

The Maryland Business Combination Act prohibits certain business combinations between a Maryland corporation and certain interested stockholders for five years after the most recent date on which the interested stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by certain supermajority votes, unless the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. Monmouth REIT’s charter exempts business combinations involving Monmouth Capital or UMH Properties, Inc., which we refer to as UMH Properties, however, business combinations between Monmouth REIT and other persons would be subject to the restrictions of the Maryland Business Combination Act.

These provisions, and other provisions of Maryland law and of Monmouth REIT’s charter and bylaws described under the caption “Certain Provisions of Maryland Law and of Monmouth REIT’s Charter and Bylaws,” may delay or prevent a transaction or a change in control that might involve a premium price for the holders of Monmouth REIT common stock or otherwise be in the best interest of Monmouth REIT stockholders.

Monmouth REIT may fail to qualify as a REIT.

If Monmouth REIT fails to qualify as a REIT, it will not be allowed to deduct distributions to stockholders in computing its taxable income and will be subject to United States federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, Monmouth REIT could be barred from qualification as a REIT for the four years following a disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.

Furthermore, Monmouth REIT would no longer be required to make any distributions to its stockholders as a condition of its REIT qualification. Any distributions to stockholders would be taxable as ordinary income to the extent of Monmouth REIT’s current and accumulated earnings and profits, although such dividend distributions would be subject to a top federal tax rate of 15% through 2010. Recipients of these distributions, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Internal Revenue Code.

To qualify as a REIT, Monmouth REIT must comply with certain highly technical and complex requirements.

Monmouth REIT cannot be certain it has complied, and will always be able to comply, with the requirements to qualify as a REIT because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond Monmouth REIT’s control may affect its ability to continue to qualify as a REIT. Monmouth REIT cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to its qualification as a REIT or with respect to the United States federal income tax consequences of qualification as a REIT. Monmouth REIT believes that it has qualified as a REIT since its inception and intends to continue to qualify as a REIT. However, Monmouth REIT cannot assure you that it is or will remain so qualified.

Tax laws applicable to REITs may change.

Because the Internal Revenue Service, the United States Treasury Department and Congress frequently revise United States federal income tax laws, rules and regulations, Monmouth REIT cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such legislative or regulatory action may prospectively or retroactively modify Monmouth REIT’s tax treatment and, therefore, may adversely affect taxation of Monmouth REIT and/or its stockholders.

Monmouth REIT may be unable to comply with the strict income distribution requirements applicable to REITs.

To maintain qualification as a REIT under the Internal Revenue Code, a REIT must annually distribute to its stockholders at least 90% of its REIT taxable income, excluding the dividends paid deduction and net capital gains. This requirement limits Monmouth REIT’s ability to accumulate capital. Monmouth REIT may not have sufficient cash or other liquid assets to meet the distribution requirements. Difficulties in meeting the distribution requirements might arise due to competing demands for Monmouth REIT’s funds or to timing differences between tax reporting and cash receipts and disbursements, because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed or because deductions may be disallowed or limited, or the Internal Revenue Service may make a determination that adjusts reported income. In those situations, Monmouth REIT might be required to borrow funds or sell properties on adverse terms in order to meet the distribution requirements and interest and penalties could apply which could adversely affect its financial condition. If Monmouth REIT fails to make a required distribution, it would cease to be taxed as a REIT.

Notwithstanding Monmouth REIT’s United States federal income tax status as a REIT, it is subject to various United States federal, state and local taxes on its income and property. For example, Monmouth REIT will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will generally not be taxable to stockholders. Monmouth REIT may be subject to other United States federal income taxes as more fully described under the caption “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders—Taxation of Monmouth REIT as a REIT.” Monmouth REIT may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for United States federal income tax purposes.

If Monmouth REIT’s leases are not respected as true leases for United States federal income tax purposes, Monmouth REIT would fail to qualify as a REIT.

To qualify as a REIT, Monmouth REIT must, among other things, satisfy two gross income tests, under which specified percentages of Monmouth REIT’s gross income must be passive income, such as rent. For the rent paid pursuant to Monmouth REIT’s leases to qualify for purposes of the gross income tests, the leases must be respected as true leases for United States federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. Monmouth REIT believes that its leases will be respected as true leases for United States federal income tax purposes. However, there can be no assurance that the Internal Revenue Service will agree with this view. If the leases are not respected as true leases for United States federal income tax purposes, Monmouth REIT would not be able to satisfy either of the two gross income tests applicable to REITs, and it would most likely lose its REIT status.

Failure to make required distributions would subject Monmouth REIT to additional tax.

In order to qualify as a REIT, Monmouth REIT must, among other requirements, distribute, each year, to its stockholders at least 90% of its taxable income, excluding net capital gains. To the extent that Monmouth REIT satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, Monmouth REIT will be subject to federal corporate income tax on its undistributed income. In addition, it will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions (or deemed distributions) in any year are less than the sum of:

•	85% of its ordinary income for that year;

•	95% of its capital gain net earnings for that year; and

•	100% of its undistributed taxable income from prior years.

To the extent Monmouth REIT pays out in excess of 100% of its taxable income for any tax year, it may be able to carry forward such excess to subsequent years to reduce its required distributions in such years. Monmouth REIT intends to pay out its income to its stockholders in a manner intended to satisfy the distribution requirement. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require Monmouth REIT to borrow money or sell assets to pay out enough of its taxable income to satisfy the distribution requirement and to avoid corporate income tax.

Monmouth REIT may not have sufficient cash available from operations to pay distributions and, therefore, distributions may be made from borrowings.

The actual amount and timing of distributions will be determined by Monmouth REIT’s board of directors in its discretion and typically will depend on the amount of cash available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, Monmouth REIT may not have sufficient cash available from operations to pay distributions as required to maintain its status as a REIT. Therefore, Monmouth REIT may need to borrow funds to make sufficient cash distributions in order to maintain its status as a REIT, which may cause it to incur additional interest expense as a result of an increase in borrowed funds for the purpose of paying distributions.

Monmouth REIT may be required to pay a penalty tax upon the sale of a property.

The United States federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of real estate or other property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. Monmouth REIT intends that it and its subsidiaries will hold the interests in the real estate for investment with a view to long-term appreciation, engage in the business of acquiring and owning real estate, and to make occasional sales as are consistent with its investment objectives. Monmouth REIT does not intend to engage in prohibited transactions. Monmouth REIT cannot assure you, however, that it will only make sales that satisfy the requirements of the safe harbors or that the Internal Revenue Service will not successfully assert that one or more of such sales are prohibited transactions.

Monmouth REIT may also be subject to various other federal, state and local taxes on its income and property.

Monmouth REIT may be subject to other United States federal income taxes as more fully described in “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders—Taxation of Monmouth REIT as a REIT.” Monmouth REIT may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for United States federal income tax purposes.

Risks relating to Monmouth Capital

Monmouth Capital faces risks associated with local real estate conditions in areas where Monmouth Capital owns properties.

Monmouth Capital may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of industrial properties in a local area or a decline in the attractiveness of its properties to tenants would have a negative effect on Monmouth Capital.

Other factors that may affect general economic conditions or local real estate conditions include:

•	population and demographic trends;

•	employment and personal income trends;

•	zoning, use and other regulatory restrictions;

•	income tax laws;

•	changes in interest rates and availability and costs of financing;

•	competition from other available real estate;

•	Monmouth Capital’s ability to provide adequate maintenance and insurance; and

•	increased operating costs, including insurance premiums, utilities and real estate taxes, which may not be offset by increased rents.

Monmouth Capital may be unable to compete with its larger competitors and other alternatives available to tenants or potential tenants of its properties.

The real estate business is highly competitive. Monmouth Capital competes for properties with other real estate investors and purchasers, including other REITs, limited partnerships, syndications and private investors, many of whom have greater financial resources, revenues, and geographical diversity than Monmouth Capital. Furthermore, Monmouth Capital competes for tenants with other property owners. All of Monmouth Capital’s industrial properties are subject to significant local competition. Monmouth Capital also competes with a wide variety of institutions and other investors for capital funds necessary to support its investment activities and asset growth. In addition, Monmouth Capital’s portfolio of industrial properties faces competition from other properties within each submarket where its industrial properties are located. To the extent that Monmouth Capital is unable to effectively compete in the marketplace, its business may be adversely affected.

Monmouth Capital is subject to significant regulation that inhibits its activities and may increase its costs.

Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities. These regulations may prevent Monmouth Capital from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require Monmouth Capital to modify its properties and noncompliance could result in the imposition of fines or an award of damages to private litigants. Future legislation may impose additional requirements. Monmouth Capital cannot predict what requirements may be enacted or amended or what costs it will incur to comply with such requirements.

Monmouth Capital’s investments are concentrated in the industrial sector and its business would be adversely affected by an economic downturn in that sector.

Monmouth Capital’s investments in real estate assets are primarily concentrated in the industrial distribution sector. This concentration may expose Monmouth Capital to the risk of economic downturns in this sector to a greater extent than if its business activities included a more significant portion of other sectors of the real estate industry.

Monmouth Capital may be unable to renew leases or relet space as leases expire.

A number of Monmouth Capital’s properties are subject to short-term leases. When a lease expires, a tenant may elect not to renew it. Monmouth Capital may not be able to relet the property on similar terms, if Monmouth Capital is able to relet the property at all. The terms of renewal or re-lease (including the cost of required renovations and/or concessions to tenants) may be less favorable to Monmouth Capital than the prior lease. If Monmouth Capital is unable to relet all or a substantial portion of its properties, or if the rental rates upon such reletting are significantly lower than expected rates, Monmouth Capital’s cash generated before debt repayments and capital expenditures, and Monmouth Capital’s ability to make expected distributions to stockholders, may be adversely affected. Monmouth Capital has established an annual budget for renovation and reletting expenses that it believes is reasonable in light of each property’s operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

Monmouth Capital’s business is substantially dependent on Federal Express Corporation and subsidiaries.

Federal Express Corporation and subsidiaries, or FDX, is Monmouth Capital’s largest tenant. As of December 31, 2006, FDX leased approximately 54% of the total square footage that Monmouth Capital owns. If FDX terminated its leases with Monmouth Capital or was unable to make lease payments because of a downturn in its business or otherwise, Monmouth Capital’s financial condition and ability to make distributions to its stockholders will be materially and adversely affected.

Monmouth Capital may be affected negatively by tenant financial difficulties and leasing delays.

At any time, a tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for space at Monmouth Capital’s industrial properties. As a result, Monmouth Capital’s tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant’s lease and losses to Monmouth Capital, resulting in a decrease of distributions to investors. Monmouth Capital receives a substantial portion of its income as rents under medium-term leases. If tenants are unable to comply with the terms of their leases because of rising costs or falling sales, Monmouth Capital, in its sole discretion, may deem it advisable to modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance. If a tenant becomes insolvent or bankrupt, Monmouth Capital cannot be sure that it could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to the tenant. Monmouth Capital also cannot be sure that it would receive rent in the proceeding sufficient to cover its expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply and, in some instances, may restrict the amount and recoverability of Monmouth Capital’s claims against the tenant. A tenant’s default on its obligations to Monmouth Capital could adversely affect Monmouth Capital’s financial condition and the cash it has available for distribution.

Monmouth Capital may be unable to sell properties when appropriate because real estate investments are illiquid.

Real estate investments generally cannot be sold quickly and, therefore, will tend to limit Monmouth Capital’s ability to vary its property portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits Monmouth Capital’s ability to sell its properties. The inability to respond promptly to changes in the performance of its property portfolio could adversely affect Monmouth Capital’s financial condition and ability to service debt and make distributions to Monmouth Capital’s stockholders.

Environmental liabilities could affect Monmouth Capital’s profitability.

Monmouth Capital faces possible environmental liabilities. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed on, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability. As a current or former owner and operator of real estate, Monmouth Capital may be required by law to investigate and clean up hazardous substances released at the properties Monmouth Capital currently owns or operates, or has in the past owned or operated. Monmouth Capital may also be liable to the government or to third parties for property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely Monmouth Capital’s ability to sell or lease real estate or to borrow using the real estate as collateral. Monmouth Capital is not aware of any environmental liabilities relating to its investment properties which would have a material adverse effect on its business, assets, or results of operations. However, Monmouth Capital cannot assure you that environmental liabilities will not arise in the future.

Actions by its competitors may decrease or prevent increases of the occupancy and rental rates of Monmouth Capital’s properties.

Monmouth Capital competes with other owners and operators of real estate, some of which own properties similar to Monmouth Capital’s in the same submarkets in which its properties are located. If Monmouth Capital’s competitors offer space at rental rates below current market rates or below the rental rates Monmouth Capital currently charges its tenants, Monmouth Capital may lose potential tenants, and Monmouth Capital may be pressured to reduce its rental rates below those it currently charges in order to retain tenants when its tenants’ leases expire. As a result, Monmouth Capital’s financial condition, cash flow, cash available for distribution, trading price of its common stock and ability to satisfy its debt service obligations could be materially adversely affected.

Coverage under Monmouth Capital’s existing insurance policies may be inadequate to cover losses.

Monmouth Capital generally maintains insurance policies related to its business, including casualty, general liability and other policies, covering its business operations, employees and assets. However, Monmouth Capital would be required to bear all losses that are not adequately covered by insurance. In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of its properties, then Monmouth Capital could lose the capital it invested in the properties, as well as the anticipated future revenue from the properties and, in the case of debt, which is with recourse to Monmouth Capital, Monmouth Capital would remain obligated for any mortgage debt or other financial obligations related to the properties. Although Monmouth Capital believes that its insurance programs are adequate, Monmouth Capital cannot assure you that it will not incur losses in excess of its insurance coverage, or that it will be able to obtain insurance in the future at acceptable levels and reasonable costs.

Monmouth Capital faces risks associated with property acquisitions.

Monmouth Capital acquires individual properties and portfolios of properties and intends to continue to do so. Monmouth Capital’s acquisition activities and their success are subject to the following risks:

•	when Monmouth Capital is able to locate a desired property, competition from other real estate investors may significantly increase the purchase price;

•	acquired properties may fail to perform as expected;

•	the actual costs of repositioning or redeveloping acquired properties may be higher than Monmouth Capital’s estimates;

•

acquired properties may be located in new markets where Monmouth Capital faces risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures;

•

Monmouth Capital may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into its existing operations and, as a result, Monmouth Capital’s results of operations and financial condition could be adversely affected; and

•	Monmouth Capital may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities.

As a result, if a claim were asserted against Monmouth Capital based upon ownership of those properties, Monmouth Capital might have to pay substantial sums to settle it, which could adversely affect its cash flow.

Monmouth Capital faces risks generally associated with its debt.

Monmouth Capital finances a portion of its investments in properties and marketable securities through debt. This debt creates risks, including:

•	rising interest rates on Monmouth Capital’s floating rate debt;

•	failure to repay or refinance existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

•	refinancing terms less favorable than the terms of existing debt; and

•	failure to meet required payments of principal and/or interest.

Monmouth Capital faces risks associated with the use of debt to fund acquisitions, including refinancing risk.

Monmouth Capital is subject to the risks normally associated with debt financing, including the risk that its cash flow will be insufficient to meet required payments of principal and interest. In addition, if Monmouth Capital mortgages one or more of its properties to secure payment of indebtedness and Monmouth Capital is unable to meet mortgage payments, then the property could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value. A foreclosure of one or more of Monmouth Capital’s properties could adversely affect Monmouth Capital’s financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, Monmouth Capital’s stock.

Monmouth Capital faces risks related to “balloon payments.”

Certain mortgages will have significant outstanding principal balances on their maturity dates, commonly known as “balloon payments.” There can be no assurance whether Monmouth Capital will be able to refinance such balloon payments on the maturity of the loans, which may force disposition of properties on disadvantageous terms or require replacement with debt with higher interest rates, either of which would have an adverse impact on Monmouth Capital’s financial performance and ability to pay dividends to investors.

Monmouth Capital faces risks associated with its dependence on external sources of capital.

In order to qualify as a REIT, Monmouth Capital is required each year to distribute to its stockholders at least 90% of its REIT taxable income, and Monmouth Capital is subject to tax on its income to the extent it is not distributed. Because of this distribution requirement, Monmouth Capital may not be able to fund all future capital needs from cash retained from operations. As a result, to fund capital needs, Monmouth Capital relies on third-party sources of capital, which Monmouth Capital may not be able to obtain on favorable terms, if at all. Monmouth Capital’s access to third-party sources of capital depends upon a number of factors, including (i) general market conditions; (ii) the market’s perception of Monmouth Capital’s growth potential; (iii) Monmouth Capital’s current and potential future earnings and cash distributions; and (iv) the market price of Monmouth Capital’s capital stock. Additional debt financing may substantially increase Monmouth Capital’s debt-to-total capitalization ratio. Additional common equity financing may dilute the holdings of Monmouth Capital’s current common stockholders.

A lack of any limitation on its debt could result in Monmouth Capital becoming more highly leveraged.

Monmouth Capital’s governing documents do not limit the amount of indebtedness Monmouth Capital may incur. Accordingly, Monmouth Capital’s board of directors may incur additional debt and would do so, for example, if it were necessary to maintain its status as a REIT. Monmouth Capital might become more highly leveraged as a result, and Monmouth Capital’s financial condition and cash available for distribution to its stockholders might be negatively affected and the risk of default on its indebtedness could increase.

Covenants in Monmouth Capital’s credit agreements could limit its flexibility and adversely affect Monmouth Capital’s financial condition.

The terms of Monmouth Capital’s various credit agreements and other indebtedness require Monmouth Capital to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit Monmouth Capital’s flexibility in its operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if Monmouth Capital had satisfied its payment obligations. If Monmouth Capital were unable to refinance its indebtedness at maturity or meet its payment obligations, the amount of its distributable cash flow and its financial condition would be adversely affected.

Monmouth Capital may amend its business policies without the approval of Monmouth Capital’s stockholders.

Monmouth Capital’s board of directors determines its growth, investment, financing, capitalization, borrowing, REIT status, operations and distributions policies. Although Monmouth Capital’s board of directors has no present intention to amend or reverse any of these policies, they may be amended or revised without notice to Monmouth Capital’s stockholders. Accordingly, Monmouth Capital’s stockholders may not have control over changes in Monmouth Capital’s policies. Monmouth Capital cannot assure its stockholders that changes in its policies will serve fully the interests of all Monmouth Capital stockholders.

The market value of Monmouth Capital’s common stock could decrease based on Monmouth Capital’s performance and market perception and conditions.

The market value of Monmouth Capital’s common stock may be based primarily upon the market’s perception of its growth potential and current and future cash dividends and may be secondarily based upon the real estate market value of its underlying assets. The market price of Monmouth Capital’s common stock is influenced by the dividend on its common stock relative to market interest rates. Rising interest rates may lead potential buyers of Monmouth Capital’s common stock to expect a higher dividend rate, which would adversely affect the market price of Monmouth Capital’s common stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and Monmouth Capital’s ability to service its indebtedness and pay distributions.

Transfer of Monmouth Capital’s capital stock may jeopardize Monmouth Capital’s status as a REIT.

To maintain its qualification as a REIT under the Internal Revenue Code, no more than 50% in value of Monmouth Capital’s outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Internal Revenue Code to also include certain entities, during the last half of a taxable year. Furthermore, Monmouth Capital has no mechanism to ensure that it continues to meet the ownership requirements as a REIT under the Internal Revenue Code.

Monmouth Capital’s earnings are dependent, in part, upon the performance of its investment portfolio.

As permitted by the Internal Revenue Code, Monmouth Capital invests in and owns securities of other REITs. To the extent that the value of those investments declines or those investments do not provide a return, Monmouth Capital’s earnings could be adversely affected.

Monmouth Capital may fail to qualify as a REIT.

If Monmouth Capital fails to qualify as a REIT, Monmouth Capital will not be allowed to deduct distributions to its stockholders in computing its taxable income and will be subject to United States federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, Monmouth Capital might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to Monmouth Capital stockholders and for debt service.

Furthermore, Monmouth Capital would no longer be required to make any distributions to its stockholders as a condition to REIT qualification. Any distributions to Monmouth Capital stockholders would be taxable as ordinary income to the extent of Monmouth Capital’s current and accumulated earnings and profits, although such dividend distributions would be subject to a top federal tax rate of 15% through 2010. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Internal Revenue Code.

To qualify as a REIT, Monmouth Capital must comply with certain highly technical and complex requirements.

Monmouth Capital cannot be certain it has complied, and will always be able to comply, with the requirements to qualify as a REIT because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond Monmouth Capital’s control may affect its ability to continue to qualify as a REIT. Monmouth Capital cannot assure its stockholders that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to its qualification as a REIT or with respect to the United States federal income tax consequences of qualification. Monmouth Capital believes that it has qualified as a REIT since its inception and intends to continue to qualify as a REIT. However, Monmouth Capital cannot assure its stockholders that Monmouth Capital is qualified or will remain qualified.

There is a risk of changes in the tax law applicable to REITs.

Because the Internal Revenue Service, the United States Treasury Department and Congress frequently review United States federal income tax legislation, Monmouth Capital cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such legislative action may prospectively or retroactively modify Monmouth Capital’s tax treatment and, therefore, may adversely affect taxation of Monmouth Capital and/or its stockholders.

Monmouth Capital may be unable to comply with the strict income distribution requirements applicable to REITs.

To maintain qualification as a REIT under the Internal Revenue Code, a REIT must annually distribute to its stockholders at least 90% of its REIT taxable income, excluding the dividends paid deduction and net capital gains. This requirement limits Monmouth Capital’s ability to accumulate capital. Monmouth Capital may not have sufficient cash or other liquid assets to meet the distribution requirements. Difficulties in meeting the distribution requirements might arise due to competing demands for Monmouth Capital’s funds or to timing differences between tax reporting and cash receipts and disbursements, because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed or because deductions may be disallowed or limited, or the Internal Revenue Service may make a determination that adjusts reported income. In those situations, Monmouth Capital might be required to borrow funds or sell properties on adverse terms in order to meet the distribution requirements and interest and penalties could apply which could adversely affect Monmouth Capital’s financial condition. If Monmouth Capital fails to make a required distribution, Monmouth Capital would cease to be taxed as a REIT.

Notwithstanding Monmouth Capital’s status as a REIT, Monmouth Capital is subject to various federal, state and local taxes on its income and property. For example, Monmouth Capital will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. Monmouth Capital may be subject to other United States federal income tax and Monmouth Capital may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for United States federal income tax purposes.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, Monmouth REIT and Monmouth Capital may make forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21F of the Securities Exchange Act of 1934, as amended, or the Exchange Act) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements with respect to their respective financial condition, results of operations and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions as they relate to us or our management are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth below under “Risk Factors” beginning on page 25, as well as, among others, the following:

•	those identified in public filings with the SEC made by Monmouth REIT that are incorporated by reference;

•	those identified under the caption “Information about Monmouth Capital—Management’s Discussion and Analysis of Financial Condition and Results of Operation;”

•	completion of the merger is dependent on, among other things, receipt of stockholder approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more difficult or expensive to complete than anticipated, including as a result of unexpected factors or events; and

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Monmouth REIT or Monmouth Capital or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Monmouth REIT and Monmouth Capital undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE MONMOUTH REIT ANNUAL MEETING OF STOCKHOLDERS

General

This joint proxy statement/prospectus is being provided to Monmouth REIT common stockholders as part of a solicitation of proxies by Monmouth REIT’s board of directors for use at the Monmouth REIT annual meeting of stockholders and at any adjournment or postponement of the annual meeting. This joint proxy statement/prospectus is first being furnished to Monmouth REIT common stockholders on or about June 15, 2007. This joint proxy statement/prospectus provides Monmouth REIT common stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the annual meeting.

Date, Time and Place of the Monmouth REIT Annual Meeting of Stockholders

The Monmouth REIT annual meeting of stockholders will be held on Thursday, July 26, 2007, at 2:00 p.m., local time, at the offices of Monmouth REIT, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey.

Business to be Considered at the Monmouth REIT Annual Meeting of Stockholders

At the Monmouth REIT annual meeting of stockholders, Monmouth REIT common stockholders will be asked to:

•	Elect three directors, each to hold office until the Monmouth REIT annual meeting of stockholders in 2010 and until his or her successor is duly elected and qualifies;

•

Consider and vote on a proposal to approve the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger to stockholders of Monmouth Capital, on the terms set forth in the merger agreement;

•	Consider and vote on a proposal to approve Monmouth REIT’s 2007 Stock Option Plan;

•	Consider and vote on a proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm for the fiscal year ending September 30, 2007; and

•	Transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

We are not aware of any other matters that may be properly presented at the annual meeting.

Record Date, Notice and Quorum

All of the Monmouth REIT common stockholders of record as of the close of business on June 1, 2007, the record date for the Monmouth REIT annual meeting of stockholders, are entitled to receive notice of, attend and vote at the annual meeting and any postponements or adjournments of the annual meeting. As of the record date for the annual meeting, there were 20,212,990 shares of Monmouth REIT common stock outstanding.

The presence of Monmouth REIT common stockholders entitled to cast a majority of the votes that are entitled to be cast at the annual meeting, in person or by proxy, will constitute a quorum for purposes of the annual meeting. A quorum is necessary to hold the annual meeting. Abstentions and properly executed broker non-votes will be counted in determining the presence of a quorum. A broker non-vote results as to a particular matter when a broker or other nominee properly executes and returns a proxy without specific voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of certain non-routine matters, including the proposals to approve the merger transaction or the 2007 Stock Option Plan.

Required Vote

If a quorum is present, a plurality of the votes cast at the Monmouth REIT annual meeting of stockholders is required to elect a director. Cumulative voting in the election of directors is not permitted. Approval of the proposal to approve the merger transaction, the proposal to approve the 2007 Stock Option Plan or the proposal to ratify the selection of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm require the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. Abstentions and properly executed broker non-votes are not considered votes cast and will have no effect on the results of the election of directors or on the vote in the in any of the proposals to be considered at the annual meeting.

Voting and Authorization of Proxies

Each Monmouth REIT common stockholder as of the record date for the Monmouth REIT annual meeting of stockholders is entitled to vote for as many individuals as there are directors to be elected at the Monmouth REIT annual meeting of stockholders and cast one vote on each other matter properly brought before the annual meeting for each share of Monmouth REIT common stock registered in the stockholder’s name. In order for your votes to be cast at the annual meeting, if you are a Monmouth REIT common stockholder of record, you must either authorize your proxy to cast your votes by returning the enclosed proxy card or attend the annual meeting and vote in person. Regardless of whether you plan to attend the annual meeting, we request that you authorize a proxy as promptly as possible.

If you authorize a proxy, the votes you would be entitled to cast at the annual meeting will be cast as you indicate on your proxy card. If you do not indicate instructions when you authorize your proxy, your votes will be cast:

•	FOR each nominee named in this joint proxy statement/prospectus for election as a director;

•	FOR the proposal to approve the merger transaction;

•	FOR the proposal to approve the 2007 Stock Option Plan; and

•	FOR the proposal to ratify the selection of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm.

We are not aware of any other matters that may properly be presented at the annual meeting. If, however, such a matter is properly presented at the annual meeting or any adjournments or postponements of the annual meeting, the persons appointed as proxies will vote in accordance with their discretion.

If you own shares of Monmouth REIT common stock through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. Your broker will NOT vote your Monmouth REIT common stock with respect to the proposal to approve the merger transaction or the proposal to approve the 2007 Stock Option Plan unless you instruct your broker how to vote. You should instruct your bank, brokerage firm or nominee as to how to cast your votes at the annual meeting, following the directions contained in such voting instruction card. If you have not received voting instructions or require further information regarding the voting instructions, contact your broker who can give you directions on how to cast your votes.

Monmouth REIT will pay the costs of soliciting proxies for the annual meeting. Monmouth REIT’s directors, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares of Monmouth REIT common stock in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, Monmouth REIT will reimburse those holders for their reasonable expenses in performing those services.

Your vote is important. Whether or not you plan to attend the annual meeting, if you are a Monmouth REIT common stockholder, we urge you to authorize your proxy promptly.

Revocation of Proxies

If you are a record owner of Monmouth REIT common stock, you may revoke your proxy at any time before the proxy is exercised at the Monmouth REIT annual meeting of stockholders, in any one of three ways, by:

•

delivering, before the date of the annual meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to Monmouth REIT’s secretary at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey; or

•	delivering a later-dated, duly executed proxy; or

•	attending the annual meeting and voting in person by ballot.

Attendance at the annual meeting will not, in itself, revoke a previously granted proxy.

If you own shares of Monmouth REIT common stock in street name as of the record date for the annual meeting, you may revoke or change previously granted voting instructions by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares of Monmouth REIT common stock.

Adjournments

Although it is not currently expected, the Monmouth REIT annual meeting of stockholders may be adjourned for the purpose of soliciting additional proxies if sufficient Monmouth REIT common stockholders are not present at the annual meeting, in person or by proxy, to constitute a quorum. Any adjournments may be made to a date not more than 120 days after the original record date without notice, other than by an announcement at the annual meeting, by the affirmative vote of a majority of the votes cast on the proposal, even if a quorum is not present, or by the chairperson of the annual meeting for any reason. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow Monmouth REIT common stockholders who have already authorized their proxies to revoke them at any time before their use.

MATTERS TO BE CONSIDERED AT THE MONMOUTH REIT

ANNUAL MEETING OF STOCKHOLDERS

ITEM 1:	Election of Directors

Monmouth REIT’s charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Class I directors are scheduled to be elected at the annual meeting to serve until the Monmouth REIT annual meeting of stockholders in 2010 and until their successors are duly elected and qualify. The three nominees for election as Class I directors are set forth below. In the event any nominee is unable to serve or will not serve as a director before the annual meeting, the proxy holders will vote all proxies received by them for any nominee designated by Monmouth REIT’s board of directors. In the event that additional persons are nominated for election as Class I directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominee. As of the date of this joint proxy statement/prospectus, Monmouth REIT’s board of directors is not aware of any other individual who may properly be nominated for election as Class I directors at the annual meeting or of any nominee who is unable or unwilling to serve as director. The nominees listed below are currently each serving as a director of Monmouth REIT. Neal Herstik is also currently serving as a director of Monmouth Capital.

Class I nominees to Monmouth REIT’s board of directors:

Name	Age	Business Experience during the Past Five Years; Other Directorships	Director Since
Daniel D. Cronheim	53	Attorney at Law (1982 to present); Executive Vice President (1989 to present) and General Counsel (1983 to present) of David Cronheim Company. President (1997 to present) of David Cronheim Mortgage Corporation; President (2000 to present) of Cronheim Management Services, Inc. and Director (2000 to present) of Hilltop Community Bankcorp.	1989

Neal Herstik	48	Attorney at Law, Gross, Truss & Herstik, PC (1997 to present); Director of Monmouth Capital Corporation (2002 to present); First Vice President, Marlboro Community Players, Inc., a non-profit corporation (2000 to 2002); Co-founder and former President, Manalapan-Englishtown Education Foundation, Inc., a non-profit corporation (1995 to 2001).	2004

Scott L. Robinson	37	Vice President of Investment Banking and Securitization (2006 to present) at Citigroup. Senior REIT and CMBS analyst of Standard & Poor’s, (1998 to present); Adjunct Professor at New York University, The Real Estate Institute (2003 to present).	2005

The following individuals are the Class II directors of Monmouth REIT, whose terms will expire at the annual meeting of Monmouth REIT’s stockholders in 2008:

Name	Age	Present Position with Monmouth REIT; Business Experience During Past Five Years; Other Directorships	Director Since
Matthew I. Hirsch	47	Independent Director. Attorney at law (1985 to present); Adjunct Professor of Law (1993 to present) Widener University School of Law.	2000

Cynthia J. Morgenstern	37	Executive Vice President and Director. Vice President (1996 to 2001) Summit Bank, Commercial Real Estate Division.	2002

Stephen B. Wolgin	53	Independent Director. Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New York; Principal of the Wolgin Group (2000-2003); prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis.	2003

The following individuals are the Class III directors of Monmouth REIT, whose terms will expire at the annual meeting of Monmouth REIT’s stockholders in 2009:

Name	Age	Present Position with Monmouth REIT; Business Experience During Past Five Years; Other Directorships	Director Since
Eugene W. Landy	73	President (1968 to present) and Director. Attorney at Law; President and Director (1961 to present) of Monmouth Capital; Chairman of the Board (1995 to present), President (1969 to 1995) of UMH Properties.	1968

Samuel A. Landy	46	Director. Attorney at Law (1985 to present); President (1995 to present), Vice President (1991 to 1995) and Director (1992 to present) of UMH Properties; Director (1994 to 2004) of Monmouth Capital.	1989

Peter J. Weidhorn	60	Independent Director. Investor; Director (2000-2003) of real estate acquisitions at Kushner Companies; Chairman of the Board, President/CEO (1998-2000) WNY Group, Inc., a REIT that owned and operated 8,000 apartments prior to its sale to the Kushner Companies; Director BNP Residential Properties, Inc. (2001 to 2007); Chairman (2006 to present) and Director (2003 to 2006) of The Community Development Trust, Inc.; Vice Chairman and Trustee of the Union for Reform Judaism.	2001

For additional information regarding the directors nominated for reelection and Monmouth REIT’s board of directors as a whole, see “Information about Monmouth REIT—Directors, Executive Officers and Corporate Governance.”

Monmouth REIT’s board of directors recommends that you vote

FOR the election of the nominees named above.

ITEM 2:	Approval of the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger to stockholders of Monmouth Capital, on the terms set forth in the merger agreement

As discussed elsewhere in this joint proxy statement/prospectus, the provisions of the merger agreement require that the merger transaction be approved by the Monmouth REIT common stockholders, by the vote of a majority of the votes cast on the matter at a meeting of stockholders at which a quorum is present.

In addition, the rules of The NASDAQ Stock Market, Inc. require that a company with common stock listed on the NASDAQ Global Select Market, such as Monmouth REIT, obtain the approval of its stockholders before it issues more than 5% of its voting securities in connection with the acquisition of the stock or assets of another company, if any director, officer or substantial stockholder of the issuer has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction.

As of June 1, 2007, none of Monmouth REIT’s directors, officers or significant stockholders owned, directly or indirectly, more than 5% of the outstanding shares of Monmouth Capital common stock and no group of Monmouth REIT’s directors, officers and significant stockholders owned, directly or indirectly, more than 10% of the outstanding shares of Monmouth Capital common stock, calculated in accordance with the rules of The NASDAQ Stock Market to exclude shares that may be acquired upon the exercise of options or conversion of convertible securities. However, if Eugene W. Landy, Monmouth REIT’s president and the chairman of its board of directors, were to exercise all of his vested and exercisable options to purchase Monmouth Capital common stock, Mr. Eugene Landy would own, directly or indirectly, more than 5% of the outstanding shares of Monmouth Capital common stock and would be expected to receive more than 5% of the merger consideration payable to Monmouth Capital common stockholders in the merger. Similarly, if Monmouth REIT’s directors and executive officers were to convert all of their 8% Convertible Subordinated Debentures due 2013 and 8% Convertible Subordinated Debentures due 2015 of Monmouth Capital, which we refer to as the Monmouth Capital Debentures, and exercise all of their vested and exercisable options to purchase Monmouth Capital common stock, Monmouth REIT’s directors and officers, as a group, would own, directly or indirectly, more than 10% of the outstanding shares of Monmouth Capital common stock and would be expected to receive more than 10% of the merger consideration payable to Monmouth Capital common stockholders in the merger.

None of Monmouth REIT’s directors and executive officers have agreed to not exercise their options to purchase Monmouth Capital common stock or convert their Monmouth Capital Debentures before the effective time of the merger. None of Monmouth REIT’s directors and executive officers have agreed to not otherwise acquire shares of Monmouth Capital common stock before the effective time of the merger. Many of Monmouth REIT’s directors and officers participate in Monmouth Capital’s dividend reinvestment plan and will receive approximately 12,900 additional shares of Monmouth Capital common stock in connection with the dividend payable on June 15, 2007, to Monmouth Capital common stockholders of record on May 15, 2007. Monmouth REIT cannot determine whether, at the effective time of the merger, the rules of The NASDAQ Stock Market will require Monmouth REIT to have obtained the approval of its common stockholders in order to consummate the merger transaction.

At the Monmouth REIT annual meeting of stockholders, Monmouth REIT common stockholders will consider and vote on a proposal to approve the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger to stockholders of Monmouth Capital, on the terms set forth in the merger agreement. Monmouth REIT common stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger transaction and the merger agreement. In particular, Monmouth REIT common stockholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Monmouth REIT’s board of directors recommends that you vote

FOR the proposal to approve the merger transaction.

ITEM 3:	Approval of Monmouth REIT’s 2007 Stock Option Plan

Monmouth REIT is asking its common stockholders to approve its 2007 Stock Option Plan, which we refer to as the 2007 Plan. The 2007 Plan is designed to provide a means to attract, motivate and retain officers and key employees and to further the growth and financial success of Monmouth REIT by aligning the interests of Monmouth REIT’s officers and key employees with the interests of Monmouth REIT common stockholders through the ownership of equity in Monmouth REIT and other incentives. The 2007 Plan replaces Monmouth REIT’s existing 1997 Stock Option Plan, which we refer to as the 1997 Plan, which, pursuant to its terms, terminated on December 31, 2006. The 1997 Plan provided for the grant of options to purchase 1,500,000 shares of Monmouth REIT common stock, of which 15,000 shares remained available to be granted when the 1997 Plan terminated on December 31, 2006. No future awards will be granted under the 1997 Plan, although outstanding grants will continue to be subject to the terms of the 1997 Plan.

Description of the 2007 Stock Option Plan:

The following paragraphs provide a summary of the principal features of the 2007 Plan and its operation. The following summary is qualified in its entirety by reference to the 2007 Plan, a copy of which is attached as Annex B hereto.

Administration of the 2007 Plan. Monmouth REIT’s board of directors adopted the 2007 Plan on March 26, 2007, subject to stockholder approval. The 2007 Plan will be administered by the compensation committee of Monmouth REIT’s board of directors, comprised of two or more directors of Monmouth REIT, none of whom may be officers or employees of Monmouth REIT and all of whom will be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and “outside directors” (as required by Section 162(m) of the Internal Revenue Code). The members of Monmouth REIT’s compensation committee will be appointed from time to time by, and will serve at the pleasure of, its board of directors. Currently, Monmouth REIT’s compensation committee consists of Matthew I. Hirsch and Stephen B. Wolgin.

Monmouth REIT’s compensation committee has the sole discretion to administer and construe the 2007 Plan in accordance with its provisions. Subject to the terms of the 2007 Plan, the compensation committee’s authority includes the power to:

•	determine persons eligible for awards;

•	prescribe the terms and conditions of the awards;

•	accelerate the time at which all or any part of an option awarded under the 2007 Plan may be exercised;

•	amend or modify the terms and conditions of an award with the consent of the participant;

•	interpret the 2007 Plan and the awards;

•	adopt rules for administration, interpretation and application of the 2007 Plan as are consistent with the terms of the plan;

•	interpret, amend or revoke any such rules; and

•	make determinations necessary or advisable for the administration of the 2007 Plan.

Shares Subject to Awards. 1,500,000 shares of Monmouth REIT common stock are reserved for issuance upon the exercise of options granted under the 2007 Plan. The last sale price of Monmouth REIT common stock on June 1, 2007, the record date for the Monmouth REIT annual meeting of stockholders, was $8.71 per share. If options granted under the 2007 Plan expire or terminate for any reason without having been exercised in full, the shares subject to, but not delivered under, such options will become available for additional option grants under the 2007 Plan. Currently, the number of option awards to be granted under the 2007 Plan is not determinable.

Eligibility to Receive Awards. Key employees of Monmouth REIT and any of its subsidiaries, including officers and directors who are employees, will be eligible to receive one or more grants of options under the 2007 Plan. Currently, there are approximately eleven individuals that we consider to be key employees of Monmouth REIT.

In determining the persons to whom an option award may be granted, Monmouth REIT’s compensation committee may take into account an individual’s salary and tenure, duties and responsibilities, his or her present and potential contributions to the success of Monmouth REIT, the recommendation of supervisors, and such other factors as the compensation committee may deem important in connection with accomplishing the purposes of the 2007 Plan.

Option Terms. Subject to the terms and provisions of the 2007 Plan, options may be granted to participants at any time and from time to time as determined by Monmouth REIT’s compensation committee. The compensation committee will determine the number of shares subject to each option. The compensation committee may grant incentive stock options (“ISOs”), which are entitled to favorable tax treatment, to employees of Monmouth REIT or one of its subsidiaries, nonqualified stock options (“NSOs”), or any combination thereof. Not more than 200,000 shares of Monmouth REIT common stock may be granted as options in any one fiscal year to a participant under the 2007 Plan. Each option may be exercised only after one year of continued employment with Monmouth REIT or one of its subsidiaries immediately after the date the option is granted.

Monmouth REIT’s compensation committee will set the exercise price of each option. In the case of a NSO, the exercise price must equal at least 100% of the fair market value of a share on the date granted. In the case of an ISO, the exercise price must equal at least 100% of the fair market value of a share on the date granted or, consistent with Section 422(c)(5) of the Internal Revenue Code, if the participant (together with persons whose stock ownership is attributed to the participant pursuant to Section 424(d) of the Internal Revenue Code) owns stock possessing more than 10% of the total combined voting power of all classes of Monmouth REIT stock or any of its subsidiaries on the date the option is granted, 110% of the fair market value of a share.

The aggregate fair market value (determined on the date of grant) of the shares with respect to which ISOs are exercisable for the first time by any participant during any calendar year (under all plans of Monmouth REIT and its subsidiaries) may not exceed $100,000.

The exercise price of each option must be paid in full in cash at the time of exercise. Monmouth REIT’s compensation committee may also allow exercise by other means, including by tendering previously acquired shares. Options expire at the times established by the compensation committee (or earlier in the event that the participant’s employment is terminated), but generally not later than 10 years after the date of grant.

Nontransferability of Options. Except as otherwise permitted by Monmouth REIT’s compensation committee, an option granted under the 2007 Plan generally may not be transferred. The compensation committee may permit a transfer, upon a participant’s death, to beneficiaries designated by the participant.

Amendments and Termination of the 2007 Plan. Monmouth REIT’s board of directors generally may amend or terminate the 2007 Plan, or any part of the 2007 Plan, at any time and for any reason, except that an amendment will not be effective without the approval of the Monmouth REIT common stockholders if and to the extent required to maintain the 2007 Plan’s qualification under the Internal Revenue Code, by the applicable rules of any national securities exchange or by any applicable law. The amendment, suspension or termination of the 2007 Plan will not, without the consent of a participant, alter or impair any rights or obligations under any award granted to such participant. No award may be granted during any period of suspension or after termination of the 2007 Plan.

Tax Aspects of the 2007 Plan.

The following discussion is intended to provide an overview of the United States federal income tax laws which are generally applicable to options granted under the 2007 Plan as of the date of this joint proxy statement/ prospectus. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

A recipient of a stock option will not have taxable income on the date of grant. Upon exercise of NSOs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares of Monmouth REIT common stock on the date of exercise and the price paid for the shares. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss if the shares are held for more than 12 months after exercise.

The purchase of shares of Monmouth REIT common stock upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares either will be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise, or (2) the amount realized from the sale, exceeds the exercise price.

Monmouth REIT will be entitled to a tax deduction for an option granted under the 2007 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income.

Equity Compensation Plan Information

The following table provides information about Monmouth REIT common stock that may be issued upon the exercise of options as of September 30, 2006, under Monmouth REIT’s 1997 Stock Option Plan. The following table does not include shares that may be issued under Monmouth REIT’s proposed 2007 Stock Option Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	961,000	$7.75	15,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total:	961,000	$7.75	15,000

Monmouth REIT’s board of directors recommends that you vote

FOR the proposal to approve Monmouth REIT’s 2007 Stock Option Plan.

ITEM 4:	Approval of the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm for the fiscal year ending September 30, 2007

The audit committee of Monmouth REIT’s board of directors, under authority granted by Monmouth REIT’s board of directors, has appointed Reznick Group, P.C., as Monmouth REIT’s independent registered public accounting firm, to audit the accounts of Monmouth REIT for the fiscal year ending September 30, 2007. There are no affiliations between Monmouth REIT and Reznick Group, P.C., its partners, associates or employees, other than its employment as Monmouth REIT’s independent registered public accounting firm. Reznick Group, P.C. informed Monmouth REIT that it has no direct or indirect financial interest in Monmouth REIT. Monmouth REIT expects a representative of Reznick Group, P.C. to be present at the Monmouth REIT annual meeting of stockholders either to make a statement or to respond to appropriate questions.

At the Monmouth REIT annual meeting of stockholders, Monmouth REIT common stockholders will be asked to consider and vote on a proposal to approve the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm for the fiscal year ending September 30, 2007. Monmouth REIT’s charter and bylaws do not require that its stockholders ratify the appointment of Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm. Monmouth REIT is asking its common stockholders to ratify this appointment as a matter of good corporate practice. If Monmouth REIT common stockholders do not ratify the appointment of Reznick Group, P.C., Monmouth REIT’s audit committee will reconsider whether or not to retain Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Reznick Group, P.C. is ratified by Monmouth REIT common stockholders, the audit committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Monmouth REIT.

Monmouth REIT’s board of directors recommends that you vote

FOR the proposal to approve the appointment of Reznick Group, P.C.

THE MONMOUTH CAPITAL SPECIAL MEETING OF STOCKHOLDERS

General

This joint proxy statement/prospectus is being provided to Monmouth Capital common stockholders as part of a solicitation of proxies by Monmouth Capital’s board of directors for use at the Monmouth Capital special meeting of stockholders and at any adjournment or postponement of the special meeting. This joint proxy statement/prospectus is first being furnished to Monmouth Capital stockholders on or about June 15, 2007. This joint proxy statement/prospectus provides Monmouth Capital common stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

At the special meeting, Monmouth Capital will ask holders of its common stock to approve the merger agreement and the merger on the terms set forth in the merger agreement. The Monmouth Capital Special Committee and Monmouth Capital’s board of directors have approved and declared advisable the merger agreement and the merger and have declared that it is in the best interest of Monmouth Capital common stockholders that Monmouth Capital enter into the merger agreement and complete the merger on the terms and conditions set forth in the merger agreement. The Monmouth Capital Special Committee and Monmouth Capital’s board of directors recommend that Monmouth Capital common stockholders vote FOR the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement.

Date, Time and Place of the Monmouth Capital Special Meeting of Stockholders

The Monmouth Capital special meeting of stockholders will be held on Thursday, July 26, 2007, at 10:00 a.m., local time, at the offices of Monmouth Capital, located at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey.

Record Date, Notice and Quorum

All of the Monmouth Capital common stockholders as of the close of business on June 1, 2007, the record date for the Monmouth Capital special meeting of stockholders, are entitled to receive notice of, attend and vote at the special meeting and any postponements or adjournments of the special meeting. As of the record date for the special meeting, there were 5,736,849 shares of Monmouth Capital common stock outstanding.

The presence of Monmouth Capital common stockholders entitled to cast a majority of the votes that are entitled to be cast at the special meeting, in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and properly executed broker non-votes will be counted in determining the presence of a quorum. A broker non-vote results as to a particular matter when a broker properly executes and returns a proxy without specific voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement.

Required Vote

If a quorum is present, approval of the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement requires the affirmative vote of a majority of the shares of Monmouth Capital common stock represented in person or by proxy at the Monmouth Capital special meeting of stockholders. Abstentions and properly executed broker non-votes are considered shares represented in person or by proxy at the special meeting and will have the effect of a vote against the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement.

Voting; Authorization of Proxies

Each holder of Monmouth Capital common stock as of the record date for the Monmouth Capital special meeting of stockholders is entitled to cast one vote for each share of Monmouth Capital common stock registered in the stockholder’s name. In order for your votes to be cast at the Monmouth Capital special meeting of stockholders, if you are a Monmouth Capital common stockholder of record, you must either authorize your proxy to cast your votes by returning the enclosed proxy card or attend the special meeting and vote in person. Regardless of whether you plan to attend the special meeting, we request that you authorize a proxy as promptly as possible.

If you authorize a proxy, the votes you would be entitled to cast at the special meeting will be cast as you indicate on your proxy card. If you do not indicate instructions when you authorize your proxy, your votes will be cast FOR the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement. We are not aware of any other matters that may properly be presented at the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will vote in accordance with their discretion.

If you own shares of Monmouth Capital common stock through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to cast your votes at the special meeting, following the directions contained in such voting instruction card. Your broker will NOT vote your Monmouth Capital common stock with respect to the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement unless you instruct your broker how to vote. If you have not received voting instructions or require further information regarding the voting instructions, contact your broker who can give you directions on how to cast your votes.

Monmouth Capital will pay the costs of soliciting proxies for the special meeting. Monmouth Capital’s directors, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares of Monmouth Capital common stock in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, Monmouth Capital will reimburse those holders for their reasonable expenses in performing those services.

Your vote is important. Whether or not you plan to attend the special meeting, if you are a Monmouth Capital common stockholder, we urge you to authorize your proxy promptly.

Revocation of Proxies

If you are a record owner of Monmouth Capital common stock, you may revoke your proxy at any time before the proxy is exercised at the Monmouth Capital special meeting of stockholders, in any one of three ways, by:

•

delivering, before the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to Monmouth Capital’s Secretary at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey; or

•	delivering a later-dated, duly executed proxy; or

•	attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

If you owned shares of Monmouth Capital common stock in “street name” as of the record date for the special meeting, you may revoke or change previously granted voting instructions by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares of Monmouth Capital common stock.

Adjournments

Although it is not currently expected, the Monmouth Capital special meeting of stockholders may be adjourned for the purpose of soliciting additional proxies if sufficient Monmouth Capital common stockholders are not present at the special meeting, in person or by proxy, to constitute a quorum. Any adjournments may be made to a date not more than 30 days after the date originally scheduled for the meeting without notice, other than by an announcement at the special meeting, by the affirmative vote of a majority of the shares represented at the special meeting even if a quorum is not present. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Monmouth Capital common stockholders who have already authorized their proxies to revoke them at any time before their use.

THE MERGER

General

In the merger, Route 9 will merge with and into Monmouth Capital on the terms set forth in the Agreement and Plan of Merger, dated as of March 26, 2007, which we refer to as the merger agreement, by and among Monmouth REIT, Monmouth Capital and Route 9, and Monmouth Capital will survive the merger transaction as a wholly-owned subsidiary of Monmouth REIT. In the merger, each outstanding share of Monmouth Capital common stock will be converted into, and exchanged for the right to receive, 0.655 shares of Monmouth REIT common stock, in accordance with the merger agreement. The merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger, must be approved by a majority of the votes cast by Monmouth REIT common stockholders at a meeting of Monmouth REIT stockholders at which a quorum is present, and the merger agreement and the merger on the terms set forth in the merger agreement must be approved by the affirmative vote of a majority of the shares of Monmouth Capital common stock represented in person or by proxy at a meeting of the Monmouth Capital stockholders at which a quorum is present.

Background of the Merger

For more than 35 years, Monmouth REIT and Monmouth Capital, together with UMH Properties, Inc., a Maryland corporation that also operates as a REIT, or UMH Properties, have operated as successful public companies with a common management team and a number of common non-management directors. Because the companies have operated under common management, the companies share certain general and administrative expenses.

Monmouth REIT seeks to invest in well-located, modern industrial properties leased to creditworthy tenants on long-term net leases and seeks to obtain a favorable yield spread between the yield from the net-leased industrial properties and mortgage interest costs. Although Monmouth Capital has no specific policy relating to the types of properties in which it invests, all of Monmouth Capital’s current properties are industrial warehouse properties and 64% of Monmouth Capital’s rental income and reimbursements for its fiscal year ended December 31, 2006 was derived from tenants who are also tenants of Monmouth REIT. By contrast, UMH Properties owns and operates twenty-eight manufactured home communities. Each company also invests in a portfolio of REIT securities. Management believes that each company’s basic long-term business plan can perform well without any change in the current independent operations.

Stock in each company is thinly traded and, in part because of the small size and public float of each company, management believes that increasing the market capitalization of Monmouth REIT and Monmouth Capital will assist each company’s stockholders in realizing the intrinsic fair value of each company’s business. Recent regulatory changes, including the Sarbanes-Oxley Act of 2002, have also increased the costs of operating as a public company and the amount of time Monmouth REIT and Monmouth Capital must devote to compliance with regulatory and financial reporting requirements. As a result, in early 2006, management of the companies began to consider the consolidations of Monmouth REIT, Monmouth Capital and, possibly, UMH Properties, as a way to enhance each company’s stockholders’ value. Early in 2006, management asked Cohen & Steers Capital Advisors, LLC, or Cohen & Steers, to prepare a preliminary analysis of a strategic combination of Monmouth REIT and Monmouth Capital at a range of potential exchange ratios and assuming various levels of cost savings and sensitivities, which Cohen & Steers presented to management on February 28, 2006. As a result of this meeting, management provided additional information to Cohen & Steers and Cohen & Steers provided a more detailed written presentation to management on March 15, 2006, which management shared with the members of the boards of directors of Monmouth REIT, Monmouth Capital and UMH Properties at the companies’ annual directors’ retreat in March 2006.

At their meetings in late June 2006, the boards of directors of Monmouth REIT, Monmouth Capital and UMH Properties began to consider the benefits and risks of consolidating all three companies. On July 6, 2006, and again on July 28, 2006, Cohen & Steers presented analyses outlining the preliminary financial profiles and the risks and benefits of a combination of all three companies, a combination of Monmouth REIT and Monmouth Capital, and a combination of Monmouth REIT and UMH Properties. During the third and fourth quarters of 2006, the companies continued to consider the consolidation of some or all of Monmouth REIT, Monmouth Capital and UMH Properties. Management also discussed these possible strategic transactions, as well as the roles and potential composition of special committees of each company, with Venable LLP, which we refer to as Venable, and informally discussed the risks and benefits of potential combinations with members of each company’s board of directors. After these discussions, management determined that the similarity of the assets of Monmouth REIT and Monmouth Capital, as well as potential cost savings, could make a strategic combination of the two companies advisable.

Over the past two years, there has been a substantial amount of merger and acquisition activity in the REIT industry, and a number of business combinations involving REITs have taken place. In this environment, the management of Monmouth Capital has been approached on a few occasions by third parties expressing a possible interest in entering into discussions regarding a potential acquisition of Monmouth Capital. No such discussions have progressed beyond a preliminary stage. While management has no current plans to change its long-term investment strategy and pursue an acquisition by a third party, management believes that the combination of Monmouth REIT and Monmouth Capital should not adversely affect, and might even enhance, the combined company’s ability to engage in this type of transaction with a third party in the future should a suitable opportunity be presented.

As each member of Monmouth REIT’s management team and many members of Monmouth REIT’s board of directors are also members of Monmouth Capital’s management team or directors of Monmouth Capital, on January 4, 2007, Monmouth REIT’s board of directors formed a special transaction committee, or the Monmouth REIT Special Committee, composed of Peter Weidhorn, Matthew I. Hirsch and Scott L. Robinson, with the power to consider, negotiate and cause Monmouth REIT to enter into a definitive agreement to consummate a strategic transaction with Monmouth Capital or any third party proposing such a transaction. None of Messrs. Weidhorn, Hirsch and Robinson are directors or officers of Monmouth Capital and Monmouth REIT’s board of directors considered the interests of each in Monmouth Capital, including Mr. Weidhorn’s ownership of Monmouth Capital securities, and determined that none of them has any interest in Monmouth Capital that would be of such significance as to reasonably be expected to influence his judgment if he were called upon to vote on a transaction between Monmouth REIT and Monmouth Capital. Monmouth REIT’s board of directors authorized the Monmouth REIT Special Committee to engage financial and legal advisors to assist the Monmouth REIT Special Committee.

On January 10, 2007, the Monmouth REIT Special Committee held an initial meeting to consider a potential combination of Monmouth REIT and Monmouth Capital. The Monmouth REIT Special Committee engaged Cohen & Steers and Venable as its outside financial and legal advisors, respectively. Representatives of Venable reviewed with members of the Monmouth REIT Special Committee their duties as members of a special committee of the board of directors of a Maryland corporation in considering a merger with a related company. Representatives of Cohen & Steers then presented to members of the Monmouth REIT Special Committee a preliminary financial analysis of a merger of Monmouth REIT and Monmouth Capital and, following this presentation, the Monmouth REIT Special Committee discussed the potential advantages and disadvantages of a combination of Monmouth REIT and Monmouth Capital with representatives of Cohen & Steers, including the similarity of the assets of each company, the benefits of increased market capitalization, the benefits of further diversification of tenant and geographic mix of real estate assets and the cost and productivity savings that might be achieved by combining the two companies. During this meeting, the Monmouth REIT Special Committee authorized Venable and Cohen & Steers to conduct legal and financial due diligence investigations of Monmouth Capital in connection with such a combination. At the meeting of Monmouth REIT’s board of directors that followed the meeting of the Monmouth REIT Special Committee, Cohen & Steers also presented to Monmouth REIT’s board of directors summary preliminary financial analysis of a combination of Monmouth REIT and Monmouth Capital.

On January 11, 2007, Monmouth Capital’s board of directors held a regularly scheduled meeting. At that meeting, Monmouth Capital’s board of directors adopted a resolution appointing a special transaction committee, or the Monmouth Capital Special Committee, composed of Joshua Kahr and Eugene Rothenberg, with the power to consider, negotiate and make a recommendation to Monmouth Capital’s board of directors with respect to any combination proposal that may be received from Monmouth REIT or any other party that may propose a strategic transaction with Monmouth Capital. Neither Messrs. Kahr and Rothenberg are directors or officers of Monmouth REIT and Monmouth Capital’s board of directors considered the interests of each in Monmouth REIT, including Mr. Rothenberg’s ownership of Monmouth REIT securities, and determined that neither of them has any interest in Monmouth REIT that would be of such significance as to reasonably be expected to influence his judgment if he were called upon to vote on a transaction between Monmouth Capital and Monmouth REIT. Monmouth Capital’s board of directors authorized the Monmouth Capital Special Committee to engage financial and legal advisors to assist the Monmouth Capital Special Committee.

On January 11, 2007, immediately following the meeting of Monmouth Capital’s board of directors, the Monmouth Capital Special Committee held its initial meeting to consider a potential combination of Monmouth Capital and Monmouth REIT. The Monmouth Capital Special Committee engaged Ferris, Baker Watts, Incorporated, which we refer to as FBW, and Stroock & Stroock & Lavan LLP, which we refer to as Stroock, as its outside financial and legal advisors, respectively. Representatives of Stroock reviewed with members of the Monmouth Capital Special Committee their duties as members of a special committee of a New Jersey corporation in considering a combination with a related company. During this meeting, the Monmouth Capital Special Committee authorized Stroock and FBW to conduct legal and financial due diligence investigations of Monmouth REIT in connection with such a combination.

On January 12, 2007, representatives of Cohen & Steers, FBW, Stroock and Venable met telephonically to discuss their respective due diligence investigations of Monmouth REIT and Monmouth Capital. Over the following three weeks, representatives of Cohen & Steers, FBW, Stroock and Venable held numerous meetings and telephone calls with management to conduct legal and financial due diligence investigations of Monmouth REIT and Monmouth Capital and representatives of Venable and Stroock reviewed corporate records and other legal documentation with respect to Monmouth Capital and Monmouth REIT, respectively.

On January 22, 2007, the Monmouth Capital Special Committee held a telephonic meeting at which representatives of FBW and Stroock were present to discuss the scope of Stroock’s due diligence investigation of Monmouth REIT as well as plans to attend a presentation by management regarding Monmouth Capital and Monmouth REIT as part of the due diligence investigation of Monmouth REIT being conducted by the advisors to the Monmouth Capital Special Committee.

On January 31, 2007, the Monmouth REIT Special Committee held a telephonic meeting at which representatives of Cohen & Steers and Venable were present to discuss a strategic combination in which Monmouth REIT would acquire the stock of Monmouth Capital and each share of outstanding Monmouth Capital common stock would be converted into shares of Monmouth REIT common stock. Representatives of Venable and Cohen & Steers reviewed with members of the Monmouth REIT Special Committee their financial and legal due diligence investigations, and representatives of Cohen & Steers discussed with the members of the Monmouth REIT Special Committee the exchange ratio for which shares of Monmouth Capital common stock could be exchanged for shares of Monmouth REIT common stock in a strategic combination with Monmouth Capital. Representatives of Cohen & Steers discussed with the Special Committee the advantages and disadvantages of fixed and floating exchange ratios, including the use of a walk-away right or collar, among other possible adjustments. Cohen & Steers noted that, given the limited market liquidity and low average daily trading volumes of common shares of each of Monmouth REIT and Monmouth Capital, the use of a walk-away right or collar could be triggered by minimal trading activity. Cohen & Steers also noted that the use of a fixed exchange ratio would enable each of Monmouth REIT and Monmouth Capital to determine with a greater level of certainty the financial impact resulting from the transaction, including any potential per share accretion to stand alone funds from operations per share.

At its meeting on January 31, 2007, the Monmouth REIT Special Committee also discussed the terms of an offer letter that the Monmouth REIT Special Committee proposed to send to Monmouth Capital, outlining a strategic combination in which Monmouth Capital would merge with a subsidiary of Monmouth REIT and all of the outstanding shares of Monmouth Capital would be exchanged for shares of Monmouth REIT common stock. After discussion, the Monmouth REIT Special Committee determined to send a letter to Monmouth Capital, containing a non-binding indication of interest to engage in a strategic transaction with Monmouth Capital, in which each outstanding share of Monmouth Capital common stock would be exchanged for 0.63 shares of Monmouth REIT’s common stock. The Monmouth REIT Special Committee determined that the letter would also specify that any transaction would be subject to the approval of Monmouth REIT and Monmouth Capital common stockholders and that any definitive agreement would contain other usual and customary provisions, including representations and warranties, a provision restricting Monmouth Capital’s ability to negotiate or enter into other strategic transactions, certain other deal protection provisions and closing conditions and provide for a $1.25 million termination fee payable under certain circumstances. The Monmouth REIT Special Committee also directed Venable to begin preparation of a draft merger agreement reflecting the terms set forth in the letter. During the course of the day on February 1 and February 2, 2007, members of the Monmouth REIT Special Committee and representatives of Venable and Cohen & Steers corresponded by electronic mail regarding the contents of the proposed letter, which Mr. Weidhorn sent to Monmouth Capital on February 2, 2007.

On February 2, 2007, members of the Monmouth Capital Special Committee and representatives of Stroock and FBW visited the office of Monmouth Capital and Monmouth REIT to attend a presentation by management regarding Monmouth Capital and Monmouth REIT. During this visit FBW also conducted due diligence that included interviews with management, as well as a review of various documents, including leasing agreements, loan documents, and joint venture agreements among others. Shortly after the presentation, the Monmouth Capital Special Committee, Stroock and FBW were presented with a copy of a letter dated February 2, 2007 from Mr. Weidhorn, chairman of the Monmouth REIT Special Committee, describing a non-binding offer to acquire, pursuant to a merger, all the outstanding shares of common stock of Monmouth Capital in exchange for shares of common stock of Monmouth REIT.

On February 7, 2007, the Monmouth Capital Special Committee held a telephonic meeting at which representatives of FBW and Stroock were present to review the proposal from the Monmouth REIT Special Committee set forth in the February 2, 2007 letter. At this meeting, members of the Monmouth Capital Special Committee also discussed the preliminary financial analysis of a potential combination with Monmouth REIT being conducted by FBW. The Monmouth Capital Special Committee determined to send a letter in reply to Mr. Weidhorn’s February 2, 2007 letter, indicating that the Monmouth Capital Special Committee would consider the proposal set forth in the letter sent by Mr. Weidhorn and respond in due course. Mr. Kahr, the chairman of the Monmouth Capital Special Committee, sent this letter to Mr. Weidhorn on February 8, 2007.

On February 12, 2007, the Monmouth Capital Special Committee held a telephonic meeting at which representatives of FBW and Stroock were present and at which FBW presented its preliminary financial analysis of a merger of Monmouth Capital with and into Monmouth REIT, including information about the 0.63 exchange ratio proposed by the Monmouth REIT Special Committee and the merger premium reflected by such ratio, as well as various other considerations, including the companies’ interrelationships. Following this presentation, the Monmouth Capital Special Committee discussed the terms of a possible substantive response to the Monmouth REIT Special Committee proposal contained in Mr. Weidhorn’s February 2, 2007 letter. The Monmouth Capital Special Committee determined to draft a letter to the Monmouth REIT Special Committee indicating the willingness of the Monmouth Capital Special Committee to further discuss the proposal and suggesting that, while the proposed exchange ratio of 0.63 represented a slight premium over the recent relative trading prices of the common stock of Monmouth Capital and Monmouth REIT, when considering the ratio of the companies’ respective stock prices over a longer and more representative period, such as the prior twelve months, rather than the one-week and one-month periods preceding the February 2, 2007 letter from Mr. Weidhorn, a more appropriate exchange ratio for a strategic combination of Monmouth REIT and Monmouth Capital would be closer to 0.70. The Monmouth Capital Special Committee also determined that the response letter would indicate that the $1.25 million termination fee proposed by the Monmouth REIT Special Committee appeared to be on the high side for this type of transaction and that the Monmouth Capital Special Committee believed a termination fee of $1 million would be more appropriate. The letter also requested a better understanding of the circumstances under which a termination fee would be payable, both by Monmouth Capital and by Monmouth REIT. In addition, the Monmouth Capital Special Committee determined to include in the response letter a request for clarification that the proposed no-shop provision to be contained in the definitive agreement (a) would not preclude Monmouth Capital from providing information to any third party (or its representatives) who may contact Monmouth Capital in connection with a potential transaction that may be superior to the transaction with Monmouth REIT or from engaging in discussions and negotiations with any such third party and (b) would permit Monmouth Capital to terminate the merger agreement with Monmouth REIT in order to enter into an agreement with such third party, should the Monmouth Capital Special Committee determine, in the exercise of its fiduciary duties, that the third party’s proposal was superior to the transaction with Monmouth REIT. The Monmouth Capital Special Committee decided that the letter should also request that the Monmouth REIT Special Committee elaborate on what deal protections and closing conditions would be considered customary and, therefore, appropriate for this transaction. The Monmouth Capital Special Committee discussed the element of uncertainty introduced by the request that the transaction be subject to approval from Monmouth REIT common stockholders, given that such stockholder approval might not be required by the rules of The NASDAQ Stock Market or applicable law. The Monmouth Capital Special Committee resolved to request that the Monmouth REIT Special Committee consider mitigating this risk by entering into “lock-up” or similar agreements for certain of Monmouth REIT’s major stockholders and to clarify whether the Monmouth REIT common stockholder vote would require approval of the holders of a majority of the outstanding shares of Monmouth REIT common stock or a majority of the votes actually cast on the merger, in which latter case, the uncertainty would be greatly reduced. During the course of the day on February 12, 13, 14 and 15, 2007, members of the Monmouth Capital Special Committee and representatives of Stroock and FBW corresponded by electronic mail regarding the contents of the response letter.

On February 15, 2007, the Monmouth Capital Special Committee held a telephonic meeting at which representatives of FBW and Stroock were present and approved the response letter, which Mr. Kahr sent to Mr. Weidhorn, chairman of the Monmouth REIT Special Committee, on that day.

On February 16, 2007, the Monmouth REIT Special Committee held a telephonic meeting at which representatives of Cohen & Steers and Venable were present to discuss the letter received by Mr. Weidhorn on February 15, 2007 from Mr. Kahr. Representatives of Venable discussed with the Monmouth REIT Special Committee possible provisions relating to restrictions on Monmouth Capital’s ability to negotiate or enter into another strategic transaction, and possible termination provisions of, a definitive agreement with Monmouth Capital as well as the potential requirement of The NASDAQ Stock Market that the proposed transaction be approved by a majority of the votes cast by Monmouth REIT common stockholders. The Monmouth REIT Special Committee determined that Mr. Weidhorn, along with representatives of Cohen & Steers and Venable, should respond by telephone to the points raised in Mr. Kahr’s letter of February 15, 2007, and that Mr. Weidhorn and the Monmouth REIT Special Committee’s legal and financial advisors should negotiate the further terms of a definitive agreement with Monmouth Capital in accordance with the terms discussed in the meeting, including an exchange ratio of up to 0.655 shares of Monmouth REIT common stock for each share of Monmouth Capital common stock.

On February 22, 2007, Mr. Weidhorn met by telephone with the members of the Monmouth Capital Special Committee and representatives of Cohen & Steers, FBW, Stroock and Venable, to discuss Mr. Kahr’s letter of February 15, 2007. Mr. Weidhorn and the members of the Monmouth Capital Special Committee discussed the ratio at which shares of Monmouth Capital common stock would be converted into shares of Monmouth REIT common stock in a merger between Monmouth Capital and a subsidiary of Monmouth REIT and, along with their respective legal and financial advisors, discussed certain other terms of a definitive merger agreement.

Following the meeting with Mr. Weidhorn on February 22, 2007, the Monmouth Capital Special Committee held a telephonic meeting at which representatives of FBW and Stroock were present to discuss the exchange ratio. The Monmouth Capital Special Committee determined that it would be comfortable with an exchange ratio no lower than 0.655.

The following day, representatives of Venable sent a draft definitive merger agreement to representatives of FBW and Stroock, containing the terms discussed between Mr. Weidhorn and the members of the Monmouth Capital Special Committee on February 22, 2007.

On February 27, 2007, the Monmouth Capital Special Committee held a telephonic meeting at which representatives of FBW and Stroock were present to discuss the first draft merger agreement, including the provisions in the draft merger agreement relating to the exchange ratio, Monmouth REIT common stockholder approval of the merger, the composition of Monmouth REIT’s board of directors following the proposed merger, third party acquisition proposals, the termination fee payable upon termination and other termination provisions and the provisions relating to the date upon which the merger agreement would terminate if the merger had not been consummated. The Monmouth Capital Special Committee also discussed whether the incorporation in the merger agreement of provisions regarding walk-away rights or a collar with respect to the exchange ratio would be appropriate. The Monmouth Capital Special Committee directed Stroock to compile comments on the draft merger agreement on behalf of the Monmouth Capital Special Committee.

During the period between February 22 and March 2, 2007, members of the Monmouth REIT Special Committee discussed several issues relating to the merger transaction and agreement, including the scope of the representations, restrictions on the parties’ conduct of business, closing conditions and Monmouth Capital’s past and future dividend practice, which had, in the recent past, resulted in payment of dividends in excess of Monmouth Capital’s earnings and, after discussing the matter with Cohen & Steers, determined that it was unlikely that Monmouth Capital would be able to continue to fund payments of dividends at historical levels for the remainder of Monmouth Capital’s current fiscal year. On March 5, 2007, Mr. Weidhorn met with Eugene W. Landy, Monmouth REIT’s and Monmouth Capital’s president, to discuss operational issues relating to the proposed merger including, among other things, Monmouth Capital’s ability to continue to fund dividend payments at historical levels.

On March 5, 2007, the Monmouth Capital Special Committee held a telephonic meeting at which representatives of FBW and Stroock were present to review the comments prepared by Stroock to the draft merger agreement. At this meeting, the Monmouth Capital Special Committee discussed FBW’s analysis of mergers in which an exchange ratio collar provision was included. The Monmouth Capital Special Committee decided not to request a collar for the exchange ratio. The Monmouth Capital Special Committee also discussed payment of dividends by Monmouth Capital prior to the consummation of the proposed merger.

On March 5, 2007, representatives of Stroock delivered comments on the draft merger agreement to Venable. On March 6, 2007, Venable delivered a revised draft merger agreement to Stroock and, on March 7, 2007, representatives of Stroock and Venable met telephonically to discuss Stroock’s comments to the draft merger agreement, as well as new provisions proposed by the Monmouth REIT Special Committee relating to the payment of dividends by Monmouth Capital before the closing of proposed merger.

On March 9, 2007, the Monmouth Capital Special Committee held a telephonic meeting at which representatives of FBW and Stroock were present to discuss the revised draft merger agreement delivered to Stroock by Venable on March 6, 2007.

On March 9, 2007, and again on March 12, 2007, Mr. Weidhorn and Eugene Landy discussed telephonically provisions of the draft merger agreement, including the composition of the board of directors of Monmouth REIT following the proposed merger. Throughout this period, Mr. Weidhorn continued to discuss the terms of the merger agreement with Venable.

On March 12, 2007, the Monmouth Capital Special Committee held a telephonic meeting at which representatives of FBW and Stroock were present to discuss the unresolved provisions of the draft merger agreement, including the exchange ratio, the provisions of the merger agreement relating to competing offers made by third parties to acquire Monmouth Capital, restrictions on Monmouth Capital’s dividends, directors’ and officers’ liability insurance and the composition of Monmouth REIT’s board of directors after the proposed merger.

During the week of March 12, 2007, Mr. Weidhorn and Mr. Kahr discussed by telephone certain terms of the draft merger agreement, including the exchange ratio and the conditions under which Monmouth Capital would be entitled to pay dividends before the closing of the proposed merger. On March 18, 2007, Mr. Weidhorn and Mr. Kahr agreed that an exchange ratio of 0.655 shares would be fair to both parties and that, in light of the common management team and shared knowledge of each company’s assets, the scope of the representations and warranties included in the merger agreement need not be as extensive as might otherwise be included in an agreement between unaffiliated parties. That week, representatives of Stroock and Venable continued to negotiate other terms of the definitive agreement. On March 16, 2007, Mr. Weidhorn again consulted with Mr. Eugene Landy regarding certain terms of the draft merger agreement, including Monmouth Capital’s ability to pay dividends before the closing of the proposed merger and other provisions relating to each company’s operations after signing the agreement.

On March 19, 2007, the members of the Monmouth REIT Special Committee received copies of the revised merger agreement. On March 20, 2007, the Monmouth REIT Special Committee held a meeting at which representatives of Cohen & Steers and Venable were present to consider the merger transaction and the terms of the proposed merger agreement. At the meeting, Mr. Weidhorn and representatives of Venable updated the members of the Monmouth REIT Special Committee on the progress of the negotiation of the merger agreement with the Monmouth Capital Special Committee and Mr. Weidhorn reported on his discussions with management relating to provisions of the merger agreement governing the operations of Monmouth REIT and Monmouth Capital both before and after the closing of the merger. Representatives of Venable reviewed with the Monmouth REIT Special Committee the terms of the proposed merger agreement and the duties of the members of the Monmouth REIT Special Committee under Maryland law in considering a strategic transaction with an affiliated company. Representatives of Cohen & Steers presented to the members of the Monmouth REIT Special Committee its financial analysis of the combined companies and, during and following this presentation, the members of the Monmouth REIT Special Committee discussed the assumptions used by Cohen & Steers to reach its conclusion that the proposed merger would be accretive to Monmouth REIT’s stand-alone funds from operations per share. Representatives of Cohen & Steers again discussed with the Special Committee the advantages and disadvantages of fixed and floating exchange ratios, including the use of a walk-away right or collar, among other possible adjustments. Cohen & Steers noted that, given the limited market liquidity and low average daily trading volumes of common shares of each of Monmouth REIT and Monmouth Capital, the use of a walk-away right or collar could be triggered by minimal trading activity. Cohen & Steers also noted that the use of a fixed exchange ratio would enable each of Monmouth REIT and Monmouth Capital to determine with a greater level of certainty the financial impact resulting from the transaction, including any potential per share accretion to stand alone funds from operations per share. At the meeting, representatives of Cohen & Steers indicated that, were they asked to do so on that day, they would be able to deliver an opinion that the exchange ratio contained in the proposed merger agreement was fair from a financial point of view to the Monmouth REIT common stockholders. The Monmouth REIT Special Committee then recognized that Monmouth Capital’s board of directors was not available to meet to consider the merger agreement until the morning of March 26, 2007, and the Monmouth REIT Special Committee determined to hold a meeting on that day to consider any further developments and receive the opinion of Cohen & Steers with respect to the merger transaction.

At the conclusion of its meeting on March 20, 2007, the members of the Monmouth REIT Committee unanimously determined that, subject to the receipt of a favorable opinion from Cohen & Steers on March 26, 2007, the merger transaction on the terms set forth in the merger agreement, was in the best interest of Monmouth REIT, approved the merger transaction and the merger agreement and recommended that Monmouth REIT’s board of directors determine that the merger transaction, including the issuance of shares of Monmouth REIT common stock, on the terms set forth in the merger agreement, is advisable, submit the merger transaction to the Monmouth REIT common stockholders for approval and recommend that the Monmouth REIT common stockholders approve the merger transaction.

Also on March 20, 2007, the board of directors of Monmouth REIT held a special meeting at which representatives of Cohen & Steers and Venable were present to consider the merger transaction and the terms of the merger agreement. At the meeting, Mr. Weidhorn reported that the Monmouth REIT Special Committee had negotiated and approved the terms of the merger transaction and the merger agreement and recommended that Monmouth REIT’s board of directors determine that the merger transaction, on the terms set forth in the merger agreement, is advisable, submit the merger transaction to the stockholders of Monmouth REIT for approval and recommend that the stockholders of Monmouth REIT approve the merger transaction. Representatives of Venable then reviewed the terms of the merger agreement with Monmouth REIT’s board of directors and representatives of Cohen & Steers presented to Monmouth REIT’s board of directors a summary of the financial terms of the merger transaction. Eugene Landy also expressed his view that the proposed combination of Monmouth REIT and Monmouth Capital would provide Monmouth REIT stockholders benefits in cost and productivity savings and could increase Monmouth REIT common stock prices through increased analyst coverage and increased liquidity as a result of increased market capitalization. Subject to the receipt of a favorable opinion of Cohen & Steers on March 26, 2007, Monmouth REIT’s board of directors unanimously determined that the merger transaction, including the issuance of shares of Monmouth REIT common stock, on the terms set forth in the merger agreement, was in the best interest of Monmouth REIT, approved the merger agreement, directed that the merger transaction be submitted for consideration by the Monmouth REIT common stockholders and recommended that the Monmouth REIT common stockholders vote in favor of the proposal to approve the merger transaction.

On March 23, 2007, members of the Monmouth Capital Special Committee received copies of the merger agreement. On the morning of March 26, 2007, the Monmouth Capital Special Committee held a meeting at which representatives of FBW and Stroock were present to consider the merger transaction and the terms of the proposed merger agreement, including the exchange ratio and other terms negotiated between Mr. Weidhorn and Mr. Kahr. At the meeting, Mr. Kahr and representatives of Stroock updated the members of the Monmouth Capital Special Committee on the status of the negotiation of the merger agreement with the Monmouth REIT Special Committee and reported that all significant issues under the merger agreement had been resolved and the merger agreement was in substantially final form, subject to approval by the Monmouth Capital Special Committee and by Monmouth Capital’s board of directors. Representatives of Stroock reviewed with members of the Monmouth Capital Special Committee the terms of the proposed merger agreement and the duties of the members of the Monmouth Capital Special Committee under New Jersey law in considering a merger with an affiliated company. Representatives of FBW presented to the members of the Monmouth Capital Special Committee its financial analysis of the combined company and its opinion that, as of that date, the exchange ratio contained in the merger agreement was fair from a financial point of view to the Monmouth Capital stockholders, excluding Monmouth REIT and those Monmouth Capital stockholders that are significant stockholders of Monmouth REIT. At the meeting, Eugene Rothenberg, a member of the Monmouth Capital Special Committee, reaffirmed that he believed he was capable of exercising independent judgment on behalf of the stockholders of Monmouth Capital as a member of the Monmouth Capital Special Committee, notwithstanding his ownership of securities of Monmouth REIT.

At the conclusion of its meeting on the morning of March 26, 2007, the members of the Monmouth Capital Special Committee unanimously determined that the merger agreement and the merger on the terms set forth in the merger agreement were advisable and in the best interest of the Monmouth Capital stockholders, approved the merger agreement, in substantially the form presented to the Monmouth Capital Special Committee, the merger and the other transactions contemplated by the merger agreement and recommended that Monmouth Capital’s board of directors determine that the merger agreement and the merger on the terms set forth in the merger agreement are advisable, submit the merger agreement and the merger on the terms set forth in the merger agreement to the Monmouth Capital stockholders for approval and recommend that the Monmouth Capital stockholders approve the merger agreement and the merger on the terms set forth in the merger agreement.

Also on the morning of March 26, 2007, the board of directors of Monmouth Capital held a special meeting at which representatives of FBW and Stroock were present to consider the merger transaction and the terms of the merger agreement. At the meeting, Mr. Kahr reported that the Monmouth Capital Special Committee had negotiated and approved the terms of the merger transaction and the merger agreement and recommended that Monmouth Capital’s board of directors determine that the merger agreement and the merger on the terms set forth in the merger agreement are advisable, submit the merger agreement and the merger on the terms set forth in the merger agreement to the Monmouth Capital stockholders for approval and recommend that the stockholders of Monmouth Capital approve the merger agreement and the merger on the terms set forth in the merger agreement. Representatives of Stroock then reviewed the terms of the merger agreement with Monmouth Capital’s board of directors and representatives of FBW presented to Monmouth Capital’s board of directors a summary of its financial analysis of the combined company and its opinion that, as of March 26, 2007, the exchange ratio of 0.655 was fair, from a financial point of view, to the Monmouth Capital stockholders, excluding Monmouth REIT and those Monmouth Capital stockholders that are significant stockholders of Monmouth REIT. Monmouth Capital’s board of directors unanimously determined that the merger agreement and the merger on the terms set forth in the merger agreement were advisable and in the best interest of the Monmouth Capital stockholders, approved the merger agreement, in substantially the form presented to Monmouth Capital’s board of directors, the merger and the other transactions contemplated by the merger agreement, directed that the merger agreement and the merger on the terms set forth in the merger agreement be submitted for consideration by the Monmouth Capital stockholders and recommended that the Monmouth Capital stockholders vote in favor of the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement.

At a special meeting of the Monmouth REIT Special Committee held in the early afternoon of March 26, 2007, at which representatives of Cohen & Steers and Venable were present by telephone, representatives of Cohen & Steers delivered its opinion that, as of that date, the exchange ratio contained in the merger agreement was fair from a financial point of view to Monmouth REIT common stockholders. At that meeting, the members of the Monmouth REIT Special Committee determined that it remained advisable for Monmouth REIT to enter into the merger agreement and consummate the merger transaction and determined to not withdraw or modify its prior approval or recommendation of the merger transaction or the merger agreement.

Recommendation of Monmouth REIT’s Board of Directors and its Reasons for the Merger

At special meetings held on March 20, 2007, after due consideration and consultation with legal and financial advisors, the Monmouth REIT Special Committee unanimously approved the merger agreement and determined that the merger transaction, on the terms set forth in the merger agreement, was in the best interest of Monmouth REIT. At a special meeting that same day, upon the unanimous recommendation of the Monmouth REIT Special Committee, Monmouth REIT’s board of directors unanimously:

•	determined that the merger transaction, on the terms set forth in the merger agreement, was in the best interest of Monmouth REIT;

•	approved the merger agreement;

•

directed that the merger transaction, including the issuance of shares of Monmouth REIT common stock, on the terms set forth in the merger agreement, be submitted for consideration by the Monmouth REIT common stockholders; and

•

recommended that the Monmouth REIT common stockholders vote in favor of the proposal to approve the merger transaction, including the issuance of shares of Monmouth REIT common stock, on the terms set forth in the merger agreement.

In the course of evaluating the merger, the Monmouth REIT Special Committee consulted with its outside legal counsel and its financial advisors, as well as Monmouth REIT’s management. In determining that the merger transaction, including the issuance of shares of Monmouth REIT common stock, on the terms set forth in the merger agreement, was in the best interest of Monmouth REIT, the Monmouth REIT Special Committee and Monmouth REIT’s board of directors considered the following material factors:

•

Productivity Savings. Combining Monmouth REIT and Monmouth Capital would eliminate the need for separate audits and public company reporting obligations and allow Monmouth REIT’s management to utilize capital and resources more efficiently and provide management with more time to focus on implementing its business plan and enhancing stockholder value. These savings were not quantified for the consideration of the Monmouth REIT Special Committee or Monmouth REIT’s board of directors, and the Monmouth REIT Special Committee did not address the specific timing of the future benefits.

•

Increased Market Capitalization. The merger transaction will increase Monmouth REIT’s market capitalization, which may provide increased liquidity for the Monmouth REIT common stockholders and greater market exposure and analyst coverage of Monmouth REIT, resulting in trading prices of Monmouth REIT common stock more closely approximating the intrinsic fair value of its assets and the potential for inclusion of Monmouth REIT common stock in a major index such as the Russell 2000.

•

Diversification of Real Estate Assets. The acquisition of Monmouth Capital’s assets would provide Monmouth REIT stockholders with a portfolio of assets with enhanced tenant and geographic diversification.

•

Accretion to Funds from Operations. The merger transaction is projected to be accretive to Monmouth REIT’s stand-alone funds from operations per share for the fiscal years ending September 30, 2007 and 2008.

•	Tax Treatment. The merger transaction is intended to qualify as a tax-free reorganization for United States federal income tax purposes.

•	Type of Merger Consideration. Monmouth REIT will acquire the assets of Monmouth Capital through the issuance of equity securities.

•

Opinion of Cohen & Steers. Cohen & Steers delivered its oral opinion to the Monmouth REIT Special Committee, which was subsequently confirmed in writing, to the effect that, as of March 26, 2007, the exchange ratio of 0.655 shares of Monmouth REIT common stock to be issued for each share of Monmouth Capital common stock pursuant to the merger agreement was fair from a financial point of view to Monmouth REIT common stockholders. The written opinion of Cohen & Steers is attached as Annex C to this joint proxy statement/prospectus and discussed in detail under “—Opinion of the Monmouth REIT Special Committee’s Financial Advisor.”

In reaching their conclusions that the merger transaction is in the best interest of Monmouth REIT, the Monmouth REIT Special Committee and Monmouth REIT’s board of directors also considered, but did not assign relative weights to, the following factors. Although the Monmouth REIT Special Committee and Monmouth REIT’s board of directors viewed these as potentially negative factors, they believed these factors to be outweighed by the positive factors set forth above:

•	The combined company would be subject to increased leverage.

•	The combined company, based on assets and market capitalization, continues to be small in relation to other public REITs.

•

The merger transaction will be dilutive to Monmouth REIT common stockholders in terms of their relative ownership percentages of the combined company, as described under the caption “Risk Factors—The issuance of shares of Monmouth REIT common stock to Monmouth Capital stockholders in the merger will dilute the ownership position of current Monmouth REIT common stockholders.”

•

The merger transaction might not be completed as a result of the failure to satisfy certain closing conditions, including the approval of the Monmouth REIT and Monmouth Capital common stockholders and the requirement that Monmouth Capital obtain consents from certain third parties.

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The merger transaction may be expensive and disruptive to management, affecting the combined company’s earnings, and implementation of the merger transaction may divert management’s attention from other strategic priorities.

The Monmouth REIT Special Committee and Monmouth REIT’s board of directors realize that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Monmouth REIT Special Committee and Monmouth REIT’s board of directors concluded that the potential positive factors outweighed the potential risks of completing the merger.

The foregoing discussion of the information and factors considered by the Monmouth REIT Special Committee and Monmouth REIT’s board of directors is not exhaustive, but includes material factors considered by the Monmouth REIT Special Committee and Monmouth REIT’s board of directors. In view of the wide variety of factors considered by the Monmouth REIT Special Committee and Monmouth REIT’s board of directors in connection with their respective evaluations of the merger and the complexity of such matters, the Monmouth REIT Special Committee and Monmouth REIT’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching a decision. The Monmouth REIT Special Committee and Monmouth REIT’s board of directors each discussed the factors described above, asked questions of Monmouth REIT’s management and the Monmouth REIT Special Committee’s legal and financial advisors and reached general consensus that the merger was advisable to Monmouth REIT. In considering the factors described above, individual members of the Monmouth REIT Special Committee or Monmouth REIT’s board of directors may have given different weight to different factors and may have applied different analyses to each of the material factors considered by the Monmouth REIT Special Committee and Monmouth REIT’s board of directors.

Opinion of the Monmouth REIT Special Committee’s Financial Advisor

On March 20, 2007, and March 26, 2007, at meetings of the Monmouth REIT Special Committee, Cohen & Steers presented certain financial analyses as further described below. On March 26, 2007, Cohen & Steers rendered its oral opinion, which it subsequently confirmed in writing, to the Monmouth REIT Special Committee to the effect that, based upon and subject to the various considerations described in its opinion, the exchange ratio of 0.655 shares of Monmouth REIT common stock to be issued in the merger for each share of Monmouth Capital common stock, in accordance with the merger agreement, which we refer to as the exchange ratio, is fair, from a financial point of view, to the Monmouth REIT common stockholders.

The full text of Cohen & Steers’ written opinion, dated March 26, 2007, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Cohen & Steers in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this summary by reference. Cohen & Steers’ opinion is directed only to the fairness, as of the date of its opinion and from a financial point of view, of the exchange ratio to the holders of Monmouth REIT common stock and does not constitute a recommendation to stockholders as to how stockholders should vote with respect to the merger agreement and the merger. The summary of Cohen & Steers’ opinion, set forth below, is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully in its entirety.

In connection with its opinion, Cohen & Steers reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

(i)	certain publicly available financial statements and other publicly available business and financial information relating to Monmouth REIT and Monmouth Capital;

(ii)	certain internal non-public financial due diligence information and operating data, including historical and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of Monmouth REIT and Monmouth Capital, as prepared by management of Monmouth REIT and Monmouth Capital, as the case may be;

(iii)	a draft of the merger agreement distributed on March 19, 2007, provided to it by management and the legal advisors of the Monmouth REIT Special Committee;

(iv)	discussions with the management of Monmouth REIT and Monmouth Capital, the Monmouth REIT Special Committee and the Monmouth Capital Special Committee concerning the matters described herein, as well as the business and prospects of Monmouth REIT and Monmouth Capital;

(v)	terms of certain agreements of Monmouth REIT and Monmouth Capital that Cohen & Steers deemed relevant to its analysis;

(vi)	the historical trading prices and volumes of Monmouth REIT and Monmouth Capital common stock;

(vii)	the financial terms, to the extent available, of certain unrelated acquisition transactions that Cohen & Steers deemed relevant to its analysis;

(viii)	financial and stock market data for publicly traded companies that Cohen & Steers deemed relevant to its analysis;

(ix)	various financial analyses as Cohen & Steers deemed appropriate, using generally accepted analytical valuation methodologies; and

(x)	such other analyses and such other factors as Cohen & Steers deemed appropriate.

Cohen & Steers assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to or otherwise made available to or discussed with Cohen & Steers including, without limitation, the items listed above as reviewed by Cohen & Steers, financial statements and financial projections, as provided by the management and/or representatives of Monmouth REIT or Monmouth Capital. With respect to financial information, financial projections (including the realization of projected cost savings) and other information provided to or otherwise discussed with Cohen & Steers, Cohen & Steers assumed and was advised by the management of Monmouth REIT and Monmouth Capital that such financial information, projections and other information were reasonably prepared on a basis that reflected the best currently available estimates and judgments of the management of Monmouth REIT and Monmouth Capital as to the historical and expected future financial performance of Monmouth REIT and Monmouth Capital, and that there had been no material adverse change in the assets, financial condition, business or prospects of Monmouth REIT or Monmouth Capital.

Cohen & Steers did not independently verify the accuracy or completeness of any of such information, nor did it express any opinion with respect thereto. Cohen & Steers relied upon the assurances of the management of Monmouth REIT that they were not aware of any information or facts that would make the information provided or otherwise made available to Cohen & Steers materially inaccurate or misleading with regard to Monmouth REIT or Monmouth Capital. Cohen & Steers has not independently verified such information, performed no audit of assets or liabilities and no physical inspection of any properties, did not attempt to assess or value any of the intangible assets of Monmouth REIT (including goodwill) and made no appraisal of assets or liabilities, contingent or otherwise, including contractual rights or obligations, of Monmouth REIT, or has been furnished with any such appraisals.

Cohen & Steers made numerous assumptions with respect to the real estate industry and general business and economic conditions that are beyond the control of those managing and operating Monmouth REIT or Monmouth Capital. While Cohen & Steers believed these assumptions to be reasonable, the analyses performed by Cohen & Steers were not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

Cohen & Steers was not engaged to and did not review, nor did it express any opinion with respect to, any alternative merger, financing transaction or other strategic alternatives that may be available to Monmouth REIT. Further, Cohen & Steers was not engaged to, and did not, assess or consider the tax, legal and accounting implications of the merger to Monmouth REIT or any Monmouth REIT stockholder.

Cohen & Steers’ opinion was necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date thereof. It should be understood that subsequent developments may affect Cohen & Steers’ opinion, and Cohen & Steers does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

Cohen & Steers’ opinion does not constitute a recommendation as to any action any Monmouth REIT stockholder should take in connection with the merger agreement, the merger or any aspect thereof, including whether to vote in favor of the merger or to purchase, sell or hold Monmouth REIT common stock or take or refrain from taking any other action, and should not be relied upon as such.

The following is a summary of certain financial analyses performed by Cohen & Steers in arriving at its opinion and was provided by Cohen & Steers for inclusion herein. In support of several of its analyses, Cohen & Steers used certain financial projections, which we refer to as the Financial Projections, that were prepared by the management of Monmouth REIT and Monmouth Capital. In the case of the Monmouth REIT Financial Projections, Cohen & Steers reviewed projections prepared by Monmouth REIT excluding unidentified future acquisitions, which we refer to as the Monmouth REIT Base Projections, and projections prepared by Monmouth REIT including unidentified future acquisitions, which we refer to as the Monmouth REIT Acquisition Projections and, together with the Monmouth REIT Base Projections, as the Monmouth REIT Projections. Cohen & Steers assumed that the Financial Projections were reasonably prepared on a basis reflecting the best current estimates and good faith judgments of the management teams’ view as to each respective company’s anticipated future financial condition and operating results.

The Financial Projections include several measures of cash flow including EBITDA, funds from operations, or FFO, and adjusted funds from operations, or AFFO. EBITDA represents net earnings before interest, taxes, depreciation, amortization, dividend payments and any other non-recurring charges or adjustments. FFO represents GAAP net earnings available to common stockholders, excluding the effects of asset dispositions plus depreciation and amortization associated with real estate investments. AFFO represents FFO less the effects of straight-line rents for GAAP purposes less any real estate capital expenditures. Diluted FFO or AFFO assumes, if dilutive, the conversion of convertible subordinated debentures, the conversion of convertible preferred stock, if any, and the exercise of stock options using the treasury method. Cohen & Steers notes that while EBITDA, FFO and AFFO are recognizable measures of operating performance for REITs created by the REIT industry, measures of EBITDA, FFO and AFFO may not be directly comparable to similarly titled measures across companies. Additionally, EBITDA, FFO and AFFO do not represent cash generated from operating activities in accordance with GAAP (FFO does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP in the United States, as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs.

Discounted Cash Flow Analyses.

Monmouth REIT: Cohen & Steers performed discounted cash flow analyses of the recurring projected free cash flow before debt financing costs of Monmouth REIT using the Monmouth REIT Base Projections and the Monmouth REIT Acquisition Projections. For purposes of these analyses, Cohen & Steers used a range of capitalization rates ranging from 7.0% to 9.0% to calculate terminal valuations and, in the case of the Monmouth REIT Base Projections, discount rates of 6.0% to 10.0% and in the case of the Monmouth REIT Acquisition Projections, discount rates of 7.0% to 11.0%. Cohen & Steers applied the terminal value capitalization rates to the projected calendar year 2011 EBITDA. Cohen & Steers then discounted the terminal value and the net free cash flow before debt financing costs for Monmouth REIT using certain of the aforementioned discount rates. Net free cash flow also reflects certain required sources and uses of capital during such period including, but not limited to, gains from sales of securities, capital expenditures and acquisition costs, where appropriate. The range of discount rates in each of the analyses reflect Cohen & Steers’ estimate of the weighted average cost of capital of Monmouth REIT and other publicly traded REITs of comparable size.

Cohen & Steers calculated the implied equity values per share of Monmouth REIT common stock on a diluted basis. The implied equity values per share of Monmouth REIT common stock were then compared to the closing market price of Monmouth REIT common stock as of March 23, 2007. The following table sets forth the implied high, mean, median and low equity values per share of Monmouth REIT common stock based upon the discounted cash flow analyses:

Monmouth REIT Implied Equity Value Per Share

	(Base Projections)	(Acquisition Projections)
High	$12.45	$11.56
Mean	9.69	8.69
Median	9.59	8.57
Low	7.40	6.31

Monmouth REIT Closing Price on March 23, 2007		$8.77

Monmouth Capital: Cohen & Steers performed discounted cash flow analyses of the recurring projected free cash flow before debt financing costs of Monmouth Capital. For purposes of these analyses, Cohen & Steers used a range of capitalization rates ranging from 7.0% to 9.0% to calculate terminal valuations and discount rates of 6.0% to 10.0%. Cohen & Steers applied the terminal value capitalization rates to the projected calendar year 2011 EBITDA. Cohen & Steers then discounted the terminal value and the net free cash flow before debt financing costs for Monmouth Capital using certain of the aforementioned discount rates. Net free cash flow also reflects certain required sources and uses of capital during such period including, but not limited to, gains from sales of securities, capital expenditures and acquisition costs, where appropriate. The range of discount rates in each of the analyses reflect Cohen & Steers’ estimate of the weighted average cost of capital of Monmouth Capital and other publicly traded REITs of comparable size.

Cohen & Steers calculated the implied equity values per share of Monmouth Capital common stock on a diluted basis. The implied equity values per share of Monmouth Capital common stock were then divided by the closing market price of Monmouth Capital common stock as of March 23, 2007, to determine implied exchange ratios to compare to the exchange ratio in the merger. The following table sets forth the implied high, mean, median and low equity values per share of Monmouth Capital common stock and the resulting implied exchange ratios based upon the discounted cash flow analysis:

Monmouth Capital Implied Equity Value Per Share /Implied Exchange Ratio

	Monmouth Capital	Implied Exchange Ratio[1]
High	$6.12	0.6999
Mean	3.77	0.4295
Median	3.69	0.4205
Low	1.80	0.2049

Merger Exchange Ratio		0.6550

1.	The implied exchange ratio is calculated by dividing the implied equity value per share of Monmouth Capital common stock by the closing market price of Monmouth REIT common stock on March 23, 2007.

NAV Analyses.

Monmouth REIT: Using information provided by the management of Monmouth REIT, Cohen & Steers calculated the net asset value, or NAV, per share for Monmouth REIT. For this analysis, Cohen & Steers applied ranges of current industrial REIT market capitalization rates to Monmouth REIT’s current in-place real estate net operating income, or NOI, for each of its asset classes and respective markets. The overall capitalization rates ranged from 5.6% to 9.0%, with a mean of 7.2% and median of 7.0%. In the case where properties had no NOI, asset values were calculated using an average minimum $85.50 per square foot market valuation. The capitalization rates and average minimum per square foot market valuation used in these analyses were derived from historical data for comparable asset sales from an evaluation of transaction data obtained from market data services. Cohen & Steers then added the net book value of Monmouth REIT to the aggregate value of Monmouth REIT’s real estate assets to calculate Monmouth REIT’s NAV. Net book value of a company is defined as cash and cash equivalents, securities available for sale at fair value and net working capital less the company’s total debt.

The implied Monmouth REIT NAV per share was then calculated by dividing Monmouth REIT’s NAV by the number of the shares of Monmouth REIT common stock outstanding as calculated on a fully diluted basis. The resulting implied NAV per share of Monmouth REIT common stock was then compared to the closing market price of Monmouth REIT common stock as of March 23, 2007. The following table sets forth the implied high, mean, median and low NAV per share of Monmouth REIT common stock based upon the NAV analyses:

Monmouth REIT Implied Net Asset Value Per Share

Monmouth REIT
High	$13.93
Mean	9.98
Median	10.33
Low	7.20

Monmouth REIT common stock closing price on March 23, 2007	$8.77

Monmouth Capital: Using information provided by the management of Monmouth Capital, Cohen & Steers calculated the NAV per share for Monmouth Capital. For this analysis, Cohen & Steers applied ranges of current industrial REIT market capitalization rates to Monmouth Capital’s current in-place real estate NOI for each of its asset classes and respective markets. The overall capitalization rates ranged from 4.8% to 8.1%, with a mean of 6.4% and median of 6.4%. In the case where properties had no NOI, asset values were calculated using an average minimum $85.50 per square foot market valuation. The capitalization rates and average minimum per square foot market valuation used in these analyses were derived from historical data for comparable asset sales from an evaluation of transaction data from certain market data services. Cohen & Steers then added the net book value of Monmouth Capital to the aggregate value of Monmouth Capital’s real estate assets to calculate Monmouth Capital’s NAV. Net book value of a company is defined as cash and cash equivalents, securities available for sale at fair value and net working capital less the company’s total debt.

The implied Monmouth Capital NAV per share of Monmouth Capital common stock was then calculated by dividing Monmouth Capital’s NAV by the number of shares of Monmouth Capital common stock outstanding as calculated on a fully diluted basis. The implied NAV per share of Monmouth Capital common stock was then divided by the closing market price of Monmouth REIT common stock as of March 23, 2007 to determine implied exchange ratios to compare to the exchange ratio in the merger. The following table sets forth the implied high, mean, median and low NAV per share of Monmouth Capital common stock and the resulting implied exchange ratios based upon the NAV analyses:

Monmouth Capital Implied Net Asset Value Per Share / Implied Exchange Ratio

	Monmouth Capital	Implied Exchange Ratio[1]
High	$9.73	1.0925
Mean	5.99	0.6725
Median	6.11	0.6860
Low	3.03	0.3402

Merger Exchange Ratio		0.6550

1.	The implied exchange ratio is calculated by dividing the implied NAV per share of Monmouth Capital common stock by the closing market price of Monmouth REIT common stock on March 23, 2007.

Comparable Companies Analyses. Cohen & Steers compared select financial and operating data of Monmouth REIT to the corresponding data of certain publicly traded companies having business and other characteristics that it deemed to be reasonably comparable to Monmouth REIT on such basis. In determining the universe of comparable companies, Cohen & Steers considered a variety of factors including, but not limited to, market capitalization, business focus, cash flow, asset class and competitive considerations. Cohen & Steers selected five companies, which we refer to as the Comparable Companies, including:

•	First Potomac Realty Trust

•	Gladstone Commercial Corporation

•	Government Properties Trust, Inc.

•	Mission West Properties, Inc.

•	One Liberty Properties, Inc.

Additionally, in the case of analyzing Monmouth REIT, Monmouth Capital was used as a comparable company, and in the case of analyzing Monmouth Capital, Monmouth REIT was used as a comparable company. Using publicly available information and analyst estimates, Cohen & Steers analyzed certain trading multiples of the Comparable Companies, including multiples based on:

(i)	the ratios of the market value of equity to actual and projected FFO for the latest quarter ended December 31, 2006 annualized and calendar years 2006, 2007 and 2008; and

(ii)	the ratios of the market value of equity to actual and projected AFFO for the latest quarter ended December 31, 2006 annualized and calendar years 2006, 2007 and 2008.

Using the Comparable Companies analyses, Cohen & Steers calculated the implied equity values per share of Monmouth REIT and Monmouth Capital common stock on a diluted basis. The implied equity values per share of Monmouth REIT common stock were then compared to the closing market price of Monmouth REIT common stock as of March 23, 2007. The implied equity values per share of Monmouth Capital common stock were then divided by the closing market price of Monmouth REIT common stock as of March 23, 2007 to determine implied exchange ratios to compare to the exchange ratio in the merger. The following tables set forth the implied high, mean, median and low equity values per share of Monmouth REIT and Monmouth Capital common stock and the resulting implied exchange ratios based upon the Comparable Companies analyses:

Monmouth REIT Implied Equity Value Per Share

	(Incl. Acquisitions)	(Excl. Acquisitions)
High	$13.28	$12.94
Mean	10.08	9.84
Median	9.63	9.39
Low	8.03	7.85

Monmouth REIT Closing Price on March 23, 2007		$8.77

Monmouth Capital Implied Equity Value Per Share / Implied Exchange Ratio

	Monmouth Capital	Implied Exchange Ratio[1]
High	$7.73	0.8812
Mean	5.75	0.6557
Median	5.48	0.6254
Low	4.42	0.5043

Merger Exchange Ratio		0.6550

1.	The implied exchange ratio is calculated by dividing the implied equity value per share of Monmouth Capital common stock by the closing market price of Monmouth REIT common stock on March 23, 2007.

Comparable Transactions Analysis. Cohen & Steers considered the terms, to the extent publicly available, of select (i) stock and (ii) stock and cash transactions in the industrial and mixed use REIT industries, including announced and completed transactions that it deemed reasonably comparable to the merger, which we refer to as the Comparable Transactions, and compared the exchange ratio of the merger with the implied exchange ratio based on the implied aggregate equity values per share of Monmouth Capital common stock based on such Comparable Transactions. Cohen & Steers selected twelve Comparable Transactions as follows:

•	National HealthCare Corp / National Heath Realty Inc.—Pending Closing

•	SL Green Realty Corp. / Reckson Associates Realty Corp—January 2007

•	Lexington Corporate Properties / Newkirk Realty Trust—January 2007

•	Healthcare REIT Inc. / Windrose Medical Properties—December 2006

•	Kimco Realty Corp. / Pan Pacific Retail Properties—October 2006

•	Public Storage Inc. / Shurguard Storage Centers Inc.—August 2006

•	Kimco Realty Corp. / Atlantic Realty Trust—March 2006

•	Brandywine Realty Trust / Prentiss Properties Trust—January 2006

•	ProLogis / Catellus Development Corp.—September 2005

•	Centro Properties / Watt Family Properties / Kramont Realty Trust—April 2005

•	Colonial Properties Trust / Cornerstone Realty Income Trust—April 2005

•	Camden Property Trust / Summit Properties Inc.—February 2005

In determining the universe of Comparable Transactions, Cohen & Steers considered a variety of factors, including, but not limited to, the transaction values and the nature of the business of the target involved. Using publicly available information and analyst estimates, Cohen & Steers analyzed certain valuation multiples of the Comparable Transactions including multiples based on (i) the ratio of transaction value to the latest quarter annualized EBITDA, (ii) the ratio of the market value of equity to the latest quarter annualized FFO and (iii) the ratio of the market value of equity to the latest quarter annualized AFFO, all based upon the latest available reporting period prior to the deal announcement for such Comparable Transactions. Cohen & Steers calculated the implied equity values per share of Monmouth Capital common stock on a diluted basis based on the valuation multiples of the Comparable Transactions. The implied equity values per share of Monmouth Capital common stock were then divided by the closing market price of Monmouth REIT common stock as of March 23, 2007 to determine implied exchange ratios to compare to the exchange ratio in the merger. The following table sets forth the implied high, mean, median and low equity values per share of Monmouth Capital common stock and the resulting implied exchange ratios based upon the Comparable Transactions analysis:

Monmouth Capital Implied Equity Value Per Share / Implied Exchange Ratio

	Monmouth Capital	Implied Exchange Ratio[1]
High	$10.05	1.1459
Mean	6.98	0.7963
Median	6.68	0.7613
Low	4.18	0.4769

Merger Exchange Ratio		0.6550

1.	The implied exchange ratio is calculated by dividing the implied equity value per share of Monmouth Capital common stock by the $8.77 closing market price of Monmouth REIT common stock on March 23, 2007.

Historical Exchange Ratio Trading Analysis. Cohen & Steers reviewed the history of the trading prices of Monmouth Capital common stock relative to Monmouth REIT common stock. In each instance the closing trading price of Monmouth Capital common stock was divided by the closing trading price of Monmouth REIT common stock on the same day to calculate an implied exchange ratio. The historical implied exchange ratios were observed for the one year, six months, three months and one month periods ended March 23, 2007 and compared to the 0.6550 exchange ratio being paid in the merger.

The following table sets forth the implied high, mean, and low implied exchange ratios based on the closing historical market prices of Monmouth REIT and Monmouth Capital common stock for each of the time periods observed:

Implied Exchange Ratio

	Mean	High	Low
Twelve Months ended March 23, 2007	0.6577	0.7241	0.6088
Six Months ended March 23, 2007	0.6494	0.7180	0.6088
Three Months ended March 23, 2007	0.6340	0.6627	0.6088
One Month ended March 23, 2007	0.6462	0.6627	0.6317

Relative Contribution Analysis. Cohen & Steers reviewed and compared the relative contributions of Monmouth REIT and Monmouth Capital to the combined company based on FFO and AFFO for each of the three months ended December 31, 2006 and the projected calendar years 2007 and 2008, and reviewed and compared certain balance sheet items (excluding debt) as of the latest reported period, and compared these ratios to the pro forma ownership of the stockholders of Monmouth REIT and Monmouth Capital in the combined company. According to this analysis, Monmouth REIT, based on the Monmouth REIT Acquisition Projections, would contribute to the combined company the approximate percentages: (i) 86.2%, 85.4% and 84.5% of FFO for the three months ended December 31, 2006 and the projected calendar years 2007 and 2008, respectively and (ii) 86.3%, 85.4% and 84.4% of AFFO for the three months ended December 31, 2006 and the projected calendar years 2007 and 2008, respectively. As of the latest reported balance sheet, Monmouth REIT contributed 87.1% of undepreciated GAAP book value and 78.3% of total cash, securities available for sale and gross real estate assets. The mean and median percentage contributions based on the Monmouth REIT Acquisition Projections were 84.7% and 85.4%, respectively. The implied exchange ratios based on these various percentages of relative contribution derived from the Monmouth REIT Acquisitions Projections ranged from 0.5250 to 0.9774 with a mean and median of 0.6420 and 0.6037, respectively.

According to the Monmouth REIT Base Projections, Monmouth REIT would contribute to the combined company the approximate percentages: (i) 86.2%, 85.2% and 83.2% of FFO for the three months ended December 31, 2006 and the projected calendar years 2007 and 2008, respectively and (ii) 86.3%, 85.2% and 83.1% of AFFO for the three months ended December 31, 2006 and the projected calendar years 2007 and 2008, respectively. As of the latest reported balance sheet, Monmouth REIT contributed 87.1% of undepreciated GAAP book value and 78.3% of total cash, securities available for sale and gross real estate assets. The mean and median percentage contributions based on the Monmouth REIT Base Projections were 84.3% and 85.2%, respectively. The implied exchange ratios based on the various percentages of relative contribution derived from the Monmouth REIT Base Projections ranged from 0.5250 to 0.9774 with a mean and median of 0.6608 and 0.6139, respectively.

These mean and median contribution percentages of stand-alone Monmouth REIT based on the Monmouth REIT Acquisition Projections and Monmouth REIT Base Projections compare to a pro forma Monmouth REIT ownership in the post-merger combined company of 84.5% on a fully diluted basis (including shares associated with options, but excluding shares associated with out-of-money anti-dilutive convertible debentures). The implied exchange ratios based on the Monmouth REIT Acquisition Projections and Monmouth REIT Base Projections were then compared to the 0.6550 exchange ratio being paid in the merger.

Pro Forma Analysis of the Merger. Cohen & Steers analyzed certain pro forma effects of the merger on the earnings and capitalization of the combined company as well as on Monmouth REIT’s FFO per share after taking into account the exchange ratio. These analyses were based on Monmouth REIT’s and Monmouth Capital’s respective estimates for fiscal years 2007 and 2008 FFO. The result of the pro forma merger analysis suggested that the merger could be accretive to Monmouth REIT’s projected FFO per share based on both the Monmouth REIT Base Projections and the Monmouth REIT Acquisition Projections for each of the years 2007 and 2008, assuming the cost savings and synergies anticipated by the management of both companies resulting from the merger are achieved. The actual results achieved by the combined company may vary from projected results and such variations may be material.

Conclusion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Cohen & Steers considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.

Subject to the matters set forth in its opinion, the judgments made by Cohen & Steers as to its analyses and the factors considered by it caused Cohen & Steers to be of the opinion, that, as of the date of its opinion, the exchange ratio in the merger is fair, from a financial point of view, to the holders of Monmouth REIT common stock. Cohen & Steers’ analyses must be considered as a whole and considering any portion of such analyses or of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Cohen & Steers’ opinion.

Any estimates contained in Cohen & Steers’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

Cohen & Steers is an investment banking firm regularly engaged in the valuation of businesses and their securities in connection with:

•	mergers, acquisitions, and leveraged buyouts;

•	public offerings and private placements of securities;

•	recapitalizations and restructurings; and

•	valuations for corporate and other purposes.

The extensive experience of Cohen & Steers’ investment bankers in providing corporate finance and financial advisory services to companies in the real estate industry, including Monmouth REIT, was a significant factor in the decision of the Monmouth REIT Special Committee to select Cohen & Steers to be its financial advisor in connection with the merger and subsequently to engage Cohen & Steers to provide a fairness opinion.

Monmouth REIT agreed to pay Cohen & Steers a fairness opinion fee of $150,000 for its services in connection with the fairness opinion. No portion of Cohen & Steers’ fairness opinion fee is contingent upon the conclusions reached in its opinion nor upon the ultimate consummation of the merger. Monmouth REIT has agreed to indemnify and hold harmless Cohen & Steers or any subsidiary, affiliate, director, officer, employee, agent or any person who controls Cohen & Steers, against and from all losses arising out of or in connection with its engagement by Monmouth REIT. Cohen & Steers will also have the opportunity to earn a success fee from Monmouth REIT in connection with the consummation of the merger. Monmouth REIT has agreed to pay a success fee of the greater of (i) $300,000 or (ii) 1.0% of the transaction value (defined as all cash and stock paid for the Monmouth Capital common stock, as determined on a fully diluted basis, but excluding the anti-dilutive Monmouth Capital Debentures which have not been converted). The fairness opinion fee is creditable against the success fee and Monmouth REIT may, at its option, elect to pay up to 75% of the success fee due to Cohen & Steers in registered and freely tradable shares of common stock of Monmouth REIT. Monmouth REIT has also agreed to reimburse Cohen & Steers for certain expenses and liabilities incurred in connection with its engagement. This fee for Cohen & Steers’ opinion was not conditioned upon the conclusion reached by Cohen & Steers as to the fairness of the merger consideration. Except as expressly set forth above, no limitation was imposed by the Monmouth REIT Special Committee, Monmouth REIT or Monmouth REIT’s board of directors on the nature or scope of, or methodologies and procedures used in, Cohen & Steers’ financial analyses.

Recommendation of Monmouth Capital’s Board of Directors and its Reasons for the Merger

At a special meeting held on March 26, 2007, after due consideration and consultation with legal and financial advisors, the Monmouth Capital Special Committee unanimously approved the merger agreement, in substantially the form presented to the Monmouth Capital Special Committee, and the merger and determined that the merger agreement and the merger on the terms set forth in the merger agreement were advisable and in the best interest of the Monmouth Capital stockholders. At a special meeting that same day, Monmouth Capital’s board of directors, based on the recommendation of the Monmouth Capital Special Committee, unanimously:

•	determined that the merger agreement and the merger on the terms set forth in the merger agreement were in the best interest of the Monmouth Capital stockholders;

•	approved the merger agreement;

•	directed that the merger agreement and the merger on the terms set forth in the merger agreement be submitted for consideration by the Monmouth Capital stockholders; and

•	recommended that the Monmouth Capital stockholders vote in favor of the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement.

In the course of evaluating the merger agreement and the merger transaction contemplated by the merger agreement, the Monmouth Capital Special Committee consulted with its outside legal counsel and financial advisors, as well as Monmouth Capital’s management.

In determining that the merger agreement was in the best interest of the Monmouth Capital stockholders, the Monmouth Capital Special Committee and Monmouth Capital’s board of directors considered the following material factors:

•

Productivity Savings. Combining Monmouth Capital and Monmouth REIT would eliminate the need for separate audits and public company reporting obligations and allow management of the combined company to utilize capital and resources more efficiently and provide management with more time to focus on implementing a business plan and enhancing stockholder value. These savings were not quantified for the consideration of the Monmouth Capital Special Committee or Monmouth Capital’s board of directors, and the Monmouth Capital Special Committee and Monmouth Capital’s board of directors did not address the specific timing of the future benefits.

•

Increased Market Capitalization. The merger transaction will increase the combined company’s market capitalization, which may provide increased liquidity for the stockholders of the combined company and result in trading prices of the combined company’s common stock more closely approximating the intrinsic fair value of the combined company’s assets. Increased market capitalization may also lead to increased market exposure and the potential for inclusion of the combined company’s common stock in a major index such as the Russell 2000.

•	Diversification of Real Estate Assets. The merger would provide the Monmouth Capital stockholders with a portfolio of assets with enhanced tenant and geographic diversification.

•	Tax Treatment. The merger transaction is intended to qualify as a tax-free reorganization for United States federal income tax purposes.

•	Lower Leverage. The Monmouth Capital stockholders will receive common stock in an entity with lower leverage than Monmouth Capital’s current leverage levels.

•

Elimination of Conflict of Interest. The combination will eliminate potential conflicts of interest between Monmouth Capital and Monmouth REIT related to the allocation of acquisition opportunities, as well as conflicts in the making of business decisions by members of management currently involved with both companies.

•

Opinion of Ferris, Baker Watts, Incorporated. The presentation by representatives of FBW, including FBW’s oral opinion, subsequently confirmed in writing, to the effect that, as of March 26, 2007, the merger consideration to be received by the Monmouth Capital stockholders pursuant to the merger agreement was fair from a financial point of view to the Monmouth Capital stockholders, excluding Monmouth REIT and those Monmouth Capital stockholders that are significant stockholders of Monmouth REIT, as more fully described elsewhere in this joint proxy statement/prospectus. The written opinion of FBW is attached as Annex D to this joint proxy statement/prospectus.

•

Terms of the Merger Agreement. The financial and non-financial terms and conditions of the merger agreement, including the merger consideration, the parties’ respective representations, warranties, covenants and other agreements, and a provision that permits the Monmouth Capital Special Committee, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted a bona fide unsolicited written proposal to acquire Monmouth Capital and a provision entitling Monmouth Capital to terminate the merger agreement in certain circumstances, subject to payment of a $1 million termination fee to Monmouth REIT, and simultaneously enter into a definitive agreement with a third party that has submitted a bona fide unsolicited written acquisition proposal, if the Monmouth Capital Special Committee determines, in good faith, after consultation with outside counsel and a financial advisor of nationally-recognized reputation, that such action is necessary in order to comply with its duties to Monmouth Capital or its stockholders under applicable law, as well as the effect such termination fee could have on a third party’s decision to propose a merger or similar transaction to Monmouth Capital at a higher price than that contemplated by the merger.

In reaching their conclusions that the merger is in the best interest of Monmouth Capital stockholders, the Monmouth Capital Special Committee and Monmouth Capital’s board of directors also considered, but did not assign relative weights to, the following factors. Although the Monmouth Capital Special Committee and Monmouth Capital’s board of directors viewed these as potentially negative factors, it believed these factors to be outweighed by the positive factors set forth above:

•	The fixed exchange ratio and the risk that the value of the merger consideration to be received by the Monmouth Capital stockholders could decrease.

•	The combined company, based on assets and market capitalization, will continue to be small in relation to other public REITs.

•

The merger might not be completed, as a result of the failure to satisfy one or more closing conditions, including approval by the stockholders of both Monmouth REIT and Monmouth Capital and the requirement that Monmouth Capital obtain consents from certain third parties.

•

The merger may be expensive and disruptive to management, affecting the combined company’s earnings, and implementation of the merger transaction may divert management’s attention from other strategic priorities.

The Monmouth Capital Special Committee and Monmouth Capital’s board of directors also considered that the merger agreement provides for a fixed exchange ratio of 0.655 shares of Monmouth REIT common stock for each share of Monmouth Capital common stock outstanding at the effective time of the merger and that the value of the consideration to be paid in the merger would depend, in part, on the value of Monmouth REIT common stock at the time of consummation of the merger. The Monmouth Capital Special Committee and Monmouth Capital’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Monmouth Capital Special Committee and Monmouth Capital’s board of directors concluded that the potential positive factors outweighed the potential risks of completing the merger.

The foregoing discussion of the information and factors considered by the Monmouth Capital Special Committee and Monmouth Capital’s board of directors is not exhaustive, but includes material factors considered by the Monmouth Capital Special Committee and Monmouth Capital’s board of directors. In view of the wide variety of factors considered by the Monmouth Capital Special Committee and Monmouth Capital’s board of directors in connection with their evaluation of the merger and the complexity of such matters, the Monmouth Capital Special Committee and Monmouth Capital’s board of directors did not consider it practical to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors that they considered in reaching a decision. The Monmouth Capital Special Committee and Monmouth Capital’s board of directors discussed the factors described above, asked questions of Monmouth Capital’s management and Monmouth Capital’s legal and financial advisors and reached a general consensus that the merger was in the best interest of the Monmouth Capital stockholders. In considering the factors described above, individual members of the Monmouth Capital Special Committee or Monmouth Capital’s board of directors may have given different weight to different factors and may have applied different analyses to each of the material factors considered by the Monmouth Capital Special Committee and Monmouth Capital’s board of directors.

Opinion of the Monmouth Capital Special Committee’s Financial Advisor

The Monmouth Capital Special Committee retained FBW in January 2007 to act as financial advisor to the Monmouth Capital Special Committee in connection with the potential combination of Monmouth Capital and Monmouth REIT. In selecting FBW, the Monmouth Capital Special Committee considered, among other things, that FBW is an established investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and other transactions. The Monmouth Capital Special Committee selected FBW as its financial advisor based upon the firm’s reputation and experience.

In connection with the engagement of FBW, the Special Committee requested that FBW evaluate the fairness, from a financial point of view, to the Monmouth Capital stockholders, of the exchange ratio provided for in the merger agreement. On March 26, 2007, at meetings of the Monmouth Capital Special Committee and Monmouth Capital’s board of directors, FBW delivered its oral opinion, which was subsequently confirmed in writing, that, as of March 26, 2007, the exchange ratio of 0.655, as provided for in the merger agreement, was fair from a financial point of view to Monmouth Capital stockholders other than Monmouth REIT and Monmouth Capital stockholders who are significant stockholders of Monmouth REIT.

The full text of FBW’s written opinion, dated March 26, 2007, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Monmouth Capital stockholders should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by FBW. The FBW opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market, financial and other conditions and information made available to FBW as of the date of the FBW opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that FBW’s opinion:

•	was provided to Monmouth Capital’s board of directors for its information and assistance in connection with its consideration of the merger contemplated by the merger agreement;

•	did not constitute a recommendation to Monmouth Capital’s board of directors or to the Monmouth Capital common stockholders as to how to vote in connection with the merger or otherwise.

Although FBW evaluated the fairness of the exchange ratio, from a financial point of view, to Monmouth Capital’s public stockholders, the exchange ratio itself was determined by the Monmouth Capital and Monmouth REIT Special Committees through arm’s-length negotiations. Monmouth Capital did not provide specific instructions to, or place any limitations on, FBW with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, FBW:

•	reviewed a draft dated March 23, 2007 of the merger agreement in substantially final form;

•

reviewed Monmouth Capital’s Annual Reports to Stockholders and Annual Report on Form 10-K for the five fiscal years ended December 31, 2006 and certain interim reports to stockholders and Quarterly Reports on Form 10-Q for Monmouth Capital;

•

reviewed Monmouth REIT’s Annual Reports to Stockholders and Annual Report on Form 10-K for the five fiscal years ended September 30, 2006 and certain interim reports to stockholders and Quarterly Reports on Form 10-Q for Monmouth REIT;

•

reviewed certain operating and financial information relating to Monmouth Capital’s businesses and prospects, including income statement projections for the fiscal years ended or ending December 31, 2006, 2007 and 2008;

•

reviewed certain operating and financial information relating to Monmouth REIT’s businesses and prospects, including income statement projections for the fiscal years ended or ending September 30, 2006, 2007 and 2008;

•	reviewed information provided by Monmouth Capital and Monmouth REIT in connection with property leases, including a schedule of such property leases dated as of December 31, 2006;

•	reviewed information provided by Monmouth Capital, Monmouth REIT and UMH Properties with respect to expense allocations, including a schedule of such expense allocations dated as of January 1, 2006;

•	reviewed Monmouth Capital’s and Monmouth REIT’s stock option plan, including a schedule of such stock option plan dated as of December 31, 2006;

•	reviewed information provided by Monmouth Capital and Monmouth REIT with respect to mortgages, including a schedule of such mortgages;

•	reviewed Monmouth REIT’s November Preferred Stock Offering Roadshow presentation;

•	reviewed certain Monmouth Capital and Monmouth REIT property leasing agreements;

•	interviewed certain members of management of both Monmouth Capital and Monmouth REIT;

•	reviewed the historical prices, trading multiples and trading volumes of Monmouth Capital and Monmouth REIT common stock;

•	reviewed and analyzed other publicly available information concerning Monmouth Capital and Monmouth REIT;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which FBW deemed generally comparable to Monmouth Capital and Monmouth REIT;

•	reviewed the terms of recent mergers and acquisitions involving companies that FBW deemed generally comparable to Monmouth Capital;

•	performed discounted cash flow analyses based on various Monmouth Capital projections;

•	reviewed the relative contributions of Monmouth Capital and Monmouth REIT to the combined company on a pro forma basis;

•	reviewed the pro forma financial results, financial condition and capitalization of the combined company giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as FBW deemed appropriate.

FBW assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it for purposes of the opinion, without independent verification, whether publicly available or provided to or discussed with it by Monmouth Capital and Monmouth REIT. FBW further assumed that the financial budgets and projections provided to it have been reasonably determined reflecting the best currently available estimates and judgments of the management of Monmouth Capital and Monmouth REIT as to the future performance of both companies. FBW did not assume any responsibility for the independent verification of any such information.

In arriving at its opinion, FBW did not perform or obtain any independent evaluations or appraisals of the assets or liabilities of Monmouth Capital or Monmouth REIT, nor was FBW furnished with any such appraisals. In rendering its opinion, FBW analyzed the merger as a strategic business combination and did not solicit, nor was it asked to solicit, third party acquisition interest in Monmouth Capital. FBW assumed that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. FBW further assumed that the merger will be consummated in accordance with the terms of the merger agreement without waiver of any material terms or conditions.

The FBW opinion was based upon industry performance, general business, economic, market, financial and other conditions and information made available to FBW as of the date of its opinion. Any material change in these circumstances and conditions would require a reevaluation of the opinion, which FBW has not been requested to undertake.

FBW did not express any opinion as to what the value of Monmouth REIT common stock actually will be when issued pursuant to the merger agreement or the prices at which Monmouth REIT common stock or Monmouth Capital common stock will trade at any time.

The Monmouth Capital Special Committee agreed that Monmouth Capital would pay FBW a fee of $100,000 for its services in delivering the fairness opinion to the Monmouth Capital Special Committee. The fee became payable upon delivery of the fairness opinion.

In performing its analyses, FBW considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of the opinion, many of which are beyond the control of Monmouth Capital and Monmouth REIT. No company, business or transaction used in those analyses as a comparison is identical to Monmouth Capital, Monmouth REIT or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The type and amount of consideration payable in the merger were determined through negotiations between the Monmouth Capital and Monmouth REIT Special Committees. The decision to enter into the merger agreement was solely that of Monmouth Capital’s board of directors. FBW’s fairness opinion was only one of many factors considered by the Monmouth Capital Special Committee and Monmouth Capital’s board of directors in evaluating the merger and should not be viewed as determinative of the views of the Monmouth Capital Special Committee or Monmouth Capital’s board of directors with respect to the merger or the exchange ratio.

In preparing its fairness opinion, FBW performed a variety of financial and comparative analyses, including those described below. The discussion set forth below is a summary of the material financial analyses presented by FBW to the Monmouth Capital Special Committee and is not a comprehensive description of all analyses undertaken by FBW. FBW did not assign any specific weight to any of the analyses described below. FBW arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, FBW believes that the analyses must be considered as a whole and that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses and the FBW opinion.

Historical Exchange Ratio Analysis. FBW examined the relative historical performance of Monmouth Capital common stock in relation to Monmouth REIT common stock over the twelve month period ended March 23, 2007, and calculated the historical exchange ratios by dividing the average price of shares of Monmouth Capital common stock for each specified time period by the average price of shares of Monmouth REIT common stock for the same periods. The periods reviewed were the one week, one month, three months, six months and one year periods ended March 23, 2007. The following table displays the average prices for each company’s stock over various periods, and the implied exchange ratio of Monmouth Capital to Monmouth REIT from each period.

Period Ended 3/23/07	Monmouth Capital Average Price	Monmouth REIT Average Price	Implied Exchange Ratio
One week	$5.69	$8.79	0.6476x
One month	5.58	8.62	0.6464x
Three months	5.45	8.60	0.6339x
Six months	5.45	8.39	0.6493x
One year	5.42	8.25	0.6573x

As displayed in the above table, the implied exchange ratio is calculated by dividing Monmouth Capital’s one-year average stock price by Monmouth REIT’s one-year average stock price is approximately 0.6573x.

FBW also reviewed the daily pricing ratio of Monmouth Capital to Monmouth REIT over the one year period ending March 23, 2007 and noted that the average daily historical exchange ratio obtained by dividing the daily closing prices per share of Monmouth Capital common stock by those of Monmouth REIT common stock over the one year period ending March 23, 2007 was 0.6572x. The highest historical exchange ratio on any single day during the one-year period was approximately 0.7241x, and the lowest historical exchange ratio on any single day during this period was approximately 0.6088x. The proposed exchange ratio is 0.6550x.

Historical Stock Trading Analysis. FBW analyzed the historical common stock prices of both Monmouth Capital and Monmouth REIT. Over the twelve month period ended March 23, 2007, Monmouth Capital’s stock price ranged between a low of $5.04 and a high of $5.83. Monmouth REIT’s stock price ranged between a low of $7.87 and a high of $8.91 during that same time period.

Comparable Company Analysis—Based on FFO Multiples. Using publicly available information, including estimated FFO per share for 2007 published by First Call, FBW analyzed certain trading multiples of selected publicly traded REITs that FBW judged to be comparable to Monmouth Capital and Monmouth REIT. FBW chose two sets of comparable companies for this analysis. The first set of comparable companies, chosen due to the small size of both Monmouth Capital and Monmouth REIT among other factors, is comprised of REITs below $500 million of equity market capitalization. This first set of companies consists of the following:

•	Agree Realty Corporation

•	AmREIT

•	Associated Estates Realty Corporation

•	Capital Lease Funding, Inc.

•	Cogdell Spencer Inc.

•	Eagle Hospitality Properties Trust, Inc.

•	Education Realty Trust, Inc.

•	Feldman Mall Properties, Inc.

•	Gladstone Commercial Corporation

•	Government Properties Trust Inc.

•	Hersha Hospitality Trust

•	MHI Hospitality Corporation

•	One Liberty Properties, Inc.

•	Republic Property Trust

•	Supertel Hospitality, Inc.

•	Universal Health Realty Income Trust

•	Urstadt Biddle Properties Inc.

•	Winston Hotels, Inc.

The second set, chosen due to specialization in the same property sector as Monmouth Capital and Monmouth REIT, is comprised of REITs in the industrial property sector. The second set of companies includes the following:

•	AMB Property Corporation

•	EastGroup Properties, Inc.

•	First Industrial Realty Trust, Inc.

•	First Potomac Realty Trust

•	Liberty Property Trust

•	ProLogis

FBW calculated the multiples of current stock prices of each of the above REITs as of March 23, 2007 to equity analysts’ consensus estimates for 2007 FFO to determine each company’s estimated 2007 trading multiples. The average FFO multiple from each of the two data sets was used to determine a minimum and maximum FFO multiple range. The following table reflects the average FFO multiple for each of the two data sets:

FFO Multiples Analysis	Average
2007 Price / FFO—All REITs <$500M Market Cap	13.5x
2007 Price / FFO—All Industrial REITs	15.6x

These FFO multiple ranges were then applied to Monmouth Capital and Monmouth REIT’s estimated 2007 FFO per share as projected by each company’s management, yielding implied trading values for Monmouth Capital and Monmouth REIT common stock of approximately $4.31 to $4.99 and $7.14 to $8.27 per share, respectively.

This analysis results in exchange ratios between approximately 0.5215x and 0.6990x; the proposed exchange ratio of 0.6550x falls within this range.

Merger Premium Analysis. Using publicly available information, FBW reviewed selected transactions involving publicly traded REITs to determine the premium or discount paid by the acquiror relative to the closing market price of the target company’s common stock one day prior to the public announcement of the respective transaction and relative to the average of the closing market prices of the target company’s common stock for the 10 trading days and 30 trading days prior to the public announcement of the respective transaction. FBW selected all transactions that have closed since January 1, 2005 in which both parties were public REITs (nine total). A second less relevant list was compiled using all mergers that have closed since January 1, 1998 in which an industrial REIT was the target (seven total).

The merger premium data is calculated using the target’s equity value per share at announcement. The analyses below examine the premiums paid over the average stock price in the days prior to announcement in each of the merger transactions, as described in the above paragraph. The selected transactions that have closed since January 1, 2005, in which both parties were public REITs, include the following:

Acquiror	Target
Camden Property Trust	Summit Properties Inc.
Colonial Properties Trust	Cornerstone Realty Income Trust Inc.
Health Care REIT, Inc.	Windrose Medical Properties Trust
ProLogis	Catellus Development Corporation
Brandywine Realty Trust	Prentiss Properties Trust
Kimco Realty Corporation	Pan Pacific Retail Properties, Inc.
Public Storage, Inc.	Shurgard Storage Centers, Inc.
Lexington Corporate Properties Trust	Newkirk Realty Trust, Inc.
SL Green Realty Corp.	Reckson Associates Realty Corporation

Publicly available market data for all public REIT to REIT transactions completed since January 1, 2005 indicate the following premiums to be paid by the acquiror based on deal value at announcement and the target’s common stock price for the following three time periods as described above:

	Mean	Median
One day prior to announcement:	6.16%	4.56%
Ten days prior to announcement:	7.45%	7.23%
Thirty days prior to announcement:	8.98%	8.47%

FBW noted that while the mean and median one-day premiums of the public REIT to REIT mergers are 6.16% and 4.56%, respectively, the announced deal value for four of the nine public REIT to REIT mergers that have closed since January 1, 2005 represented less than a 2.0% premium over the price one day prior to announcement.

The selected transactions that have closed since January 1, 1998 in which an industrial REIT was the target include the following:

Acquiror	Target
ProLogis Trust	Meridian Industrial Trust Inc.
Duke Realty Trust	Weeks Corporation
CalWest Industrial Properties, LLC	Cabot Industrial Trust
Developers Diversified Realty Corporation	American Industrial Properties REIT
Eaton Vance-ProLogis Partnership	Keystone Property Trust
ProLogis	Catellus Development Corporation
CalEast Industrial Investors LLC	CenterPoint Properties Trust

Publicly available market data for all acquisitions of industrial REITs completed since January 1, 1998 indicate the following premiums to be paid by the acquiror based on deal value at announcement and the target’s common stock price for the following three time periods as described above:

	Mean	Median
One day prior to announcement:	9.12%	9.69%
Ten days prior to announcement:	12.44%	14.84%
Thirty days prior to announcement:	11.22%	9.77%

The public REIT to public REIT merger data set is deemed by FBW to be more comparable than the industrial REIT merger data set. However, none of the mergers in either list of transactions are identical or directly comparable to the proposed business combination between Monmouth Capital and Monmouth REIT.

FBW noted that as of March 23, 2007, the closing share price of Monmouth Capital was $5.62 and the closing share price of Monmouth REIT was $8.77, which would imply an exchange ratio of 0.6410x. Based on the 0.6550x exchange ratio, the consideration for Monmouth Capital would be $5.74, which represents a 2.2% premium over the $5.62 per share market price of Monmouth Capital common stock as of March 23, 2007.

Comparable Transactions—FFO Multiple Analysis. FBW examined the transaction forward FFO multiples for the mergers between public REITs that have closed since January 1, 2005. The transaction forward FFO multiple for each deal is a valuation metric calculated by FBW based on the deal value per share at deal announcement divided by the target’s projected one-year First Call consensus FFO per share estimate prior to announcement of the merger. Utilizing Monmouth Capital and Monmouth REIT managements’ projections of recurring 2007 FFO per share, FBW computed the implied share price for each company using the average comparable transaction forward FFO multiple.

FBW observed that the implied range of values for Monmouth Capital’s and Monmouth REIT’s common shares based on the average comparable transaction FFO multiple is $2.56 to $7.48 and $4.24 to $12.39, respectively, and the implied exchange ratio range is approximately 0.2068x to 1.7629x. The 0.6550x exchange ratio is within the range of exchange ratios implied by the high and low multiples.

Property-Level Discounted Cash Flow Analysis. FBW performed a property-level discounted cash flow analysis, or DCF, for Monmouth Capital. Under the property-level DCF methodology, FBW arrived at an equity NAV as of December 31, 2006, by calculating a gross real estate asset value and then adding securities available for sale at fair value and net working capital, and subtracting mortgages payable, convertible subordinated debentures, notes payable and an estimation of minority interest in the company’s joint venture assets. FBW calculated the implied net asset value per share range by dividing the calculated aggregate net asset value by the number of diluted shares of Monmouth Capital common stock outstanding as of December 31, 2006.

To determine gross real estate asset value, FBW used each property’s projected NOI over a six-year period beginning in 2007, less capital expenditures, and determined a terminal value by applying a range of capitalization rates to projected 2012 (year six) NOI after capital expenditures. The NOI and capital expenditure projections were provided by Monmouth Capital management. Based on the perceived quality of the properties, guidance from Monmouth Capital, publicly available information regarding capitalization rates and taking into consideration current market conditions, as well as uncertainty regarding residual capitalization rates five years in the future, FBW used a range of capitalization rates of 7.5% to 8.0%. A 1.5% selling commission was subtracted from the calculated terminal value. The projected aggregate property-level NOI for each of the calendar years 2007 through 2011 and the terminal value were then discounted to present values using a range of discount rates of 8.0% to 10.5%. The discount rates were based on expected industrial property returns per industry sources, including the Korpacz Real Estate Investor Survey.

The property-level DCF implies a range of values for Monmouth Capital from $4.45 to $5.44, which is below the consideration of $5.74 based on the March 23, 2007 stock price of $8.77 for Monmouth REIT and the 0.6550x exchange ratio.

Monmouth Capital Liquidation Net Asset Value Per Share Analysis. FBW performed a liquidation NAV per share analysis for Monmouth Capital. To calculate aggregate property value, FBW applied a range of capitalization rates from 7.0% to 7.5% to projected 2007 property-by-property NOI, adjusted for a reserve for capital expenditures. The range of capitalization rates was derived taking into consideration the perceived quality of the properties, current market conditions, guidance from Monmouth Capital management and other publicly available information regarding capitalization rates. FBW took the present value of the aggregate property values assuming an average twelve months to liquidate assets and discount rates ranging from 10% to 15%.

Using December 31, 2006 balance sheet data, FBW then added securities available for sale at fair value and net working capital, and subtracted mortgages payable, convertible subordinated debentures, notes payable and an estimation of minority interest in the company’s joint venture assets. FBW calculated the implied liquidation NAV per share range by dividing the calculated aggregate liquidation NAV by the number of diluted shares of Monmouth Capital common stock outstanding as of December 31, 2006.

FBW observed that the implied value of Monmouth Capital’s common shares based on the liquidation NAV analysis ranged from $4.15 to $5.49 per share, which is below the consideration of $5.74 based on the March 23, 2007 stock price of $8.77 for Monmouth REIT and the 0.6550x exchange ratio.

Monmouth REIT Liquidation Net Asset Value Per Share Analysis. FBW also performed a liquidation NAV per share analysis for Monmouth REIT. To calculate aggregate property value, FBW applied market capitalization rates from 7.0% to 7.5% to projected 2007 property-by-property NOI, adjusted for a reserve for capital expenditures. The range of capitalization rates was derived taking into consideration the perceived quality of the properties, current market conditions, guidance from Monmouth REIT management and other publicly available information regarding capitalization rates. FBW took the present value of the aggregate property values assuming an average of twelve months to liquidate assets and discount rates ranging from 10% to 15%.

Using December 31, 2006 balance sheet data, FBW then added securities available for sale at fair value and net working capital, and subtracted mortgages payable. FBW calculated the implied liquidation NAV per share range by dividing the calculated aggregate liquidation NAV by the number of diluted shares of Monmouth REIT common stock outstanding as of December 31, 2006.

FBW observed that the implied value of Monmouth REIT’s common shares based on the liquidation NAV analysis ranged from $7.70 to $9.17 per share. The Monmouth Capital and Monmouth REIT liquidation NAV analyses imply a range of exchange ratios from 0.4532x to 0.7128x. The 0.6550x exchange ratio is within this implied range.

Dividend Discount Analysis. Utilizing Monmouth Capital’s management’s projections for the calendar years 2007 through 2012, FBW calculated a range of implied equity values per share for Monmouth Capital by performing a dividend discount analysis. The dividend discount analysis is a method of evaluating a stock by taking the present value of projected dividends for the projection period plus the present value of the terminal value based on a range of required rates of return and varying terminal multiples applied to terminal year forward FFO (2012).

Monmouth Capital’s annualized dividend as of March 26, 2007, was deemed to be unsustainable; therefore management projected the annual common dividend at $0.35 per share, or approximately 100% of recurring FFO. FBW calculated the implied present value of projected dividends per share for 2007 through 2011 using discount rates ranging from 13.5% to 15.0%. FBW then calculated the implied terminal value in 2011 based on multiples ranging from 13.0x to 16.0x 2012 FFO per share. These implied terminal values were then discounted at discount rates ranging from 13.5% to 15.0% to arrive at implied present values. FBW derived a range of implied per share prices for FBW common stock based on the sum of the respective implied present value of Monmouth Capital’s projected cash dividends and the implied present value of Monmouth Capital’s terminal value in 2011.

The above analysis implies a range of values for Monmouth Capital from $3.36 to $4.09, which is below the consideration of $5.74 based on the March 23, 2007 stock price of $8.77 for Monmouth REIT and the 0.6550x exchange ratio.

Pro Forma Merger Analysis. FBW analyzed the potential pro forma financial effect of the merger on Monmouth REIT’s estimated recurring FFO per share for 2007 and 2008, assuming that, in connection with the merger, Monmouth Capital’s debt was assumed. Estimated financial data for Monmouth REIT was based on internal estimates of Monmouth REIT’s management. Estimated financial data for Monmouth Capital was based on internal estimates of Monmouth Capital’s management. The pro forma results were calculated as if the merger had occurred on December 31, 2006 and were based on estimated FFO as well as potential synergies derived from management of both Monmouth Capital and Monmouth REIT. Incorporating assumptions with respect to various structural considerations, transaction costs and estimated synergies, the pro forma merger analysis implied that the strategic business combination between Monmouth Capital and Monmouth REIT would be accretive to recurring FFO per share for the combined entity. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Relative Contributions Analysis. FBW reviewed the relative contribution of Monmouth Capital and Monmouth REIT to the forecasted recurring FFO of the combined company based on Monmouth REIT’s and Monmouth Capital’s respective FFO estimates for fiscal years 2007 and 2008. The forecasted recurring FFO was based on management estimates, and did not include potential synergies from the business combination. FBW observed that Monmouth Capital stockholders would contribute 12.5% of 2007 recurring FFO and 13.1% of 2008 recurring FFO in return for 15.3% of the equity in the combined company.

As of March 23, 2007, the closing share price of Monmouth Capital common stock was $5.62 and Monmouth REIT common stock was $8.77, which would imply an exchange ratio of 0.6410x. The exchange ratio contained in the Agreement and Plan of Merger is 0.6550x. The exchange ratio represents a 2.2% premium over the $5.62 per share market price of Monmouth Capital’s common stock as of March 23, 2007. The range of exchange ratios implied by each valuation methodology that applies to both Monmouth Capital and Monmouth REIT is as follows:

Valuation Methodology	Range
	Low	High
Historical Exchange Ratio	0.6088x	0.7241x
Comparable FFO Multiple Analysis	0.5215x	0.6990x
Comparable Transactions—FFO Multiple Analysis	0.2068x	1.7629x
Liquidation NAV Analysis	0.4532x	0.7128x

Certain Information. Neither Monmouth REIT nor Monmouth Capital as a matter of course publicly discloses detailed forecasts or internal projections as to future revenues, earnings or financial condition. During FBW’s review, Monmouth Capital prepared and made available to FBW certain business and financial data concerning projected future performance that Monmouth Capital believes was not publicly available.

Interests of Monmouth REIT’s Directors and Executive Officers in the Merger

In considering the recommendation of Monmouth REIT’s board of directors with respect to the merger transaction, Monmouth REIT common stockholders should be aware that certain directors and executive officers of Monmouth REIT have certain interests in the merger that may be different from, or in addition to, the interests of Monmouth REIT common stockholders generally. Monmouth REIT’s board of directors was aware of the interests and considered them, among other matters, when approving the merger agreement and the merger. These interests relate to or arise from the following:

Shares of Stock and Options to Purchase Shares of Stock. As of June 1, 2007, Monmouth REIT’s directors and executive officers beneficially owned, in the aggregate, 690,006 shares of Monmouth Capital common stock, representing approximately 11% of the outstanding shares of Monmouth Capital common stock as of that date, plus options to purchase an aggregate of 70,000 shares of Monmouth Capital common stock that will not become exercisable before January 22, 2008. From and after the effective time of the merger, each outstanding and unexercised option to acquire shares of Monmouth Capital common stock granted under Monmouth Capital’s stock option plans will, in accordance with its terms, become exercisable for shares of Monmouth REIT common stock, based on the exchange ratio of 0.655, and will remain subject to the same terms and conditions of vesting in effect immediately before the effective time of the merger. From and after the effective time of the merger, the number of shares of Monmouth REIT common stock issuable upon exercise of each outstanding option to purchase Monmouth Capital common stock, and the exercise price of each such option, will be calculated as follows:

•

the number of shares of Monmouth REIT common stock issuable upon exercise of each stock option will be equal to the product of (a) the number of shares of Monmouth Capital common stock subject to the Monmouth Capital stock option immediately before the effective time of the merger and (b) 0.655, rounded down to the nearest whole share, and

•

the exercise price per share of Monmouth REIT common stock of each such stock option will be equal to (a) the exercise price per share of Monmouth Capital common stock under the Monmouth Capital stock option immediately before the effective time of the merger divided by (b) 0.655, rounded up to the nearest whole cent.

As of June 1, 2007, Peter J. Weidhorn, the chairman of the Monmouth REIT special committee, beneficially owned $250,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 and $100,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2015, which are currently convertible into 54,999 shares of Monmouth Capital common stock. After the merger, the Monmouth Capital Debentures will be convertible into an aggregate of 36,025 shares of Monmouth REIT common stock at conversion prices of $9.16 and $11.45, respectively.

As of June 1, 2007, Monmouth REIT’s directors and executive officers beneficially owned, in the aggregate, 2,153,018 shares of Monmouth REIT common stock, representing approximately 10% of the outstanding shares of Monmouth REIT common stock as of that date, plus options to purchase an aggregate of 215,000 shares of Monmouth REIT common stock that will not become exercisable before August 2, 2007. If the merger is completed, based on the number of shares of Monmouth REIT and Monmouth Capital common stock beneficially owned as of June 1, 2007, the beneficial ownership of Monmouth REIT’s directors and executive officers will remain approximately 10% of the outstanding shares of Monmouth REIT common stock. Monmouth REIT stock options will continue to be governed by the terms of the Monmouth REIT stock option plans under which they were granted. As of June 1, 2007, Monmouth REIT’s directors and executive officers beneficially owned no shares of Monmouth REIT’s 7.625% Series A Cumulative Redeemable Preferred Stock, which we refer to as the Series A preferred stock.

Indemnification. Pursuant to the merger agreement, Monmouth REIT, Monmouth Capital and Route 9 have agreed to provide certain indemnification rights to the present and former directors, officers, employees, fiduciaries or agents of Monmouth Capital, Monmouth REIT and Route 9 or any of their subsidiaries, described in more detail under the caption “The Merger Agreement—Indemnification of Directors and Executive Officers.”

Board of Directors. There are three directors of Monmouth REIT who are also currently directors of Monmouth Capital. The merger agreement provides that, upon completion of the merger, Monmouth REIT and Monmouth Capital will take all actions necessary to cause Anna T. Chew, Joshua Kahr, Michael P. Landy and Eugene D. Rothenberg to be added to the board of directors of Monmouth REIT and for each director and executive officer of Monmouth REIT following the merger to be appointed or elected as a director or executive officer, as applicable, of Monmouth Capital following the merger.

Employment Agreements. Monmouth REIT is party to employment agreements with Eugene W. Landy, Cynthia J. Morgenstern and Maureen E. Vecere. Michael P. Landy is party to an employment agreement with Monmouth Capital and Anna T. Chew is party to an employment agreement with UMH Properties. We anticipate that all of the executive officers of Monmouth REIT will remain executive officers of Monmouth REIT after the merger and we do not expect that Monmouth REIT will enter into any new compensation arrangements with the executive officers of Monmouth REIT as a result of the merger.

Effective January 1, 2004, Eugene W. Landy entered into an amended employment agreement with Monmouth REIT that will expire on December 31, 2009. Mr. Eugene Landy’s amended employment agreement provides for annual base compensation of $175,000 and a pension payment of $50,000 per year, payable each year through December 31, 2013, which will increase to $55,000 per year if Monmouth REIT completes a transaction that results in a 100% increase in Monmouth REIT’s market capitalization. Pursuant to the amended employment agreement, Mr. Eugene Landy will receive, each year, an option to purchase 65,000 shares of Monmouth REIT common stock and may receive bonuses in amounts determined by Monmouth REIT’s board of directors, based upon progress towards achieving certain target levels of growth in market capitalization, funds from operations and dividends per share. The amended employment agreement provides that Mr. Eugene Landy is entitled to five weeks paid vacation and to participate in Monmouth REIT’s employee benefits plans at any time he is entitled to receive pension benefits. The amended employment agreement also provides for aggregate severance payments of $500,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason, in increments of $100,000 per year for five years, disability payments, payable to Mr. Eugene Landy in the event of his disability (as defined in the amended employment agreement) for a period of three years, equal to Mr. Eugene Landy’s salary and a death benefit of $500,000 payable to Mr. Eugene Landy’s designated beneficiary. Upon the termination of Mr. Eugene Landy’s employment following or as a result of certain types of transactions that lead to a significant increase in Monmouth REIT’s market capitalization, the amended employment agreement provides that Mr. Eugene Landy will receive a grant of 35,000 to 65,000 shares of Monmouth REIT common stock, depending on the amount of the increase in Monmouth REIT’s market capitalization, all of his outstanding options to purchase shares of Monmouth REIT common stock will become immediately vested and he will be entitled to continue to receive benefits under Monmouth REIT’s health, dental, insurance and similar plans for one year. The merger does not trigger any of these provisions of the amended employment agreement, although the growth in market capitalization of Monmouth REIT that would occur upon closing of the merger is one of many factors that Monmouth REIT’s board of directors may consider in determining the amount of Mr. Eugene Landy’s bonus, if any. The amended employment agreement is terminable by Monmouth REIT’s board of directors at any time by reason of Mr. Eugene Landy’s death or disability or for cause, which is defined in the amended employment agreement as a termination of the agreement if Monmouth REIT’s board of directors determines in good faith that Mr. Eugene Landy failed to substantially perform his duties to Monmouth REIT (other than due to his death or disability), or has engaged in conduct the consequences of which are materially adverse to Monmouth REIT, monetarily or otherwise. Upon termination of the amended employment agreement, Mr. Eugene Landy will remain entitled to the disability, severance, death and pension benefits provided for in the amended employment agreement. $50,000 of Mr. Eugene Landy’s salary, plus an amount of bonus determined annually by the Monmouth Capital compensation committee and a pro rata portion of the remaining cost of Mr. Eugene Landy’s compensation and benefits to Monmouth REIT is allocated to, and reimbursed by, Monmouth Capital pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Effective January 15, 2004, Monmouth REIT and Cynthia J. Morgenstern entered into an employment agreement that was amended on September 16, 2004, and expired on January 15, 2007, under which Ms. Morgenstern received an annual base salary of $160,000 for the year ended December 31, 2004, $176,000 for the year ended December 31, 2005 and $194,000 for the year ended December 31, 2006, plus bonuses in amounts determined by Monmouth REIT’s board of directors. Ms. Morgenstern’s employment agreement provided for four weeks paid vacation, for the use of an automobile and that Ms. Morgenstern was entitled to participate in all employee benefits plans applicable to employees of UMH Properties, including health and group life insurance.

Effective January 1, 2007, Monmouth REIT and Ms. Morgenstern entered into an employment agreement that will expire on December 31, 2009. Under this employment agreement, Ms. Morgenstern is entitled to receive a base salary of $208,550 for the year ending December 31, 2007, and is entitled to increases of 7.5% for the years ending December 31, 2008 and 2009, plus bonuses, if any, in amounts determined by Monmouth REIT’s board of directors or president. Pursuant to this employment agreement, Monmouth REIT’s president must request annually that Monmouth REIT’s stock option committee grant Ms. Morgenstern an option to purchase 50,000 shares of Monmouth REIT common stock, although the employment agreement does not require that the stock option committee grant any options. Ms. Morgenstern’s employment agreement provides for four weeks paid vacation, the use of an automobile, reimbursement of her reasonable and necessary business expenses and that Ms. Morgenstern is entitled to participate in UMH Properties’ employee benefits plans. Ms. Morgenstern’s employment agreement also requires Monmouth REIT to reimburse Ms. Morgenstern for the cost of a disability insurance policy such that, in the event of Ms. Morgenstern’s disability for a period of more than 90 days, Ms. Morgenstern will receive benefits equal to her then-current salary. In the event of a merger, sale or change of control of Monmouth REIT, which is defined in Ms. Morgenstern’s employment agreement as a change in voting control of Monmouth REIT or change in control of 25% or more of Monmouth REIT’s board of directors by other than its existing directors and excludes transactions between Monmouth REIT, Monmouth Capital and UMH Properties, Ms. Morgenstern will have the right to terminate the employment agreement or extend the employment agreement for three years from the date of the change in control. Approximately 10% of Ms. Morgenstern’s compensation cost is allocated to, and reimbursed by, Monmouth Capital pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Effective January 1, 2006, Monmouth REIT and Maureen E. Vecere entered into an employment agreement that will expire on December 31, 2008, under which Ms. Vecere is entitled to receive a base salary of $107,500 for the year ended December 31, 2006, increasing to $118,250 for the year ending December 31, 2007, and $130,075 for the year ending December 31, 2008, plus bonuses, if any, in amounts determined by Monmouth REIT’s president and executive vice president. Ms. Vecere’s employment agreement provides for four weeks paid vacation and that Ms. Vecere will be entitled to participate in all employee benefits plans applicable to employees of UMH Properties, including health and group life insurance. Ms. Vecere’s employment agreement also requires Monmouth REIT to reimburse Ms. Vecere for the cost of a disability insurance policy such that, in the event of Ms. Vecere’s disability for a period of more than 90 days, Ms. Vecere will receive benefits equal to her lost wages. In the event of a merger, sale or change of control of Monmouth REIT, Ms. Vecere has the right to extend and renew her employment agreement for one year. If Ms. Vecere’s employment is terminated for any reason, Ms. Vecere is entitled to one year’s compensation at the rate in effect as of the date of termination. Ms. Vecere’s employment agreement will automatically be renewed and extended for successive one-year periods unless either Monmouth REIT or Ms. Vecere provides at least ninety days written notice, before the expiration of the agreement or any extension of the agreement, electing to not renew or extend the agreement. Approximately 20% of Ms. Vecere’s compensation cost is allocated to, and reimbursed by, Monmouth Capital pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Michael P. Landy is party to an employment agreement with Monmouth Capital discussed under the caption “—Interests of Monmouth Capital’s Directors and Executive Officers in the Merger—Michael P. Landy Employment Agreement.” Approximately 33% of Mr. Michael Landy’s compensation cost is allocated to, and reimbursed by, Monmouth REIT pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Anna T. Chew is party to an employment agreement with UMH Properties, effective January 1, 2006. Approximately 13% of Ms. Chew’s compensation cost to UMH Properties is allocated to, and reimbursed by, Monmouth REIT pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Interests of Monmouth Capital’s Directors and Executive Officers in the Merger

In considering the recommendation of Monmouth Capital’s board of directors with respect to the merger transaction, Monmouth Capital stockholders should be aware that certain directors and executive officers of Monmouth Capital have certain interests in the merger that may be different from, or in addition to, the interests of Monmouth Capital stockholders generally. Monmouth Capital’s board of directors was aware of the interests and considered them, among other matters, when approving the merger agreement and the merger. These interests relate to or arise from the following:

Shares of Stock and Options to Purchase Shares of Stock. As of June 1, 2007, Monmouth Capital’s directors and executive officers beneficially owned, in the aggregate, 488,116 shares of Monmouth Capital common stock, representing 8.348% of the outstanding shares of Monmouth Capital common stock as of that date, plus options to purchase an aggregate of 60,000 shares of Monmouth Capital common stock that will not become exercisable before January 22, 2008. As of June 1, 2007, Monmouth Capital’s directors and executive officers beneficially owned no Monmouth Capital Debentures. From and after the effective time of the merger, each outstanding and unexercised option to acquire shares of Monmouth Capital common stock granted under Monmouth Capital’s stock option plans will, in accordance with its terms, become exercisable for shares of Monmouth REIT common stock, based upon the exchange ratio of 0.655, and will remain subject to the same terms and conditions of vesting in effect immediately before the effective time of the merger. From and after the effective time of the merger, the number of shares of Monmouth REIT common stock issuable upon exercise of each outstanding option to purchase Monmouth Capital common stock, and the exercise price of each such option, will be calculated as follows:

•

the number of shares of Monmouth REIT common stock issuable upon exercise of each stock option will be equal to the product of (a) the number of shares of Monmouth Capital common stock subject to the Monmouth Capital stock option immediately before the effective time of the merger and (b) 0.655, rounded down to the nearest whole share, and

•

the exercise price per share of Monmouth REIT common stock of each such stock option will be equal to (a) the exercise price per share of Monmouth Capital common stock under the Monmouth Capital stock option immediately before the effective time of the merger divided by (b) 0.655, rounded up to the nearest whole cent.

As of June 1, 2007, Monmouth Capital’s directors and executive officers beneficially owned, in the aggregate, 1,661,432 shares of Monmouth REIT common stock, representing approximately 8% of the outstanding shares of Monmouth REIT common stock as of that date, plus options to purchase an aggregate of 165,000 shares of Monmouth REIT common stock that will not become exercisable before August 2, 2007. If the merger is completed, based on the number of shares of Monmouth REIT and Monmouth Capital common stock beneficially owned as of June 1, 2007, the ownership of Monmouth Capital’s directors and executive officers will remain approximately 8% of the outstanding shares of Monmouth REIT common stock. Monmouth REIT stock options will continue to be governed by the terms of the Monmouth REIT stock option plans under which they were granted. As of June 1, 2007, Eugene Rothenberg, a director of Monmouth Capital and a member of the Monmouth Capital Special Committee, beneficially owned 51,976 shares of Monmouth REIT common stock. As of June 1, 2007, Monmouth Capital’s directors and executive officers beneficially owned no shares of Monmouth REIT’s Series A Preferred Stock.

Indemnification. Pursuant to the merger agreement, Monmouth REIT, Monmouth Capital and Route 9 have agreed to provide certain indemnification rights to the present and former directors, officers, employees, fiduciaries or agents of Monmouth Capital, Monmouth REIT and Route 9 or any of their subsidiaries, described in more detail under the caption “The Merger Agreement—Indemnification of Directors and Executive Officers.”

Board of Directors. There are three directors of Monmouth Capital who are also currently directors of Monmouth REIT. The merger agreement provides that, upon completion of the merger, Monmouth REIT and Monmouth Capital will take all actions necessary to cause Anna T. Chew, Joshua Kahr, Michael P. Landy and Eugene D. Rothenberg to be added to the board of directors of Monmouth REIT and for each director and executive officer of Monmouth REIT following the merger to be appointed or elected as a director or executive officer, as applicable, of Monmouth Capital following the merger.

Michael P. Landy Employment Agreement. Effective January 1, 2006, Monmouth Capital and Michael P. Landy entered into an employment agreement that will expire January 1, 2009, under which Mr. Michael Landy is entitled to receive a base salary of $150,000 for the year ended December 31, 2006, increasing to $165,000 for the year ending December 31, 2007, and $181,500 for the year ending December 31, 2008, plus bonuses, if any, in amounts determined by Monmouth Capital’s president or board of directors. Mr. Michael Landy’s employment agreement provides for four weeks paid vacation and that Mr. Michael Landy will be entitled to participate in all health insurance and group life insurance benefits plans applicable to other employees. Mr. Michael Landy’s employment agreement also requires Monmouth Capital to reimburse Mr. Michael Landy for the cost of a disability insurance policy such that, in the event of Mr. Michael Landy’s disability for a period of more than 90 days, Mr. Michael Landy will receive benefits equal to his lost wages. In the event of a merger of Monmouth Capital, or upon any change of control of Monmouth Capital (defined in the employment agreement as either voting control or control of 25% of Monmouth Capital’s board of directors by other than the existing directors) Mr. Michael Landy has the right to extend and renew his employment agreement for one year. If there is a termination of Mr. Michael Landy’s employment for any reason, either involuntary or voluntary, Mr. Michael Landy is entitled to receive one year’s compensation at the date of termination of his employment with Monmouth Capital. The compensation is to be at the greater of (i) Mr. Michael Landy’s current compensation or (ii) his compensation at the date of a merger or change of control of Monmouth Capital. Mr. Michael Landy’s employment agreement will automatically be renewed and extended for successive one-year periods unless either Monmouth Capital or Mr. Michael Landy provides at least ninety days written notice, before the expiration of the agreement or any extension of the agreement, electing to not renew or extend the agreement. Mr. Michael Landy’s option to extend his employment agreement with Monmouth Capital will become exercisable upon consummation of the merger. Approximately 67% of Mr. Michael Landy’s compensation cost is allocated to, and reimbursed by Monmouth REIT and UMH properties, pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

An amount of $50,000 of Mr. Eugene Landy’s salary, plus an amount of bonus determined annually by the Monmouth Capital compensation committee and a pro rata portion of the remaining cost of Mr. Eugene Landy’s compensation and benefits to Monmouth REIT is allocated to, and reimbursed by, Monmouth Capital pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Approximately 13% of the compensation cost relating to Anna T. Chew, Monmouth Capital’s chief financial officer, is allocated to, and reimbursed by, Monmouth Capital pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Approximately 20% of the compensation cost relating to Maureen E. Vecere, an officer of Monmouth Capital, is allocated to, and reimbursed by, Monmouth Capital pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Conversion of Shares, Exchange of Certificates and Withholding

Cancellation of Certain Monmouth Capital Common Stock. At the effective time of the merger, each share of Monmouth Capital common stock owned by Monmouth REIT, Route 9 or any other subsidiary of Monmouth REIT immediately before the effective time of the merger will automatically be canceled and retired without any payment.

Conversion and Exchange of Shares. At the effective time of the merger, all of the remaining outstanding shares of Monmouth Capital common stock will automatically be converted into and exchanged for the right to receive the merger consideration, consisting of 0.655 shares of Monmouth REIT common stock, in accordance with the merger agreement, including the provisions of the merger agreement relating to the surrender of any certificates representing shares of Monmouth Capital common stock.

Letter of Transmittal. As soon as possible after the effective time of the merger, but in no event later than three business days after the effective time, the exchange agent will send a letter of transmittal to those persons who were record holders of shares of Monmouth Capital common stock at the effective time of the merger (other than Monmouth REIT, Route 9 and any other subsidiaries of Monmouth REIT). This mailing will contain instructions on how to surrender shares of Monmouth Capital common stock in exchange for the merger consideration the holder is entitled to receive in accordance with the merger agreement. When a Monmouth Capital common stockholder delivers to the exchange agent his or her properly completed letter of transmittal and any other required documents (including Monmouth Capital stock certificate(s) if the shares are represented by certificate(s)), the stockholder’s shares of Monmouth Capital common stock will be cancelled.

DO NOT SUBMIT YOUR MONMOUTH CAPITAL STOCK CERTIFICATES UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If a certificate representing shares of Monmouth Capital common stock that you own has been lost, stolen or destroyed, the exchange agent will issue the shares of Monmouth REIT common stock that constitute the merger consideration that you are entitled to receive in exchange for the shares of Monmouth Capital common stock represented by the lost, stolen or destroyed certificate if and when you provide an affidavit to the effect that your certificate representing shares of Monmouth Capital common stock has been lost, stolen or destroyed and when you post a bond reasonably satisfactory to Monmouth REIT and the exchange agent.

Fractional Shares. Monmouth REIT will not issue any fractional shares of its common stock in the merger. If you would otherwise have been entitled to receive a fraction of a share of Monmouth REIT common stock as merger consideration (after taking into account all of the shares of Monmouth Capital common stock that you deliver to the exchange agent), you will, instead, receive an amount of cash, rounded up to the nearest whole cent and without interest, equal to such fraction of a share of Monmouth REIT common stock multiplied by the average closing price of Monmouth REIT common stock on the NASDAQ Global Select Market during the ten trading-day period ending two trading days before the closing date of the merger.

Withholding. Backup withholding at the applicable rate (currently 28%) may apply with respect to cash payments in lieu of fractional shares of Monmouth REIT common stock. See “—Material United States Federal Income Tax Consequences of the Merger—Information Reporting and Backup Withholding.” If any amounts are required to be withheld from the merger consideration payable to any former Monmouth Capital common stockholder, Monmouth Capital (as the surviving company) or the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to that stockholder the amount that Monmouth Capital or the exchange agent must deduct and withhold under the Internal Revenue Code or any provision of any federal, state, local or foreign tax law. To the extent that Monmouth Capital or the exchange agent withholds any amount and pays over such amount to the appropriate taxing authority, these amounts will be treated for all purposes of the merger as having been paid to the former Monmouth Capital common stockholder.

Adjustments to Prevent Dilution. If, before the effective time of the merger, the issued and outstanding shares of Monmouth REIT common stock or Monmouth Capital common stock change into a different number or class of shares by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the merger consideration and exchange ratio and any other similarly dependent items will be appropriately adjusted to provide Monmouth REIT, Route 9 and Monmouth Capital the same economic effect as contemplated by the merger agreement before such action.

Delisting and Deregistration of Monmouth Capital Common Stock

If the merger is completed, Monmouth Capital common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and Monmouth Capital will no longer file periodic reports with the SEC. The stockholders of Monmouth Capital will become stockholders of Monmouth REIT and their rights as stockholders will be governed by Maryland law and by Monmouth REIT’s charter and bylaws.

Restrictions on Sales of Shares of Monmouth REIT Common Stock Received in the Merger

The shares of Monmouth REIT common stock to be issued in accordance with the merger agreement will be registered under the Securities Act and will be freely transferable, except for shares of Monmouth REIT common stock issued to any person who is deemed to be an “affiliate” of Monmouth Capital before the merger. Persons who may be deemed to be “affiliates” of Monmouth Capital before the merger include individuals or entities that control, are controlled by or are under common control with Monmouth Capital before the merger, and may include officers and directors, as well as principal stockholders of Monmouth Capital before the merger.

Persons who may be deemed to be affiliates of Monmouth Capital before the merger may not sell any of the shares of Monmouth REIT common stock they received in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

This joint proxy statement/prospectus does not cover any resales of the shares of Monmouth REIT common stock to be received by Monmouth Capital stockholders in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of shares of Monmouth REIT common stock.

Accounting Treatment of the Merger

The merger will be accounted for as a “purchase” by Monmouth REIT of Monmouth Capital, as that term is used under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. As a result, the historical financial statements of Monmouth REIT will continue to be the historical financial statements of Monmouth REIT following the completion of the merger. The assets and liabilities of Monmouth Capital as of the effective time of the merger will be recorded at their respective fair values and added to those of Monmouth REIT. Any excess of purchase price over the net fair values of Monmouth Capital assets and liabilities will be recorded as goodwill. Financial statements of Monmouth REIT issued after the merger will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Monmouth Capital. The results of operations of Monmouth Capital will be included in the results of operations of Monmouth REIT beginning on the effective date of the merger.

In 2005, the Financial Accounting Standards Board issued an exposure draft of the proposed Statement of Financial Accounting Standards, Business Combinations: a replacement of FASB Statement No. 141. A final standard is expected to be issued in 2007. When adopted, the proposed standard will change accounting standards and practices for business combinations. If this replacement standard is adopted with an effective date prior to the acquisition date of this merger, it may change how this transaction is accounted for under accounting principles generally accepted in the United States.

No Dissenters’ or Appraisal Rights

Under applicable Maryland and New Jersey law, neither Monmouth REIT nor Monmouth Capital common stockholders are entitled to dissenters’ or appraisal rights in connection with the merger, the issuance of shares of Monmouth REIT common stock in accordance with the merger agreement or the consummation of any of the other transactions contemplated by the merger agreement.

Regulatory Approvals

Neither Monmouth REIT nor Monmouth Capital is aware of any material federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. holder of Monmouth Capital common stock with respect to the conversion and exchange of shares of Monmouth Capital common stock for shares of Monmouth REIT common stock in the merger. This discussion assumes that U.S. holders of shares of Monmouth Capital common stock hold their shares of Monmouth Capital common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary is based on the Internal Revenue Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this joint proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service, regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction. In addition, this summary does not address all aspects of United States federal income taxation that may apply to holders of shares of Monmouth Capital common stock in light of their particular circumstances or holders that are subject to special rules under the Internal Revenue Code, including, without limitation, holders of shares of Monmouth Capital common stock that are non-U.S. holders, partnerships or other pass-through entities (and persons holding their shares of Monmouth Capital common stock through a partnership or other pass-through entity), persons who acquired shares of Monmouth Capital common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a “functional currency” other than the U.S. dollar, persons holding their shares of Monmouth Capital common stock as part of a straddle, hedging, constructive sale or conversion transaction and persons who have ceased to be U.S. citizens or resident aliens.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of Monmouth Capital common stock that is for United States federal income tax purposes:

•	a U.S. citizen or resident alien;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; and

•

a trust if (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any other entity treated as a partnership for United States federal income tax purposes) holds shares of Monmouth Capital common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor.

This discussion is not intended to be, and should not be construed as, tax advice to any Monmouth Capital common stockholder. Such holders are urged to consult and rely on their own tax advisors regarding the tax consequences of the merger to them, including the effects of United States federal, state and local, foreign and other tax laws and of changes in those laws.

The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Venable LLP, as counsel to Monmouth REIT, will provide an opinion to Monmouth Capital that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion will be based on representation letters provided by Monmouth REIT and Monmouth Capital and on customary factual assumptions. If any of the factual representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected, the opinion and this summary may not accurately describe the United States federal income tax treatment of the merger, and the tax consequences of the merger to Monmouth Capital common stockholders may be materially different from those described in this summary. The determination by tax counsel as to whether the proposed merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The statements in this joint proxy statement/prospectus, and the opinion of counsel, are not binding on the Internal Revenue Service or a court and do not preclude the Internal Revenue Service from asserting, or a court from sustaining, a contrary result.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Monmouth REIT and Monmouth Capital will not recognize any gain or loss for United States federal income tax purposes as a result of the merger. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the United States federal income tax consequences of the merger to U.S. holders of Monmouth Capital common stock are, in general, as follows:

Conversion of Monmouth Capital Common Stock into Monmouth REIT Common Stock (plus any cash in lieu of a fractional share). A Monmouth Capital stockholder that receives shares of Monmouth REIT common stock upon the conversion and exchange of its shares of Monmouth Capital common stock in the merger will not recognize gain or loss on the exchange, except to the extent that the stockholder receives cash in lieu of a fractional share of Monmouth REIT common stock. A Monmouth Capital stockholder that receives cash in lieu of a fractional share generally will recognize capital gain or loss based on the difference between the amount of cash in lieu of a fractional share received by the stockholder and the stockholder’s tax basis in the fractional share (which the stockholder will be deemed to have received and then sold for cash). Such capital gain or loss will be long term capital gain or loss if the share of Monmouth Capital common stock converted in the merger was held for more than one year.

The aggregate tax basis of shares of Monmouth REIT common stock received by a Monmouth Capital stockholder (including any fractional shares for which cash is received) in the merger will equal the aggregate tax basis of the stockholder’s shares of Monmouth Capital common stock. The holding period of the shares of Monmouth REIT common stock received by a Monmouth Capital stockholder in the merger will include the holding period of the stockholder’s Monmouth Capital common stock surrendered upon conversion and exchange of shares of Monmouth REIT common stock. If a Monmouth Capital stockholder acquired any of its shares of Monmouth Capital common stock at different prices, recently finalized Treasury Regulations provide guidance on how taxpayers may allocate their basis in these circumstances. Monmouth Capital stockholders that hold multiple blocks of shares of Monmouth Capital common stock should consult their tax advisors regarding the proper allocation of their tax basis among the shares of Monmouth REIT common stock received in the merger and the potential impact of the final Treasury Regulations on their tax consequences from the merger.

Information Reporting and Backup Withholding. Backup withholding at the applicable rate (currently 28%) may apply with respect to cash payments in lieu of fractional shares of Monmouth REIT common stock, unless a Monmouth Capital stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Monmouth Capital stockholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s United States federal income tax liability, provided the stockholder timely furnishes the required information to the Internal Revenue Service.

A Monmouth Capital stockholder that receives shares of Monmouth REIT common stock in the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Pre Merger Dividend. Monmouth Capital may, before the effective time of the merger, pay a special dividend to the holders of Monmouth Capital common stock in order to satisfy its REIT distribution requirement and avoid entity-level income and excise taxes for its final taxable year ending with the merger. This dividend, like Monmouth Capital’s quarterly dividends, will be includible in the stockholder’s taxable income in accordance with the normal rules applicable to dividends received from REITs.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus is a summary of the material provisions of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. The provisions of the merger agreement are complicated and not easily summarized. Because the description is a summary, it does not contain all of the information about the merger agreement that may be important to you. You should refer to the full text of the merger agreement, which is hereby incorporated by reference into this joint proxy statement/prospectus, for details of the merger and the terms and conditions of the merger agreement.

The Merger

The merger agreement provides for the merger of Route 9 with and into Monmouth Capital. Monmouth Capital will survive the merger as a wholly owned subsidiary of Monmouth REIT.

Completion and Effectiveness of the Merger

Monmouth REIT and Monmouth Capital will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described under the caption “—Conditions to the Merger,” are satisfied or waived. We expect that, if the common stockholders of both Monmouth REIT and Monmouth Capital approve the merger, the merger will be completed in the third quarter of 2007.

The merger will become effective upon filing of a certificate of merger with the Secretary of State of the State of New Jersey or at such later time mutually agreed to by Monmouth REIT and Monmouth Capital and specified in the certificate of merger.

Merger Consideration and Conversion of Monmouth Capital Common Stock

Upon completion of the merger, each outstanding share of Monmouth Capital common stock will be converted into and exchanged for the right to receive 0.655 shares of Monmouth REIT common stock upon surrender of the certificates representing such shares of Monmouth Capital common stock, in accordance with the merger agreement. As a result, Monmouth REIT will issue approximately 3,757,650 shares of its common stock in the merger, based on the number of shares of Monmouth Capital common stock outstanding as of the record date for the Monmouth Capital special meeting of stockholders and assuming that none of the outstanding Monmouth Capital Debentures will be converted into shares of Monmouth Capital common stock and that none of Monmouth Capital’s outstanding stock options will be exercised. The exchange ratio of 0.655 shares of Monmouth REIT common stock for each share of Monmouth Capital common stock will be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Monmouth REIT common stock or Monmouth Capital common stock occurring (or for which a record date is established) after March 26, 2007 and before the effective time of the merger.

The total value of the merger consideration that a Monmouth Capital common stockholder will receive in the merger is not fixed and will depend on the value of 0.655 shares of Monmouth REIT common stock at the effective time of the merger. This value may be obtained by multiplying the trading price of Monmouth REIT common stock at the effective time of the merger by 0.655.

Treatment of Monmouth Capital Stock Options

From and after the effective time of the merger, each option to purchase shares of Monmouth Capital common stock under any Monmouth Capital stock option plan, whether or not vested at the effective time of the merger, will become exercisable in accordance with its terms for a number of shares of Monmouth REIT common stock equal to the number of shares of Monmouth Capital common stock subject to such option immediately before the effective time of the merger multiplied by the exchange ratio (rounded down to the nearest whole share), for an exercise price per share of Monmouth REIT common stock equal to the exercise price of such stock option immediately before the effective time of the merger divided by the exchange ratio (rounded up to the nearest whole cent). To the extent that an option to purchase Monmouth Capital common stock is not vested at the effective time of the merger, the option will remain subject to the same terms and conditions of vesting as in effect immediately before the effective time of the merger and no option to purchase Monmouth Capital common stock will become vested solely by reason of the merger.

Treatment of Monmouth Capital Debentures

From and after the effective time of the merger, the outstanding Monmouth Capital Debentures will remain outstanding obligations of Monmouth Capital and will become convertible into shares of Monmouth REIT common stock at a conversion price adjusted to reflect the exchange ratio, in accordance with their terms. Based on an exchange ratio of 0.655 shares of Monmouth REIT common stock for each share of Monmouth Capital common stock, the new conversion price of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 will be $9.16 per share and the new conversion price of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2015 will be $11.45 per share. From and after the effective time of the merger, as the outstanding Monmouth Capital Debentures will remain outstanding debt obligations of Monmouth Capital, holders of Monmouth Capital Debentures will not be creditors of Monmouth REIT and will have no claims against Monmouth REIT other than the right to receive shares of Monmouth REIT common stock upon conversion.

Fractional Shares

No fractional shares of Monmouth REIT common stock will be issued in the merger. Each holder of a share of Monmouth Capital common stock converted into and exchanged for shares of Monmouth REIT common stock in the merger, who would otherwise have been entitled to receive a fraction of a share of Monmouth REIT common stock in accordance with the merger agreement (after taking into account all of the shares of Monmouth Capital common stock delivered by such holder), will receive, in lieu of such fractional share of Monmouth REIT common stock, cash in an amount equal to such fractional part of one share of Monmouth REIT common stock multiplied by the average closing price of Monmouth REIT common stock on the NASDAQ Global Select Market during the ten trading day period ending two trading days before the closing date.

Board of Directors and Executive Officers of Monmouth REIT and Monmouth Capital after the Merger

Upon completion of the merger, Monmouth REIT and Monmouth Capital have agreed to take all actions necessary for the number of directors of Monmouth REIT to be increased from nine to thirteen directors and for the following individuals to be the directors of Monmouth REIT:

•	Eugene W. Landy, Neal Herstik and Stephen B. Wolgin, currently members of both Monmouth REIT’s and Monmouth Capital’s board of directors;

•	Anna T. Chew, Joshua Kahr, Michael P. Landy and Eugene D. Rothenberg, currently members of Monmouth Capital’s board of directors; and

•	Daniel D. Cronheim, Matthew I. Hirsch, Samuel A. Landy, Cynthia J. Morgenstern, Scott L. Robinson and Peter J. Weidhorn, currently members of Monmouth REIT’s board of directors.

These individuals will also serve as the directors of Monmouth Capital after the merger. We anticipate that all of the executive officers of Monmouth REIT will remain executive officers of Monmouth REIT after the merger. Each of Monmouth Capital’s current executive officers is also currently an executive officer of Monmouth REIT and we expect that they will remain executive officers of Monmouth Capital and Monmouth REIT after the merger. We do not expect to enter into any new compensation arrangements with the executive officers of Monmouth REIT or Monmouth Capital as a result of the merger.

For information regarding the members of the board of directors of Monmouth Capital who will become members of the board of directors of Monmouth REIT after the merger, see “Information about Monmouth Capital—Directors, Executive Officers and Corporate Governance—Directors and Executive Officers.”

For information regarding the Monmouth REIT directors who will remain on the board of directors of Monmouth REIT, see “Information about Monmouth REIT—Directors, Executive Officers and Corporate Governance.”

Final Dividend to Holders of Monmouth Capital Common Stock

Before the consummation of the merger, Monmouth Capital will declare and pay a final dividend to holders of shares of Monmouth Capital common stock if and to the extent necessary for Monmouth Capital to satisfy the requirements of Section 857(a)(1) of the Internal Revenue Code for its taxable year ending at the effective time of the merger and, if applicable, its preceding taxable year, and to allow Monmouth Capital to distribute 100% of its REIT taxable income for each such taxable year.

Representations and Warranties

The merger agreement contains representations and warranties made by Monmouth REIT, Route 9 and Monmouth Capital regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger. The representations and warranties of each of Monmouth REIT, Route 9 and Monmouth Capital have been made solely for the benefit of the parties to the merger agreement and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement or another date as is specified in the merger agreement.

Conduct of Business before the Merger

Each of Monmouth REIT and Monmouth Capital has agreed to use commercially reasonable efforts to carry on its business in the usual, regular and ordinary course, and in material compliance with all laws. The merger agreement contains a number of restrictions on the operation of the business of each party before the closing of the merger including, among other things, certain restrictions on both Monmouth REIT and Monmouth Capital’s ability to:

•	issue stock or other securities, except in connection with its stock option plans or dividend reinvestment and share incentive plans;

•	pay dividends, except in accordance with past practice;

•	acquire, mortgage or sell properties, incur indebtedness or prepay obligations;

•	settle or compromise claims or litigation in excess of certain amounts specified in the merger agreement;

•	change any of the accounting principles or practices used by it or make any tax elections;

•	enter into, adopt, amend or terminate any employee benefit plan or employment agreement;

•	amend its charter, certificate of incorporation or bylaws;

•	liquidate or dissolve, or engage in mergers, consolidations, restructurings, recapitalizations or reorganizations;

•	allow its insurance policies to be cancelled; and

•	take any action that would prevent or impede the merger from qualifying as a tax exempt reorganization under the Internal Revenue Code.

In addition, the merger agreement restricts Monmouth Capital from paying dividends in excess of its Funds From Operations (as defined in the merger agreement) for any period beginning after June 30, 2007.

Covenants

The merger agreement contains covenants made by each of Monmouth REIT and Monmouth Capital. The following summarizes the more significant of those covenants.

Access to Information. Each of Monmouth REIT and Monmouth Capital agreed to afford to the other reasonable access during normal business hours to all its books, contracts, commitments, personnel and records.

Monmouth REIT Stockholders’ Meeting. Monmouth REIT agreed to call and hold an annual meeting of its stockholders as promptly as practicable after the declaration of effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, to consider and vote on the proposal to approve the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger, on the terms set forth in the merger agreement. Monmouth REIT agreed that its board of directors would recommend that its stockholders vote for this proposal.

Monmouth Capital Stockholders’ Meeting. Monmouth Capital agreed to call and hold a special meeting of its stockholders as promptly as practicable after the declaration of effectiveness of this joint proxy statement/prospectus, to consider and vote on the proposal to approve the merger agreement and the merger on the terms set forth in the merger agreement. Monmouth Capital agreed that its board of directors would recommend that its stockholders vote for this proposal.

No Solicitations. Monmouth Capital agreed that it will, and it will cause its subsidiaries and representatives to, cease any activities, discussions or negotiations with any party that may be ongoing with respect to any Acquisition Proposal.

An Acquisition Proposal is any inquiry, proposal, offer or expression of interest by any third party relating to a merger, consolidation or other business combination involving Monmouth Capital, or any purchase of more than 20% of the consolidated assets of Monmouth Capital (including the shares and assets of its subsidiaries) or more than 20% of the shares of Monmouth Capital (other than pursuant to the exercise of stock options in accordance with their terms) or the issuance of any securities (or rights to acquire securities) of Monmouth Capital or any of its subsidiaries, or any similar transaction, or any agreement, arrangement or understanding requiring Monmouth Capital to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Monmouth Capital agreed that it will not, and will cause its subsidiaries and representatives not to:

•

solicit, participate in, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or

•	participate in any discussions or negotiations (including by way of furnishing information) regarding any Acquisition Proposal, except as provided below.

If the Monmouth Capital Special Committee determines, in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such action is, or is reasonably likely to be, necessary in order to comply with its duties to Monmouth Capital or its stockholders under applicable law, the merger agreement allows Monmouth Capital, before May 25, 2007, to:

•

furnish information with respect to Monmouth Capital and its subsidiaries to the person making an Acquisition Proposal (or its designated representatives) pursuant to a confidentiality and standstill agreement, provided that any such information has been or contemporaneously is provided to representatives of the Monmouth REIT Special Committee; and

•	participate in discussions or negotiations regarding an Acquisition Proposal.

The merger agreement requires Monmouth Capital to immediately advise Monmouth REIT of any request for information or Acquisition Proposal and to provide Monmouth REIT with the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The merger agreement also requires Monmouth Capital to inform Monmouth REIT of any material developments in any discussions or negotiations with respect to, and any material change in the terms (including amendments or proposed amendments) of, any request for information or Acquisition Proposal. Monmouth Capital must also promptly provide Monmouth REIT with any agreements that Monmouth Capital enters into with respect to any request for information or Acquisition Proposal.

If, before May 25, 2007, the Monmouth Capital Special Committee determines, in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such action is necessary in order to comply with its duties to Monmouth Capital or its stockholders under applicable law and recommends such action to Monmouth Capital’s board of directors, the merger agreement allows Monmouth Capital’s board of directors to:

•	withdraw or modify its recommendation that Monmouth Capital common stockholders approve the merger agreement and the merger on the terms set forth in the merger agreement; or

•	cause Monmouth Capital to terminate the merger agreement.

However, Monmouth Capital’s board of directors may take such an action only if Monmouth Capital:

•

provides the Monmouth REIT Special Committee with notice stating that Monmouth Capital has received a definitive Acquisition Proposal (and, for these purposes, “50%” will be substituted for “20%” in the definition of Acquisition Proposal), accompanied by the material terms and conditions of such Acquisition Proposal and the identity of the person making the Acquisition Proposal;

•	negotiates in good faith with Monmouth REIT with respect to any amendment or modification to the merger agreement proposed by Monmouth REIT during a five-day period after the receipt of such notice;

•	executes a definitive agreement to implement such Acquisition Proposal simultaneously with taking such action; and

•	pays to Monmouth REIT a termination fee of $1 million.

The merger agreement does not prohibit Monmouth Capital from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Monmouth Capital Special Committee, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable law.

Indemnification of Directors and Executive Officers

Monmouth REIT, Monmouth Capital and Route 9 have agreed to cooperate and use their reasonable best efforts to defend against claims, actions, suits, demands, proceedings or investigations of each of its present and former directors, officers, employees, fiduciaries or agents of Monmouth Capital, Monmouth REIT and Route 9 or any of their subsidiaries, or an Indemnified Party, arising out of (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of Monmouth Capital, Monmouth REIT or Route 9 or any of their subsidiaries or serving at the request of such companies or (ii) the negotiation, execution or performance of the merger agreement. In addition, from and after the effective time of the merger, Monmouth REIT and Monmouth Capital (as the surviving company in the merger) have agreed to indemnify and hold harmless the present and former directors, officers, employees, fiduciaries or agents of Monmouth REIT, Monmouth Capital and Route 9 to the fullest extent permitted by applicable law and to the extent provided in any written indemnification agreements. Monmouth REIT and Monmouth Capital each has entered into indemnification agreements with its directors and certain of its executive officers that generally require Monmouth REIT or Monmouth Capital, as applicable, to indemnify each such director or executive officer who was, is or becomes a party to or witness or other participant in (i) any threatened, pending or completed action, suit or proceeding in which the director or executive officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or executive officer was acting in his or her capacity as a director or officer of Monmouth REIT or Monmouth Capital, as applicable, or (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law. Further, for a period of six years after the effective date of the merger, Monmouth REIT and Monmouth Capital (as the surviving company) will indemnify each Indemnified Party as provided for under the charters and bylaws (or other applicable organizational documents) of Monmouth Capital and its subsidiaries in effect on the date of the merger. All rights to indemnification in respect of any claims asserted or made within such period will continue until the final disposition of such claim.

Certain Tax Matters

Monmouth REIT and Monmouth Capital have agreed to take all actions (and refrain from taking all actions) as are necessary to ensure that they each qualify for taxation as a REIT for United States federal income tax purposes:

•	with respect to Monmouth Capital, for its taxable year ending with the merger, and

•	with respect to Monmouth REIT, for its taxable year ending September 30, 2007, and, if the closing of the merger is after September 30, 2007, for its taxable year ending September 30, 2008.

Each of Monmouth REIT and Monmouth Capital and their respective subsidiaries have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

Listing of Monmouth REIT Common Stock

Monmouth REIT has agreed to apply to have the shares of Monmouth REIT common stock issued pursuant to the merger agreement approved for listing on the NASDAQ Global Select Market, on which shares of Monmouth REIT common stock are currently traded under the symbol “MNRTA.” After the merger, Monmouth REIT expects its shares to continue to trade under the symbol “MNRTA.”

Conditions to the Merger

The obligations of each party to effect the merger are subject to the satisfaction or waiver of each of the following conditions before the completion of the merger:

Monmouth REIT Stockholder Approval. Monmouth REIT common stockholders must have approved the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger, on the terms set forth in the merger agreement;

Monmouth Capital Stockholder Approval. Monmouth Capital common stockholders must have approved the merger agreement and the merger on the terms set forth in the merger agreement;

Other Regulatory Approvals. All governmental approvals required to consummate the merger must have been obtained;

No Injunctions, Orders or Restraints; Illegality. No order or other legal restraint or prohibition preventing the consummation of the merger will be in effect;

Registration Statement. The registration statement of which this joint proxy statement/prospectus forms a part must be effective and not be the subject of any stop order or any actual or threatened proceedings seeking a stop order, and no proceedings for that purpose may have been initiated or, to Monmouth REIT or Monmouth Capital’s knowledge, threatened by the SEC;

Listing. Shares of Monmouth REIT common stock to be issued in the merger must have been approved for listing on the NASDAQ Global Select Market;

Tax Opinions. Monmouth Capital must have received an opinion of Venable LLP, Monmouth REIT’s counsel, dated as of the date the merger is consummated, to the effect that the merger constitutes a reorganization within the meaning of Internal Revenue Code Section 368(a);

REIT Opinions. Each party must have received from the other party an opinion of tax counsel relating to the other party’s qualification and taxation as a REIT under the Internal Revenue Code;

Representations and Warranties. The representations and warranties of the other party must be materially accurate as of the date when made and as of the date of the merger;

Performance and Obligations. The other party must have performed in all material respects all obligations required to be performed by it under the merger agreement;

Absence of Material Change. The other party must not have suffered a material adverse effect; and

Consents. The other party must have obtained all third party consents necessary to close the merger.

Definition of Material Adverse Effect

The merger agreement provides that a “material adverse effect” means an effect, event or change that has a material adverse effect on the ability of Monmouth REIT or Monmouth Capital, as applicable, to complete the merger or perform its obligations under the merger agreement. The merger agreement also provides that a “material adverse effect” is an effect, event or change that has a material adverse effect on the assets, results of operations, or financial condition of Monmouth REIT or Monmouth Capital, as applicable, or its subsidiaries, other than:

•	effects, events or changes arising out of or resulting from changes in conditions in the U.S. economy;

•	changes in general legal, regulatory, political, economic or business conditions; or

•	changes in generally accepted accounting principles

that, in each case, generally affect industries in which Monmouth REIT or Monmouth Capital, as applicable, conduct business and do not have a substantially disproportionate impact on Monmouth REIT or Monmouth Capital, as applicable. In determining whether there has been a material adverse effect, any event, circumstance, change or effect will be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably would be expected to result in a material adverse effect.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger:

•	by the mutual written consent of Monmouth REIT and Monmouth Capital;

•

by Monmouth REIT or Monmouth Capital if a governmental entity has issued a final non-appealable order, decree, judgment, injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger;

•

by Monmouth REIT or Monmouth Capital if the merger has not occurred on or before November 15, 2007, if the failure to complete the merger by that date did not result from the failure to fulfill an obligation under the merger agreement by the party seeking termination;

•

by Monmouth REIT or Monmouth Capital if the other is in breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach would give rise to a failure of a condition to the consummation of the merger;

•	by Monmouth REIT or Monmouth Capital if the other party suffers a material adverse effect;

•	by Monmouth REIT or Monmouth Capital if the Monmouth Capital common stockholders do not approve the merger agreement and the merger on the terms set forth in the merger agreement;

•

by Monmouth REIT or Monmouth Capital if the Monmouth REIT common stockholders do not approve the merger transaction, including the issuance of shares of Monmouth REIT common stock in the merger, on the terms set forth in the merger agreement;

•

by Monmouth Capital, in order to enter into a definitive agreement to effect an Acquisition Proposal (and, for these purposes, “50%” will be substituted for “20%” in the definition of Acquisition Proposal), provided it has given at least five business days notice to Monmouth REIT, has complied with its other obligations relating to nonsolicitation, and has paid the termination fee described below; or

•

by Monmouth REIT if Monmouth Capital enters into a definitive agreement to effect an acquisition proposal, if Monmouth Capital’s board of directors recommends that Monmouth Capital common stockholders accept or approve any Acquisition Proposal or if Monmouth Capital’s board of directors withdraws or modifies its recommendation that Monmouth Capital common stockholders approve the merger agreement and the merger on the terms set forth in the merger agreement.

Termination Fees and Expenses

If Monmouth Capital terminates the merger agreement in order to enter into a definitive agreement with respect to an Acquisition Proposal or if Monmouth REIT terminates the merger agreement because Monmouth Capital has entered into such an agreement, Monmouth Capital has agreed to pay to Monmouth REIT a termination fee equal to $1 million at the time Monmouth Capital enters into such an agreement. In addition, if, before the special meeting of Monmouth Capital stockholders, an Acquisition Proposal is made (and is not withdrawn) and, at a time when the approval of Monmouth Capital common stockholders has not been obtained, the merger agreement is terminated:

•	by Monmouth REIT or Monmouth Capital if the merger has not occurred on or before November 15, 2007;

•	by Monmouth REIT or Monmouth Capital if Monmouth Capital common stockholders do not approve the merger agreement and the merger on the terms set forth in the merger agreement; or

•

by Monmouth REIT, if Monmouth Capital is in breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach would give rise to a failure of a condition to the consummation of the merger; and

Monmouth Capital consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, in either case, within twelve months of such termination (and the transaction contemplated by any such definitive agreement is consummated within eighteen months of such termination), then Monmouth

Capital must pay to Monmouth REIT a termination fee of $1 million when it consummates such Acquisition Proposal.

If Monmouth REIT or Monmouth Capital terminates the merger agreement because the other party is in breach of any of its representations, warranties or covenants contained in the merger agreement and the breach would give rise to a failure of a condition to the consummation of the merger and the condition cannot be satisfied by November 15, 2007, the breaching party must pay to the non-breaching party the non-breaching party’s documented, reasonable out-of-pocket costs and expenses, up to an aggregate maximum amount of $500,000. The payment of expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties under the merger agreement. The amount of any termination fee paid by Monmouth Capital to Monmouth REIT will be reduced by the amount of any expenses previously paid by Monmouth Capital to Monmouth REIT.

If the payment of the termination fee or expenses listed above would cause the party receiving payment to fail to meet REIT qualification tests, then the amount causing the failure would be placed into escrow and paid over time so as not to cause the receiving party to fail the REIT qualification tests.

Amendment, Extension and Waiver

The merger agreement may be amended by the parties at any time before or after the approval of the merger by Monmouth REIT and Monmouth Capital common stockholders. After any such approval, however, no amendment will be made which by law requires further approval by such stockholders without obtaining such approval.

At any time before the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

Amendment and Restatement of Certificate of Incorporation and Bylaws of Monmouth Capital

As a result of the merger, the certificate of incorporation and bylaws of Monmouth Capital will be amended and restated as provided in the merger agreement.

MATERIAL AGREEMENTS BETWEEN MONMOUTH REIT AND MONMOUTH CAPITAL

Monmouth REIT and Monmouth Capital operate as part of a group of three public companies that also includes UMH Properties, Inc., a Maryland corporation, or UMH Properties. The three companies share senior management, office space and many administrative employees, and a majority of the directors of each company are also directors of the other two companies. As a result, the three companies share the following types of expenses:

•	salaries, benefits and related employment expenses;

•	rent and utilities;

•	office supplies and equipment; and

•	other miscellaneous expenses, such as service contracts for office equipment.

At the beginning of each calendar year, members of senior management of Monmouth REIT, Monmouth Capital and UMH Properties determine the relative amount of each expense item that will be allocated to each company. The amount of Eugene W. Landy’s salary, bonus, benefit and other employment expenses allocated to Monmouth Capital is approved each year by the Monmouth Capital compensation committee. Salary, benefit and other employment expenses are allocated to each company based on the amount of time each other employee is estimated to work for the company, on the basis of historical practices and projected need. Office expenses are allocated based on the percentage of space used by the employees of each company. The allocation is then reviewed by each company’s audit committee. If senior management feels it to be appropriate, based on actual events, the allocations are adjusted during the year. In addition, expenses relating to the three companies’ combined annual directors’ retreat are shared equally among all three companies. Reimbursement of these shared expenses is made on a monthly basis. There is no written agreement among Monmouth REIT, Monmouth Capital and UMH Properties relating to this arrangement.

INFORMATION ABOUT MONMOUTH REIT

Business

Monmouth Real Estate Investment Corporation, or Monmouth REIT, is a Maryland corporation organized in 1968 that operates as a real estate investment trust, or REIT, under Sections 856-860 of the Internal Revenue Code, and specializes in net-leased industrial properties. Monmouth REIT’s portfolio of real property consists of forty-two industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, and Colorado. In addition, Monmouth REIT owns a portfolio of REIT securities.

Monmouth REIT’s investment policy is to concentrate its investments in the area of long-term net-leased industrial properties to investment grade tenants. Monmouth REIT’s strategy is to obtain a favorable yield spread between the yield from the net-leased industrial properties and mortgage interest costs. Monmouth REIT seeks to purchase property in well-located industrial parks near airports and major highway interchanges and finances acquisitions mainly through mortgages. Such properties may be located throughout the United States. Monmouth REIT does not acquire property primarily for possible capital gain but rather to hold for income and long-term appreciation. Monmouth REIT’s management believes that investments in well-located industrial properties provide a potential for long-term capital appreciation. At this time, Monmouth REIT does not invest in joint ventures, other than a two-thirds interest that Monmouth REIT owns in a shopping center.

Monmouth REIT also invests in both debt and equity securities of other REITs. Monmouth REIT from time to time may purchase these securities on margin when the interest and dividend yields exceed the cost of funds. The securities portfolio provides Monmouth REIT with liquidity and additional income.

Policies with Respect to Certain Other Activities. Monmouth REIT makes annual reports to its stockholders, which contain financial statements certified by Monmouth REIT’s independent registered public accounting firm. In December 2006, Monmouth REIT issued 1,322,500 shares of Series A preferred stock; however, at this time, Monmouth REIT has no plans to issue, and no policy with respect to the issuance of, senior securities. At this time, Monmouth REIT finances its acquisitions mainly through mortgages but does not have any policies relating to its borrowing. In addition, Monmouth REIT has no policies relating to, nor does it engage in, any of the following activities:

•	making loans to other persons;

•	investing in the securities of other issuers for the purpose of exercising control;

•	underwriting securities of other issuers;

•	engaging in the purchase or sale (or the turnover) of investments;

•	offering securities in exchange for property; or

•	repurchasing or otherwise reacquiring its shares or other securities.

Directors, Executive Officers and Corporate Governance

Directors and Executive Officers. The following are the directors and executive officers of Monmouth REIT, as of September 30, 2006 and as of the date of this joint proxy statement/prospectus:

Name	Age	Present Position with Monmouth REIT; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	49	Chief Financial Officer (1991 to present); Certified Public Accountant; Director (1991-2004); Vice President (1995 to present) and Director (1994 to present) of UMH Properties; Chief Financial Officer (1991 to present) and Director (1994 to present) of Monmouth Capital.	N/A

Name	Age	Present Position with Monmouth REIT; Business Experience During Past Five Years; Other Directorships	Director Since

Daniel D. Cronheim	53	Director. Attorney at Law (1982 to present); Executive Vice President (1989 to present) and General Counsel (1983 to present) of David Cronheim Company; President (1997 to present) of David Cronheim Mortgage Corporation; President (2000 to present) of Cronheim Management Services, Inc. and Director (2000 to present) of Hilltop Community Bankcorp.	1989

Neal Herstik	48	Independent Director. Attorney at Law (1997 to present), Gross, Truss & Herstik, PC; Director (2002 to present) of Monmouth Capital Corporation; First Vice President (2000 to 2002), Marlboro Community Players, Inc., a non-profit corporation; Co-founder and former President (1995 to 2001), Manalapan-Englishtown Education Foundation, Inc., a non-profit corporation.	2004

Matthew I. Hirsch	47	Independent Director. Attorney at Law (1985 to present); Adjunct Professor of Law (1993 to present) at Widener University School of Law.	2000

Eugene W. Landy	73	President (1968 to present) and Director. Attorney at Law; President and Director (1961 to present) of Monmouth Capital; Chairman of the Board (1995 to present) and President (1969 to 1995) of UMH Properties.	1968

Michael P. Landy	45	Vice President—Investments. Executive Vice President (2001 to present) of Monmouth Capital; Vice President—Investments (2001 to present) of UMH Properties; President (1998 to 2001) of Siam Records, LLC; Chief Engineer and Technical Director (1987 to 1998) of GRP Recording Company.	N/A

Samuel A. Landy	46	Director. Attorney at Law (1985 to present); President (1995 to present), Vice President (1991 to 1995) and Director (1992 to present) of UMH Properties; Director (1994 to 2004) of Monmouth Capital.	1989

Cynthia J. Morgenstern	37	Executive Vice President and Director. Vice President (1996 to 2001) of Summit Bank, Commercial Real Estate Division.	2002

Scott L. Robinson	37	Independent Director. Vice President of Investment Banking and Securitization (2006 to present) at Citigroup; Senior REIT and CMBS analyst (1998 to present) of Standard & Poor’s; Adjunct Professor (2003 to present) at New York University, The Real Estate Institute.	2005

Maureen E. Vecere	38	Controller (2003 to present) and Treasurer (2004 to present). Certified Public Accountant; Audit Manager (1996-2003) of KPMG LLP; Controller (2003 to present) and Treasurer (2004 to present) of Monmouth Capital.	N/A

Peter J. Weidhorn	60	Independent Director. Investor; Director (2000-2003) of real estate acquisitions at Kushner Companies; Chairman of the Board and President/CEO (1998-2000) of WNY Group, Inc. a REIT that owned and operated 8,000 apartments prior to its sale to the Kushner Companies; Director (2001 to 2007) of BNP Residential Properties, Inc.; Chairman (2006 to present) and Director (2003 to 2006) of The Community Development Trust, Inc.; Vice Chairman and Trustee of the Union for Reform Judaism.	2001

Stephen B. Wolgin	53	Independent Director. Managing Director (2000 to present) of U.S. Real Estate Advisors, Inc., a real estate advisory services group based in New York; Principal (2000-2003) of the Wolgin Group; prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis.	2003

Family Relationships. There are no family relationships between any of the directors or executive officers of Monmouth REIT, except that Samuel A. Landy and Michael P. Landy are the sons of Eugene W. Landy, Monmouth REIT’s president and the chairman of its board of directors.

Committees of the Board of Directors and Meeting Attendance

Monmouth REIT’s board of directors held four meetings during its fiscal year ended September 30, 2006. No director attended fewer than 75% of the meetings of Monmouth REIT’s board of directors.

Monmouth REIT has a standing audit committee, stock option committee, compensation committee and nominating committee of its board of directors.

Audit Committee. The responsibilities of the audit committee of Monmouth REIT’s board of directors include reviewing and overseeing Monmouth REIT’s financial reporting, policies and procedures and internal controls, retaining its independent auditor, approving its audit fees, and discussing the independence of Monmouth REIT’s independent registered public accounting firm. The Monmouth REIT audit committee also oversees the internal audit function, legal and regulatory compliance and adherence to Monmouth REIT’s Code of Business Conduct and Ethics, establishing procedures for complaints received regarding Monmouth REIT’s accounting, internal accounting controls and auditing matters. In addition, the Monmouth REIT audit committee prepares the audit committee report that is included in Monmouth REIT’s annual proxy statements. The Monmouth REIT audit committee held four meetings during Monmouth REIT’s fiscal year ended September 30, 2006, including an executive session with Monmouth REIT’s independent registered public accounting firm, which management did not attend.

The current members of the Monmouth REIT audit committee are Peter J. Weidhorn, chairman, Matthew I. Hirsch and Stephen B. Wolgin. Monmouth REIT’s board of directors has determined that the members of the Monmouth REIT audit committee are independent, as defined by the rules of the SEC and the listing standards of The NASDAQ Stock Market, and that each of them is able to read and understand fundamental financial statements. Monmouth REIT’s board of directors has also determined that Mr. Weidhorn is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of The NASDAQ Stock Market.

Stock Option Committee. The stock option committee of Monmouth REIT’s board of directors administers Monmouth REIT’s 1997 Stock Option Plan and had two meetings during Monmouth REIT’s fiscal year ended September 30, 2006. The current members of the Monmouth REIT stock option committee are Matthew I. Hirsch and Stephen B. Wolgin. Monmouth REIT’s board of directors has determined that the members of the Monmouth REIT stock option committee are independent as defined by the rules of the SEC and the listing standards of The NASDAQ Stock Market. As required by the terms of Monmouth REIT’s 2007 Stock Option Plan, the compensation committee of Monmouth REIT’s board of directors will administer that plan.

Compensation Committee. The compensation committee of Monmouth REIT’s board of directors evaluates the president’s performance in light of Monmouth REIT’s goals and objectives and determines the president’s compensation, which includes base salary and bonus. The Monmouth REIT compensation committee had two meetings during Monmouth REIT’s fiscal year ended September 30, 2006. The current members of the Monmouth REIT compensation committee are Matthew I. Hirsch and Stephen B. Wolgin. Monmouth REIT’s board of directors has determined that the members of the Monmouth REIT compensation committee are independent as defined by the rules of the SEC and the listing standards of The NASDAQ Stock Market.

Nominating Committee. The nominating committee of Monmouth REIT’s board of directors identifies, considers and recommends candidates to serve as members of Monmouth REIT’s board of directors and makes recommendations regarding the structure and composition of the board of directors and committees. The Monmouth REIT nominating committee had one meeting during Monmouth REIT’s fiscal year ended September 30, 2006. The current members of the Monmouth REIT nominating committee are Matthew I. Hirsch,

Peter J. Weidhorn and Stephen B. Wolgin. Monmouth REIT’s board of directors has determined that each member of the Monmouth REIT nominating committee is an independent director as defined by the rules of the SEC and the listing standards of The NASDAQ Stock Market. The Monmouth REIT nominating committee does not operate under a written charter.

The principal function of the Monmouth REIT nominating committee is to review and select candidates for nomination to Monmouth REIT’s board of directors. The Monmouth REIT nominating committee will consider director candidates recommended by the Monmouth REIT stockholders. Recommendations with regard to nominees for election to Monmouth REIT’s board of directors may be submitted in writing by any stockholder entitled to vote for the election of directors received by Monmouth REIT’s secretary at least 45 days before the anniversary date on which Monmouth REIT first mailed its proxy materials for the prior year’s annual meeting of stockholders or, if Monmouth REIT did not have an annual meeting of stockholders in the prior year, 90 days before the date of the annual meeting of Monmouth REIT stockholders. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Monmouth REIT common stock that are beneficially owned by each such nominee.

In connection with the formation of the Monmouth REIT nominating committee, Monmouth REIT’s board of directors established certain minimum qualifications for directors, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Monmouth REIT nominating committee may consider a variety of other qualities and skills, including (i) the ability to exercise independent decision-making, (ii) the absence of conflicts of interest and (iii) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and Monmouth REIT’s charter and bylaws.

The Monmouth REIT nominating committee has established a process for identifying and evaluating nominees for election as directors of Monmouth REIT. The Monmouth REIT nominating committee will annually assess the qualifications, expertise, performance and willingness to serve as existing directors. If at this time or at any other time during the year, Monmouth REIT’s board of directors determines a need to add a new director with specific qualifications or to fill a vacancy on the board, the chairman of the Monmouth REIT nominating committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by stockholders and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on Monmouth REIT’s board of directors, will then be identified and presented to the Monmouth REIT nominating committee by the committee’s chairman. The Monmouth REIT nominating committee will then prioritize the candidates and determine if the nominating committee members, other directors or senior management have relationships with the preferred candidates and can initiate contacts. To the extent feasible, all of the members of the Monmouth REIT nominating committee and Monmouth REIT’s president will interview each prospective candidate. Evaluations and recommendations of the interviewers will be submitted to the Monmouth REIT nominating committee for final evaluation. The Monmouth REIT nominating committee will meet to consider such recommendations and to approve the final candidate. The Monmouth REIT nominating committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

Independent Director Meeting. Monmouth REIT’s independent directors, as defined under the listing standards of The NASDAQ Stock Market, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such times as may be deemed appropriate by Monmouth REIT’s independent directors. Any independent director may call an executive session of independent directors at any time.

Stockholder Communications. Monmouth REIT has established procedures for stockholders to communicate with its board of directors on a confidential basis. Stockholders who wish to communicate with the board of directors or with a particular director may send a letter to Monmouth REIT’s secretary at 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728. The mailing envelope must contain a clear notation indicating that the enclosed mailing is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all of the members of Monmouth REIT’s board of directors or just certain, specified individual directors. Monmouth REIT’s secretary will make copies of all such letters and circulate them to the directors addressed. If a Monmouth REIT stockholder wishes the communication to be confidential, the stockholder must clearly indicate on the envelope that the communication is “Confidential.” Monmouth REIT’s secretary will then forward the communication, unopened, to the intended recipient.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Monmouth REIT’s directors and executive officers, and holders of more than 10% of Monmouth REIT common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Such officers, directors, and 10% stockholders are required by SEC regulation to furnish Monmouth REIT with copies of all Section 16(a) forms they file.

Based solely on Monmouth REIT’s review of such forms that it received, and written representations from reporting persons that no additional Form 5s were required for such persons, Monmouth REIT believes that, during Monmouth REIT’s fiscal year ended September 30, 2006, all Section 16(a) filing requirements were satisfied on a timely basis.

Code of Ethics

Monmouth REIT has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics can be found at Monmouth REIT’s website at www.mreic.com. In addition, the Code of Business Conduct and Ethics was filed with the SEC on December 14, 2004, as an exhibit to Monmouth REIT’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Comparative Stock Performance

The following line graph compares the total return of Monmouth REIT common stock for the last five fiscal years to the NAREIT Composite, published by the National Association of Real Estate Investment Trusts, and the S&P 500 Index for the same period. The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed.

Executive Compensation

Summary Compensation Table. The following Summary Compensation Table shows compensation paid or accrued by Monmouth REIT for services rendered during 2006, 2005, and 2004 to the President and Chief Executive Officer, Executive Vice President, and Controller and Treasurer of Monmouth REIT. Monmouth REIT had no other executive officers whose aggregate cash compensation allocated to Monmouth REIT exceeded $100,000:

	Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Options Granted	Other
Eugene W. Landy	2006	$175,000	$-0-	65,000	$60,697	[1]
Chairman of the Board and President	2005	175,000	7,000	65,000	78,590	[1]
	2004	168,750	15,000	65,000	223,700	[1]

Cynthia J. Morgenstern	2006	$189,500	$15,038	50,000	$34,756	[2]
Executive Vice President	2005	172,000	13,807	50,000	33,876	[2]
	2004	156,250	12,654	50,000	27,749	[2]

Maureen E. Vecere	2006	$107,500	$9,192	25,000	$2,399	[3]
Controller and Treasurer	2005	100,000	8,423	25,000	2,671	[3]
	2004	90,000	6,000	15,000	-0-

1.	Represents director’s fees of $16,000, $16,000 and $16,000 for 2006, 2005 and 2004, respectively, paid to Mr. Eugene Landy; accrual for pension and other benefits of $44,697, $45,090 and $190,200 for 2006, 2005 and 2004, respectively, in accordance with Mr. Eugene Landy’s employment agreement; and legal fees of $-0-, $17,500 and $17,500 for the years 2006, 2005 and 2004, respectively. $50,000 of Mr. Eugene Landy’s salary, plus an amount of his bonus determined by the Monmouth Capital compensation committee and a pro rata share of the remaining cost of his compensation to Monmouth REIT is allocated to, and reimbursed by, Monmouth Capital, pursuant to the cost sharing arrangement among Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”
2.	Represents director’s fees, fringe benefits and discretionary contributions by Monmouth REIT to the UMH Properties 401(k) Plan allocated to an account of Ms. Morgenstern. Approximately 10% of Ms. Morgenstern’s total compensation cost to Monmouth REIT is allocated to, and reimbursed by, Monmouth Capital, pursuant to the cost sharing arrangement among Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”
3.	Represents discretionary contributions by Monmouth REIT to the UMH Properties 401(k) Plan allocated to an account of Ms. Vecere. Approximately 20% of Ms. Vecere’s total compensation cost to Monmouth REIT is allocated to, and reimbursed by, Monmouth Capital, pursuant to the cost sharing arrangement among Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Anna T. Chew, Monmouth REIT’s chief financial officer, is an employee of UMH Properties. Approximately $37,000, or 13%, of Ms. Chew’s total compensation cost to UMH Properties is allocated to, and reimbursed by, Monmouth REIT, pursuant to the cost sharing arrangement among Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Michael P. Landy, Monmouth REIT’s Vice President—Investments, is an employee of Monmouth Capital. Approximately $58,000, or 33%, of Mr. Michael Landy’s total compensation cost to Monmouth Capital is allocated to, and reimbursed by, Monmouth REIT, pursuant to the cost sharing arrangement among Monmouth REIT, Monmouth Capital and UMH Properties discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Option Grants Table. The following table sets forth, for the executive officers of Monmouth REIT named in the Summary Compensation Table, information regarding individual grants of stock options made by Monmouth REIT during its fiscal year ended September 30, 2006:

Name	Options Granted	Percent Granted to Employees	Price per Share	Expiration Date	Potential Realized Value at Assumed Annual Rates for Option Terms
					5%	10%
Eugene W. Landy	65,000	26%	$8.15	8/2/14	$238,500	$584,900
Cynthia J. Morgenstern	50,000	20%	8.04	9/12/14	189,000	455,400
Maureen E. Vecere	25,000	10%	8.04	9/12/14	94,500	227,700

The following table sets forth for the executive officers of Monmouth REIT named in the Summary Compensation Table, information regarding stock options granted by Monmouth REIT outstanding at September 30, 2006:

Name	Shares Exercised	Value Realized	Number of Unexercised Options at Year-End Exercisable/ Unexercisable	Value of Unexercised Options at Year-End Exercisable/Unexercisable
Eugene W. Landy	-0-	$-0-	260,000 / 65,000	$135,200 / -0-
Cynthia Morgenstern	-0-	-0-	100,000 / 50,000	29,500 / -0-
Maureen E. Vecere	-0-	-0-	40,000 / 25,000	8,850 / -0-

Employment Agreements. Eugene W. Landy, Cynthia J. Morgenstern and Maureen E. Vecere are each party to an employment agreement with Monmouth REIT, the provisions of which are discussed under the caption “The Merger—Interests of Monmouth REIT’s Directors and Executive Officers in the Merger.” Michael P. Landy is party to an employment agreement with Monmouth Capital, the provisions of which are discussed under the caption “The Merger—Interests of Monmouth Capital’s Directors and Executive Officers in the Merger—Michael P. Landy Employment Agreement.” Anna T. Chew is party to an employment agreement with UMH Properties. The compensation cost of each of these executive officers is allocated among Monmouth REIT, Monmouth Capital and UMH Properties pursuant to a cost sharing arrangement discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Director Compensation. Monmouth REIT’s directors receive a fee of $1,500 for each meeting of Monmouth REIT’s board of directors attended, and an additional fixed annual fee of $10,000 payable quarterly. Directors of Monmouth REIT appointed to the nominating committee, compensation committee, audit committee and stock option committee of Monmouth REIT’s board of directors receive $150 for each meeting attended. The table below sets forth a summary of the compensation of Monmouth REIT’s directors for its fiscal year ended September 30, 2006.

Director	Annual Board Cash Retainer	Meeting Fees	Committee Fees	Option Awards		Total
Ernest Bencivenga (emeritus)	$10,000	$6,000	$-0-	$-0-		$16,000
Anna T. Chew (emeritus)	10,000	6,000	-0-	-0-		16,000
Daniel D. Cronheim	10,000	6,000	-0-	-0-		16,000
Charles Kaempffer (emeritus)	10,000	6,000	600	-0-		16,600
Neal Herstik	10,000	6,000	-0-	-0-		16,000
Matthew I. Hirsch[2,3]	10,000	6,000	1,050	-0-		17,050
Eugene W. Landy	10,000	6,000	-0-	-0-		16,000
Samuel A. Landy	10,000	6,000	-0-	-0-		16,000
Cynthia J. Morgenstern	10,000	6,000	-0-	-0-		16,000
Scott L. Robinson	10,000	6,000	-0-	2,300	[1]	18,300
Peter J. Weidhorn[2]	10,000	6,000	750	-0-		16,750
Stephen B. Wolgin[2,3]	10,000	6,000	1,050	-0-		17,050

Total	$120,000	$72,000	$3,450	$2,300		$197,750

1.	Mr. Robinson received a grant on September 12, 2006, of options to purchase 5,000 shares of Monmouth REIT common stock. The fair value of the options on the grant date was $0.46.
2.	Messrs. Weidhorn, Hirsch and Wolgin are members of the audit committee and the nominating committee of Monmouth REIT’s board of directors.
3.	Messrs. Hirsch and Wolgin are members of the compensation committee and stock option committee of Monmouth REIT’s board of directors.

Emeritus directors are retired directors who are not entitled to vote on board resolutions, however they receive directors’ fees for participation in the board meetings.

Other Information. Except as provided in the amended employment agreement between Eugene W. Landy and Monmouth REIT, described under the caption “The Merger—Interests of Monmouth REIT’s Directors and Executive Officers in the Merger,” Monmouth REIT has no pension or other post-retirement plans in effect for its officers, directors or employees. Monmouth REIT’s employees may elect to participate in the 401(k) plan of UMH Properties.

Daniel D. Cronheim is a director of Monmouth REIT and the Executive Vice President of the David Cronheim Company. Mr. Cronheim received $16,000, $16,000 and $16,000 during Monmouth REIT’s fiscal years ended September 30, 2006, 2005 and 2004, respectively, as fees for his service as a director of Monmouth REIT. During Monmouth REIT’s fiscal years ended September 30, 2006, 2005 and 2004, Monmouth REIT paid the David Cronheim Company $15,419, $54,581 and $132,185, respectively, for lease commissions and paid the David Cronheim Mortgage Corporation, an affiliated company, $60,200 in mortgage brokerage commissions during Monmouth REIT’s fiscal year ended September 30, 2005. Monmouth REIT also paid Cronheim Management Services, a division of the David Cronheim Company, $367,976, $334,505 and $299,392 for management fees during Monmouth REIT’s fiscal years ended September 30, 2006, 2005 and 2004, respectively. During Monmouth REIT’s fiscal year ended September 30, 2005, Monmouth REIT amended its management agreement with Cronheim Management Services, which did not materially alter the contract in place since 1998, except to modify the annual management fee to provide for a fixed management fee of $380,000 and $350,000 for the periods ended September 30, 2006 and 2005, respectively. Monmouth REIT’s management believes that the aforesaid fees are no more than what Monmouth REIT would pay for comparable services from an unrelated third party.

Compensation Committee Interlocks and Insider Participation.

There are no compensation committee interlocks and no member of the compensation committee has served as an officer or employee of Monmouth REIT or any of its subsidiaries at any time.

Report of the Compensation Committee of Monmouth REIT’s Board of Directors.

Overview and Philosophy

The Company has a compensation committee consisting of two independent outside Directors. This committee is responsible for making recommendations to the Board of Directors concerning compensation. The compensation committee takes into consideration three major factors in setting compensation.

The first consideration is the overall performance of the Company. The Board believes that the financial interests of the executive officers should be aligned with the success of the Company and the financial interests of its shareholders. Increases in funds from operations, the enhancement of the Company’s equity portfolio, and the success of the Dividend Reinvestment and Stock Purchase Plan all contribute to increases in stock prices, thereby maximizing shareholders’ return.

The second consideration is the individual achievements made by each officer. The Company is a small real estate investment trust (REIT). The Board of Directors is aware of the contributions made by each officer and makes an evaluation of individual performance based on their own familiarity with the officer.

The final criterion in setting compensation is comparable wages in the industry. In this regard, the REIT industry maintains excellent statistics.

Evaluation

The Company’s funds from operations continue to increase. The committee reviewed the growth of the Company and progress made by Eugene W. Landy, Chief Executive Officer, and whether his accomplishments met the bonus goals outlined in his employment contract. His base compensation under his amended contract was increased in 2004 to $175,000 per year, and his bonus for 2006 was $-0-.

Compensation Committee:

Matthew I. Hirsch

Stephen P. Wolgin

Security Ownership of Certain Beneficial Owners and Management

The following table lists information with respect to the beneficial ownership of Monmouth REIT common stock as of June 1, 2007, by:

•	each person known by Monmouth REIT to beneficially own more than 5% of the outstanding shares of Monmouth REIT common stock;

•	each of Monmouth REIT’s directors;

•	each of Monmouth REIT’s executive officers; and

•	all of Monmouth REIT’s executive officers and directors as a group.

Unless otherwise indicated and pursuant to applicable community property laws, Monmouth REIT believes that the persons named in the table below have sole voting and investment power with respect to all shares of Monmouth REIT stock listed and that the person’s address is c/o Monmouth Real Estate Investment Corporation, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within 60 days of June 1, 2007 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding shares for that person and are not deemed outstanding for that purpose for all other stockholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Monmouth REIT Common Stock		Percentage of Outstanding Shares of Monmouth REIT Common Stock[1]
Oakland Financial Corporation 34200 Mound Road Sterling Heights, Michigan 48310	1,834,371	[2]	9.08%

Palisade Concentrated Equity Partnership, L.P. One Bridge Plaza Fort Lee, New Jersey 07024	1,625,704	[3]	8.04%

Anna T. Chew	201,893	[4]	*
Daniel D. Cronheim	73,139	[5]	*
Neal Herstik	7,200	[6]	*
Matthew I. Hirsch	51,438	[7]	*
Eugene W. Landy	1,118,374	[8]	5.46%
Samuel A. Landy	263,315	[9]	1.30%
Michael P. Landy	119,754	[10]	*
Cynthia J. Morgenstern	157,914	[11]	*
Scott L. Robinson	2,000		*
Maureen E. Vecere	40,238	[12]	*
Peter J. Weidhorn	105,370		*
Stephen B. Wolgin	12,383	[13]	*
Directors and Executive Officers as a group	2,153,018		10.34%

*	Less than 1%.
1.	Based on 20,212,990 shares of Monmouth REIT common stock outstanding on June 1, 2007.

2.	Based on Schedule 13D/A filed on March 14, 2006 with the SEC by Oakland Financial Corporation (“Oakland”), Liberty Bell Agency, Inc. (“Liberty Bell”), and Cherokee Insurance Company (“Cherokee”), as of March 13, 2006, Oakland owned 108,915, Liberty Bell owned 588,512, Cherokee owned 1,071,185, Erie Manufactured Home Properties, LLC (“Erie”), owned 38,981, and Matthew T. Moroun owned 26,778 shares of Monmouth REIT common stock. This filing with the SEC by Oakland indicates that Oakland shares voting and dispositive power with respect to the shares of Monmouth REIT common stock owned by Liberty Bell, Cherokee and Erie, each of which is a wholly-owned subsidiary of Oakland. Matthew T. Moroun is the Chairman of the Board and controlling stockholder of Oakland.

3.	Based on Schedule 13G/A filed on February 13, 2007, with the SEC, by Palisade Capital Management, LLC, as of December 31, 2006, Palisade had sole voting and dispositive power with respect to 1,625,704 shares of Monmouth REIT common stock.

4.	Includes (a) 56,493 shares of Monmouth REIT common stock owned jointly with Ms. Chew’s husband; (b) 15,400 shares of Monmouth REIT common stock held in the UMH Properties, Inc. 401(k) Plan for the benefit of Ms. Chew; and (c) 130,000 shares issuable upon exercise of an outstanding option to purchase shares of Monmouth REIT common stock. As a co-trustee of the UMH Properties, Inc. 401(k) Plan, Ms. Chew has shared voting power over the shares of Monmouth REIT common stock held by that Plan. She, however, disclaims beneficial ownership of all of the shares held by the UMH Properties, Inc. 401(k) Plan, except for the 14,816 shares of Monmouth REIT common stock held by the plan for her benefit.

Excludes 50,000 shares issuable upon the exercise of an option to purchase shares of Monmouth REIT common stock that is not exercisable until September 12, 2007.

5.	Includes 15,000 shares issuable upon exercise of an option to purchase shares of Monmouth REIT common stock.

6.	Includes (a) 1,600 shares of Monmouth REIT common stock owned by Mr. Herstik’s wife; and (b) 15,000 shares issuable upon exercise of an option to purchase shares of Monmouth REIT common stock.

7.	Includes (a) 40,438 shares of Monmouth REIT common stock owned jointly with Mr. Hirsch’s wife; and (b) 11,000 shares issuable upon exercise of an option to purchase shares of Monmouth REIT common stock.

8.	Includes (a) 102,475 shares of Monmouth REIT common stock owned by Mr. Eugene Landy’s wife; (b) 161,764 shares of Monmouth REIT common stock held in the E.W. Landy Profit Sharing Plan of which Mr. Eugene Landy is a trustee and has shared voting and dispositive power; (c) 126,585 shares of Monmouth REIT common stock held in the E.W. Landy Pension Plan over which Mr. Eugene Landy has shared voting and dispositive power; (d) 60,000 shares of Monmouth REIT common stock held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Eugene Landy has shared voting and dispositive power; and (e) 260,000 shares issuable upon the exercise of options to purchase shares of Monmouth REIT common stock. Excludes 65,000 shares issuable upon the exercise of an option to purchase shares of Monmouth REIT common stock that is not exercisable until August 2, 2007.

9.	Includes (a) 7,691 shares of Monmouth REIT common stock owned by Mr. Samuel Landy’s wife; (b) 92,955 shares of Monmouth REIT common stock held in custodial accounts for Mr. Samuel Landy’s minor children under the New Jersey Uniform Transfers to Minors Act with respect to which he disclaims any beneficial interest but he has sole dispositive and voting power; (c) 1,000 shares of Monmouth REIT common stock in the Samuel Landy Family Limited Partnership; (d) 38,338 shares of Monmouth REIT common stock held in the UMH Properties, Inc. 401(k) Plan; and (e) 15,000 shares issuable upon the exercise of options to purchase shares of Monmouth REIT common stock. As a co-trustee of the UMH Properties, Inc. 401(k) Plan, Mr. Samuel Landy has shared voting power over the shares of Monmouth REIT common stock held by that plan. He, however, disclaims beneficial ownership of all of the shares held by the UMH Properties, Inc. 401(k) Plan, except for the 35,106 shares of Monmouth REIT common stock held by the plan for his benefit.

10.	Includes (a) 2,670 shares of Monmouth REIT common stock held in the UMH Properties, Inc. 401(k) Plan for the benefit of Mr. Michael Landy, over which he has sole dispositive power; (b) 10,387 shares of Monmouth REIT common stock owned by Mr. Michael Landy’s wife; (c) 68,793 shares of Monmouth REIT common stock held in custodial accounts for Mr. Michael Landy’s minor children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote; and (d) 25,000 shares issuable upon the exercise of an option to purchase shares of Monmouth REIT common stock. Excludes 25,000 shares issuable upon the exercise of an option to purchase shares of Monmouth REIT common stock that is not exercisable until September 12, 2007.

11.	Includes (a) 1,755 shares of Monmouth REIT common stock held in the UMH Properties, Inc. 401(k) Plan for the benefit of Ms. Morgenstern, over which she has sole dispositive power; and (b) 100,000 shares issuable upon the exercise of an option to purchase shares of Monmouth REIT common stock. Excludes 50,000 shares issuable upon the exercise of an option to purchase shares of Monmouth REIT common stock that is not exercisable until September 12, 2007.

12.	Includes (a) 178 shares of Monmouth REIT common stock held in the UMH Properties, Inc. 401(k) Plan for the benefit of Ms. Vecere, over which she has sole dispositive power; and (b) 40,000 shares issuable upon the exercise of an option to purchase shares of Monmouth REIT common stock. Excludes 25,000 shares issuable upon the exercise of an option to purchase shares of Monmouth REIT common stock that is not exercisable until September 12, 2007.

13.	Includes 1,003 shares of Monmouth REIT common stock owned by Mr. Wolgin’s wife.

Certain Relationships and Related Transactions

Eugene W. Landy received $16,000, $16,000 and $16,000 during Monmouth REIT’s fiscal years ended September 30, 2006, 2005 and 2004, respectively, as compensation for his service as a director of Monmouth REIT. The law firm of Eugene W. Landy, of which Mr. Eugene Landy is the principal, received $17,500 and $17,500 from Monmouth REIT during Monmouth REIT’s fiscal years ended September 30, 2005 and 2004, respectively, as payment of legal fees for services rendered by that firm.

Monmouth REIT holds an unsecured note from Mr. Eugene Landy for $180,000, made on July 25, 2002, and due on July 25, 2007. The interest rate of this note resets annually, on July 25 of each year, to the prime rate published by The Wall Street Journal as of that date. Monmouth REIT also holds a note from Mr. Eugene Landy with a balance of $984,375 at September 30, 2006, made on April 30, 2002 and due on April 30, 2012. The interest rate of this note is fixed at 5% and the note is secured by 150,000 shares of Monmouth REIT common stock.

Mr. Eugene Landy, Cynthia J. Morgenstern and Maureen E. Vecere are each also party to an employment agreement with Monmouth REIT, the provisions of which are discussed under the caption “The Merger—Interests of Monmouth REIT’s Directors and Executive Officers in the Merger.” Michael P. Landy is party to an employment agreement with Monmouth Capital, the provisions of which are discussed under the caption “The Merger—Interests of Monmouth Capital’s Directors and Executive Officers in the Merger—Michael P. Landy Employment Agreement.” Anna T. Chew is party to an employment agreement with UMH Properties. The compensation cost of each of these executive officers is allocated among Monmouth REIT, Monmouth Capital and UMH Properties pursuant to a cost sharing arrangement discussed under the caption “Material Agreements between Monmouth REIT and Monmouth Capital.”

Daniel D. Cronheim is a director of Monmouth REIT and the Executive Vice President of the David Cronheim Company. Mr. Cronheim received $16,000, $16,000 and $16,000 during Monmouth REIT’s fiscal years ended September 30, 2006, 2005 and 2004, respectively, as fees for his service as a director of Monmouth REIT. During Monmouth REIT’s fiscal years ended September 30, 2006, 2005 and 2004, Monmouth REIT paid the David Cronheim Company $15,419, $54,581 and $132,185, respectively, for lease commissions and paid the David Cronheim Mortgage Corporation, an affiliated company, $60,200 in mortgage brokerage commissions during Monmouth REIT’s fiscal year ended September 30, 2005. Monmouth REIT also paid Cronheim Management Services, a division of the David Cronheim Company, $367,976, $334,505 and $299,392 for management fees during Monmouth REIT’s fiscal years ended September 30, 2006, 2005 and 2004, respectively. During Monmouth REIT’s fiscal year ended September 30, 2005, Monmouth REIT amended its management agreement with Cronheim Management Services, which did not materially alter the contract in place since 1998, except to modify the annual management fee to provide for a fixed management fee of $380,000 and $350,000 for the periods ended September 30, 2006 and 2005, respectively.

Monmouth REIT operates as part of a group of three public companies that also includes Monmouth Capital and UMH Properties. Two directors of Monmouth REIT are also directors of UMH Properties and three directors of Monmouth REIT, Eugene W. Landy, Neal Herstik and Stephen B. Wolgin, are also directors of Monmouth Capital. The three companies are party to a cost sharing arrangement, pursuant to which certain general and administrative expenses are allocated among the companies based on use or services provided. Allocations of salaries and benefits are made based on the amount of the employees’ time dedicated to each affiliated company. See “Material Agreements between Monmouth REIT and Monmouth Capital.”

During its fiscal year ended September 30, 2004, Monmouth REIT sold 60,200 shares of UMH Properties common stock on the open market and recorded a gain on sale of $312,661. As of September 30, 2006, Monmouth REIT owned no shares of UMH Properties common stock, and UMH Properties owned 75,000 shares of Monmouth REIT common stock and no shares of Monmouth REIT’s Series A Cumulative preferred stock.

During its fiscal years ended September 30, 2006, 2005 and 2004, Monmouth REIT purchased 4,219, 3,344 and 2,808 shares of Monmouth Capital common stock, respectively, through the Monmouth Capital Corporation Dividend Reinvestment Plan. During its fiscal year ended September 30, 2004 Monmouth REIT invested $500,000 in Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013. As of September 30, 2006, Monmouth REIT owned $500,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 and 47,422 shares of Monmouth Capital common stock. As of December 31, 2006, Monmouth Capital owned 28,000 shares of Monmouth REIT common stock and no shares of Monmouth REIT’s Series A preferred stock.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On July 1, 2005, Monmouth REIT dismissed KPMG LLP as its independent registered public accounting firm. The decision to change accountants was approved by the audit committee of the board of directors of Monmouth REIT. The audit report of KPMG LLP on the consolidated financial statements of Monmouth REIT and subsidiary as of and for the year ended September 30, 2004, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the fiscal year ended September 30, 2004, and the subsequent interim period through July 1, 2005, there were no (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

Monmouth REIT provided KPMG LLP with a copy of the disclosure contained in Form 8-K filed on July 7, 2005 and requested that KPMG furnish it with a letter addressed to the SEC stating whether it agrees with the above statements.

Effective as of July 1, 2005, the audit committee of Monmouth REIT engaged The Reznick Group, P.C. as Monmouth REIT’s independent registered public accounting firm to audit Monmouth REIT’s consolidated financial statements. The decision to engage the Reznick Group was approved by the audit committee of Monmouth REIT’s board of directors as of such date.

Audit Fees

KPMG LLP served as Monmouth REIT’s independent registered public accountants for the first two quarters of fiscal 2005. The following are the fees billed by KPMG in connection with services rendered:

	2006	2005
Audit Fees	$-0-	$32,500
Audit Related Fees	10,000	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-

Total Fees	$10,000	$32,500

Audit related fees includes fees charged for issuing a consent in connection with the filing of Monmouth REIT’s Annual Report on Form 10-K.

Reznick Group, P.C. served as Monmouth REIT’s independent registered public accountants for the years ended September 30, 2006 and 2005. The following are fees billed by and accrued to Reznick Group in connection with services rendered:

	2006	2005
Audit Fees	$151,000	$130,000
Audit Related Fees	-0-	-0-
Tax Fees	34,000	30,000
All Other Fees	-0-	-0-

Total Fees	$185,000	$160,000

Audit fees include professional services rendered for the audit of Monmouth REIT’s annual financial statements, management’s assessment of internal controls and reviews of financial statements included in Monmouth REIT’s quarterly reports on Form 10-Q. Audit fees also include services that are normally provided by Monmouth REIT’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the SEC. This fiscal year was the second year that Monmouth REIT was subject to Section 404 of the Sarbanes–Oxley Act of 2002 concerning internal controls.

Tax fees include professional services rendered for the preparation of Monmouth REIT’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities. Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

Audit Committee Pre-Approval Policy

Monmouth REIT’s audit committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by Monmouth REIT’s independent registered public accounting firm. The policy requires that all services provided by Monmouth REIT’s independent registered public accounting firm to Monmouth REIT, including audit services, audit-related services, tax services and other services, must be pre-approved by the audit committee, and all have been so approved. The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

Report of the Audit Committee

Monmouth REIT’s board of directors adopted a written charter for the audit committee of the board in March, 2001. Monmouth REIT’s board of directors amended this charter in September 2005. The amended charter was included in Monmouth REIT’s filing with the SEC on Form 10-K for the year ended September 30, 2005 and is available on Monmouth REIT’s website at www.mreic.com.

Monmouth REIT’s audit committee consists of three “independent” directors, as defined by the listing standards of The NASDAQ Stock Market. The Monmouth REIT audit committee’s role is to act on behalf of Monmouth REIT’s board of directors in the oversight of all material aspects of Monmouth REIT’s reporting, internal control and audit functions.

Monmouth REIT’s audit committee has determined that the provision of the non-audit services described above is compatible with maintaining the Reznick Group’s independence.

We have reviewed and discussed with management Monmouth REIT’s audited financial statements as of and for the year ended September 30, 2006.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the independent registered public accounting firm the independence of the independent registered public accounting firm.

Based on the reviews and discussions referred to above, we recommend to Monmouth REIT’s board of directors that the financial statements referred to above be included in Monmouth REIT’s Annual Report on Form 10-K for the year ended September 30, 2006.

Peter J. Weidhorn

Matthew I. Hirsch

Stephen B. Wolgin

Indemnification of Directors and Officers

Monmouth REIT’s charter provides that the liability of each director or officer of Monmouth REIT to Monmouth REIT or the Monmouth REIT stockholders for money damages is limited to the fullest extent permitted under Maryland law as in effect from time to time. Maryland law permits a Maryland corporation, such as Monmouth REIT, to limit the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which Monmouth REIT’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Monmouth REIT’s charter requires it, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to its directors and officers, whether serving Monmouth REIT or, at its request, any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of Monmouth REIT. Monmouth REIT’s charter authorizes it to provide the same indemnification and advancement of expenses to employees and agents of Monmouth REIT.

These provisions of Monmouth REIT’s charter may limit the remedies available to a Monmouth REIT stockholder if a director or officer of Monmouth REIT breaches his, her or its duties to Monmouth REIT. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Monmouth REIT pursuant to the foregoing provisions, Monmouth REIT has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Monmouth REIT has entered into indemnification agreements with its directors and certain officers which generally provide that Monmouth REIT must indemnify any director or officer who was, is or becomes a party to or witness or other participant in:

•

any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of Monmouth REIT; and

•

any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

DESCRIPTION OF MONMOUTH REIT STOCK

Rights of Monmouth REIT common stockholders are governed by the Maryland General Corporation Law, or the MGCL, and Monmouth REIT’s charter and bylaws. The following is a summary of the material provisions of Monmouth REIT stock, and may not contain all of the information about Monmouth REIT stock that may be important to you. You should refer to the full text of Monmouth REIT’s charter and bylaws, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

General

Monmouth REIT’s authorized stock consists of 35,000,000 shares, classified as 28,677,500 shares of common stock, par value $0.01 per share, 5,000,000 shares of excess stock, par value $0.01 per share, and 1,322,500 shares of 7.625% Series A Cumulative Redeemable preferred stock, par value $0.01 per share, or Series A preferred stock.

As of June 1, 2007, 20,212,990 shares of Monmouth REIT common stock were issued and outstanding and 1,322,500 shares of Series A preferred stock were issued and outstanding. Monmouth REIT’s outstanding shares of common stock are currently listed on the NASDAQ Global Select Market under the symbol “MNRTA.”

Under the MGCL and Monmouth REIT’s charter, a majority of Monmouth REIT’s entire board of directors has the power, without action by its stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Monmouth REIT has the authority to issue. Monmouth REIT’s board of directors is also authorized under Maryland law and its charter to classify and reclassify any unissued shares of Monmouth REIT common stock and preferred stock into other classes or series of stock. Before issuance of shares of each class or series, Monmouth REIT’s board of directors is required by Maryland law and its charter to set, subject to restrictions in Monmouth REIT’s charter on transfer of its stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Thus, Monmouth REIT’s board of directors could authorize the issuance of shares of stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of Monmouth REIT common stock or otherwise be in their best interest.

Monmouth REIT’s management believes that the power to issue additional shares of stock and to classify or reclassify unissued shares of stock and thereafter to issue the classified or reclassified shares provides Monmouth REIT with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which shares of Monmouth REIT may be listed or traded. Although Monmouth REIT has no present intention of doing so, Monmouth REIT could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of Monmouth REIT that might involve a premium price for holders of its common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code, Monmouth REIT must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first taxable year of REIT status). In addition, if Monmouth REIT, or an actual or constructive owner of 10% or more of Monmouth REIT, actually or constructively owns 10% or more of a tenant of Monmouth REIT (or a tenant of any partnership in which Monmouth REIT is a partner), the rent Monmouth REIT receives (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Internal Revenue Code. Monmouth REIT’s capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Monmouth REIT’s charter prohibits any transfer of shares of Monmouth REIT stock or any other change in Monmouth REIT’s capital structure that would result in:

•	any person directly or indirectly acquiring beneficial ownership of more than 9.8% of the outstanding shares of Monmouth REIT stock (other than shares of excess stock);

•	outstanding shares of Monmouth REIT stock (other than shares of excess stock) being constructively or beneficially owned by fewer than 100 persons;

•	Monmouth REIT being “closely held” within the meaning of Section 856 of the Internal Revenue Code; or

•	Monmouth REIT otherwise failing to qualify as a REIT under the Internal Revenue Code.

Monmouth REIT’s charter requires that any person who acquires or attempts to acquire shares of Monmouth REIT stock (other than shares of excess stock), in violation of these restrictions, which we refer to as the ownership limits, give at least 15 days’ prior written notice to Monmouth REIT. If any person attempts to transfer shares of Monmouth REIT stock, or attempts to cause any other event to occur, that would result in a violation of the ownership limits, then:

•

any proposed transfer will be void ab initio, the purported transferee of such shares will acquire no interest in the shares and the shares that were subject to the attempted transfer or other event will, effective as of the close of business on the business day before the date of the attempted transfer or other event, automatically, without action by Monmouth REIT or any other person, be converted into and exchanged for an equal number of shares of excess stock;

•

Monmouth REIT may redeem any shares of excess stock and, before the attempted transfer or other event that results in a conversion into and exchange for shares of excess stock, any shares of Monmouth REIT stock of any other class or series that are attempted to be owned or transferred in violation of the ownership limits, at a price equal to the lesser of the price per share paid in the attempted transfer or other event that violated the ownership limits and the last reported sales price of shares of such class of Monmouth REIT stock on the NASDAQ Global Select Market on the day Monmouth REIT gives notice of redemption or, if shares of such class of Monmouth REIT stock are not then traded on the NASDAQ Global Select Market the market price of such shares determined in accordance with Monmouth REIT’s charter; and

•	Monmouth REIT’s board of directors may take any action it deems advisable to refuse to give effect to, or to prevent, any such attempted transfer or other event.

Shares of excess stock will be held in book entry form in the name of a trustee appointed by Monmouth REIT to hold the excess shares for the benefit of one or more charitable beneficiaries appointed by Monmouth REIT and a beneficiary designated by the purported transferee, which we refer to as the designated beneficiary, whose ownership of the shares of Monmouth REIT stock that were converted into and exchanged for excess stock does not violate the ownership limits. The purported transferee may not receive consideration in exchange for designating the designated beneficiary in an amount that exceeds the price per share that the purported transferee paid for the shares of Monmouth REIT stock converted into and exchanged for shares of excess stock or, if the purported transferee did not give value for such shares, the market price of the shares on the date of the purported transfer or other event resulting in the conversion and exchange. Any excess amounts received by the purported transferee as consideration for designating the designated beneficiary must be paid to the trustee for the benefit of the charitable beneficiary. Upon the written designation of a designated beneficiary and the waiver by

Monmouth REIT of its right to redeem the shares of excess stock, the trustee will transfer the shares of excess stock to the designated beneficiary and, upon such transfer, the shares of excess stock will automatically be converted into and exchanged for the number and class of shares of Monmouth REIT stock as were converted into and exchanged for such shares of excess stock. Shares of excess stock are not otherwise transferable. If the purported transferee attempts to transfer shares of Monmouth REIT stock before discovering that the shares have been converted into and exchanged for shares of excess stock, the shares will be deemed to have been sold on behalf of the trust and any amount received by the purported transferee in excess of what the purported transferee would have been entitled to receive as consideration for designating a designated beneficiary will be paid to the trustee on demand.

Holders of shares of Monmouth REIT excess stock are not entitled to vote on any matter submitted to a vote at a meeting of Monmouth REIT stockholders. Upon the voluntary or involuntary liquidation, dissolution or winding up of Monmouth REIT, the trustee must distribute to the designated beneficiary any amounts received as a distribution on the shares of excess stock that do not exceed the price per share paid by the purported transferee in the transaction that created the violation or, if the purported transferee did not give value for such shares, the market price of the shares of Monmouth REIT stock that were converted into and exchanged for shares of excess stock, on the date of the purported transfer or other event that resulted in such conversion and exchange. Any amount received upon the voluntary or involuntary liquidation, dissolution or winding up of Monmouth REIT not payable to the designated beneficiary, and any other dividends or distributions paid on shares of excess stock, will be distributed by the trustee to the charitable beneficiary.

Every holder of more than 5% of the number or value of outstanding shares of Monmouth REIT stock must give written notice to Monmouth REIT stating the name and address of such owner, the number of shares of stock beneficially or constructively owned and a description of the manner in which the shares are owned. Monmouth REIT’s board of directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in its charter if ownership of shares of capital stock by such persons would not disqualify Monmouth REIT as a REIT under the Internal Revenue Code.

Common Stock

Preferences, Sinking Fund Provisions and Preemptive Rights. Monmouth REIT common stockholders have no preferences, conversion, sinking fund, redemption rights (except with respect to shares of excess stock, described above) or preemptive rights to subscribe for any securities of Monmouth REIT.

Voting Rights. Subject to the provisions of Monmouth REIT’s charter regarding restrictions on transfer and ownership of shares of common stock, Monmouth REIT common stockholders will have one vote per share on all matters submitted to a vote of the Monmouth REIT common stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of Monmouth REIT common stock will possess the exclusive voting power.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of Monmouth REIT common stock, if any, will not be able to elect any directors, except as otherwise provided for in any other class or series of Monmouth REIT stock, including any preferred stock.

Distributions. Subject to any preferential rights granted to any class or series of Monmouth REIT stock, including any preferred stock, and to the provisions of its charter regarding restrictions on transfer and ownership of shares of common stock, Monmouth REIT common stockholders will be entitled to receive dividends or other distributions if, as and when declared, by Monmouth REIT’s board of directors out of funds legally available for dividends or other distributions to stockholders. Subject to the provisions in Monmouth REIT’s charter regarding restrictions on ownership and transfer, all shares of Monmouth REIT common stock have equal distribution rights. In the event of Monmouth REIT’s liquidation, dissolution or winding up, after payment of any preferential amounts to any class of preferred stock which may be outstanding and after payment of, or adequate provision for, all of Monmouth REIT’s known debts and liabilities, holders of Monmouth REIT common stock and excess stock will be entitled to share ratably in all assets that Monmouth REIT may legally distribute to its stockholders.

Stockholder Liability. Under Maryland law, Monmouth REIT common stockholders will not be liable for Monmouth REIT’s obligations solely as a result of their status as stockholders.

Transfer Agent. The registrar and transfer agent for shares of Monmouth REIT common stock is American Stock Transfer & Trust Company.

7.625% Series A Cumulative Redeemable Preferred Stock

1,322,500 shares of Monmouth REIT stock are designated as 7.625% Series A Cumulative Redeemable preferred stock, par value $0.01 per share. As of June 1, 2007, 1,322,500 shares of Series A preferred stock were issued and outstanding. The Series A preferred stock ranks, as to dividend rights and rights upon Monmouth REIT’s liquidation, dissolution or winding up, senior to its common stock.

Dividends. Holders of the Series A preferred stock are entitled to receive, when and as authorized by Monmouth REIT’s board of directors and declared by Monmouth REIT, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.90625 per share each year, which is equivalent to 7.625% of the $25.00 liquidation preference per share. Dividends on the Series A preferred stock accrue and are cumulative from December 5, 2006, the date on which Monmouth REIT first issued shares of Series A preferred stock, and are payable quarterly in arrears on the fifteenth day of March, June, September and December of each year or, if not a business day, the next succeeding business day. We refer to each such date as a Dividend Payment Date.

During any period of time that both (i) the Series A preferred stock is not listed on the New York Stock Exchange, American Stock Exchange or NASDAQ Stock Market and (ii) Monmouth REIT is not subject to the reporting requirements of the Exchange Act, but any Series A preferred stock is outstanding, Monmouth REIT will increase the cumulative cash dividends payable on the outstanding Series A preferred stock and, accordingly, holders of the Series A preferred stock will be entitled to receive, when and as authorized by Monmouth REIT’s board of directors and declared by Monmouth REIT, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $2.15625 per share per year, which is equivalent to 8.625% of the $25.00 liquidation preference per year. Dividends initially payable at this increased rate and not paid will accrue at the increased rate. Accrued but unpaid dividends on the Series A preferred stock will not bear additional interest.

Rights upon Dissolution. Upon any voluntary or involuntary liquidation, dissolution or winding up of Monmouth REIT, the holders of shares of Series A preferred stock are entitled to be paid out of Monmouth REIT’s assets legally available for distribution to its stockholders a liquidation preference of $25.00 per share plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment before any distribution or payment may be made to holders of Monmouth REIT common stock or any other class or series of Monmouth REIT stock ranking, as to liquidation rights, junior to the Series A preferred stock. Holders of Series A preferred stock will be entitled to written notice of any liquidation of Monmouth REIT. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A preferred stock will have no right or claim to any of Monmouth REIT’s remaining assets.

Redemption. On and after December 5, 2011, the Series A preferred stock may be redeemed at Monmouth REIT’s option, in whole or in part, from time to time, upon notice to the holders of shares of Series A preferred stock, at a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared) on the Series A preferred stock to the date of such redemption, without interest. During any period of time that both (i) shares of Series A preferred stock are not listed on the New York Stock Exchange, American Stock Exchange or NASDAQ Stock Market and (ii) Monmouth REIT is not subject to the reporting requirements of the

Exchange Act, but any shares of Series A preferred stock are outstanding, Monmouth REIT will have the option to redeem the outstanding shares of Series A preferred stock, in whole but not in part, within 90 days after the date upon which the shares of Series A preferred stock ceases to be listed and Monmouth REIT ceases to be subject to such reporting requirements, for a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if any, to the redemption date. Unless full cumulative dividends on all outstanding shares of Series A preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A preferred stock may be redeemed unless all outstanding shares of Series A preferred stock are simultaneously redeemed. Monmouth REIT may also redeem any or all of the shares of Series A preferred stock at any time, whether or not before December 5, 2011, if Monmouth REIT’s board of directors determines that the redemption is necessary or advisable to preserve its status as a REIT.

Voting Rights. Holders of shares of Series A preferred stock generally have no voting rights. On any matter in which the holders of Series A preferred stock may vote, as provided in Monmouth REIT’s charter, each outstanding share of Series A preferred stock is entitled to one vote on each matter submitted to a vote of the holders of Series A preferred stock.

If dividends on the Series A preferred stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of shares of Series A preferred stock, voting separately as a class with the holders of shares of any other series of Monmouth REIT preferred stock ranking on parity with the Series A preferred stock and upon which like voting rights have been conferred and are exercisable, will be entitled to vote at any special meeting called by the holders of record of at least 10% of the outstanding shares of any series of preferred stock as to which such voting rights are exercisable, unless such request is received fewer than 90 days before the next annual meeting of Monmouth REIT stockholders, or at the next annual or special meeting of Monmouth REIT stockholders for the election of two additional directors to serve on Monmouth REIT’s board of directors. The right of holders of Series A preferred stock to vote in the election of such directors will terminate when all dividends accumulated on the outstanding shares of Series A preferred stock for past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. The term of office of the directors so elected will terminate when all dividends accumulated for past dividend periods and the dividend for the then current dividend period on the Series A preferred stock and on all other series of Monmouth REIT preferred stock ranking on parity with the Series A preferred stock and as to which similar voting rights have become exercisable have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

In addition, certain amendments, alterations or other changes to Monmouth REIT’s charter, whether by merger, consolidation or otherwise, in any manner that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A preferred stock, and the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or other distributions, whether upon liquidation, dissolution or otherwise that is senior to the Series A preferred stock requires the approval of holders of at least 66 2/3% of the outstanding shares of Series A preferred stock, voting separately as a class.

General. The Series A preferred stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of Monmouth REIT stock or otherwise is permitted under the MGCL, amounts that would be needed, if Monmouth REIT were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series A preferred stock will not be added to Monmouth REIT’s total liabilities. The Series A preferred stock is not convertible into or exchangeable for any other property or securities, except that the Series A preferred stock may be exchanged under certain circumstances for excess stock. For further information regarding excess stock, see “—Restrictions on Ownership and Transfer.”

CERTAIN PROVISIONS OF MARYLAND LAW AND MONMOUTH REIT’S CHARTER AND BYLAWS

The following is a summary of certain provisions of the MGCL and Monmouth REIT’s charter and bylaws that may defer or prevent unsolicited takeover attempts. Because the description is a summary, it does not contain all of the information about the MGCL or Monmouth REIT’s charter or bylaws that may be important to you. In particular, you should refer to, and this summary is qualified in its entirety by, the full text of Monmouth REIT’s charter and bylaws, which are incorporated by reference into this joint proxy statement/prospectus.

The Board of Directors. Monmouth REIT’s board of directors is currently composed of nine directors. Monmouth REIT’s charter and bylaws provide that the board may alter the number of directors to a number not exceeding 15 or less than three. Monmouth REIT’s charter provides that the members of the board will be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director will serve for a three-year term or until his or her successor is duly elected and has qualified. Holders of shares of Monmouth REIT stock will have no right to cumulative voting in the election of directors.

Business Combinations. Under the Maryland Business Combination Act, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The act permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the act, Monmouth REIT’s charter exempts any business combination between Monmouth REIT and UMH Properties, Inc. or Monmouth Capital. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between Monmouth REIT and either of Monmouth Capital or UMH Properties.

Control Share Acquisitions. The provisions of the Maryland Control Share Acquisition Act provide that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Monmouth REIT’s bylaws contain a provision exempting from the provisions of the Control Share Acquisition Act any and all acquisitions by any person of shares of Monmouth REIT stock. There can be no assurance that Monmouth REIT’s board of directors will not eliminate this provision at any time in the future.

Unsolicited Takeovers Act. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in Monmouth REIT’s charter and bylaws unrelated to Subtitle 8, Monmouth REIT already (a) has a classified board, (b) requires a two-thirds vote for the removal of any director from the board, (c) vests in the board the exclusive power to fix the number of directors and (d) requires, unless called by its president, the chairman of the board or a majority of the board of directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders. Monmouth REIT has elected to be governed by the provision of Subtitle 8 providing that a vacancy on its board of directors may be filled only by the remaining directors, for the remainder of the full term of the class of directors in which the vacancy occurred.

Advance Notice of Director Nominations and New Business. Monmouth REIT’s bylaws provide that, with respect to an annual meeting of its stockholders, nominations of individuals for election to Monmouth REIT’s board of directors and the proposal of business to be considered by stockholders at an annual meeting may be made only (i) pursuant to the notice of the meeting, (ii) by Monmouth REIT’s board of directors or (iii) by a Monmouth REIT stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of Monmouth REIT stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to Monmouth REIT’s board of directors at a special meeting of its stockholders may be made only (i) pursuant to the notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Meetings of Stockholders. Under Monmouth REIT’s bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by its board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of Monmouth REIT’s board of directors or by the president and must be called by the secretary upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

Amendment of Charter and Bylaws. Monmouth REIT’s charter generally may be amended only upon approval of the board of directors and the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Under the MGCL, certain charter amendments may be effected by the board of directors, without stockholder approval, such as an amendment changing the name of the corporation or an amendment increasing or decreasing the number of its authorized shares of stock. Monmouth REIT’s bylaws may be amended only by vote of a majority of the board of directors.

Dissolution. The dissolution of Monmouth REIT must be advised by a majority of its entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two thirds of all of the votes entitled to be cast on the matter.

Removal of Directors. Monmouth REIT’s charter provides that a director may be removed only for cause, as defined in the charter, and only by the affirmative vote of stockholders entitled to cast not less than two-thirds of the votes entitled to be cast in the election of directors, generally. This provision, when coupled with the subtitle 8 election vesting in Monmouth REIT’s board of directors the sole power to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by the removal with their own nominees.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF

MONMOUTH REIT AND ITS STOCKHOLDERS

Introductory Notes

The following is a description of the material United States federal income tax considerations of Monmouth REIT as a REIT and its stockholders in relation to the ownership of such stock. The following discussion only addresses United States federal income tax considerations relating to ownership of Monmouth REIT stock, and does not address any tax considerations relating to the merger of Route 9 with and into Monmouth Capital. Furthermore, the following discussion is not exhaustive of all possible tax considerations of Monmouth REIT as a REIT and its stockholders and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of United States federal income taxation that may be relevant to a security holder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the United States federal income tax laws.

Blackwell Sanders Peper Martin LLP has provided an opinion to the effect that this discussion under the heading “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders,” to the extent that it contains descriptions of applicable United States federal income tax law, is correct in all material respects and fairly summarizes the United States federal income tax laws referred to herein. The opinion of Blackwell Sanders Peper Martin LLP is limited to this discussion under the heading “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders,” and does not opine as to any discussion of the considerations of the merger of Route 9 with and into Monmouth Capital. The opinion of Blackwell Sanders Peper Martin LLP is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. This opinion also does not purport to address the actual tax consequences of the purchase, ownership and disposition of Monmouth REIT stock or any other Monmouth REIT securities to any particular holder. The opinion, and the information in this section, is based on the Internal Revenue Code, the current temporary and proposed regulations promulgated thereunder (the “Treasury Regulations”), the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Each Monmouth REIT and Monmouth Capital stockholder is advised to consult his or her own tax advisor, regarding the specific tax consequences to him or her of the acquisition, ownership and sale of securities of an entity electing to be taxed as a REIT such as Monmouth REIT, including the federal, state, local, foreign, and other tax consequences of such acquisition, ownership, sale, and election and of potential changes in applicable tax laws.

Taxation of Monmouth REIT as a REIT

General. Monmouth REIT has elected to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, commencing with its taxable year which ended September 30, 1968. The qualification and taxation of Monmouth REIT as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests, and organizational requirements imposed under the Internal Revenue Code, as discussed below. Monmouth REIT believes that it is organized and has operated in such a manner as to qualify under the Internal Revenue Code for taxation as a REIT since its inception, and it intends to continue to operate in such a manner. No assurances, however, can be given that Monmouth REIT will operate in a manner so as to qualify or remain qualified as a REIT. See “Failure to Qualify” below.

The following is a general summary of the material Internal Revenue Code provisions that govern the United States federal income tax treatment of a REIT and its stockholders. These provisions of the Internal Revenue Code are highly technical and complex. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, the Treasury Regulations, and administrative and judicial interpretations thereof.

Blackwell Sanders Peper Martin LLP has provided to Monmouth REIT an opinion to the effect that Monmouth REIT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of its taxable years ended September 30, 2003 through September 30, 2006, and its current and proposed organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending September 30, 2007 and thereafter. This opinion is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by Monmouth REIT to Blackwell Sanders Peper Martin LLP as to factual matters relating to its organization and operation. Since qualification as a REIT requires Monmouth REIT to satisfy certain income and asset tests throughout the fiscal year of 2007, Blackwell Sanders Peper Martin LLP’s opinion is based upon assumptions and the representations of Monmouth REIT as to future conduct, income and assets. In addition, this opinion is based upon the factual representations of Monmouth REIT concerning its business and properties as described in the reports filed by Monmouth REIT under the federal securities laws.

Qualification and taxation as a REIT depends upon the ability of Monmouth REIT to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code described in this prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, its distribution levels, and its diversity of stock ownership. Blackwell Sanders Peper Martin LLP will not review the operating results of Monmouth REIT on an ongoing basis. While Monmouth REIT intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in its circumstances, no assurance can be given that Monmouth REIT satisfies all of the tests for REIT qualification or will continue to do so.

If Monmouth REIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and security holder levels) that generally results from investment in a corporation.

Notwithstanding the REIT election by Monmouth REIT, however, it will be subject to United States federal income tax in the following circumstances. First, it will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. Second, under certain circumstances, it may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments. Third, if Monmouth REIT has (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, Monmouth REIT will be subject to tax at the highest corporate rate on such income. Fourth, if it has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if Monmouth REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, Monmouth REIT will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of Monmouth REIT’s gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of Monmouth REIT’s gross income exceeds the amount of its income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect Monmouth REIT’s profitability. Sixth, if Monmouth REIT should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and does not qualify for certain de minimis exceptions but has nonetheless maintained its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time. Seventh, if Monmouth REIT fails to satisfy REIT requirements other than the income or asset tests but nonetheless maintains its qualification because certain other requirements are met, it must pay a penalty of $50,000 for each such failure. Eighth, if Monmouth REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year (for this purpose such term includes capital gains which it elects to retain but which it reports as distributed to its stockholders. See “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, Monmouth REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Ninth, if Monmouth REIT acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the hands of Monmouth REIT is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Monmouth REIT recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, to the extent of such property’s built-in gain (the excess of the fair market value of such property at the time of acquisition by Monmouth REIT over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable assuming that Monmouth REIT made or would make an election pursuant to Notice 88-19 or Treasury Regulations that were promulgated originally in 2000. Tenth, Monmouth REIT would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Monmouth REIT, its tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

The Internal Revenue Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Internal Revenue Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Monmouth REIT has issued sufficient stock with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, the charter of Monmouth REIT contains restrictions regarding the transfer of its stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. These restrictions, however, may not ensure that Monmouth REIT will be able to satisfy these stock ownership requirements. If it fails to satisfy these stock ownership requirements, it will fail to qualify as a REIT.

In addition, if a corporation elected to be a REIT subsequent to October 4, 1976, it must have as its taxable year, the calendar year. Monmouth REIT elected to be classified as a REIT prior to that date. Consequently, its taxable year ends September 30.

To qualify as a REIT, Monmouth REIT cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Monmouth REIT believes that it has complied with this requirement.

For Monmouth REIT tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, Monmouth REIT was required to maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of Monmouth REIT’s outstanding shares. Monmouth REIT has complied with such requirements. For its tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If Monmouth REIT complies with these regulatory rules, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (vi) above, it will be treated as having met the requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for United States federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Monmouth REIT will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is an entity taxable as a corporation in which Monmouth REIT owns stock and that elects with Monmouth REIT to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of the taxable REIT subsidiaries of Monmouth REIT owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Monmouth REIT. A taxable REIT subsidiary is subject to United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform certain impermissible tenant services without causing Monmouth REIT to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of United States federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to Monmouth REIT. In addition, Monmouth REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among Monmouth REIT, its tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Monmouth REIT currently has a taxable REIT subsidiary, MREIC Financial, Inc.

Income Tests

In order for Monmouth REIT to maintain qualification as a REIT, certain separate percentage tests relating to the source of its gross income must be satisfied annually. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.

Rents received by Monmouth REIT will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if Monmouth REIT, or a direct or indirect owner of 10% or more of Monmouth REIT stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). Monmouth REIT may, however, lease its properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of the ownership interest of Monmouth REIT in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Section 856(d)(8).

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market values of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, Monmouth REIT is only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided, in the case of impermissible services that are customary, through an independent contractor that bears the expenses of providing the services and from whom Monmouth REIT derives no revenue or, in the case of even non-customary impermissible services, through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income Monmouth REIT receives is deemed to be the greater of the amount actually received by it or 150% of its direct cost of providing the service. If the impermissible tenant service income exceeds 1% of Monmouth REIT’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of Monmouth REIT’s total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

In addition to being structured to satisfy the above listed conditions, Monmouth REIT’s leases will be structured with the intent to qualify as true leases for United States federal income tax purposes. If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that Monmouth REIT, the applicable subsidiary or other lessor entity receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, Monmouth REIT very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose its REIT status.

If Monmouth REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. Prior to October 22, 2004, with respect to failures occurring on or before that date but in tax years beginning after October 4, 1976, or, with respect to tax years beginning before October 4, 1976, as a result of a determination occurring after October 4, 1976, these relief provisions generally were available if a failure by Monmouth REIT to meet such tests was due to reasonable cause and not due to willful neglect, if Monmouth REIT attached a schedule of the nature and amount of its income items to its United States federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. After October 22, 2004, the relief provisions generally will be available with respect to a failure to meet such tests if a failure to meet such tests was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income is set forth in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances Monmouth REIT would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of Monmouth REIT as a REIT,” even if these relief provisions were to apply, a tax would be imposed equal to the excess impermissible gross income multiplied by a fraction intended to reflect Monmouth REIT’s profitability.

Other Rules Regarding Income

Prohibited Transaction Income. Any gain that Monmouth REIT realizes on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The amount of gain would include any gain realized by qualified REIT subsidiaries and Monmouth REIT’s share of any gain realized by any of the partnerships or limited liability companies in which it owns an interest. This prohibited transaction income may also adversely affect Monmouth REIT’s ability to satisfy the income tests for qualification as a REIT since such income is disregarded for purposes of these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. Monmouth REIT intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning its properties. It has made, and may in the future make, occasional sales of properties consistent with its investment objectives. It does not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by Monmouth REIT as a result of its having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by and secured by the property, (ii) for which the related loan or lease was acquired by Monmouth REIT at a time when default was not imminent or anticipated, and (iii) for which Monmouth REIT makes a proper election to treat the property as foreclosure property. Property otherwise qualifying as foreclosure property has that status for the year of acquisition plus the three following years, unless such period is extended by the Internal Revenue Service. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. Monmouth REIT does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test.

Hedging Transactions. Monmouth REIT may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income it derives from a hedging transaction will be nonqualifying income for purposes of the 75% gross income test. Income from such a hedging transaction entered into that is clearly identified as such as specified in the Internal Revenue Code will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test. The term “hedging transaction,” as used above, generally means any transaction entered into in the normal course of business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by Monmouth REIT. To the extent that Monmouth REIT hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Monmouth REIT intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Asset Tests

At the close of each quarter of the taxable year of Monmouth REIT, Monmouth REIT must satisfy six tests relating to the nature of its assets.

1.	At least 75% of the value of its total assets must be represented by “real estate assets,” cash, cash items and government securities. The real estate assets of Monmouth REIT include, for this purpose, its allocable share of real estate assets held by the partnerships in which it owns an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2.	Not more than 25% of the value of Monmouth REIT’s total assets may be represented by securities, other than those in the 75% asset class.

3.	Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by Monmouth REIT may not exceed 5% of the value of its total assets.

4.	Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, Monmouth REIT may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

5.	Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, Monmouth REIT may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.

6.	Not more than 20% of the total assets of Monmouth REIT may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the asset tests, may include debt Monmouth REIT holds. However, the following types of arrangements generally will not be considered securities held by Monmouth REIT for purposes of the 10% value test: (1) straight debt securities of an issuer which meet the requirements of Section 856(m)(2), discussed below; (2) any loan to an individual or an estate; (3) any Section 467 rental agreement, other than with certain related persons; (4) any obligation to pay rents from real property as defined in Section 856(d)(1); (5) any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) any security issued by a REIT; or (7) any other arrangement as determined by the Internal Revenue Service. Under Section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (i) which is not convertible, directly or indirectly, into stock and (ii) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency if: (a) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity or (b) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. In addition, for taxable years beginning after October 22, 2004, the REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership.

Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Section 856(c)(3), which sets forth the general REIT income test.

Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than 1% of the issuer’s outstanding securities.

With respect to each issuer in which Monmouth REIT currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Monmouth REIT believes that its pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of Monmouth REIT’s assets and that Monmouth REIT complies with the 10% voting securities limitation and 10% value limitation (taking into account the debt safe harbors with respect to certain issuers). With respect to Monmouth REIT’s compliance with each of these asset tests, however, Monmouth REIT cannot provide any assurance that the Internal Revenue Service might not disagree with its determinations.

After initially meeting the asset tests after the close of any quarter, Monmouth REIT will not lose its status as a REIT if it fails to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation arises immediately after, and is wholly or partly the result of, the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Monmouth REIT has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. Monmouth REIT cannot ensure that these steps always will be successful. If Monmouth REIT were to fail to cure the noncompliance with the asset tests within this 30 day period, it could fail to qualify as a REIT.

With respect to taxable years beginning after October 22, 2004, however, a REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either (x) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Internal Revenue Service) or (y) otherwise meet the requirements of those rules by the end of such time period.

In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the Internal Revenue Service in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the Internal Revenue Service) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Also, effective for taxable years beginning after October 22, 2004, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.

Annual Distribution Requirements

Monmouth REIT, in order to qualify as a REIT, must distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before Monmouth REIT timely files its tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if Monmouth REIT declares a dividend in October, November or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Monmouth REIT will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that Monmouth REIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, Monmouth REIT will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Monmouth REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Monmouth REIT may elect to retain and pay tax on net long-term capital gains and require its stockholders to include their proportionate share of such undistributed net capital gains in their income. If Monmouth REIT makes such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by Monmouth REIT, and would receive an increase in the basis of their shares in Monmouth REIT in an amount equal to the stockholder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of Monmouth REIT stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

Monmouth REIT has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that Monmouth REIT, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at Monmouth REIT’s taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, Monmouth REIT may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, Monmouth REIT may refinance its indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, Monmouth REIT may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in Monmouth REIT’s deduction for dividends paid for the earlier year. Thus, Monmouth REIT may avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If Monmouth REIT fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Monmouth REIT fails to qualify will not be deductible by Monmouth REIT, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction and non-corporate taxpayers will be taxed (for the periods after 2002 and before 2011) at the same United States federal income tax rates as capital gains are subject to tax for United States federal income tax purposes. Unless entitled to relief under specific statutory provisions, Monmouth REIT will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Monmouth REIT would be entitled to such statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of Monmouth REIT common stock or preferred stock that is for United States federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

•

a corporation or partnership, or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that has a valid election in place to be treated as a U.S. person.

Generally, in the case of a partnership that holds Monmouth REIT stock, any partner that would be a U.S. stockholder if it held the stock directly is also a U.S. stockholder. As long as Monmouth REIT qualifies as a REIT, distributions made to its taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. In the case of individual stockholders for taxable years beginning on or before December 31, 2010, such distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of generally 15% (0% for individuals in lower tax brackets) to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT’s qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Internal Revenue Code Section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by Monmouth REIT in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Monmouth REIT and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Monmouth REIT during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Monmouth REIT.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from Monmouth REIT required to be treated by such stockholder as long-term capital gain.

Distributions that Monmouth REIT properly designates as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed the actual net capital gain of Monmouth REIT for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If Monmouth REIT designates any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

Monmouth REIT may elect to retain and pay income tax on its long-term capital gains. If it so elects, each stockholder, including tax-exempt stockholders as discussed below, will take into income the stockholder’s share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder’s share of the tax paid by Monmouth REIT. The stockholder will increase the basis of such stockholder’s shares by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder.

Distributions Monmouth REIT makes, and gain arising from the sale or exchange by a stockholder of shares of Monmouth REIT stock, will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions Monmouth REIT makes (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Monmouth REIT stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of Monmouth REIT stock, a U.S. stockholder will recognize gain or loss for United States federal income tax purposes on the disposition of Monmouth REIT stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. To the extent that capital gain is realized by a stockholder on the sale of shares, the applicable Treasury Regulations as currently promulgated should not treat any such gain as “unrecaptured section 1250 gain” subject to a special rate of tax. However, new provisions or regulations could be promulgated in the future to produce a different result. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

The treatment accorded to any redemption by Monmouth REIT for cash (as distinguished from a sale, exchange or other disposition) of stock can only be determined on the basis of particular facts as to each stockholder at the time of redemption. In general, a stockholder will recognize capital gain or loss measured by the difference between the amount received by the stockholder upon the redemption and such stockholder’s adjusted tax basis in the shares redeemed (provided the shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the stockholder’s interest in all classes of Monmouth REIT stock under Internal Revenue Code Section 302(b)(3), (ii) is “substantially disproportionate” with respect to the stockholder’s interest in Monmouth REIT stock under Internal Revenue Code Section 302(b)(2), or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder under Internal Revenue Code Section 302(b)(1). In applying these tests, there must be taken into account not only the common and preferred stock owned by the holder, but also any options (including stock purchase rights) to acquire either of the foregoing. The stockholder also must take into account any such securities (including options) which are considered to be owned by such stockholder by reason of the constructive ownership rules set forth in Internal Revenue Code Sections 318 and 302(c).

If the redemption of stock does not meet any of the tests under Internal Revenue Code Section 302, then the redemption proceeds received will be treated as a distribution on the stock. If the redemption is taxed as a dividend, the stockholder’s adjusted tax basis in the redeemed stock will be transferred to any other shares held by the stockholder. If the stockholder owns no other stock of Monmouth REIT, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Proposed Treasury Regulations were issued by the Treasury Department that would have, if adopted, altered the method for recovering a stockholder’s adjusted tax basis in any Monmouth REIT stock redeemed in a dividend equivalent redemption. Those proposed Treasury Regulations have since been withdrawn by the Treasury Department. Although presumably the existing methods for recovering adjusted tax basis continue to apply in such a redemption, the Treasury Department is considering other methods for basis recovery, and new regulations addressing this treatment could be promulgated in the future. Monmouth REIT urges you to consult your tax advisor concerning the treatment of a cash redemption of stock.

If a redemption of preferred stock that is not otherwise treated as a dividend occurs when there is a dividend arrearage on the preferred stock, a portion of the cash received might be treated as a dividend distribution taxable as ordinary income. If the dividend arrearage has been declared or if the facts show that the corporation was legally obligated to pay the dividend, then the stockholder will have ordinary dividend income to such extent. On the other hand, if the arrearage has not been declared as a dividend and the facts do not show that the corporation was legally obligated to pay the dividend, then, even though the dividend arrearage is included in the redemption price, the entire payment is treated as a part of the sales proceeds of the stock and not as ordinary dividend income.

Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held Monmouth REIT stock as “debt-financed property” within the meaning of the Internal Revenue Code, the dividend income from Monmouth REIT will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt-financed property within the meaning of the Internal Revenue Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from United States federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in Monmouth REIT will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Internal Revenue Code Section 401(a) and exempt from tax under Internal Revenue Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “five or fewer” requirement without relying on the “look-through” rule. The restrictions on ownership and transfer of stock in the charter of Monmouth REIT should prevent application of the foregoing provisions to qualified trusts purchasing its stock, absent a waiver of the restrictions by the board of directors.

As discussed above in relation to taxable U.S. stockholders, Monmouth REIT may elect to retain and pay income tax on its long-term capital gains. If it so elects, each stockholder, including tax-exempt stockholders, will take into income the stockholder’s share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder’s share of the tax paid by Monmouth REIT. The stockholder will increase the basis of such stockholder’s shares by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder.

Taxation of Non-U.S. Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we refer to collectively as Non-U.S. stockholders, are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws with regard to an investment in Monmouth REIT stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by Monmouth REIT of United States real property interests and not designated by Monmouth REIT as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of the current or accumulated earnings and profits of Monmouth REIT. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate or eliminates the tax. However, if income from the investment in Monmouth REIT stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a United States trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). Monmouth REIT expects to withhold United States federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. stockholder files an Internal Revenue Service Form W-8BEN with Monmouth REIT evidencing eligibility for that reduced rate or (ii) the Non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with Monmouth REIT claiming that the distribution is income treated as effectively connected to a United States trade or business.

Distributions in excess of the current and accumulated earnings and profits of Monmouth REIT will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. stockholder’s shares, they will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. Monmouth REIT may be required to withhold United States income tax at the rate of at least 10% on distributions to Non-U.S. stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. stockholders provide Monmouth REIT with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of the current and accumulated earnings and profits of Monmouth REIT.

Although the law is not clear on the matter, if Monmouth REIT elects to retain and pay income tax on its long-term capital gains, it appears that amounts designated by Monmouth REIT as retained capital gains in respect of stock held by Non-U.S. Stockholders generally should be treated with respect to Non-U.S.

Stockholders in the same manner as actual distributions by Monmouth REIT of capital gain dividends. Under this approach, a Non-U.S. Stockholder would be able to offset as a credit against its United States federal income tax liability its proportionate share of the tax treated as paid by it on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent its proportionate share of such tax treated as paid by it exceeds its actual United States federal income tax liability.

For any year in which Monmouth REIT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Monmouth REIT of United States real property interests will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions generally are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a United States business. Thus, Non-U.S. stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. stockholder not entitled to treaty relief or exemption. Monmouth REIT is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by Monmouth REIT as a capital gain dividend. This amount is creditable against the Non-U.S. stockholder’s FIRPTA tax liability. Effective for taxable years beginning after October 22, 2004, however, REIT distributions attributable to gain from sales or exchanges of United States real property interests will be treated as ordinary income dividends rather than effectively connected income under the FIRPTA rules if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the foreign investor does not own more than 5% of the class of stock at any time during the taxable year within which the distribution is received.

Gain recognized by a Non-U.S. stockholder upon the sale or exchange of Monmouth REIT stock generally would not be subject to United States federal income taxation unless:

•

the investment in Monmouth REIT stock is effectively connected with the Non-U.S. stockholder’s United States trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•

the Non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	Monmouth REIT stock constitutes a United States real property interest within the meaning of FIRPTA, as described below.

Monmouth REIT stock will not constitute a United States real property interest if it is a domestically-controlled REIT. It will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-U.S. stockholders.

Monmouth REIT believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of its stock would not be subject to taxation under FIRPTA. Because its stock is publicly traded, however, it cannot guarantee that it is or will continue to be a domestically-controlled REIT.

Even if Monmouth REIT does not qualify as a domestically-controlled REIT at the time a Non-U.S. stockholder sells its stock, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

•

the selling Non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of Monmouth REIT stock is subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to regular United States federal income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

State and Local Taxes. Monmouth REIT and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which Monmouth REIT or the stockholders transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to Monmouth REIT operations and distributions). The state and local tax treatment of Monmouth REIT and its stockholders may not conform to the United States federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Monmouth REIT stock.

Backup Withholding Tax and Information Reporting

U.S. Stockholders. In general, information-reporting requirements will apply to certain U.S. stockholders with regard to payments of dividends on Monmouth REIT stock and payments of the proceeds of the sale of Monmouth REIT stock, unless an exception applies.

The payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

In addition, a payor of dividends on Monmouth REIT stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Stockholders. Generally, information reporting will apply to payments of dividends on Monmouth REIT stock and backup withholding as described above for a U.S. stockholder, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Monmouth REIT stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders unless the non-U.S. stockholder satisfies the requirements necessary to be an exempt non-U.S. stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. stockholder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker.

Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some stockholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

INFORMATION ABOUT MONMOUTH CAPITAL

Business

The following discussion of the business of Monmouth Capital provides information relating to Monmouth Capital as of March 31, 2007, and does not reflect events occurring on or after that date except if stated otherwise. The following discussion of the business of Monmouth Capital also assumes that Monmouth Capital will continue as a separate company and does not reflect a merger with Monmouth REIT.

Monmouth Capital Corporation, or Monmouth Capital, is a corporation organized in the State of New Jersey in 1961 that operates as a REIT under Sections 856 through 860 of the Internal Revenue Code, specializing in net-leased industrial properties. Monmouth Capital’s equity portfolio consists of twelve industrial properties in Florida, Georgia, Illinois, Minnesota, New Jersey, New York, Pennsylvania, Tennessee, Texas and Virginia. Monmouth Capital has operated as a public company since 1961 and elected to be taxed as a REIT for United States federal income tax purposes in 2001. In addition, Monmouth Capital owns a portfolio of REIT securities.

General Development of Business. Prior to 1994 Monmouth Capital operated as a small business investment company. During 1994, Monmouth Capital formed a wholly-owned subsidiary, The Mobile Home Store, Inc., to finance and sell manufactured homes. The sales operation was conducted at manufactured home communities owned by UMH Properties. Monmouth Capital also invested in real estate and securities. In March 2001, Monmouth Capital sold the existing inventory of manufactured homes to UMH Properties at Monmouth Capital’s carrying value and Monmouth Capital exited the manufactured home sales business since it proved to be unprofitable. The Mobile Home Store was merged into Monmouth Capital on December 6, 2001.

On September 26, 2001, Monmouth Capital adopted a change from a fiscal year end of March 31 to a calendar year end, effective for the short year ended December 31, 2001. Monmouth Capital elected to be taxed as a REIT for the transition period ended December 31, 2001.

On February 8, 2005, Monmouth Capital formed a wholly-owned taxable REIT subsidiary organized in Maryland, named MCC Financial, Inc. MCC Financial, Inc. had no activity during the years ended December 31, 2006 and 2005, other than holding $500,000 in certificates of deposit during 2005.

Monmouth Capital has made the following property acquisitions in the last seven years:

Date of Acquisition	Location	Square Feet	Property Type	Ownership	Tenant
July 20, 2001	Carlstadt, NJ	59,400	industrial	51%	Macy’s East, Inc.
December 20, 2001	White Bear Lake, MN	59,425	industrial	100%	Federal Express Corp.
September 18, 2002	Cheektowaga, NY	84,923	industrial	100%	Federal Express Corp.
August 14, 2003	Wheeling, IL	107,160	industrial	63%	FedEx Ground
July 9, 2004	Richmond, VA	60,000	industrial	100%	Carrier Sales & Dist
December 2, 2004	Quakertown, PA	37,660	industrial	100%	MagiKitch’n, Inc.
December 27, 2004	Montgomery, IL	171,200	industrial	100%	Home Depot USA, Inc.
February 28, 2005	Tampa, FL	68,385	industrial	100%	Kelloggs Sales Company
November 8, 2005	Lakeland, FL	31,096	industrial	100%	Federal Express Corp.
November 8, 2005	Augusta, GA	30,332	industrial	100%	Federal Express Corp.
December 8, 2005	El Paso, TX	91,854	industrial	65%	FedEx Ground
December 8, 2006	Chattanooga, TN	67,775	industrial	100%	Federal Express Corp.
March 22, 2007	Bedford Heights, OH	84,400	industrial	100%	Federal Express Corp.

Monmouth Capital is currently operating as a diversified REIT investing in real estate equities and other REIT securities including mortgage-backed securities. Monmouth Capital’s capital is limited and there is no assurance Monmouth Capital can or will continue to operate as a diversified REIT. Monmouth Capital will consider alternative plans or proposals.

Narrative Description of the Business. Currently Monmouth Capital derives its income primarily through real estate rental operations and from dividend and interest income. Monmouth Capital also derives some revenues from the sales of manufactured homes which Monmouth Capital has repossessed and returned to inventory. These manufactured homes were originally sold prior to March 30, 2001, when Monmouth Capital was in the manufactured home sales business. Rental income and reimbursements were $6,111,082, $4,881,491 and $2,835,614 for the years ended December 31, 2006, 2005 and 2004, respectively. Interest and dividend income was $722,288, $1,135,290 and $1,247,988 for the years ended December 31, 2006, 2005 and 2004 respectively. Sales of manufactured homes were $51,425, $79,305 and $165,324 for the years ended December 31, 2006, 2005 and 2004 respectively. Total assets were $75,742,364 and $69,254,054 at December 31, 2006 and 2005, respectively.

Monmouth Capital has approximately 954,000 square feet of property, of which approximately 557,000 square feet, or 58% is leased to Federal Express Corporation and subsidiaries, or FDX. During 2006, 2005 and 2004, rental income and reimbursements from properties leased to FDX approximated 56%, 47% and 77%, respectively of total rental income and reimbursements.

At December 31, 2006, Monmouth Capital had investments in twelve industrial warehouse properties. Monmouth Capital seeks to invest in additional properties in 2007. The funds for these acquisitions may come from Monmouth Capital’s bank borrowings, its Dividend Reinvestment and Stock Purchase Plan, which we refer to as the Monmouth Capital DRIP, Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 and 8% Convertible Subordinated Debentures due 2015, or the Monmouth Capital Debentures, and other private placements. To the extent that funds or appropriate properties are not available, fewer acquisitions will be made. Because of the contingent nature of contracts to purchase real property, Monmouth Capital announces acquisitions only on closing.

Monmouth Capital raises capital through the Monmouth Capital DRIP in which participants purchase stock from Monmouth Capital at a discount of approximately 5% of market price. During 2006, approximately $5,200,000 additional capital was raised through the DRIP. It is anticipated, although no assurances can be given, that a comparable level of participation will continue in the Monmouth Capital DRIP in 2007.

Monmouth Capital competes with other investors in real estate for attractive investment opportunities. These investors include other “equity” REITs, limited partnerships, syndications and private investors, among others. Competition in the market areas in which Monmouth Capital operates is significant and affects acquisitions and/or development of properties, occupancy levels, rental rates and operating expenses of certain properties. Management has built relationships with merchant builders which provide Monmouth Capital with investment opportunities which fit Monmouth Capital’s investment policy.

Monmouth Capital operates as part of a group of three public companies, all REITs, which includes UMH Properties and Monmouth REIT. UMH Properties specializes in investments in manufactured home communities and Monmouth REIT specializes in net-leased industrial properties to investment grade tenants on long-term leases. It is intended that Monmouth Capital will invest in real estate ventures that do not qualify under the investment objectives of UMH Properties and Monmouth REIT. To the extent there may be conflicts of interest as to prospective investments, Monmouth Capital may be deprived of investment opportunities.

Monmouth Capital has nine full-time employees who also provide services to UMH Properties and Monmouth REIT. Additional salaries are allocated as professional fees from UMH Properties, based on the time these employees devote to Monmouth Capital. General and administrative expenses are allocated to Monmouth Capital from Monmouth REIT and UMH Properties based on use or services provided. A board of directors consisting of eight members is responsible for the general policies of Monmouth Capital.

Monmouth Capital does not have an advisory contract; however, all of the properties are managed by various management companies. Management fees were $78,086, $23,266 and $21,341 for the years ended December 31, 2006, 2005 and 2004, respectively.

Monmouth Capital is subject to various environmental and regulatory requirements related to the ownership of real estate. Investments in real property have the potential for environmental liability on the part of the owner of such property. Monmouth Capital is not aware of any environmental liabilities to Monmouth Capital relating to Monmouth Capital’s investment properties that would have a material adverse effect on Monmouth Capital’s business, assets or results of operations.

Monmouth Capital continues to invest in both debt and equity securities of other REITs including mortgage-backed securities. Monmouth Capital from time to time may purchase these securities on margin when the interest and dividend yields exceed the cost of funds. The securities portfolio provides Monmouth Capital with liquidity and additional income. Such securities are subject to risk arising from adverse changes in market rates and prices, primarily interest rate risk relating to debt securities and equity price risk relating to equity securities.

Policies with Respect to Certain Other Activities. Monmouth Capital makes annual reports to its stockholders, which contain financial statements certified by Monmouth Capital’s independent registered certified public accountants. At this time, Monmouth Capital has no plans to issue, and no policy with respect to the issuance of senior securities. At this time, Monmouth Capital finances its acquisitions mainly through mortgages but does not have any investment policies relating to borrowing money. Monmouth Capital has no policies relating to, nor does it engage in, any of the following activities:

•	to make loans to other persons;

•	to invest in the securities of other issuers for the purpose of exercising control;

•	to underwrite securities of other issuers;

•	to engage in the purchase and sale (or turnover) of investments;

•	to offer securities in exchange for property; or

•	to repurchase or otherwise reacquire its shares or other securities.

Additional information about Monmouth Capital can be found on Monmouth Capital’s website which is located at www.monmouthcapital.com. Monmouth Capital’s filings with the Securities and Exchange Commission are made available through a link on Monmouth Capital’s website or by calling Investor Relations at 732-577-9993.

Properties

Monmouth Capital operates as a REIT. Its portfolio is primarily in real estate holdings, carried on the financial statements of Monmouth Capital at depreciated cost. It is believed that their current market values exceed both the original cost and the depreciated cost.

The following tables set forth certain information concerning Monmouth Capital’s real estate investments as of March 31, 2007:

State	City	Year Acquired	Type	Square Footage	Mortgage Balance	Interest Rate	Mortgage Maturity
FL	Lakeland	2005	Industrial	31,096	N/A	N/A	N/A
FL	Tampa	2005	Industrial	68,385	$3,205,380	5.71%	03/01/15
					565,656	5.24%	03/01/10
GA	Augusta	2005	Industrial	30,332	N/A	N/A	N/A
IL	Montgomery	2004	Industrial	171,200	6,060,598	6.50%	11/01/12
IL	Wheeling	2003	Industrial	107,160	6,721,109	5.68%	09/15/16
MN	White Bear Lake	2001	Industrial	59,425	2,603,515	7.04%	01/01/12
NJ	Carlstadt	2001	Industrial	59,400	1,994,584	7.75%	08/15/21
NY	Cheektowaga	2002	Industrial	84,923	2,472,353	6.78%	10/01/17
OH	Bedford Heights	2007	Industrial	84,400	4,000,000	5.96%	3/1/17
PA	Quakertown	2004	Industrial	37,660	N/A	N/A	N/A
TN	Chattanooga	2006	Industrial	67,775	N/A	N/A	N/A
TX	El Paso	2005	Industrial	91,854	5,932,736	5.50%	01/05/17
VA	Richmond	2004	Industrial	60,000	N/A	N/A	N/A

				953,610	$33,555,931

State	City	Ownership Percentage	Tenant	Annual Rent(2)	Lease Expiration
FL	Lakeland	100%	Federal Express Corporation	$165,000	11/30/12
FL	Tampa	100%	Kellogg Sales Company	444,000	12/31/09
GA	Augusta	100%	Federal Express Corporation	141,500	11/30/12
IL	Montgomery	100%	Home Depot USA, Inc.	869,900	06/30/10
IL	Wheeling	63%	FedEx Ground Package Systems, Inc.	1,019,000	06/30/15
MN	White Bear Lake	100%	Federal Express Corporation	433,200	04/01/11
NJ	Carlstadt	51%	Macy’s East, Inc.	477,400	04/05/09
NY	Cheektowaga	100%	FedEx Ground Package Systems, Inc.	686,500	08/31/16
OH	Bedford Heights	100%	Federal Express Corporation	456,300	08/31/13
PA	Quakertown	100%	MagiKitch’n, Inc.(1)	285,600	03/31/15
TN	Chattanooga	100%	Federal Express Corporation	369,900	10/27/12
TX	El Paso	65%	FedEx Ground Package Systems, Inc.	667,600	09/30/15
VA	Richmond	100%	Carrier Sales and Distribution, Inc.	381,000	05/31/11

				$6,396,900

1.	Subleased to Rotoflex Technology, Inc.
2.	Amount is full rent per the lease.

Monmouth Capital’s weighted-average lease expiration was 5.7 years at March 31, 2007 and its average rent per square foot for 2006 was $5.11. As of March 31, 2007, Monmouth Capital’s occupancy was 100%.

During 2006, the Cheektowaga, New York industrial building was expanded by 21,937 square feet for a total cost of approximately $2,342,000. The lease with FDX was extended from July 31, 2011 to August 31, 2016 and the rent was increased from $6.45 per square foot to $8.08 per square foot.

During the fourth quarter of 2006, Monmouth Capital began an expansion of the industrial building in Wheeling, Illinois, which is leased to FedEx Ground Package System. Monmouth Capital owns a 63% equity interest in this property. The building will be expanded from 107,160 square feet to 123,000 square feet at an estimated construction cost of approximately $1,451,000. As of March 31, 2007, total costs incurred were $781,282. The expansion is expected be completed during the second quarter of 2007. Upon completion, the lease will be extended and the annual rent will increase from $1,019,052 ($9.51 per square foot) to $1,208,406

($9.82 per square foot). The funds for this expansion came from proceeds of the sale of common stock pursuant to the Monmouth Capital DRIP. Monmouth Capital funded its respective share of the expansion costs, and the other partners to the joint venture funded their respective shares.

Legal Proceedings

There are no material legal proceedings to which Monmouth Capital or its subsidiaries is a party or of which any of its properties is the subject.

Market for Monmouth Capital’s Common Equity, Related Stockholder Matters and Issuer Purchase of Equity Securities

Monmouth Capital common stock is traded on NASDAQ Global Market under the symbol “MONM.” The per share range of high and low market price during each quarter of the last two fiscal years were as follows:

	Year Ended December 31, 2006 Market Price		Year Ended December 31, 2005 Market Price
	Low	High	Low	High
Quarter 1	$5.45	$6.03	$6.20	$7.50
Quarter 2	4.84	5.84	5.84	7.01
Quarter 3	5.00	5.41	5.50	6.15
Quarter 4	5.05	5.93	4.88	5.98

During the three months ended March 31, 2007, the sale prices of Monmouth Capital common stock ranged from a low of $5.13 per share to a high of $6.10 per share, and during the period from April 1 through June 1, 2007, the sale prices of Monmouth Capital common stock ranged from a low of $5.41 per share to a high of $6.05 per share.

On June 1, 2007, the closing price of Monmouth Capital common stock was $5.58.

As of March 31, 2007, there were approximately 435 holders of Monmouth Capital common stock based on the number of record owners.

Monmouth Capital has paid dividends as follows:

Period	Dividends Paid	Per Share	Long-term Capital Gain	Ordinary Income	Return of Capital
2006	$2,664,749	$0.50	$0.01065	$0.10630	$0.38305
2005	2,128,916	0.50	0.18040	0.08850	0.23110
2004	1,734,172	0.50	0.22305	0.27695	-0-

On April 3, 2007, Monmouth Capital declared a dividend of $0.25 per share to Monmouth Capital common stockholders of record as of May 15, 2007, to be paid June 15, 2007.

Under the merger agreement, Monmouth Capital’s dividends for periods ending after June 30, 2007, are restricted to its Funds From Operations, as defined in the merger agreement. Future dividend policy will depend on Monmouth Capital’s earnings, capital requirements, financial condition, availability and cost of bank financing and other factors considered relevant by the board of directors.

Comparative Performance. The following line graph compares the total return of Monmouth Capital common stock for the last five fiscal years to the NAREIT Composite and the S&P 500 Index. The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview. The following discussion and analysis of the consolidated financial condition and results of operations of Monmouth Capital should be read in conjunction with the Consolidated Financial Statements of Monmouth Capital Corporation and notes thereto included in this joint proxy statement/prospectus. This discussion and analysis provides information relating to Monmouth Capital as of December 31, 2006, and for the three months ended March 31, 2007, and does not reflect events occurring on or after that date except if stated otherwise. This discussion and analysis also assumes that Monmouth Capital will continue as a separate company and does not reflect a merger with Monmouth REIT.

Monmouth Capital is a diversified REIT. Currently, Monmouth Capital’s primary business is the ownership of twelve industrial properties subject to medium term leases and investing in marketable securities. These securities include securities of other REITs, including mortgage-backed securities. Monmouth Capital also has loans receivable and inventory related to the sales of manufactured homes. Prior to March 31, 2001, Monmouth Capital was engaged in the manufactured home sales and finance businesses.

Monmouth Capital’s revenue primarily consists of rental and related income from the ownership of the industrial properties, interest and dividend income, and gains on securities transactions. Sales of manufactured homes relates to the sale of inventory which had been repossessed and resold.

Although Monmouth Capital currently owns thirteen industrial properties, management would consider other types of real estate acquisitions. Management anticipates that Monmouth Capital will continue to acquire properties during 2007. The current acquisitions environment is competitive and management may not be able to locate suitable properties for acquisition. Rental income and reimbursements increased $1,229,591 or 25% for the year ended December 31, 2006, as compared to the year ended December 31, 2005. This increase is due mainly to the rent and reimbursements related to the new property acquisitions in 2005. Net income decreased $808,485 or 69% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This decrease in net income is mainly due to a decrease in gain on securities transactions, net, a decrease in interest and dividend income and increases in real estate taxes, interest expense and depreciation. The decrease in net income was partially offset by increases in rental income and reimbursements and a decrease in general and administrative expenses. Monmouth Capital has been reducing its portfolio of REIT securities and investing in real property. Monmouth Capital is a very small REIT and is in transition. Management believes Monmouth

Capital must grow to a $100 million asset REIT in order to operate efficiently and is actively seeking new real property acquisitions in a very competitive market. Monmouth Capital has approximately $75,700,000 in assets as of December 31, 2006.

Monmouth Capital has financed acquisitions through capital raised through the Monmouth Capital DRIP, by obtaining mortgages, and from private placement offerings, including the Monmouth Capital Debentures. If suitable acquisitions cannot be found during 2007, Monmouth Capital may invest additional capital raised in REIT securities or pay down outstanding debt. Monmouth Capital also invests in debt and equity securities of other REITs for liquidity and additional income. Monmouth Capital from time to time may purchase these securities on margin when there is an adequate yield spread.

A more complete discussion of the economic and industry-wide factors relevant to Monmouth Capital, Monmouth Capital’s lines of business and principal products and services, and the opportunities, challenges and risks on which Monmouth Capital is focused please see “—Business” and “Risk Factors—Risks relating to Monmouth Capital.”

Significant Accounting Policies & Estimates. The discussion and analysis of Monmouth Capital’s financial condition and results of operations are based upon Monmouth Capital’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.

The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of Monmouth Capital’s financial statements. Actual results may differ from these estimates under different assumptions or conditions. Significant accounting policies are defined as those that involve significant judgment and potentially could result in materially different results under different assumptions and conditions. Management believes the following significant accounting policies are affected by management’s more significant judgments and estimates used in the preparation of Monmouth Capital’s financial statements. For a detailed description of these and other accounting policies, see Note 1 to the Consolidated Financial Statements of Monmouth Capital Corporation, included in this joint proxy statement/prospectus. Management has discussed each of these significant accounting policies with the audit committee of Monmouth Capital’s board of directors.

Real Estate Investments

Monmouth Capital applies Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to measure impairment in real estate investments. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis without interest) from a rental property is less than its historical net cost basis. These expected future cash flows consider factors such as future operating income, trends and prospects as well as the effects of leasing demand, competition and other factors. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. For properties to be disposed of, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property measured at the time there is a commitment to sell the property and/or it is actively being marketed for sale. A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded.

Securities Available for Sale

Investments in liquid real estate assets consist primarily of marketable equity REIT securities. Management reviews Monmouth Capital’s marketable securities for impairment on an annual basis or when events or circumstances occur. If a decline in fair value is determined to be other than temporary, an impairment charge is recognized in earnings and the cost basis of the individual security shall be written down to fair value as the new cost basis. Management’s evaluation includes consideration of events that may be attributable to the unrealized loss, including among other things, the credit-worthiness of the issuer, length of time that a security had a continuous unrealized loss, and the financial position of the issuing company.

Estimates and Revenue Recognition

Estimates are used to establish amounts receivable from tenants for such things as annualized rents, real estate taxes and other cost recoveries. In addition, an estimate is made with respect to whether a provision for allowance for doubtful accounts receivable and loans receivable is necessary. The allowance for doubtful accounts reflects management’s estimate of the amounts of the recorded accounts receivable and loans receivable at the balance sheet date that will not be realized from cash receipts in subsequent periods. If cash receipts in subsequent periods vary from management’s estimates, or if Monmouth Capital’s tenants’ financial condition deteriorates as a result of operating difficulties, additional changes to the allowance may be required.

Results of Operation

Three Months Ended March 31, 2007 vs. Three Months Ended March 31, 2006

As of March 31, 2007, Monmouth Capital owned thirteen industrial properties with total square footage of approximately 954,000 compared to eleven industrial properties with total square footage of approximately 779,000 as of March 31, 2006. Monmouth Capital’s occupancy rate was 100% and the weighted average lease term as of March 31, 2007 was 5.71 years.

Rental income and reimbursements increased $270,128 or 19% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. The increase is related to rent and occupancy charges of the properties purchased during 2006, as well as the additional rent related to the expansion of the Cheektowaga, New York property. The acquisitions made since March 31, 2006 are as follows:

Date of Acquisition	Location	Tenant	Square Feet	Average Annual Rent
12/8/2006	Chattanooga, TN	Federal Express Corp	67,775	$369,900
3/22/07	Bedford Heights, OH	Federal Express Corp	84,400	456,300

Interest and dividend income decreased $24,169 or 13% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. The decrease is due mainly to a lower average balance of securities for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. Average balance of securities was approximately $5,634,000 and $8,066,000 for the three months ended March 31, 2007 and 2006, respectively. Monmouth Capital has been reducing its securities portfolio and investing in real properties.

Gain on securities transactions, net for the three months ended March 31, 2007 and 2006 consisted of the following:

	Three Months ended
	3/31/07	3/31/06
Gain on sale of securities, net	$658,136	$13,710
Gain (loss) on settled futures contracts	(67,672)	115,150
Gain on open futures contracts	33,594	27,734

Gain on securities transactions, net	$624,058	$156,594

Gain on securities transactions, net increased $467,464 or 299% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. Monmouth Capital took advantage of the rise in value of the holdings in the securities portfolio as of the end of 2006. The increase was partially offset by a decrease in the income from settled futures contracts. Monmouth Capital invests in futures contracts of ten-year treasury notes to mitigate the effect of interest rate fluctuations on Monmouth Capital’s debt securities and preferred stock securities portfolio and the risk of rolling over fixed rate debt at higher interest rates.

Operating expenses increased $40,566 or 33% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. Real estate taxes increased $90,061 or 96% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. The increase in these expenses is due to the full year of operations of the acquisitions made during 2006.

Interest expense increased $62,321 or 8% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. Interest expense included interest as follows:

	Three Months ended 3/31/2007	Weighted Average Interest Rate	Three Months ended 3/31/2006	Weighted Average Interest Rate
Debentures	309,800	8.00%	315,800	8.00%
Property Mortgages	464,750	6.13%	451,371	6.16%
Other	58,316		3,374
Total Interest Expense	$832,866		770,545

Depreciation expense increased $80,012 or 27% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. The increase is due to the new acquisitions made during 2006.

Year Ended December 31, 2006 vs. Year Ended December 31, 2005

Income is comprised primarily of rental income and reimbursements, interest and dividend income and gain on securities transactions. On March 30, 2001, Monmouth Capital exited the manufactured home sales business since it proved to be unprofitable. During 2006, 2005 and 2004, sales of manufactured homes and cost of sales of manufactured homes are directly attributable to the sale of repossessed manufactured homes.

Rental income and reimbursements increased $1,229,591 or 25% for the year ended December 31, 2006, as compared to the year ended December 31, 2005. The increase is due to the full year of rental income and reimbursements related to the property acquisitions made in 2005 in Tampa, Florida; Lakeland, Florida; Augusta, Georgia; and El Paso, Texas.

Interest and dividend income decreased $413,002 or 36% for the year ended December 31, 2006, as compared to the year ended December 31, 2005. The decrease was due mainly to a lower average balance of securities available for sale held during 2006 as compared to 2005. The average balance of securities was approximately $8,010,000 and $11,222,000 for the years ended December 31, 2006 and 2005, respectively. Weighted average yield of the securities portfolio was approximately 7.18% and 7.33% for the years ended December 31, 2006 and 2005, respectively. The balance of securities available for sale at December 31, 2006 and 2005 was $8,205,110 and $8,107,492, respectively.

Gain on securities transactions, net consists of the following:

	2006	2005
Net gain on sale or redemption of securities	$13,298	$619,619
Net gain (loss) on closed futures contracts	(16,358)	53,180
Unrealized gain (loss) on open futures contracts	91,016	(28,125)

Gain on Securities Transactions, Net	$87,956	$644,674

Gain on securities transactions, net decreased $556,718 or 86% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The decrease is due to Monmouth Capital taking advantage of the unrealized gains experienced in the portfolio in 2004 and 2003. Monmouth Capital invests in REIT securities as proxy for real property until suitable acquisitions are available and for additional income. Monmouth Capital invests in futures contracts of ten-year treasury notes as a way to mitigate the risk of rolling over its fixed rate debt at higher interest rates and to mitigate the impact of rising interest rates on Monmouth Capital’s preferred equity and debt securities portfolios.

Operating expenses increased $288,631 or 116% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Real estate taxes increased $96,479 or 17% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The increases relate mainly to the full year of operating expenses and real estate taxes related to the acquisitions of industrial properties made during 2005. Since these properties are subject to net leases, real estate taxes and certain operating expenses are reimbursed by the tenants and included in reimbursement income above.

General and administrative expense decreased $112,092 or 13% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The decrease relates mainly to a decrease in stock record costs, other taxes and changes in allocations of salaries and other employee costs. Monmouth Capital moved from the NASDAQ Capital Market to the NASDAQ Global Market in 2005 and incurred an additional listing fee of $100,000, which was not incurred in 2006.

Interest expense increased $348,413 or 12% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The increase is due mainly to the full year of interest related to the Monmouth Capital Debentures issued in March 2005 and the full year of interest on the mortgages related to the new acquisitions of industrial property in 2005.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004

Rental income and reimbursements increased $2,045,877 or 72% for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The increase is due to the additional rent and reimbursement income related to the property acquisitions made in 2005 in Tampa, Florida; Lakeland, Florida; Augusta, Georgia; and El Paso, Texas, and also a full year of rental income and reimbursements from the Richmond, Virginia; Quakertown, Pennsylvania; and Montgomery, Illinois properties purchased in 2004.

Interest and dividend income decreased $112,698 or 9% for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The decrease was due mainly to a lower average balance of securities available for sale held during 2005 as compared to 2004. The average balance of securities was approximately $11,222,000 and $14,831,000 for the years ended December 31, 2005 and 2004, respectively. Weighted average yield of the securities portfolio was approximately 7.33% and 7.25% for the years ended December 31, 2005 and 2004, respectively. The balance of securities available for sale at December 31, 2005 and 2004 was $8,107,492 and $12,130,692, respectively.

Gain on securities transactions, net consists of the following:

	2005	2004
Net gain on sale or redemption of securities	$619,619	$958,743
Net gain (loss) on closed futures contracts	53,180	(147,586)
Unrealized gain (loss) on open futures contracts	(28,125)	4,687

Gain on Securities Transactions, Net	$644,674	$815,844

Gain on securities transactions, net decreased $171,170 or 21% for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The decrease is due to Monmouth Capital taking advantage of the unrealized gains experienced in the portfolio during 2003 and 2004. Monmouth Capital invests in REIT securities as proxy for real property until suitable acquisitions are available and for additional income. Monmouth Capital does not expect that it would be recording the same level of gain on sale of securities available for sale in future years that it recorded in 2004 due to the reduction in the securities portfolio occurring in 2005. The net gain on sale of securities of $619,619 was partially offset by the unrealized loss on futures contracts as of December 31, 2005 of $28,125. Monmouth Capital invests in futures contracts of ten-year treasury notes as a way to mitigate the risk of rolling over its fixed rate debt at higher interest rates and to mitigate the impact of rising interest rates on Monmouth Capital’s preferred equity and debt securities portfolios.

Other income decreased $244,123 for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The decrease relates to the proceeds received during 2004 from the settlement of the lawsuit against the former owner of the Carlstadt, New Jersey property and the engineering firm used for due diligence.

Real estate taxes increased $177,747 or 47% for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The increase relates to the real estate taxes related to the acquisitions of industrial properties made during 2004 and 2005. Since the properties are subject to net leases, real estate taxes are reimbursed by the tenants and included in reimbursement income above.

General and administrative expense increased $149,078 or 21% for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The increase is due mainly to increases in stock record expenses for Monmouth Capital’s transfer from the NASDAQ Capital Market to the NASDAQ Global Market and expanded operations.

Interest expense increased $1,201,578 or 73% for the year ended December 31, 2005 as compared to the year ended December 31, 2004. Interest expense included interest as follows:

Interest Expense	2005	Weighted Average Interest Rate	2004	Weighted Average Interest Rate
Debentures	$1,052,300	8.00%	$429,600	8.00%
Property Mortgages	1,601,810	6.16%	1,005,882	6.46%
Other	183,152		200,202

Total Interest Expense	$2,837,262		$1,635,684

The increase in interest expense is due mainly to the interest related to the $10,420,000 aggregate principal amount of the Monmouth Capital Debentures issued in March 2005 which mature in 2015 and the interest on the $10,175,000 in originated mortgages related to the new acquisitions of industrial property in 2004 and 2005.

Off-Balance Sheet Arrangements and Contractual Obligations. Monmouth Capital has not executed any off-balance sheet arrangements.

The following is a summary of Monmouth Capital’s contractual obligations as of December 31, 2006:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Mortgages Payable[1]	$29,852,441	$1,223,100	$2,685,643	$3,589,366	$22,354,332
8% Convertible[2] Subordinated Debentures	15,490,000	-0-	-0-	-0-	15,490,000
Purchase of Property[3]	10,900,000	10,900,000	-0-	-0-	-0-
Retirement Benefits[4]	15,000	5,000	10,000	-0-	-0-

Total[5]	$56,257,441	$12,128,100	$2,695,643	$3,589,366	$37,844,332

1.	Mortgages Payable represents the principal amounts outstanding based on scheduled payments. The interest rates on these mortgages are fixed and range from 5.24% to 7.75%.
2.	The Monmouth Capital Debentures are due $5,170,000 in 2013 and $10,320,000 in 2015 however, the principal amount is convertible at any time by the holder prior to redemption or maturity to Monmouth Capital common stock.
3.	Purchase of property represents two contracts to purchase industrial buildings in Bedford Heights, Ohio and Kansas City, Missouri. The purchases are expected to close during 2007.
4.	Retirement benefits represent post-retirement benefits that are not funded and therefore will be paid from the general assets of Monmouth Capital.
5.	The above table does not include Monmouth Capital’s short-term borrowings under the margin loan which is due on demand or the short-term loan from Two River Community Bank which is due December 31, 2007.

Liquidity and Capital Resources and Changes in Financial Condition. Monmouth Capital’s ability to generate cash adequate to meet its needs is dependent primarily on income from its real estate investments and its securities portfolio, the sale of real estate investments and securities, refinancing of mortgage debt, leveraging of real estate investments, availability of bank borrowings, proceeds from the Monmouth Capital DRIP, proceeds from the Monmouth Capital Debentures and access to the capital markets. Purchases of new properties, purchases of securities, payments of expenses related to real estate operations, capital improvements programs, debt service, management and professional fees and dividend requirements place demands on Monmouth Capital’s liquidity.

Monmouth Capital intends to operate its existing properties from the cash flows generated by the properties. However, Monmouth Capital’s expenses are affected by various factors, including inflation. Increases in operating expenses raise the breakeven point for a property and, to the extent that they cannot be passed on through higher rents, reduce the amount of available cash flow which can adversely affect the market value of the property.

Net cash provided by operating activities for the years ended December 31, 2006, 2005 and 2004 was $2,003,980, $1,768,790 and $1,428,602, respectively. The increase is due primarily to profitable and expanded operations. The following is an analysis of Monmouth Capital’s distributions in comparison to the cash flows from operations:

	2006	2005	2004
Distributions to shareholders	$2,664,749	$2,128,916	$1,734,172
Distributions to minority interest holders	210,071	168,877	155,312

Total distributions	2,874,820	2,297,793	1,889,484
Cash flows from operations	2,003,980	1,768,790	1,428,602

Distributions in excess of cash from operations	$870,840	$529,003	$460,882

Monmouth Capital used proceeds from the Monmouth Capital DRIP to make the distributions in 2006, 2005 and 2004 in excess of Monmouth Capital’s cash flows from operating activities. In addition, Monmouth Capital had $8,205,110 and $8,107,492 in securities available for sale and cash and cash equivalents of $1,659,330 and $1,739,991 which could have been used to fund distributions. In addition, Monmouth Capital owns four of its twelve properties without mortgages and these properties may be refinanced. Therefore, Monmouth Capital has a variety of sources to fund distributions.

Net cash flows used in investing activities for the years ended December 31, 2006, 2005 and 2004 were $7,110,353, $14,537,039 and $13,085,511, respectively. The increase in 2005 and 2004 was due mainly to purchases of industrial properties (268,860 square feet in 2005 and 221,667 in 2004). Monmouth Capital purchased 67,775 square feet of industrial property in 2006.

Monmouth Capital intends to grow its real estate investment portfolio. During the past six years, Monmouth Capital purchased twelve warehouse facilities at an aggregate cost of approximately $64,000,000. Monmouth Capital financed these purchases primarily through mortgages on its acquisitions and short-term bank loans. Monmouth Capital expects to make additional real estate acquisitions during 2007. The funds for these acquisitions may come from mortgages secured for the acquisitions, other bank borrowings, proceeds from the Monmouth Capital DRIP, proceeds from private placements, or proceeds from sales of Monmouth Capital’s investment securities. To the extent funds or appropriate properties are not available, fewer acquisitions will be made. Funds generated are expected to be sufficient to meet debt service requirements and capital expenditures of Monmouth Capital.

Total real estate investments, net of accumulated depreciation, increased $6,562,344 during the year ended December 31, 2006. This was due primarily to the purchase of one 67,775 square foot warehouse facility located in Chattanooga, Tennessee for approximately $4,900,000, the purchase of the land and the construction of the expansion at the Cheektowaga, New York property for approximately $2,700,000 partially offset by depreciation for the year of $1,232,047. Intangible assets, net decreased $175,033 due to the current year amortization of $205,033, offset by an addition of $30,000 which was the value assigned to the lease in-place related to the acquisition of the Chattanooga, Tennessee warehouse noted above.

Monmouth Capital also invests in debt and equity securities of other REIT’s as a proxy for real estate when suitable acquisitions are not available, for liquidity, and for additional income. Monmouth Capital from time to time may purchase these securities on margin when there is adequate yield spread. At December 31, 2006, the securities portfolio balance was $8,205,110 (with $815,039 in margin debt). During 2006, Monmouth Capital’s security portfolio increased by $97,618 due to purchases of $897,623 and an increase in the unrealized gain of $495,943. The increase in securities was partially offset by sales, redemptions and returns of principal of $1,295,948. During 2006, Monmouth Capital sold or redeemed securities for proceeds of $1,383,904, recognizing a gain on securities transactions, net of $87,956. Monmouth Capital anticipates that it may make additional investments in REIT securities if funds are available and suitable acquisitions of properties are not available.

Loans receivable relate to the financing of manufactured home sales when Monmouth Capital was engaged in the manufactured mobile home sales business. Loans receivable decreased by $251,067 during the year ended December 31, 2006. This decrease was primarily due to collections of $227,757. Monmouth Capital also repossessed the collateral for loans receivable of $23,310 and placed the homes into inventory.

Prepaid expenses and other assets increased $202,591 during the year ended December 31, 2006, due mainly to increased deposits on future acquisitions and an increase in the unrealized gain on the open futures contracts as of December 31, 2006.

Cash flows from financing activities for the years ended December 31, 2006, 2005 and 2004 were $5,025,712, $13,974,554 and $11,876,504, respectively. The decrease in cash from financing in 2006 was due mainly to a decrease in mortgages originated due to fewer property acquisitions and a decrease in proceeds from the Monmouth Capital Debentures.

Mortgages payable decreased $1,124,745 due to principal payments on mortgages. Loans payable increased due mainly to the $4,087,000 short-term loan originated by Two River Community Bank for the purchase of the Chattanooga, Tennessee property acquisition.

Shareholders’ equity increased from $18,439,983 as of December 31, 2005 to $21,908,317 as of December 31, 2006. Under the Monmouth Capital DRIP, participants purchase stock from Monmouth Capital at a discount of approximately 5% of market price. During 2006, a total of $5,192,831 in additional capital was raised through the DRIP. The success of the Monmouth Capital DRIP has resulted in substantial improvement in Monmouth Capital’s liquidity and capital resources during 2006. It is anticipated, although no assurances can be given, that a comparable level of participation will continue in the Monmouth Capital DRIP in 2007.

During 2006, one holder of the Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 converted $50,000 aggregate principal amount of Monmouth Capital Debentures into 8,333 shares of Monmouth Capital common stock. In addition, Monmouth Capital redeemed $100,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 and $100,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2015 at 100%. No options to purchase Monmouth Capital stock were exercised during the year.

Recent Accounting Pronouncements. In July 2006, FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN 48”), was issued. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on various income tax accounting issues, including derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, and are to be applied to all tax positions upon initial adoption. Only tax positions that meet the “more-likely-than-not” recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 is to be reported as an adjustment to the opening balance of retained earnings for the year of adoption. Monmouth Capital is currently assessing what impact, if any, the adoption of FIN 48 on January 1, 2007, will have on Monmouth Capital’s financial position and results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment (“SAB 108”). SAB 108 is effective for fiscal years ending after November 15, 2006, although early application is encouraged, but not required. Monmouth Capital will adopt SAB 108 beginning January 1, 2007. Monmouth Capital is currently assessing what impact, if any, the adoption of SAB 108 will have on its financial position and results of operations. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This Statement applies to other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after December 15, 2007. Monmouth Capital plans to adopt SFAS 157 beginning January 1, 2008. Monmouth Capital is currently assessing what impact, if any, the adoption of SFAS 157 will have on Monmouth Capital’s financial position and results of operations.

Safe Harbor Statement. Statements contained in this joint proxy statement/prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements. These forward-looking statements are not guaranteed and are based on Monmouth Capital’s current intentions and on Monmouth Capital’s current expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond Monmouth Capital’s control, which could cause actual results or events to differ materially from those we anticipate or project, such as:

•

the ability of Monmouth Capital’s tenants to make payments under their respective leases, Monmouth Capital’s reliance on certain major tenants and Monmouth Capital’s ability to re-lease properties that are currently vacant or that become vacant;

•	Monmouth Capital’s ability to obtain suitable tenants for Monmouth Capital’s properties;

•	changes in real estate market conditions and general economic conditions;

•	the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments;

•	Monmouth Capital’s ability to sell properties at an attractive price;

•	Monmouth Capital’s ability to repay debt financing obligations;

•	Monmouth Capital’s ability to refinance amounts outstanding under Monmouth Capital’s credit facilities at maturity on terms favorable to it;

•	the loss of any member of Monmouth Capital’s management team;

•	Monmouth Capital’s ability to comply with certain debt covenants;

•	Monmouth Capital’s ability to integrate acquired properties and operations into existing operations;

•	continued availability of proceeds from Monmouth Capital’s debt or equity capital;

•	the availability of other debt and equity financing alternatives;

•	market conditions affecting Monmouth Capital’s equity capital;

•	changes in interest rates under Monmouth Capital’s current credit facilities and under any additional variable rate debt arrangements that Monmouth Capital may enter into in the future;

•	Monmouth Capital’s ability to implement successfully Monmouth Capital’s selective acquisition strategy;

•

Monmouth Capital’s ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•	changes in federal or state tax rules or regulations that could have adverse tax consequences; and

•	Monmouth Capital’s ability to qualify as a REIT for United States federal income tax purposes.

You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. Monmouth Capital undertakes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

Recent Developments

On March 22, 2007, Monmouth Capital purchased an 84,600 square foot industrial building in Bedford Heights, Ohio. This warehouse facility is 100% net leased to FDX under a lease which expires August 31, 2013. Annual rent per lease is $456,308 ($5.39 per square foot). The purchase price, including closing costs, was approximately $6,200,000. Monmouth Capital obtained a mortgage of $4,000,000 with a ten-year term at a rate of 5.96%.

The stock purchase plan which is part of the Monmouth Capital DRIP was suspended on March 27, 2007 and the dividend reinvestment plan will be terminated on June 15, 2007.

On April 11, 2007, Monmouth Capital closed on a mortgage of $3,200,000 on the Chattanooga, Tennessee property. The proceeds were used to repay the short term note with Two River Community Bank of $4,087,000, which was due December 8, 2007. The interest rate on the new mortgage is fixed at 5.96% and matures in April 2022.

Monmouth Capital has a contract to purchase a 65,000 square foot industrial property in Kansas City, Missouri, for a purchase price of approximately $4,700,000. The acquisition is expected to close during the second quarter of 2007.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As of December 31, 2006, there have not been changes in accountants of Monmouth Capital or any disagreements with Monmouth Capital’s accountants on accounting and financial disclosures.

Quantitative and Qualitative Disclosures about Market Risk

Monmouth Capital is exposed to interest rate changes primarily as a result of its long-term debt used to maintain liquidity and fund capital expenditures and expansion of Monmouth Capital’s real estate investment portfolio and operations. Monmouth Capital’s interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, Monmouth Capital borrows primarily at fixed rates. In addition, Monmouth Capital invests in futures contracts of ten-year treasury notes.

Below is the information as of December 31, 2006, concerning Monmouth Capital’s fixed-rate debt obligations, including principal cash flow by scheduled maturity, weighted average interest rates, and estimated fair value:

Long-Term Debt Fixed Rate	Scheduled Maturity	Carrying Value	Average Interest Rate	Fair Value
	2007	-0-	-0-
	2008	-0-	-0-
	2009	-0-	-0-
	2010	$568,841	5.24%	$516,558
	2011	-0-	-0-
	2012-2021	29,283,600	6.16%	29,494,874

		$29,852,441	6.14%	$30,011,432

In addition to the mortgages, Monmouth Capital has $4,087,000 carrying value in a short-tem loan from Two River Community Bank. The loan is at the Wall Street Journal Prime Rate (8.25% as of December 31, 2006), and matures on December 8, 2007. Monmouth Capital has an outstanding balance of $815,039 on its margin loan as of December 31, 2006. The margin loan is secured by marketable securities. The interest rate on the margin loan ranged from 6% to 7% during 2006. The carrying value of Monmouth Capital’s variable rate debt approximates fair value as of December 31, 2006.

Monmouth Capital also invests in both debt and equity securities of other REITs and is primarily exposed to equity price risk from adverse changes in market rates and conditions. All securities are classified as available for sale and are carried at fair value. Monmouth Capital has no significant interest rate risk relating to debt securities as they are short-term in nature. To reduce exposure of the preferred equity securities portfolio to interest rate fluctuations and the risk of rolling over its fixed rate debt at higher interest rates, Monmouth Capital invests in futures contracts of ten-year treasury notes. These contracts are marked to market with changes in market value recognized in income.

Directors, Executive Officers and Corporate Governance

Directors and Executive Officers. The following are the directors and executive officers of Monmouth Capital who will serve as directors and executive officers of Monmouth REIT and Monmouth Capital after the merger. Several of the directors and officers of Monmouth Capital also serve as directors of Monmouth REIT and UMH Properties.

Name	Age	Present Position with Monmouth Capital; Business Experience During Past Five Years; Other Directorships	Director Since
Anna T. Chew	49	Vice President (2001 to present) and Chief Financial Officer (1991 to present) and Director. Certified Public Accountant. Vice President (1995 to present) and Director (1995 to present) of UMH Properties. Chief Financial Officer (1991 to present) of Monmouth REIT.	1994

Neal Herstik	48	Director. Director (2004 to present) of Monmouth REIT. Attorney at Law (1997 to present), Gross, Truss & Herstik, PC; former First Vice President (2000-2002), Marlboro Community Players, Inc., a non-profit corporation; Co-founder and former President (1995-2001), Manalapan-Englishtown Education Foundation, Inc., a non-profit corporation.	2002

Joshua D. Kahr	33	Director. Principal of Kahr Real Estate Services (2002 to Present), a real estate advisory firm based in New York City. Senior Director (2000 to 2002), GVA Williams; Senior Analyst (1998 to 2000), Brookhill Redevelopment.	2006

Name	Age	Present Position with Monmouth Capital; Business Experience During Past Five Years; Other Directorships	Director Since
Eugene W. Landy	73	President (1961 to present) and Director. Attorney at Law; Chairman of the Board (1995 to present), President (1969 to 1995) of UMH Properties; President and Director (1968 to present) of Monmouth REIT.	1961

Michael P. Landy	45	Executive Vice President and Director; Vice President—Investments (2001 to present) of UMH Properties and Monmouth REIT; President (1998 to 2001) of Siam Records, LLC; Chief Engineer and Technical Director (1987 to 1998) of the GRP Recording Company, a division of Universal.	2001

Eugene Rothenberg	74	Director. Investor; Retired physician; Director (1977 to present) of UMH Properties.	2001

Maureen E. Vecere	38	Controller (2003 to present) and Treasurer (2004 to present). Certified Public Accountant; Audit Manager (1996-2003) of KPMG LLP. Controller (2003 to present) and Treasurer (2004 to present) of Monmouth REIT.	N/A

Stephen B. Wolgin	53	Director. Principal (2000 to present) of U.S. Real Estate Advisors, Inc, a real estate advisory services group based in New York: Director (2003 to present) of Monmouth REIT; Principal (2000 to 2003) of the Wolgin Group; prior affiliations with J.P Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis.	2004

Family Relationships. There are no family relationships between any of the directors or executive officers of Monmouth Capital, except that Michael P. Landy, Executive Vice President and director of Monmouth Capital is the son of Eugene W. Landy, the President and a director of Monmouth Capital.

Audit Committee. Monmouth Capital has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The members of the audit committee are Stephen B. Wolgin (Chairman), Neal Herstik and Eugene Rothenberg. Monmouth Capital’s board of directors has determined that Stephen B. Wolgin is a financial expert.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires Monmouth Capital’s directors and executive officers, and holders of more than 10% of Monmouth Capital common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Such officers, directors, and 10% stockholders are required by SEC regulation to furnish Monmouth Capital with copies of all Section 16(a) forms they file.

Based solely on our review of such forms that we received, and written representations from reporting persons that no additional Form 5s were required for such persons, we believe that, during Monmouth Capital’s fiscal year ended December 31, 2006, all Section 16(a) filing requirements were satisfied on a timely basis.

Code of Ethics. Monmouth Capital has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics can be found at Monmouth Capital’s website at www.monmouthcapital.com. In addition, the Code of Business Conduct and Ethics was filed with the SEC on March 23, 2004 as an exhibit to Monmouth Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Compensation Committee Interlocks and Insider Participation. During the year ending December 31, 2006, Mr. Eugene W. Landy, the president of Monmouth Capital, participated in deliberations of the board concerning compensation of executive officers other than himself.

Executive Compensation

Compensation Discussion and Analysis.

Overview of Compensation Program. The compensation committee of Monmouth Capital’s board of directors has been appointed to discharge the responsibilities of Monmouth Capital’s board of directors relating to the compensation of Monmouth Capital’s executive officers. The Monmouth Capital compensation committee has the overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of Monmouth Capital. The Monmouth Capital compensation committee’s primary objectives include serving as an independent and objective party to review such compensation plans, policies and programs.

Compensation Philosophy and Objectives. The Monmouth Capital compensation committee believes that a well-designed compensation program should align the goals of the Monmouth Capital stockholders with the goals of Monmouth Capital’s senior executives, and that a significant part of the executive’s compensation, over the long term, should be dependent upon the value created for Monmouth Capital stockholders. In addition, all executives should be held accountable through their compensation for the performance of Monmouth Capital and compensation levels should also reflect the executive’s individual performance in an effort to encourage increased individual contributions to Monmouth Capital’s performance. The compensation philosophy, as reflected in Monmouth Capital’s employment agreement with its executive vice president and in Monmouth Capital’s compensation cost allocations with respect to its other executive officers, is designed to motivate Monmouth Capital’s executives to focus on operating results and create long-term stockholder value by:

•	establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded REITs;

•	linking a portion of executives’ compensation to the achievement of Monmouth Capital’s business plan by using measurements of Monmouth Capital’s operating results and stockholder return; and

•	building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The Monmouth Capital compensation committee believes that each of the above factors is important when determining compensation levels. The Monmouth Capital compensation committee reviews and approves the employment contracts for the executive vice president, including performance goals and objectives. The Monmouth Capital compensation committee also approves the allocation of compensation to the chief executive officer and the chief financial officer by Monmouth REIT. The Monmouth Capital compensation committee annually evaluates performance of these executive officers in light of those goals and objectives. The Monmouth Capital compensation committee considers Monmouth Capital’s performance, relative stockholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to executive officers in prior years. To that end, the Monmouth Capital compensation committee believes executive compensation packages provided by Monmouth Capital to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to those executives who meet or exceed established goals.

Role of Grants of Stock Options in Compensation Analysis. The Monmouth Capital compensation committee views the grant of stock options as a form of long-term compensation. The Monmouth Capital compensation committee believes that the grant of these options promotes Monmouth Capital’s goal of retaining key employees, and aligns the key employee’s interests with those of Monmouth Capital stockholders from a long-term perspective.

Role of Employment Agreements in Determining Executive Compensation.

Monmouth Capital’s current executive vice-president, Michael P. Landy, is party to an employment agreement with Monmouth Capital. Monmouth Capital’s other current executive officers are parties to employment agreements with Monmouth REIT or UMH Properties. These agreements provide for base salaries, bonuses and customary fringe benefits.

Base Salaries. Michael P. Landy’s base salary is paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to Monmouth Capital’s long-term success, the Monmouth Capital compensation committee has determined that the base salary of Mr. Michael Landy should approximate those of executives of other equity REITs that compete with Monmouth Capital for employees, investors and business, while also taking into account Mr. Michael Landy’s performance and tenure and Monmouth Capital’s performance relative to its peer companies within the REIT sector.

Bonuses. In addition to the provisions for base salaries under the terms of their employment agreements with either Monmouth REIT or UMH Properties, Monmouth Capital’s president and the chief financial officer are entitled to receive annual cash bonuses for each calendar year during the term of their respective employment agreements, based on the achievement of certain performance goals set by the Monmouth Capital compensation committee.

In addition to its determination of the executive’s individual performance levels for 2006, the Monmouth Capital compensation committee also compared the executive’s total compensation for 2006 to that of similarly-situated personnel in the REIT industry.

Perquisites and Other Personal Benefits. Monmouth Capital and the Monmouth Capital compensation committee believe that the perquisites and other personal benefits provided in Monmouth Capital’s employment agreement with Mr. Michael Landy and allocated to Monmouth Capital’s other executive officers, are reasonable and consistent with its overall compensation program to better enable Monmouth Capital to attract and retain superior employees for key positions. The Monmouth Capital compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

Mr. Michael Landy is provided the following benefits under the terms of his employment agreement with Monmouth Capital and Monmouth Capital shares in the costs of the following benefits with Monmouth REIT and UMH Properties with respect to its other executive officers: an allotted number of paid vacation weeks; eligibility for the executive and his spouse and dependents in all Monmouth Capital sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on such terms no less favorable than applicable to any other executive; and supplemental long-term disability insurance, at Monmouth Capital’s cost, as agreed to by Monmouth Capital and the executives.

In addition, Mr. Michael Landy’s employment agreement contains a provision relating to a payment to be made to him upon a change in control event (as defined in the employment agreement) and severance upon termination for any reason, either involuntary or voluntary. The employment agreements between Monmouth REIT or UMH Properties and Monmouth Capital’s other executive officers also contain similar terms. These change in control and severance terms are designed to promote stability and continuity of senior management.

Monmouth Capital’s executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive and spouse and dependents in all UMH Properties-sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on such terms no less favorable than applicable to any other executive. Monmouth Capital’s employment agreement with Mr. Michael Landy provides for supplemental long-term disability insurance, at Monmouth Capital’s cost, as agreed to by Monmouth Capital and Mr. Michael Landy. The employment agreement between UMH Properties and Anna T. Chew, Monmouth Capital’s current chief financial officer, also provides for supplemental long-term disability insurance at Monmouth Capital’s allocated cost.

In addition, the executives’ employment agreements each contain provisions relating to payments upon change in control events and severance upon termination for events other than without cause or good reason (as defined under the terms of the employment agreements). These change in control and severance terms are designed to promote stability and continuity of senior management.

Evaluation. The Monmouth Capital compensation committee reviewed the progress made by Eugene W. Landy, Monmouth Capital’s chief executive officer, in locating alternative business and investment opportunities. The Monmouth Capital compensation committee decided to continue Mr. Eugene Landy’s annual compensation of $50,000.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Eugene D. Rothenberg

Robert G. Sampson

Summary Compensation Table. The following Summary Compensation Table shows compensation paid or accrued by Monmouth Capital for services rendered during 2006, 2005, and 2004 to its named executive officers. Because no other executive officers’ total compensation allocated to Monmouth Capital exceeded $100,000, only the compensation paid to the principal executive officer and principal financial officer is to be disclosed under the SEC disclosure requirements.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Eugene W. Landy	2006	$50,000	$-0-	$-0-	$20,700	[1]	$70,700
Chairman & President	2005	50,000	-0-	16,250	20,700	[1]	86,950
	2004	50,000	-0-	-0-	20,700	[1]	70,700

Anna T. Chew	2006	$29,267	$3,076	$-0-	$3,376	[2]	$35,719
Chief Financial Officer	2005	27,874	2,632	6,500	3,311	[2]	40,317
	2004	25,340	2,275	-0-	3,155	[2]	30,770

1.	Represents directors’ fees of $3,200 and legal fees of $17,500.
2.	Represents directors’ fees, fringe benefits and discretionary contributions by Monmouth Capital to UMH Properties’ 401(k) Plan allocated to an account of Ms. Chew.

Mr. Eugene Landy is an employee of Monmouth REIT. Approximately $50,000 of Mr. Eugene Landy’s compensation cost to Monmouth REIT is allocated to, and reimbursed by, Monmouth Capital. See “Material Agreements between Monmouth REIT and Monmouth Capital.”

Ms. Chew is an employee of UMH Properties. Approximately 13% of Ms. Chew’s compensation cost to UMH Properties is allocated to, and reimbursed by, Monmouth Capital. See “Material Agreements between Monmouth REIT and Monmouth Capital.”

Stock Option Plan. There were no options to purchase Monmouth Capital stock awarded under the 1994 Stock Option Plan and no stock options were exercised.

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options outstanding at December 31, 2006:

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option exercise price ($)	Option expiration date
Eugene W. Landy	50,000	3.30	10/4/2009
	25,000	5.70	9/21/2013

Anna T. Chew	10,000	5.70	9/21/2013

Compensation of Directors. Monmouth Capital’s directors receive a fee of $800 for each meeting of Monmouth Capital’s board of directors attended. Directors of Monmouth Capital appointed to board committees receive $150 for each meeting attended. Those specific committees are the nominating committee, compensation committee, audit committee and stock option committee. The table below sets forth a summary of the compensation of Monmouth Capital’s directors for its fiscal year ended December 31, 2006.

Director	Meeting Fees ($)	Committee Fees ($)	Total ($)
Ernest Bencivenga (emeritus)	$3,200	$-0-	$3,200
Anna T. Chew	4,000	-0-	4,000
Neal Herstik[1]	4,000	750	4,750
Charles Kaempffer (emeritus)	3,200	600	3,800
Joshua D. Kahr	-0-	-0-	-0-
Eugene W. Landy	4,000	-0-	4,000
Michael P. Landy	4,000	-0-	4,000
Samuel A. Landy (emeritus)	3,200	-0-	3,200
Eugene Rothenberg[1,2]	3,200	900	4,100
Robert G. Sampson[2]	1,600	300	1,900
Stephen B. Wolgin[1]	4,000	600	4,600

Total	$34,400	$3,150	$37,550

1.	Mr. Wolgin, Mr. Herstik and Dr. Rothenberg are members of the audit committee and the nominating committee of Monmouth Capital’s board of directors. Monmouth Capital’s board of directors has determined that Mr. Wolgin is considered an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the listing requirements of the NASDAQ Global Market.
2.	Mr. Wolgin and Dr. Rothenberg are members of the compensation committee and stock option committee of Monmouth Capital’s board of directors.

Emeritus directors are retired directors who are not entitled to vote on board resolutions; however they receive directors’ fees for participation in the board meetings.

Other Information. Except for the employment agreement between Monmouth REIT and Mr. Eugene Landy, Monmouth Capital has no retirement plan in effect for officers, directors or employees and, at present, has no intention of instituting such a plan. For more information on the employment agreement between Mr. Eugene Landy and Monmouth REIT, please see “The Merger—Interests of Monmouth REIT’s Directors and Executive Officers in the Merger.”

Security Ownership of Certain Beneficial Owners and Management

The following table lists information with respect to the beneficial ownership of Monmouth Capital common stock as of June 1, 2007 by:

•	each person known by Monmouth Capital to beneficially own more than 5% of the outstanding shares of Monmouth Capital common stock;

•	each of Monmouth Capital’s directors;

•	each of Monmouth Capital’s executive officers; and

•	all of Monmouth Capital’s executive officers and directors as a group.

Unless otherwise indicated and pursuant to applicable community property laws, Monmouth Capital believes that the persons named in the table below have sole voting and investment power with respect to all of the shares of Monmouth Capital stock listed and that person’s address is c/o Monmouth Capital Corporation, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within 60 days of June 1, 2007, are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding shares for that person and are not deemed outstanding for that purpose for all other stockholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding[1]
Albert D. Mason, Inc. 50 Congress Street Suite 843 Boston, MA 02109	542,021	[2]	9.448%

Anna T. Chew	29,024	[3]	*
Neal Herstik	500		*
Joshua D. Kahr	1,500		*
Eugene W. Landy	345,600	[4]	5.946%
Michael P. Landy	71,557	[5]	1.244%
Eugene Rothenberg	6,716		*
Robert G. Sampson	16,986		*
Maureen E. Vecere	10,070	[6]	*
Stephen B. Wolgin	6,163		*
Directors and Officers as a Group[7]	488,116		8.348%

*	Less than 1%.
1.	Based on the number of shares of Monmouth Capital common stock outstanding on June 1, 2007, which was 5,736,849.
2.	Based on form 13F filed with the SEC on November 13, 2006, reporting holdings as of September 30, 2006, received from Albert D. Mason.
3.	Includes 19,024 shares of Monmouth Capital common stock held jointly with Ms. Chew’s husband and 10,000 shares issuable upon the exercise of an option to purchase Monmouth Capital common stock.
4.	Includes (a) 12,501 shares of Monmouth Capital common stock held by Mr. Eugene Landy’s wife; (b) 32,835 shares of Monmouth Capital common stock held in the Landy & Landy Employees’ Pension Plan, of which Mr. Eugene Landy is a trustee and has voting power; (c) 69,051 shares of Monmouth Capital common stock held in the Landy & Landy Employees’ Profit Sharing Plan, of which Mr. Eugene Landy is a trustee and has voting power; (d) 19,055 shares of Monmouth Capital common stock held by Landy Investments, Ltd., over which Mr. Eugene Landy has voting power; (e) 40,000 shares of Monmouth Capital common stock held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Eugene Landy has voting and dispositive power; and (f) 75,000 shares issuable upon exercise of an option to purchase Monmouth Capital common stock.

5.	Includes (a) 2,000 shares of Monmouth Capital common stock owned by Mr. Michael Landy’s wife; (b) 15,048 shares of Monmouth Capital common stock held in custodial accounts for Mr. Michael Landy’s children under the New Jersey Uniform Transfer to Minors Act, in which he disclaims any beneficial interest, but has power to vote; and (c) 15,000 shares issuable upon the exercise of an option to purchase Monmouth Capital common stock.
6.	Includes 10,000 shares issuable upon the exercise of an option to purchase Monmouth Capital common stock.
7.	Excludes 49,764 shares of Monmouth Capital common stock owned by Monmouth REIT and 102,812 shares of Monmouth Capital common stock owned by UMH Properties. Eugene W. Landy owns beneficially approximately 5.46% of the outstanding shares of Monmouth REIT common stock and 9.94% of the outstanding shares of UMH Properties common stock. Also excludes Monmouth REIT’s $500,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013, convertible into 83,333 shares of Monmouth Capital common stock, and UMH Properties’ $6,000,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 and 8% Convertible Subordinated Debentures due 2015, convertible into 833,332 shares of Monmouth Capital common stock.

Certain Relationships and Related Transactions

Monmouth Capital’s management currently operates Monmouth REIT and UMH Properties, two additional public companies that have elected to be taxed as REITs for United States federal income tax purposes. Certain general and administrative expenses are shared among these companies based on use or service provided. Allocations of salaries and benefits are made based on the amount of employees and time dedicated to each affiliated company.

Payments to Affiliated Persons. During Monmouth Capital’s fiscal years ended December 31, 2006, 2005 and 2004, Eugene W. Landy received $50,000, $50,000 and $50,000 in salary from Monmouth REIT that was allocated to, and reimbursed by, Monmouth Capital pursuant to the cost sharing arrangement between Monmouth REIT, Monmouth Capital and UMH Properties and $3,200, $3,200 and $3,200 as compensation for his service as a director of Monmouth Capital. During the fiscal years ended December 31, 2006, 2005 and 2004, the law firm of Eugene W. Landy, of which Mr. Eugene Landy is the principal, received $17,500, $17,500 and $17,500 from Monmouth Capital as payment of legal fees for services rendered by that firm.

Transactions with UMH Properties, Inc. UMH Properties owns and operates manufactured home communities. Four directors of Monmouth Capital are also directors of UMH Properties.

During Monmouth Capital’s fiscal years ended December 31, 2006, 2005, and 2004, Monmouth Capital sold 1, 4 and 3 manufactured homes, respectively, to UMH Properties for total sales prices of $20,361, $79,305 and $64,824, respectively, at Monmouth Capital’ s cost. These sales represented 40%, 100% and 39%, respectively, of the total sales of manufactured homes made by Monmouth Capital during the periods in which the sales occurred. These manufactured homes were available for sale through Monmouth Capital, but could have been acquired by UMH Properties from a third party at approximately the same price.

UMH Properties financed or refinanced certain loans made by Monmouth Capital to third parties during Monmouth Capital’s fiscal years ended December 31, 2005 and 2004. The total amount financed was $10,500 and $70,150, respectively.

From time to time, Monmouth Capital holds common stock of UMH Properties in its securities portfolio. During its fiscal year ended December 31, 2005, Monmouth Capital purchased 50,000 shares of UMH Properties common stock in the open market. During its fiscal years ended December 31, 2006 and 2004, Monmouth Capital sold 20,000 and 11,000 shares of UMH Properties common stock in the open market and recorded a gain on sale of $8,294 and $103,705, respectively. As of December 31, 2006, Monmouth Capital owned 30,000 shares of UMH Properties common stock, and UMH Properties owned 102,811 shares of Monmouth Capital common stock.

As of December 31, 2006 and 2005, UMH Properties held the following amounts of Monmouth Capital Debentures:

	December 31, 2006	December 31, 2005
8% Convertible Subordinated Debentures due 2013	$1,000,000	$1,000,000
8% Convertible Subordinated Debentures due 2015	5,000,000	5,000,000

Total	$6,000,000	$6,000,000

Transactions with Monmouth REIT. Three directors of Monmouth Capital, Eugene W. Landy, Neal Herstik and Stephen B. Wolgin, are also directors of Monmouth REIT.

During Monmouth Capital’s fiscal year ended December 31, 2006, Monmouth Capital purchased 28,000 shares of Monmouth REIT common stock in the open market. During Monmouth Capital’s fiscal year ended December 31, 2004, Monmouth Capital sold 1,000 shares of Monmouth REIT common stock in the open market and recognized a gain of $1,626. As of December 31, 2006, Monmouth Capital owned 28,000 shares of Monmouth REIT common stock and no shares of Monmouth REIT’s Series A preferred stock.

As of December 31, 2006 and 2005, Monmouth REIT owned $500,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 and 47,422 shares of Monmouth Capital common stock.

As of December 31, 2006 and 2005, Peter Weidhorn, a director of Monmouth REIT, owned $250,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2013 and $100,000 aggregate principal amount of Monmouth Capital’s 8% Convertible Subordinated Debentures due 2015.

Director Independence

Monmouth Capital has a board of directors consisting of eight members. Monmouth Capital’s board of directors has determined that five members, Neal Herstik, Joshua Kahr, Eugene D. Rothenberg, Robert G. Sampson and Stephen B. Wolgin, are independent as defined by the rules of the Securities and Exchange Commission (SEC) and the listing standards of the NASDAQ Stock Market. Three members, Anna T. Chew, Eugene W. Landy and Michael P. Landy, are not considered independent directors because of their employment as senior executives of Monmouth Capital.

Material United States Federal Income Tax Considerations of Monmouth Capital and its Stockholders

Monmouth Capital, like Monmouth REIT, has elected to be taxed as a real estate investment trust under the Internal Revenue Code and operates in a manner intended to qualify as a REIT for tax purposes. REITs and their shareholders are subject to various special tax provisions of the type generally described elsewhere in this joint proxy statement/prospectus with respect to Monmouth REIT under the heading “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information combines information about Monmouth REIT’s and Monmouth Capital’s financial condition and results of operations, including per share data, after giving effect to the consummation of the merger. The table sets forth the information as if the merger had become effective on March 31, 2007, in the case of balance sheet information, or the first day of the period shown, in the case of income statement information. The pro forma financial information presented is based on the purchase method of accounting.

The unaudited pro forma combined consolidated financial information included in this document is presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger had been completed on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the historical consolidated financial statements of Monmouth REIT and Monmouth Capital included or incorporated by reference in this joint proxy statement/prospectus.

We anticipate that the merger will provide the combined company with financial benefits that include cost savings and additional revenue opportunities. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

Monmouth REIT

Pro forma Consolidated Balance Sheet

March 31, 2007

(unaudited)

	Monmouth REIT at March 31, 2007 (Unaudited) (Historical)	Monmouth Capital at March 31, 2007 (Unaudited) (Historical)	Pro forma Adjustments		Monmouth REIT Post Merger (Pro forma)
			Purchase (Note 2)	Valuation (Note 3)
Assets:
Real Estate Investments	$224,071,593	$67,225,465	$-0-	$11,496,044	$302,793,102
Cash and Cash Equivalents	10,226,023	3,103,680	(3,669,700)	-0-	9,660,003
Restricted Cash	-0-	350,000	(350,000)	-0-	-0-
Securities Available for Sale, at Fair Value	14,239,422	4,397,591	(506,324)	-0-	18,130,689
Tenant and Other Receivables	278,807	48,754	-0-	-0-	327,561
Deferred Rent Receivable	1,119,068	129,091	-0-	-0-	1,248,159
Loans Receivable, net	-0-	562,223	-0-	-0-	562,223
Inventory	-0-	47,302	-0-	-0-	47,302
Prepaid Expenses	447,087	48,428	-0-	-0-	495,515
Financing Costs, net	1,613,270	1,141,874	-0-	(21,254)	2,733,890
Lease Costs, net	310,148	386,966	-0-	-0-	697,114
Intangible Assets, net	4,643,320	2,020,000	-0-	-0-	6,663,320
Other Assets	1,782,872	242,436	-0-	(150,000)	1,875,308
Unallocated Purchase Price	-0-	-0-	33,609,858	(33,609,858)	-0-

Total Assets	$258,731,610	$79,703,810	$29,083,834	$(22,285,068)	$345,234,186

Monmouth REIT

Pro forma Consolidated Balance Sheet

March 31, 2007

(unaudited)

	Monmouth REIT at March 31, 2007 (Unaudited)	Monmouth Capital at March 31, 2007 (Unaudited)	Pro forma Adjustments		Monmouth REIT Post Merger (Pro forma)
			Purchase (Note 2)	Valuation (Note 3)
Liabilities and Shareholders’ Equity:
Liabilities:
Mortgage Notes Payable	$118,412,384	$33,555,931	$-0-	$153,833	$152,122,148
Convertible Subordinated Debentures	-0-	15,490,000	(500,000)	-0-	14,990,000
Loans Payable	-0-	4,019,700	(4,019,700)	-0-	-0-
Accounts Payable and Accrued Expenses	1,636,263	711,890	-0-	-0-	2,348,153
Other Liabilities	2,458,328	257,189	-0-	-0-	2,715,517

Total Liabilities	122,506,975	54,034,710	(4,519,700)	153,833	172,175,818

Minority Interest	-0-	3,230,199	-0-	-0-	3,230,199

Shareholders’ Equity:
Preferred Stock	33,062,500	-0-	-0-	-0-	33,062,500
Common Stock	202,130	5,735,303	37,240	(5,735,303)	239,370
Excess Stock	-0-	-0-	-0-	-0-	-0-
Additional Paid in Capital	103,209,312	19,582,274	33,566,294	(19,582,274)	136,775,606
Accumulated Other Comprehensive Income	952,256	51,028	-0-	(51,028)	952,256
Loans to Officers, Directors & Key Employees	(1,201,563)	-0-	-0-	-0-	(1,201,563)
Retained Earnings (Deficit)	-0-	(2,929,704)	-0-	2,929,704	-0-

Total Shareholders’ Equity	136,224,635	22,438,901	33,603,534	(22,438,901)	169,828,169

Total Liabilities and Shareholders’ Equity	$258,731,610	$79,703,810	$29,083,834	$(22,285,068)	$345,234,186

Book value per common share (Note 4)	$6.74	$3.91			$7.09

Common shares outstanding (Note 4)	20,212,990	5,735,303			23,937,018

Monmouth REIT

Notes to Pro forma Consolidated Balance Sheet

March 31, 2007

(unaudited)

(1)	Pro forma Merger Adjustments:

Purchase Price:
Outstanding Monmouth Capital common shares at March 31, 2007	5,735,303
Less: Monmouth Capital shares owned by Monmouth REIT	(49,764)

Adjusted Monmouth Capital common shares outstanding at March 31, 2007	5,685,539
Conversion ratio into Monmouth REIT common stock	0.655

Pro forma Monmouth REIT common stock to be issued	3,724,028
Fair value of Monmouth REIT common stock (average closing price 5 days before and after announcement)	$8.65

Aggregate fair value of Monmouth REIT common stock	$32,209,119
Less estimated issuance costs	-0-

Adjusted aggregate fair value of Monmouth REIT common stock issued	32,209,119
Estimated intrinsic value (which approximates fair value) of Monmouth Capital outstanding stock options at FV of Monmouth REIT common stock	150,739
Estimated direct costs and expenses of the merger	1,250,000

Total Purchase Price	$33,609,858

Preliminary Allocation of Purchase Price:
Real estate investments	$78,721,509
Intangible assets	2,020,000
Cash and cash equivalents	3,103,680
Restricted cash	350,000
Securities available for sale	4,397,591
Tenant and other receivables	48,754
Deferred rent receivable	129,091
Loans receivable	562,223
Inventory	47,302
Financing costs	1,120,620
Leasing costs	386,966
Prepaid expenses	48,428
Other assets	92,436
Accrued and other liabilities	(969,079)
Mortgages payable	(33,709,764)
Loans payable	(4,019,700)
Convertible subordinated debentures	(15,490,000)
Minority interest	(3,230,199)

Total allocated Purchase Price to net assets acquired	$33,609,858

The above allocation is subject to change based on Monmouth REIT’s evaluation of the real estate purchased to determine in-place and above and below market lease values which may be reclassified from real estate investments to intangible assets.

Monmouth REIT

Notes to Pro forma Consolidated Balance Sheet

March 31, 2007

(unaudited)

cont’d

(2)	Pro forma Purchase Price Adjustments:

Cash and cash equivalents has been adjusted to reflect:
Repay outstanding loans payable	$(4,019,700)
Release of restricted cash	350,000

$(3,669,700)

Restricted cash has been reduced to reflect the repayment of the loans payable	$(350,000)

Securities available for sale has been reduced to eliminate the following:
Monmouth REIT’s investment in 49,764 shares of Monmouth Capital common stock	$(269,724)
Monmouth Capital’s investment in 28,000 shares of Monmouth REIT common stock	(236,600)

$(506,324)

Convertible subordinated debentures due 2013 has been reduced to eliminate the investment in $500,000 of debentures	$(500,000)

Loans payable have been reduced to reflect the planned repayment of outstanding borrowings	$4,019,700

Common stock has been adjusted to reflect:
Issuance of 3,724,028 shares of Monmouth REIT, at $0.01 par value	$37,420

Additional paid-in capital has been adjusted to reflect:
Elimination of the intercompany investments:
Intercompany securities investments	$506,324
Retirement of debenture of Monmouth Capital held by Monmouth REIT	(500,000)

$6,324

Issuance of common stock at fair value in excess of par value	$32,165,555
Estimated direct costs of the merger	1,250,000
The intrinsic value (which approximates fair value) of the Monmouth Capital stock options	150,739

$33,572,618

Monmouth REIT

Notes to Pro forma Consolidated Balance Sheet

March 31, 2007

(unaudited)

cont’d

(3)	Pro forma Valuation Adjustments:

Investment in Real Estate has been increased to reflect the fair value of the real estate to be acquired in the merger (purchase price allocation of $78,721,509 less Monmouth Capital’s historical net book value of $67,225,465)	$11,496,044

Other assets have been reduced by the expenses incurred by Monmouth Capital with respect to the exploration of strategic alternatives	$(150,000)

Financing costs, net has been reduced to reflect no allocation of the purchase price associated with Monmouth Capital’s historical unamortized financing costs related to the loans payable	$(21,254)

Mortgages payable has been increased to adjust Monmouth Capital’s historical balances to estimated fair value	$153,833

Monmouth Capital’s historical equity has been eliminated as follows:
Common stock	$(5,735,303)
Additional paid in capital	(19,582,274)
Accumulated other comprehensive income	(51,028)
Accumulated deficit	2,929,704

$(22,438,901)

(4)	Book Value Per Share of Common Stock:

The book value per common share has been determined by dividing total shareholders’ equity by the outstanding shares. The following summarizes the pro forma common shares outstanding:

Monmouth REIT’s historical common shares outstanding at March 31, 2007	20,212,990
Pro forma Monmouth REIT common shares to be issued to shareholders of Monmouth Capital (see Note 2)	3,724,028

Pro forma Monmouth REIT common shares outstanding	23,937,018

Monmouth REIT

Pro forma Consolidated Statements of Income

Year ended September 30, 2006

(unaudited)

	Monmouth REIT Year ended September 30, 2006 (Historical)	Monmouth Capital Year ended December 31, 2006 (Historical)	Pro forma Adjustments Purchase (2)	Monmouth REIT Post Merger (Pro forma)
Income:
Rental and occupancy charges	$26,533,882	$6,111,082	-0-	$32,644,964
Interest and dividend income	1,028,151	722,288	(63,721)	1,686,718
Gain on securities transactions, net	50,983	87,956	-0-	138,939
Sales of manufactured homes	-0-	51,425	-0-	51,425
Other income	-0-	7,283	-0-	7,283

Total Income	27,613,016	6,980,034	(63,721)	34,529,329

Expenses:
Management fees	367,976	78,086	-0-	446,062
Real estate taxes	3,868,069	653,867	-0-	4,521,936
Operating expenses	1,481,135	460,810	-0-	1,941,945
Cost of sales of manufactured homes	-0-	58,738	-0-	58,738
General and administrative expense	2,181,111	756,117	-0-	2,937,228
Depreciation	5,179,336	1,232,047	275,452	6,686,835
Interest expense	8,298,077	3,185,675	(664,495)	10,819,257

Total Expenses	21,375,704	6,425,340	(389,043)	27,412,001
Income before minority interest	6,237,312	554,694	325,322	7,117,328

Minority interest	-0-	195,918	-0-	195,918
Income from continuing operations	6,237,312	358,776	325,322	6,921,410

Discontinued Operations:
Loss from operations of disposed property	(43,339)	-0-	-0-	(43,339)
Loss on sale of investment property	(28,385)	-0-	-0-	(28,385)

Income (loss) from discontinued operations	(71,724)	-0-	-0-	(71,724)

Net income	$6,165,588	$358,776	$325,322	$6,849,686

Earnings (loss) per common share from continuing operations	$0.32	$0.07	$-0-	$0.30
less: Accumulated preferred dividend	-0-	-0-	-0-	-0-
Earnings (loss) per common share from discontinued operations	-0-	-0-	-0-	-0-

Earnings per share—basic	$0.32	$0.07	$-0-	$0.30

Earnings (loss) per common share from continuing operations	$0.31	$0.07	-0-	0.30
less: Accumulated preferred dividend	-0-	-0-	-0-	-0-
Earnings (loss) per common share from discontinued operations	-0-	-0-	-0-	-0-

Earnings per share—diluted	$0.31	$0.07	$-0-	$0.30

Weighted average shares outstanding (Note 2)
Basic	19,555,278	5,177,777	(1,786,333)	22,946,722
Diluted	19,605,069	5,202,376	(1,794,820)	23,012,625

Monmouth REIT

Pro forma Consolidated Statements of Income

Six Months Ended March 31, 2007

(unaudited)

	Monmouth REIT Six Months ended March 31, 2007 (Historical)	Monmouth Capital Six Months ended March 31, 2007 (Historical)	Pro forma Adjustments Purchase (1)	Monmouth REIT Post Merger (Pro forma)
Income:
Rental and occupancy charges	$13,956,265	$3,180,714	$-0-	$17,136,979
Interest and dividend income	581,087	337,336	(31,861)	886,562
Gain on securities transactions, net	34,596	655,218	-0-	689,814
Sales of manufactured homes	-0-	31,015	-0-	31,015
Other income	6,233	182	-0-	6,415

Total Income	14,578,181	4,204,465	(31,861)	18,750,785

Expenses:
Management fees	139,513	28,069	-0-	167,582
Real estate taxes	2,339,490	289,552	-0-	2,629,042
Operating expenses	918,645	291,733	-0-	1,210,378
Cost of sales of manufactured homes	-0-	35,823	-0-	35,823
General and administrative expense	1,227,973	400,364	-0-	1,628,337
Depreciation	2,810,693	700,155	137,726	3,648,574
Interest expense	4,163,486	1,679,292	(332,248)	5,510,530

Total Expenses	11,599,800	3,424,988	(194,522)	14,830,266
Income before minority interest	2,978,381	779,477	162,662	3,920,519

Minority interest	-0-	54,130	-0-	54,130
Income from continuing operations	2,978,381	725,347	162,662	3,866,389

Discontinued Operations:
Loss from operations of disposed property	-0-	-0-	-0-	-0-
Loss on sale of investment property	-0-	-0-	-0-	-0-

Income (loss) from discontinued operations	-0-	-0-	-0-	-0-

Preferred dividend declared	609,245	-0-	-0-	609,245

Net income	$2,369,136	$725,347	$162,662	$3,257,144

Earnings (loss) per common share continuing operations	$0.15	$0.13	$-0-	$0.16
less: Accumulated preferred dividend	(0.04)	-0-	-0-	(0.04)
Earnings (loss) per common share from discontinued operations	-0-	-0-	-0-	-0-

Earnings per share—basic	$0.11	$0.13	$-0-	$0.12

Earnings (loss) per common share from continuing operations	$0.15	$0.13	$-0-	$0.16
less: Accumulated preferred dividend	(0.04)	-0-	-0-	(0.04)
Earnings (loss) per common share from discontinued operations	-0-	-0-	-0-	-0-

Earnings per share—diluted	$0.11	$0.13	$-0-	$0.12

Weighted average shares outstanding (Note 2)
Basic	20,208,617	5,601,470	(1,932,507)	23,877,580
Diluted	20,284,222	5,625,089	(1,940,656)	23,968,655

Monmouth REIT

Notes to Pro forma Consolidated Statements of Income

For the Year Ended September 30, 2006 and the Six Months Ended March 31, 2007

(unaudited)

(1)	Pro forma Merger Adjustments:

	Year ended September 30, 2006	Six Months ended March 31, 2007
Interest and dividend income has been reduced for the following:
Monmouth REIT’s dividend income from ownership of 47,442 shares of Monmouth Capital common stock	$(23,721)	$(11,861)
Monmouth REIT’s interest income from investment in $500,000 of the Monmouth Capital Convertible Subordinated Debentures, due 2013 at 8%	(40,000)	(20,000)

	$(63,721)	$(31,861)

Interest expense has been reduced for the following:
Interest expense related to Monmouth REIT’s investment in $500,000 of the Monmouth Capital Convertible Subordinated Debentures, due 2013, at 8%	$(40,000)	$(20,000)
Interest expense related to the Monmouth Capital notes payable which is assumed to have been repaid as of October 1, 2005	(404,415)	(202,208)
Amortization of historical debt issuance costs related to the notes payable of Monmouth Capital	(23,052)	(11,526)
Amortization of the pro forma mortgage premium resulting from recording Monmouth Capital mortgage debt at fair value in connection with the purchase price allocation	(197,028)	(98,514)

	$(664,495)	$(332,248)

Depreciation has been adjusted for the following:
Eliminate Monmouth Capital’s historical depreciation	$(1,232,047)	$(616,024)
Record depreciation expense based on the purchase price allocated to real estate investments. Depreciation was calculated based on an expected useful life of 39 years assuming 80% of fair value allocated to buildings and 20% allocated to land. This is subject to change based on final evaluations and completion of the merger.	1,507,499	753,750

	$275,452	$137,726

Monmouth REIT

Notes to Pro forma Consolidated Statements of Income

For the Year Ended September 30, 2006 and the Six Months Ended March 31, 2007

(unaudited)

cont’d

(2)	Pro forma Earnings Per Common Share:

For purposes of determining earnings per share on both basic and diluted basis, income from continuing operations was allocated to preferred shareholders and common shareholders as follows:

	Monmouth REIT (Historical)	Monmouth Capital (Historical)
For the Year Ended September 30, 2006:
Allocation of income from continuing operations:
Preferred shareholders	$-0-	$	- 0-
Common shareholders	6,237,312		358,776

Total income from continuing operations	$6,237,312		$358,776

For the Six Months Ended March 31, 2007
Allocation of income from continuing operations:
Preferred shareholders	$819,330		$-0-
Common shareholders	2,159,051		725,347

Total income from continuing operations	$2,978,381		$725,347

Historical weighted average shares outstanding were reduced as follows for purposes of determining earnings per common share on a basic and diluted basis, as follows:

	Year Ended September 30, 2006 Basic	Year Ended September 30, 2006 Diluted	Six Months ended March 31, 2007 Basic	Six Months ended March 31, 2007 Diluted
Monmouth Capital weighted average shares outstanding	5,177,777	5,202,376	5,601,470	5,625,089
Conversion ratio	0.655	0.655	0.655	0.655

Pro forma weighed average shares	3,391,444	3,407,556	3,668,963	3,684,433
Less historical Monmouth Capital weighted average share	(5,177,777)	(5,202,376)	(5,601,470)	(5,625,089)

Pro forma adjustment	(1,786,333)	(1,794,820)	(1,932,507)	(1,940,656)

COMPARISON OF RIGHTS OF STOCKHOLDERS

As a result of the merger, Monmouth Capital common stockholders will receive shares of Monmouth REIT common stock. The rights of stockholders under the New Jersey Business Corporation Act, or the New Jersey Code, differ from the rights of stockholders under the Maryland General Corporation Law, or the MGCL. The following is a summary of certain differences between the rights of holders of shares of Monmouth Capital common stock under the New Jersey Code, Monmouth Capital’s amended and restated certificate of incorporation, which we refer to as its certificate, and Monmouth Capital’s bylaws and the rights of holders of shares of Monmouth REIT common stock under the MGCL and Monmouth REIT’s charter and bylaws. The identification of specific differences does not indicate that other equally or more significant differences do not exist. This summary does not purport to be complete and is qualified in its entirety by reference to Monmouth Capital’s certificate and bylaws and Monmouth REIT’s charter and bylaws, and to the New Jersey Code and the MGCL.

Authorized Stock

The authorized capital stock of Monmouth Capital consists of 10,000,000 shares of common stock, $1.00 par value per share. Monmouth REIT’s authorized stock consists of 35,000,000 shares, classified as 28,677,500 shares of common stock, par value $0.01 per share, 1,322,500 shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, and 5,000,000 shares of excess stock, par value $0.01 per share.

In general, under the New Jersey Code, any change in the capitalization of a corporation organized before January 1, 1969, which is the case of Monmouth Capital, including any increase or decrease in the aggregate number of shares of stock or in the number of shares of stock of any class authorized for issuance, must be approved by the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon unless the certificate of incorporation is amended to provide a majority voting requirement. Monmouth Capital’s certificate provides that any action requiring the consent of stockholders be given by the holders of a majority vote of the shares represented in person or by proxy at a duly called meeting at which a quorum is present. Under the MGCL and Monmouth REIT’s charter, however, Monmouth REIT’s board of directors has the power, without action by its stockholders, to increase or decrease the aggregate number of shares of stock, or the number of shares of stock of any class or series, that Monmouth REIT has the authority to issue. Monmouth REIT’s board of directors also has the power to classify or reclassify any unissued shares of stock, including into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of Monmouth REIT stock of any class into one or more series of such class. The board of directors of Monmouth REIT may exercise its power to increase the number of authorized shares of stock or to reclassify any unissued shares of stock in connection with a merger or acquisition, a future underwritten public offering or private placement or a potential change in control.

Voting Rights

Under the New Jersey Code and Monmouth Capital’s certificate, each share of Monmouth Capital common stock is entitled to one vote on each matter submitted to a vote at a meeting of Monmouth Capital stockholders. Under the MGCL and Monmouth REIT’s charter, the holder of each share of Monmouth REIT common stock is entitled to one vote on each matter submitted to a vote at a meeting of Monmouth REIT stockholders. Holders of Monmouth REIT Series A preferred stock have limited voting rights and holders of Monmouth REIT excess stock are not entitled to vote on any matter submitted to a vote at a meeting of Monmouth REIT stockholders.

Stockholder Meetings

Monmouth Capital’s bylaws provide that an annual meeting of stockholders will be held after delivery of the annual report and within seven months after the end of the fiscal year on such date and at such time as is specified in the notice of the meeting. Monmouth REIT’s bylaws provide that the annual meeting of stockholders will be held at a convenient location and on proper notice, on a date and time set by the board of directors of Monmouth REIT. The presence in person or by proxy of the holders of a majority of the shares of Monmouth Capital stock entitled to vote constitutes a quorum at a meeting of Monmouth Capital stockholders. The presence in person or by proxy of Monmouth REIT stockholders entitled to cast a majority of all votes entitled to be cast at the meeting constitutes a quorum at a meeting of Monmouth REIT stockholders.

Under the New Jersey Code, a special meeting of Monmouth Capital stockholders may be called by the president or the board of directors or any stockholder, director, officer or other person as may be provided in the bylaws. Monmouth Capital’s bylaws provide that a special meeting of stockholders may be called by the president, a majority of the entire board of directors or by the holders of a majority of the outstanding shares of Monmouth Capital stock then entitled to vote generally in the election of directors. Upon application of the holder or holders of not less than 10% of all the shares of Monmouth Capital stock entitled to vote at a meeting, the Superior Court of New Jersey, for good cause shown, may order that a special meeting of Monmouth Capital stockholders be called.

Under the MGCL, a special meeting of a Maryland corporation’s stockholders may be called by the corporation’s board of directors, its president or by such other persons as the charter or bylaws provide, and that a special meeting must be called if requested by stockholders entitled to cast 25% of the votes at the special meeting, unless another percentage, not greater than a majority, is specified in the charter or bylaws. Monmouth REIT’s bylaws provide that a special meeting of Monmouth REIT stockholders may be called by the chairman of Monmouth REIT’s board of directors, its president or by a majority of its directors, and must be called by its secretary upon the written request of Monmouth REIT stockholders entitled to cast at least a majority of all of the votes entitled to be cast at the special meeting. A request by Monmouth REIT stockholders to call a special meeting must state the purpose of the meeting and the matters proposed to be acted on at the meeting, and stockholders requesting the special meeting must pay the reasonably estimated costs of preparing and mailing the notice of the special meeting. Under the MGCL, Monmouth REIT’s board of directors has the sole power to fix the date and time of a special meeting.

Stockholder Action by Written Consent

With certain exceptions, the New Jersey Code provides that, except as otherwise provided in the certificate of incorporation, any action that may be taken by stockholders of a New Jersey corporation at a meeting may be taken without a meeting if stockholders holding at least the minimum number of votes necessary to authorize the action consent in writing. Monmouth Capital’s certificate provides that any action to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual meeting or special meeting duly noticed and called, as provided in Monmouth Capital’s bylaws, and may not be taken by a written consent of the Monmouth Capital stockholders notwithstanding authorization to do so in the New Jersey Code. Under the MGCL, action may be taken by holders of any class or series of Monmouth REIT stock other than common stock without a meeting by consent, in writing or by electronic transmission, of the holders of such class or series entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders, if the corporation gives notice of the action to each holder of the class of stock not later than ten days after the effective time of the action, and action may be taken by Monmouth REIT common stockholders without a meeting by the unanimous consent, in writing or by electronic transmission, of such stockholders.

Advance Notice of Nominations and Stockholder Proposals

Monmouth Capital’s bylaws contain no provisions requiring advance notice of nominations of persons for election to the board of directors or proposals of business to be conducted at an annual or special meeting. Monmouth REIT’s bylaws require that nominations of persons for election as directors and proposals to be considered at an annual meeting of Monmouth REIT stockholders may be made only (i) pursuant to the notice of the meeting; (ii) by or at the direction of Monmouth REIT’s board of directors; or (iii) by a Monmouth REIT stockholder entitled to vote at the meeting who complies with the advance notice requirements of Monmouth REIT’s bylaws.

Pursuant to Monmouth REIT’s bylaws, a stockholder seeking to nominate an individual for election as a director or propose other business to be conducted at an annual meeting of Monmouth REIT stockholders, or nominate an individual for election as a director at any special meeting of Monmouth REIT stockholders called for the purpose of electing directors, must provide the required notice to Monmouth REIT’s secretary (i) in the case of an annual meeting, generally, not less than 90 days nor more than 120 days before the first anniversary of the mailing of the notice for the preceding year’s annual meeting of Monmouth REIT stockholders and (ii) in the case of a special meeting for the purpose of electing directors, not earlier than the 120th day before the special meeting and not later than the close of business on the later of the 90th day before the special meeting or the 10th day after the day on which public disclosure was made of the special meeting. The stockholder providing notice must be a Monmouth REIT stockholder of record at the time notice is given, as of the record date for determining the Monmouth REIT stockholders entitled to vote at the meeting and on the date of the meeting. The notice must be in writing and contain certain information specified by Monmouth REIT’s bylaws. In the case of notice of a nominee for election as a director of Monmouth REIT, the notice must also be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.

These provisions are in addition to the rules governing the right of a stockholder to submit a proposal for inclusion in Monmouth REIT’s proxy statement. Those rules are set forth in the SEC’s proxy rules and are applicable to all corporations (including Monmouth REIT and Monmouth Capital), wherever organized, that are subject to the proxy rules.

Size and Composition of the Board

Under the New Jersey Code, the board of directors of a New Jersey corporation may consist of one or more members as provided in the bylaws and subject to any provision contained in the certificate of incorporation. Monmouth Capital’s bylaws provide that the board of directors must consist of no less than three and not more than fifteen members. Within these limits, Monmouth Capital’s bylaws authorizes its board of directors, by resolution, or Monmouth Capital stockholders, by amendment of the Monmouth Capital bylaws, to reduce or increase the number of directors from time to time.

Under the MGCL, a corporation must have at least one director and the number of directors may be specified by the charter or bylaws and the bylaws may authorize a majority of the entire board of directors to specify the number of directors. Monmouth REIT’s charter requires that at least three directors are individuals who:

•	are not officers or employees of Monmouth REIT;

•	are not, and are not directors or officers of, any person that is seeking to acquire control of Monmouth REIT; and

•	were not nominated by any person that is seeking to acquire control of Monmouth REIT.

Monmouth REIT’s bylaws provide that the number of directors may not be fewer than three nor more than 15, and authorize a majority of Monmouth REIT’s board of directors to set, subject to these limits, the number of Monmouth REIT’s directors.

Classified Board of Directors

Monmouth Capital’s certificate does not provide for a classified board of directors, and all of Monmouth Capital’s directors are elected at each annual meeting of the Monmouth Capital stockholders. Monmouth REIT’s charter provides that the directors of Monmouth REIT are divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the Monmouth REIT common stockholders annually. Each director of Monmouth REIT serves for a term of three years and until his or her successor is duly elected and qualifies.

Removal of Directors

Pursuant to the New Jersey Code and Monmouth Capital’s certificate, Monmouth Capital’s directors may be removed by its stockholders only for cause, as defined in Monmouth Capital’s bylaws, and upon the affirmative vote of a majority of the shares entitled to vote for the election of directors. Monmouth REIT’s charter provides that its directors may be removed only for cause, as defined in its charter, and by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Filling Vacancies

Under the New Jersey Code, a vacancy on Monmouth Capital’s board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors. Directors elected by the board of directors to fill a vacancy on Monmouth Capital’s board of directors hold office until the next annual meeting of the stockholders. Any vacancy on Monmouth Capital’s board of directors not filled by the board of directors may be filled by Monmouth Capital stockholders at an annual meeting or special meeting of Monmouth Capital’s stockholders called for that purpose. Monmouth REIT’s charter provides that vacancies on its board of directors may be filled only by the affirmative vote of a majority of the remaining directors and the newly elected director serves for the remainder of the full term of the class of directors in which the vacancy occurred and until a new director is elected and qualifies.

Standard of Conduct for Directors

The standard of conduct for directors of a New Jersey corporation is specified by the New Jersey Code, which requires that a director of a New Jersey corporation, including Monmouth Capital, perform his or her duties in good faith with a degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions.

The standard of conduct for directors of a Maryland corporation is specified by the MGCL, which requires that a director of a Maryland corporation, including Monmouth REIT, perform his or her duties in good faith in a manner that he or she reasonably believes to be in the best interest of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

Limitation of Personal Liability of Directors and Officers

Both the New Jersey Code and the MGCL authorize the certificate of incorporation or charter of a corporation to contain provisions limiting personal liability of directors and others to the corporation or its stockholders for money damages. Monmouth Capital’s certificate limits the liability of its directors to breaches of his or her duty based upon an act or omission (i) in breach of the duty of loyalty to the corporation or its stockholders, (ii) not in good faith or involving a knowing violation of the law, or (iii) resulting in receipt of an improper personal benefit. As permitted by the MGCL, Monmouth REIT’s charter limits the personal liability of its directors and officers to Monmouth REIT and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

Indemnification of Directors and Officers

Under New Jersey law, a director, officer, employee or agent may, in general, be indemnified by a New Jersey corporation if he has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, under New Jersey law, New Jersey corporations must indemnify a director to the extent the director has been successful on the merits or otherwise in certain proceedings. Monmouth Capital’s certificate and bylaws contain provisions requiring the indemnification of directors, officers and employees to the fullest extent permitted by New Jersey law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which Monmouth REIT’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Monmouth REIT’s charter requires it, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to its directors and officers, whether serving Monmouth REIT or, at its request, any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of Monmouth REIT. Monmouth REIT’s charter authorizes it to provide the same indemnification and advancement of expenses to employees and agents of Monmouth REIT.

Dividends

Both the New Jersey Code and the MGCL provide that a corporation may pay dividends to its stockholders from time to time as authorized by the board of directors. The New Jersey Code prohibits a corporation from making a distribution to its stockholders if, after giving effect to such distribution, the corporation would be unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities. The MGCL prohibits the payment of any dividend or distribution by a Maryland corporation (including any redemption of the corporation’s shares) if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless the corporation’s charter provides otherwise, the amounts payable to stockholders having preferential rights to assets in the event of dissolution of the corporation. Monmouth REIT’s charter provides that, in determining whether a distribution (other than upon the dissolution of Monmouth REIT) by dividend, redemption or other acquisition of shares of Monmouth REIT stock is permitted under the MGCL, amounts that would be needed to satisfy the preferential rights upon dissolution of holders of Series A preferred stock will not be added to Monmouth REIT’s liabilities.

Charter Amendments

In general, for corporations organized before January 1, 1969, which is the case for Monmouth Capital, the New Jersey Code requires amendments to a New Jersey corporation’s certificate of incorporation to be approved by the board of directors and stockholders holding two-thirds of the voting stock entitled to vote thereon, unless the corporation’s certificate of incorporation requires a greater percentage or unless the certificate of incorporation was amended to adopt a majority voting requirement. The Monmouth Capital Charter does not require such greater percentage but was amended to require that any action requiring the consent of stockholders be given by a majority vote of the shares represented in person or by proxy at a duly called meeting at which a quorum is present. However, to amend certain terms of a corporation’s certificate of incorporation, the New Jersey Code allows an amendment to be made by action of the board of directors, without approval of the stockholders (for example, an amendment to effect a share dividend).

In general, under the MGCL and Monmouth REIT’s charter, any amendment to Monmouth REIT’s charter must be approved by its board of directors and by Monmouth REIT stockholders entitled to cast not less than two-thirds of the votes entitled to be cast on the matter. Under the MGCL, certain charter amendments may be effected solely by the board of directors, such as an amendment changing the name of the corporation, if authorized by the corporation’s charter, or an amendment increasing or decreasing the number of authorized shares of stock.

Amendments to Bylaws

Under the New Jersey Code, both Monmouth Capital’s board of directors and its stockholders have the power to make, alter and repeal its bylaws. The New Jersey Code also provides that the Monmouth Capital stockholders may specify that any bylaw made by them may not be altered or repealed by Monmouth Capital’s board of directors. Monmouth Capital’s bylaws empower its board of directors and its stockholders to adopt, amend or repeal its bylaws.

Under the MGCL and Monmouth REIT’s charter and bylaws, Monmouth REIT’s board of directors has the exclusive right to amend, alter or repeal its bylaws.

Inspection of Books and Records

Under the New Jersey Code, generally, any Monmouth Capital stockholder who has owned shares of Monmouth Capital common stock for six months or who owns, or is authorized by persons owning, at least 5% of the outstanding shares of any class or series of Monmouth Capital stock may submit a written demand for any proper purpose to inspect and copy minutes of proceedings of its stockholders and record of stockholders. Additionally, under the New Jersey Code, upon written request, each Monmouth Capital stockholder is entitled to the corporation’s balance sheet at, and its profit and loss and surplus statements as of, the preceding fiscal year.

Under the MGCL, any person (or group of persons) who is and has been a Monmouth REIT stockholder of record for a minimum of six months and who owns, individually or collectively, at least 5% of Monmouth REIT’s outstanding stock may (i) on written request, inspect Monmouth REIT’s books of account and stock ledger; (ii) present to any officer or the resident agent of Monmouth REIT a written request for a statement of its affairs; and (iii) if Monmouth REIT does not maintain the original or a duplicate stock ledger at its principal office in Maryland, present to any officer or resident agent of Monmouth REIT a written request for a list of its stockholders. Additionally, under the MGCL, any Monmouth REIT stockholder may inspect and copy, during usual business hours, Monmouth REIT’s bylaws, minutes of the proceedings of its stockholders, annual statements of its affairs and any voting trust agreements on file at its principal office, and may present to any officer or resident agent of Monmouth REIT a written request for a statement showing all securities issued by Monmouth REIT within the preceding 12 months.

Appraisal Rights

Under New Jersey law, Monmouth Capital stockholders do not have appraisal rights if the shares of Monmouth Capital stock entitled to vote on a transaction are listed on a national securities exchange. As permitted by Maryland law, however, Monmouth REIT’s charter provides that its stockholders do not have appraisal rights unless a majority of the entire board of directors determines that such rights apply.

In cases where appraisal rights are available, the MGCL provides that a stockholder exercising his or her right to dissent may demand payment in cash for his or her shares of Monmouth REIT stock equal to their fair value, excluding any appreciation or depreciation which directly or indirectly results from the transaction. Under the MGCL, the fair value of a share of Monmouth REIT will be determined by agreement with the corporation or, if an agreement cannot be reached, by any appropriate court in Maryland upon the petition of the surviving corporation or the dissenting stockholder.

Extraordinary Transactions

For corporations organized before January 1, 1969, which is the case for Monmouth Capital, the New Jersey Code requires that a sale or disposition of all or substantially all of a New Jersey corporation’s assets not in the ordinary course, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation must be recommended by the board of directors and, with certain exceptions, approved by two-thirds of the outstanding stock entitled to vote thereon, unless otherwise provided in the corporation’s certificate of incorporation and except for certain business combinations with interested stockholders which are prohibited and subjected to certain supermajority voting requirements and certain anti-takeover provisions discussed below (see “—Business Combination Statutes”). Also, under the New Jersey Code, any acquisition that involves the issuance of additional shares of voting stock, such that the number of additional shares issued exceeds 40% of the shares of voting stock outstanding before the transaction, must be approved by the majority of the shares (or, if applicable, a majority of each class or series of shares) entitled to vote thereon.

Under the MGCL, a sale, lease, transfer or exchange of all or substantially all of Monmouth REIT’s assets not in the ordinary course of business or a merger, consolidation or share exchange involving Monmouth REIT generally requires approval by Monmouth REIT stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, the Maryland Business Combination Act prohibits certain business combinations with interested stockholders and imposes certain super-majority voting requirements in respect of certain business combinations with interested stockholders. See “—Business Combination Statutes.”

Business Combination Statutes

The New Jersey Corporation Takeover Bid Disclosure Law provides that any person making an offer to purchase in excess of 10% (or such amount which, when aggregated with such person’s present holdings, exceeds 10%) of any class of equity securities of a New Jersey corporation or other issuer of securities organized under the laws of New Jersey must, twenty days before the offer is made, file a disclosure statement with the target company and with the Bureau of Securities of the Division of Consumer Affairs of the New Jersey Department of Law and Public Safety (the “Bureau”). The takeover bid may not proceed until after the receipt by the filing party of the Bureau’s permission. Such permission may not be denied unless the Bureau, after a public hearing, finds that (i) the financial condition of the offeror is such as to jeopardize the financial stability of the target company or prejudice the interests of any employees or security holders who are unaffiliated with the offeror, (ii) the terms of the offer are unfair or inequitable to the security holders of the target company, (iii) the plans and proposals which the offeror has to make any material change in the target company’s business, corporate structure, or management are not in the interest of the target company’s remaining security holders or employees, (iv) the competence, experience and integrity of those persons who would control the operation of the target company are such that it would not be in the interest of the target company’s remaining security holders or employees to permit the takeover or (v) the terms of the takeover bid do not comply with the provisions of the New Jersey Corporation Takeover Bid Disclosure Law. For purposes of this disclosure requirement, a takeover bid does not include, with respect to any class of securities of the target company, an offer as to which the target company, acting through its board of directors, recommends acceptance to its shareholders, provided that the terms of the offer, including any inducements to officers or directors which are not made available to all stockholders, have been furnished to stockholders.

Chapter 10A was added to the New Jersey Code in 1986 to protect stockholders and other corporate “constituents.” It generally provides that no New Jersey corporation with its principal executive office located in New Jersey may engage in any business combination with any interested stockholder for a period of five years after that interested stockholder’s stock acquisition date unless the business combination is approved by the board of directors before that stock acquisition date. An “interested stockholder” is any person (other than the corporation or any of its subsidiaries) that (i) is the beneficial owner directly or indirectly of 10% or more of the voting power of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and, at any time within the five year period immediately before the date in question, was a beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation. A “beneficial owner” of stock is a person that, individually or with or through any of its affiliates or associates: (i) beneficially owns that stock, directly or indirectly, (ii) has the right to acquire or vote that stock, or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of that stock with any other beneficial owner thereof. An “affiliate” of a beneficial owner is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the beneficial owner. The New Jersey definition of “business combinations” includes any merger or consolidation.

With the exception of certain excluded categories of transactions, a “business combination” is prohibited unless any one of the following three conditions is satisfied: (1) the board of directors of the corporation approves the business combination before the stock acquisition date of the interested stockholder; (2) the holders of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder approve the business combination by affirmative vote at a meeting called for that purpose; or (3) the stockholders of the corporation, among other things, receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

Under the Maryland Business Combination Act, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The Maryland Business Combination Act permits various exemptions from its provisions, including business combinations that are exempted by the corporation’s charter or board of directors before the time that the interested stockholder becomes an interested stockholder. Monmouth REIT’s charter exempts any business combination involving UMH Properties or Monmouth Capital.

Dissolution

Under the New Jersey Code and Monmouth Capital’s certificate, Monmouth Capital may be dissolved upon the recommendation of its board of directors and the affirmative vote of a majority of the votes cast by the Monmouth Capital stockholders entitled to vote thereon. Dissolution of Monmouth Capital may also be authorized without action by its board of directors if all of the Monmouth Capital stockholders entitled to vote thereon consent to the dissolution in writing. Under the MGCL, Monmouth REIT may be dissolved only if its board of directors adopts, by a majority vote of the entire board of directors, a resolution advising dissolution and the dissolution is approved by Monmouth REIT stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

Judicial Dissolution

Under the New Jersey Code, if a deadlock of the directors precludes corporate action by Monmouth Capital, or if a division of the stockholders makes the election of directors impossible, any Monmouth Capital stockholder or director may seek a judicial dissolution and, under the New Jersey Code, the New Jersey Superior Court may appoint a custodian.

Under the MGCL, Monmouth REIT stockholders entitled to cast at least 25% of the votes entitled to be cast in the election of directors, generally, may petition for judicial dissolution in the event of deadlock on the board of directors or if the stockholders are so divided that directors cannot be elected. If the individuals in control of a Maryland corporation are alleged to be acting illegally, oppressively or fraudulently, or if division among its stockholders is so severe that, for a period which includes two consecutive annual meeting dates, the stockholders have failed to elect successors to directors whose terms should have expired, any stockholder entitled to vote in the election of directors may petition for the dissolution of a Maryland corporation.

Liquidation Rights

Monmouth Capital is authorized to issue only one class of stock, its common stock, the holders of which are entitled to receive all of the assets of Monmouth Capital available for distribution upon liquidation after payment of, or provision for, all liabilities of Monmouth Capital. Upon the dissolution of Monmouth REIT, holders of Monmouth REIT common stock and Monmouth REIT excess stock are entitled to share all of the assets of Monmouth REIT available for distribution upon liquidation of Monmouth REIT’s assets, after payment of, or provision for, all of Monmouth REIT’s liabilities and subject to the preferential rights upon liquidation of the holders of Monmouth REIT Series A preferred stock and any preferential rights granted to any other class of Monmouth REIT’s stock.

Restrictions on Ownership and Transfer

To maintain Monmouth REIT’s qualification as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Internal Revenue Code to also include certain entities, during the last half of a taxable year. In addition, at least 100 persons must beneficially own Monmouth REIT stock during at least 335 days of a taxable year. Monmouth REIT’s charter and bylaws contain provisions that generally prohibit any person from owning shares of Monmouth REIT stock if any person would, directly or indirectly, beneficially own more than 9.8% of the outstanding shares of Monmouth REIT stock, if the outstanding shares of Monnmouth REIT stock would be owned by fewer than 100 persons or if such person’s ownership would otherwise result in Monmouth REIT failing to qualify as a REIT under the Internal Revenue Code. If a person acquires or owns (or attempts to acquire or own) shares of Monmouth REIT stock in violation of these restrictions, which are described in more detail under the caption “Description of Monmouth REIT Stock—Restrictions on Ownership and Transfer,” the shares may be converted into and exchanged for shares of excess stock, which will be held in a charitable trust for the benefit of a charitable beneficiary and may be sold by the trustee of the charitable trust or redeemed by Monmouth REIT.

LEGAL MATTERS

The legality of the shares of Monmouth REIT common stock offered by this joint proxy statement/prospectus will be passed on by Venable LLP, counsel to the Monmouth REIT Special Committee. Certain United States federal income tax matters regarding the status of Monmouth REIT as a real estate investment trust for United States federal income tax purposes will be passed on by Blackwell Sanders Peper Martin LLP. Certain United States federal income tax matters regarding the status of Monmouth Capital as a real estate investment trust for United States federal income tax purposes will be passed on by Stroock & Stroock & Lavan LLP. The material United States federal income tax consequences of the merger as described in “The Merger—Material United States Federal Income Tax Consequences of the Merger,” will be passed on by Venable LLP.

EXPERTS

The consolidated financial statements of Monmouth REIT appearing in its Annual Report on Form 10-K for the fiscal years ended September 30, 2006 and 2005, and Monmouth REIT management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and 2005, included therein, have been audited by Reznick Group, P.C., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference herein and made part of this registration statement and the related joint proxy statement/prospectus. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Monmouth Real Estate Investment Corporation for the year ended September 30, 2004, included in its Annual Report on Form 10-K for the year ended September 30, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Monmouth Capital Corporation for each of the three years ended December 31, 2006 included in this document have been so included in reliance upon the reports of Cowan Gunteski & Co., P.A., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

SUBMISSION OF STOCKHOLDER PROPOSALS

Monmouth REIT’s bylaws currently provide that, in order for a stockholder to nominate a candidate for election as a director at an annual meeting of Monmouth REIT stockholders or propose business for consideration at an annual meeting, written notice containing the information required by Monmouth REIT’s current bylaws generally must be delivered to the secretary of Monmouth REIT at its principal executive office not earlier than the 120th day and not later than the 90th day before the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. Accordingly, under Monmouth REIT’s current bylaws, a stockholder nomination for director or proposal of business intended to be considered at the 2008 annual meeting of Monmouth REIT stockholders must be received by Monmouth REIT’s secretary not earlier than February 16, 2008, and not later than March 17, 2008. Proposals must be mailed to Monmouth Real Estate Investment Corporation, Attention: Secretary, 3499 Route 9 North, Suite 3-C, Juniper Business Plaza, Freehold, NJ 07728. A copy of Monmouth REIT’s bylaws may be obtained from its secretary, by written request to the same address.

If you wish to have a proposal of business considered for inclusion in Monmouth REIT’s proxy statement with respect to the 2008 annual meeting of Monmouth REIT stockholders, SEC regulations require that Monmouth REIT must receive a copy of your proposal and certain other information on or before February 17, 2008.

In order for stockholder proposals for the 2007 annual meeting of stockholders of Monmouth Capital to be eligible for inclusion in Monmouth Capital’s 2007 Proxy Statement, they must be received by Monmouth Capital at its principal office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728 not later than April 27, 2007.

WHERE YOU CAN FIND MORE INFORMATION

Monmouth REIT and Monmouth Capital file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Monmouth REIT and Monmouth Capital have filed with the SEC at the following SEC public reference room:

100 F. Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Monmouth REIT’s and Monmouth Capital’s SEC filings are also available for free to the public on the SEC’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Monmouth REIT’s SEC filings are also available for free to the public on Monmouth REIT’s website, www.mreic.com, and Monmouth Capital’s filings with the SEC are also available for free to the public on Monmouth Capital’s website, www.monmouthcapital.com. Information contained on Monmouth REIT’s website and Monmouth Capital’s website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Monmouth REIT incorporates by reference into this joint proxy statement/prospectus the documents listed below, and any filings Monmouth REIT makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the date of the Monmouth REIT annual meeting of stockholders and the Monmouth Capital special meeting of stockholders shall be deemed to be incorporated by reference into this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement in a document incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Commission file number 001-33177	Period
Annual Report on Form 10-K	Year ended September 30, 2006

The following Quarterly Reports on Form 10-Q	Quarter ended December 31, 2006 Quarter ended March 31, 2007

The following Current Reports on Form 8-K (excluding any information furnished pursuant to Item 7.01 or Item 2.02 of any such Current Reports on Form 8-K):

Current Report on Form 8-K, filed on October 3, 2006,

Current Report on Form 8-K, filed on October 3, 2006

Current Report on Form 8-K, filed on November 27, 2006

Current Report on Form 8-K, filed on November 27, 2006

Current Report on Form 8-K, filed on November 29, 2006

Current Report on Form 8-K, filed on December 1, 2006

Current Report on Form 8-K, filed on December 11, 2006

Current Report on Form 8-K, filed on January 12, 2007

Current Report on Form 8-K, filed on February 8, 2007

Current Report on Form 8-K, filed on March 27, 2007

Current Report on Form 8-K, filed on April 3, 2007

Current Report on Form 8-K, filed on May 9, 2007

Current Report on Form 8-K, filed on May 10, 2007

Current Report on Form 8-K, filed on May 21, 2007

Monmouth REIT has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Monmouth REIT and its affiliates.

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus except for the exhibits to those documents from Monmouth REIT. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Monmouth REIT without charge, excluding all exhibits, unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Monmouth REIT at the following address and telephone number:

Monmouth Real Estate Investment Corporation

Attention: Stockholder Relations

3499 Route 9 North, Suite 3-C

Juniper Business Plaza

Freehold, NJ 07728

(732) 577-9996

If you would like to request documents, please do so by July 19, 2007, to receive them before the Monmouth REIT annual meeting of stockholders. If you request any of these documents from Monmouth REIT, Monmouth REIT will mail them to you by first-class mail, or similar means.

Monmouth Capital is not incorporating by reference any documents or filings into this joint proxy statement/prospectus; however, for your information, Monmouth Capital has filed the following documents:

Commission file number 000-24282	Period
Annual Report on Form 10-K	Year ended December 31, 2006

Quarterly Report on Form 10-Q	Quarter ended March 31, 2007

Current Reports on Form 8-K

Current Report on Form 8-K, filed on March 21, 2007

Current Report on Form 8-K, filed on March 22, 2007

Current Report on Form 8-K, filed on March 27, 2007

Current Report on Form 8-K, filed on April 3, 2007

Current Report on Form 8-K, filed on May 9, 2007

Current Report on Form 8-K, filed on May 15, 2007

Current Report on Form 8-K, filed on May 21, 2007

Monmouth Capital has supplied all information contained in this joint proxy statement/prospectus relating to Monmouth Capital and its affiliates.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus in voting your shares at the Monmouth REIT annual meeting of stockholders or the Monmouth Capital special meeting of stockholders. Neither Monmouth REIT nor Monmouth Capital has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                    ], 2007. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to Monmouth REIT common stockholders or Monmouth Capital stockholders nor the issuance of Monmouth REIT common stock in the merger will create any implication to the contrary.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS TO

MONMOUTH CAPITAL CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Monmouth Capital Corporation

Freehold, New Jersey

We have audited the accompanying consolidated balance sheets of Monmouth Capital Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monmouth Capital Corporation as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Cowan, Gunteski & Co., P.A.

Toms River, New Jersey

March 14, 2007

MONMOUTH CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
Real Estate Investments:
Land	$14,324,369	$13,699,245
Buildings, Improvements, Equipment, and Construction in Progress, net of accumulated depreciation of $3,425,056 and $2,193,009, respectively	46,847,042	40,909,822

Total Real Estate Investments	61,171,411	54,609,067

Cash and Cash Equivalents	1,659,330	1,739,991
Restricted Cash	350,000	-0-
Securities Available for Sale at Fair Value	8,205,110	8,107,492
Tenant and Other Receivables	68,117	121,441
Deferred Rent Receivable	122,963	82,953
Loans Receivable, net of allowance for losses of $9,542 and $15,793, respectively	617,476	868,543
Inventory	56,615	91,972
Prepaid Expenses and Other Assets	276,800	74,209
Financing Costs, net of accumulated amortization of $366,693 and $223,445, respectively	1,090,259	1,214,507

Leasing Costs, net of accumulated amortization of $123,433 and $45,037, respectively	398,375	442,938

Intangible Assets, net of accumulated amortization of $225,092 and $20,059, respectively	1,725,908	1,900,941

TOTAL ASSETS	$75,742,364	$69,254,054

See Accompanying Report of Independent Registered Public Accounting Firm and

Notes to Consolidated Financial Statements

MONMOUTH CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS (CONT.)

	December 31, 2006	December 31, 2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages Payable	$29,852,441	$30,977,186
Convertible Subordinated Debentures, due 2013	5,170,000	5,320,000

Convertible Subordinated Debentures, due 2015	10,320,000	10,420,000

Loans Payable	4,902,039	760,998
Accounts Payable and Accrued Expenses	405,576	408,349
Other Liabilities	102,950	92,749

Total Liabilities	50,753,006	47,979,282

Minority Interest	3,081,041	2,834,789

Shareholders’ Equity:
Common Stock (par value $1.00 per share; Authorized 10,000,000 shares; issued and outstanding 5,643,796 and 4,640,484 shares, respectively)	5,643,796	4,640,484
Additional Paid-In Capital	19,215,250	14,940,198
Accumulated Other Comprehensive Income	603,804	107,861
Retained Earnings	(3,554,533)	(1,248,560)

Total Shareholders’ Equity	21,908,317	18,439,983

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$75,742,364	$69,254,054

See Accompanying Report of Independent Registered Public Accounting Firm and

Notes to Consolidated Financial Statements

MONMOUTH CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	For the Year ended December 31, 2006	For the Year ended December 31, 2005	For the Year ended December 31, 2004
Income:
Rental Income & Reimbursements	$6,111,082	$4,881,491	$2,835,614
Interest and Dividend Income	722,288	1,135,290	1,247,988
Sales of Manufactured Homes	51,425	79,305	165,324
Gain on Securities Transactions, net	87,956	644,674	815,844
Other Income	7,283	47	244,170

Total Income	6,980,034	6,740,807	5,308,940

Expenses:
Cost of Sales of Manufactured Homes	58,738	80,449	167,645
Operating Expenses	538,896	250,265	248,683
Real Estate Taxes	653,867	557,388	379,641
General & Administrative Expense	756,117	868,209	719,131
Interest Expense	3,185,675	2,837,262	1,635,684
Depreciation	1,232,047	793,194	786,065

Total Expenses	6,425,340	5,386,767	3,936,849

Income Before Minority Interest	554,694	1,354,040	1,372,091
Minority Interest	195,918	186,779	134,730

NET INCOME	$358,776	$1,167,261	$1,237,361

NET INCOME PER SHARE-BASIC AND DILUTED
Basic	$0.07	$0.28	$0.37

Diluted	$0.07	$0.28	$0.36

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	5,177,777	4,142,355	3,362,018

Diluted	5,202,376	4,175,929	3,404,950

See Accompanying Report of Independent Registered Public Accounting Firm and

Notes to Consolidated Financial Statements

MONMOUTH CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock Issued		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Comprehensive Income
	Number	Amount
Balance December 31, 2003	3,081,463	$3,081,463	$7,266,839	$1,812,797	$209,906
Common Stock Issued with DRIP*	669,018	669,018	3,499,255	-0-	-0-
Net Income	-0-	-0-	-0-	-0-	1,237,361	$1,237,361
Distributions	-0-	-0-	-0-	-0-	(1,734,172)
Unrealized Net Holding Loss on Securities Available for Sale	-0-	-0-	-0-	(596,374)	-0-	(596,374)

Balance December 31, 2004	3,750,481	3,750,481	10,766,094	1,216,423	(286,905)	$640,987

Common Stock Issued with DRIP*	861,670	861,670	4,086,612	-0-	-0-
Common Stock Issued with Exercise of Stock Options	20,000	20,000	32,500	-0-	-0-
Common Stock Issued with Conversion of Debentures	8,333	8,333	41,667	-0-	-0-
Stock Based Compensation Expense	-0-	-0-	13,325	-0-	-0-
Net Income	-0-	-0-	-0-	-0-	1,167,261	$1,167,261
Distributions	-0-	-0-	-0-	-0-	(2,128,916)
Unrealized Net Holding Loss on Securities Available for Sale	-0-	-0-	-0-	(1,108,562)	-0-	(1,108,562)

Balance December 31, 2005	4,640,484	4,640,484	14,940,198	107,861	(1,248,560)	$58,699

Common Stock Issued with DRIP*	994,979	994,979	4,197,852	-0-	-0-
Common Stock Issued with Conversion of Debentures	8,333	8,333	41,667	-0-	-0-
Stock Based Compensation Expense	-0-	-0-	35,533	-0-	-0-
Net Income	-0-	-0-	-0-	-0-	358,776	$358,776
Distributions	-0-	-0-	-0-	-0-	(2,664,749)
Unrealized Net Holding Gain on Securities Available for Sale	-0-	-0-	-0-	495,943	-0-	495,943

Balance December 31, 2006	5,643,796	$5,643,796	$19,215,250	$603,804	($3,554,533)	$854,719

*	Dividend Reinvestment and Stock Purchase Plan

See Accompanying Report of Independent Registered Public Accounting Firm and

Notes to Consolidated Financial Statements

MONMOUTH CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$358,776	$1,167,261	$1,237,361
Adjustments to reconcile net income to net cash provided by operating activities:
Income Allocated to Minority Interest	195,918	186,779	134,730
Depreciation and Amortization	1,624,891	966,499	880,061
Stock Based Compensation Expense	35,533	13,325	-0-
Gain on Securities Transactions, net	(87,956)	(644,674)	(815,844)
Changes In Operating Assets and Liabilities:
Deferred Rent and Tenant and Other Receivables	13,314	(145,206)	(44,091)
Inventory	58,667	112,938	186,232
Prepaid Expenses and Other Assets	(202,591)	(85,751)	(5,628)
Accounts Payable and Accrued Expenses	(2,773)	179,271	(20,776)
Other Liabilities	10,201	18,348	(123,443)

Net Cash Provided by Operating Activities	2,003,980	1,768,790	1,428,602

CASH FLOWS FROM INVESTING ACTIVITIES
Collections and Other Decreases in Loans Receivable	227,757	172,339	134,191
Purchase of Securities Available for Sale	(897,623)	(5,431,497)	(4,211,798)
Proceeds from Sales and Other Decreases in Securities Available for Sale	1,383,904	8,990,809	7,744,485
Purchase of Real Estate & Intangible Assets	(5,243,965)	(18,241,602)	(16,752,389)
Capital Improvements	(2,335,078)	(27,088)	-0-
Increase in Construction in Progress	(245,348)	-0-	-0-

Net Cash Used in Investing Activities	(7,110,353)	(14,537,039)	(13,085,511)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Mortgages	-0-	10,175,000	6,364,723
Proceeds from Convertible Subordinated Debentures	-0-	10,420,000	-0-
Redemption of Convertible Subordinated Debentures	(200,000)	-0-	-0-
Proceeds from Loans	4,087,000	760,998	3,500,000
Increase in Restricted Cash	(350,000)	-0-	-0-
Net (Decrease) Increase in Margin Loans Payable	54,041	(9,510,154)	433,330
Principal Payments of Mortgages	(1,124,745)	(861,169)	(590,607)
Financing Costs on Debt	(19,000)	(673,992)	(72,076)
Increase (Decrease) in Minority Interest	50,334	792,005	(192,967)
Dividends Paid, Net of Reinvestments	(2,121,352)	(1,681,265)	(1,316,763)
Proceeds from the Issuance of Common Stock	4,649,434	4,500,631	3,750,864
Proceeds from Exercise of Stock Options	-0-	52,500	-0-

Net Cash Provided by Financing Activities	5,025,712	13,974,554	11,876,504

Net (Decrease) Increase in Cash and Cash Equivalents	(80,661)	1,206,305	219,595
Cash and Cash Equivalents at Beginning of Year	1,739,991	533,686	314,091

Cash and Cash Equivalents at End of Year	$1,659,330	$1,739,991	$533,686

See Accompanying Report of Independent Registered Public Accounting Firm and

Notes to Consolidated Financial Statements

MONMOUTH CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Monmouth Capital Corporation is a corporation organized in the State of New Jersey, in 1961. The Company operates as a qualified real estate investment trust (REIT) under Sections 856-860 of the Internal Revenue Code (the Code) and intends to maintain its qualification as a REIT in the future. As a qualified REIT, with limited exceptions, the Company will not be taxed under federal and certain state income tax laws at the corporate level on taxable income that it distributes to its shareholders. For special tax provisions applicable to REITs, refer to Sections 856-860 of the Code. The Company is subject to franchise taxes in some of the states in which the Company owns property.

Prior to 1994 the Company operated as a small business investment company. During 1994, the Company formed a wholly-owned subsidiary, The Mobile Home Store, Inc. (MHS), to finance and sell manufactured homes. The sales operation was conducted at manufactured home communities owned by UMH Properties, Inc. (UMH), a related REIT. The Company also invested in real estate and securities.

In March 2001, the Company sold the existing inventory to UMH at the Company’s carrying value and the Company exited the manufactured home sales business since it proved to be unprofitable. On September 26, 2001, the Company adopted a change from a fiscal year end of March 31 to a calendar year end, effective for the short year ended December 31, 2001. The Company elected to be taxed as a real estate investment trust for the transition period ended December 31, 2001. MHS was merged into the Company on December 6, 2001.

On February 8, 2005, the Company formed a wholly-owned taxable REIT subsidiary organized in Maryland, named MCC Financial, Inc. MCC Financial, Inc. had no activity during the year ended December 31, 2006 and 2005, other than holding $500,000 in certificates of deposit during 2005.

The Company has made the following property acquisitions in the last six years:

Date of Acquisition	Location	Square Feet	Property Type	Ownership	Tenant
7/20/2001	Carlstadt, NJ	59,400	warehouse	51%	Macy’s East, Inc.
12/20/2001	White Bear Lake, MN	59,425	warehouse	100%	Federal Express Corp
9/18/2002	Cheektowaga, NY	84,923	warehouse	100%	Federal Express Corp
8/14/2003	Wheeling, IL	107,160	warehouse	63%	FedEx Ground
7/9/2004	Richmond, VA	60,000	warehouse	100%	Carrier Sales & Dist
12/2/2004	Quakertown, PA	37,660	warehouse	100%	MagiKitch’n, Inc.
12/27/2004	Montgomery, IL	171,200	warehouse	100%	Home Depot USA, Inc.
2/28/2005	Tampa, FL	68,385	warehouse	100%	Kelloggs Sales Company
11/8/2005	Lakeland, FL	31,096	warehouse	100%	Federal Express Corp
11/8/2005	Augusta, GA	30,332	warehouse	100%	Federal Express Corp
12/8/2005	El Paso, TX	91,854	warehouse	65%	FedEx Ground
12/8/2006	Chattanooga, TN	67,775	warehouse	100%	Federal Express Corp

The Company is currently operating as a diversified REIT investing in real estate equities, mortgages, mortgage-backed securities, and other REIT securities.

Principals of Consolidation and Minority Interests

The consolidated financial statements of the Company at December 31, 2006, 2005, and 2004 and for each of the years ended December 31, 2006, 2005, and 2004 include the accounts and operating results of the Company and its subsidiaries. The Company consolidates the results of operations that have minority interests. Such consolidated financial statements present the Company’s minority interests under the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Buildings, Improvements, Construction in Progress and Equipment

Buildings, Improvements, Construction in Progress and Equipment are stated at the lower of depreciated cost or net realizable value. Construction in progress is not depreciated until put into service as buildings and improvements. Depreciation is computed using accelerated depreciation methods acceptable for tax reporting purposes over the estimated useful life of the assets as follows:

Category	Method	Useful Life
Buildings	Straight-line, mid-year convention	39 years
Improvements	Straight-line	7-15 years
Equipment	Straight-line	5 years

This departure from GAAP does not create a material difference to the Company’s operating income based on its REIT election. See Note 13 for a discussion of the Company’s REIT status.

Acquisitions

The Company records direct costs and deposits associated with potential acquisitions to Other Assets. Upon closing of the acquisition, the costs are reclassified to real estate investments. The costs are expensed if the acquisition is not consummated.

Upon acquisition of a property, the Company allocates the purchase price of the property based upon the fair value of the assets acquired, which generally consist of land, buildings, leasing commissions and intangible assets, including in-place leases and above and below market leases. The Company allocates the purchase price to the fair value of the tangible assets of an acquired property determined by third party appraisal of the property obtained in conjunction with the purchase. Acquired above and below market leases are valued based on the present value of the difference between prevailing market rates and the in-place rates over the remaining lease term.

The purchase price is further allocated to in-place lease values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the respective tenant. Acquired above and below market leases are amortized over the remaining non-cancelable terms of the respective leases. The value of in-place lease intangibles is amortized to expense over the remaining lease term. If a tenant terminates its lease early, the unamortized portion of the tenant improvements, leasing commissions above and below market leases and the in-place lease value is immediately charged to expense.

Securities Available for Sale

The Company’s securities consist primarily of debt, and common and preferred equities of other REITs, as well as mortgage backed securities issued by the Government National Mortgage Association (GNMA). These securities are all publicly traded and purchased on the open market. These securities are classified as Available-for-Sale, and are carried at fair value based upon quoted market prices. Gains or losses on the sale of securities are calculated on the average cost method and are accounted for on a trade date basis. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Shareholders’ Equity until realized. A decline in the market value of any security below cost, that is deemed to be other than temporary, results in a reduction in the carrying amount to fair value. Any impairment is charged to earnings and a new cost basis for the security is established.

Derivative Financial Instruments

The Company invests in futures contracts of ten-year treasury notes to reduce the risks of rolling over the fixed mortgage debt at higher interest rates and to reduce exposure of the debt and preferred equity securities portfolios to interest rate fluctuations. These futures contracts do not qualify for hedge accounting under Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138 and No. 149. The open contracts are marked-to-market and the unrealized gain or loss is recorded in the income statement in gain on securities transactions, net with corresponding amounts recorded in other assets or other liabilities on the balance sheet. Gain or loss on settled futures contracts are also recorded as a component of gain on securities transactions, net.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and investments with an original maturity of three months or less. The Company maintains its cash in bank accounts in amounts that may exceed federally insured limits. The Company has not experienced any losses in these accounts in the past and does not believe that it is exposed to significant credit risk. The fair value of cash and cash equivalents approximates their current carrying amounts since all such items are short-term in nature.

Loans Receivable

Interest income on loans receivable is accrued until, in the opinion of management, the collection of such interest appears doubtful. An allowance is recorded when it appears doubtful that the Company will collect the full principal amount. The fair value of loans receivable approximates its current carrying amounts since all such items are short-term in nature.

Intangible Assets, Lease Costs and Financing Costs

Intangible assets, consisting primarily of the value of in-place leases, are amortized to expense over the remaining terms of the respective leases. Upon termination of a lease, the unamortized portion is immediately charged to expense. Costs incurred in connection with the execution of leases are deferred and are amortized over the term of the respective leases. Unamortized lease costs are charged to expense upon cancellation of leases prior to the expiration of lease terms. Costs incurred in connection with obtaining mortgages and other financings and refinancings are deferred and are amortized over the term of the related obligations. Unamortized costs are charged to expense upon prepayment of the obligation. Costs incurred in connection with the Convertible Subordinated Debentures (the Debentures) are deferred and are amortized over the term of the Debentures. Unamortized costs are charged pro-rata to Additional Paid-In Capital upon conversion by the Debenture holders or redemption by the Company.

Inventories

Inventories, consisting of manufactured homes for sale, are valued at the lower of cost, which includes costs associated with the repossession of a home, or market value and are determined by the specific identification method. All inventories were considered finished goods.

Prepaid Expenses and Other Assets

The fair value of prepaid expenses and other assets approximates their carrying value due to the short-term nature.

Mortgages Payable, Loans Payable and Convertible Subordinated Debentures

At December 31, 2006, the fair and carrying value of mortgages payable was $30,011,400 and $29,852,441, respectively. At December 31, 2005, the fair and carrying value of mortgages payable was $31,764,700 and $30,977,186, respectively. The fair value of loans payable approximates their current carrying amounts since such amounts payable are at a current market rate of interest. The fair value of the convertible subordinated debentures approximates their current carrying amounts since such amounts payable are at a current market rate of interest for similar convertible debentures.

Revenue Recognition

Rental income is recognized on the straight-line basis over the term of the lease. The fair value of deferred rent receivable approximates its current carrying amounts. Sale of manufactured homes is recognized on the full accrual basis when certain criteria are met. Interest income on loans receivable is not accrued when, in the opinion of management, the collection of such interest appears doubtful.

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code. The Company will not be taxed on the portion of its income which is distributed to shareholders, provided it distributes at least 90% of its taxable income, has at least 75% of its assets in real estate investments and meets certain other requirements for qualification as a REIT.

Additionally, at April 1, 2001, the Company had certain assets with built-in gains. If these assets are sold within a ten-year period, any gain may be taxable.

Net Income Per Share

Basic net income per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period (5,177,777, 4,142,355 and 3,362,018 for the years ended December 31, 2006, 2005, and 2004, respectively). Diluted net income per share is calculated by dividing net income plus interest expense related to the Debentures by the weighted-average number of common shares outstanding plus the weighted-average number of net shares that would be issued upon exercise of stock options pursuant to the treasury stock method, plus the number of shares resulting from the possible conversion of the Debentures, (5,202,376, 4,175,929 and 3,404,950 for the years ended December 31, 2006, 2005, and 2004, respectively). Options in the amount of 24,599, 33,574 and 42,932 are included in the diluted weighted average shares outstanding for the years ended December 31, 2006, 2005, and 2004, respectively. Interest expense and common stock related to the Debentures are excluded, from the calculation of diluted net income per share for the years ended December 31, 2006, 2005 and 2004, due to their antidilutive effect.

Stock Option Plan

The Company accounts for stock options in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123). The Company has selected the prospective method of adoption under the provisions of SFAS No. 148, “Accounting for Stock Based Compensation, Transition and Disclosure”. SFAS 123R requires that compensation cost for all stock awards be calculated and amortized over the service period (generally equal to the vesting period). This compensation cost is determined using option pricing models, intended to estimate the fair value of the awards at the grant date. Compensation costs of $35,533, $13,325 and $-0- have been recognized in 2006, 2005 and 2004, respectively. Included in Note No. 10 to these consolidated financial statements are the assumptions and methodology.

Comprehensive Income

Comprehensive income consists of net income and net unrealized gains or losses on securities available for sale and is presented in the consolidated statements of shareholders’ equity.

Reclassifications

Certain amounts in the consolidated financial statements for the prior periods have been reclassified to conform to the statement presentation for the current year. These reclassifications have no effect on net income.

Fair Value

The Company is required to disclose certain information about fair values of financial instruments, as defined in Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments”.

Limitations

Estimates of fair value are made at a specific point in time based upon where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. All of the Company’s securities available for sale have quoted market values. However, for a portion of the Company’s financial instruments, no quoted market value exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only, and, therefore, cannot be compared to the historical accounting model. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

Recent Accounting Pronouncements

In July 2006, FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN 48”), was issued. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on various income tax accounting issues, including derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 and are to be applied to all tax positions upon initial adoption. Only tax positions that meet the “more-likely-than-not” recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 is to be reported as an adjustment to the opening balance of retained earnings for the year of adoption. The Company is currently assessing what impact, if any, the adoption of FIN 48 on January 1, 2007 will have on our financial position and results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment” (“SAB 108”). SAB 108 is effective for fiscal years ending after November 15, 2006, although early application is encouraged, but not required. The Company will adopt SAB 108 beginning January 1, 2007. The Company is currently assessing what impact, if any, the adoption of SAB 108 will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This Statement applies to other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after December 15, 2007. The Company plans to adopt SFAS 157 beginning January 1, 2008. The Company is currently assessing what impact, if any, the adoption of SFAS 157 will have on our financial position and results of operations.

NOTE 2—REAL ESTATE INVESTMENTS

The following is a summary of the cost and accumulated depreciation of the Company’s land, building, improvements, construction in progress and equipment at December 31, 2006:

	Property Type	Land	Buildings, Improve, CIP & Equipment	Accumulated Depreciation
FLORIDA:
Lakeland	Industrial	$261,000	$1,715,091	$68,274
Tampa	Industrial	1,055,000	4,537,612	174,782
GEORGIA:
Augusta	Industrial	380,000	1,480,000	56,923
ILLINOIS:
Montgomery	Industrial	3,214,400	6,834,592	262,803
Wheeling	Industrial	3,739,538	7,990,042	993,205
MINNESOTA:
White Bear Lake	Industrial	1,025,000	3,744,000	528,000
NEW JERSEY:
Carlstadt	Industrial	623,000	2,578,410	333,231
NEW YORK:
Cheektowaga	Industrial	765,124	6,141,887	443,343
PENNSYLVANIA:
Quakertown	Industrial	403,000	2,135,186	82,119
TENNESSEE:
Chattanooga	Industrial	300,000	4,588,841	58,829
Shelby County	Land	11,065	-0-	-0-
TEXAS:
El Paso	Industrial	2,088,242	4,796,643	184,729
VIRGINIA:
Richmond	Industrial	459,000	3,729,794	238,818

Total as of December 31, 2006		$14,324,369	$50,272,098	$3,425,056

The following is a summary of the cost and accumulated depreciation of the Company’s land, building, improvements, construction in progress and equipment at December 31, 2005:

	Property Type	Land	Buildings, Improve, CIP & Equipment	Accumulated Depreciation
FLORIDA:
Lakeland	Industrial	$261,000	$1,714,400	$21,979
Tampa	Industrial	1,055,000	4,537,612	58,175
GEORGIA:
Augusta	Industrial	380,000	1,480,000	18,974
ILLINOIS:
Montgomery	Industrial	3,214,400	6,834,592	87,564
Wheeling	Industrial	3,739,538	7,744,694	782,221
MINNESOTA:
White Bear Lake	Industrial	1,025,000	3,744,000	432,000
NEW JERSEY:
Carlstadt	Industrial	623,000	2,578,410	271,172
NEW YORK:
Cheektowaga	Industrial	440,000	3,800,000	340,911
PENNSYLVANIA:
Quakertown	Industrial	403,000	2,135,186	27,373
TENNESSEE:
Shelby County	Land	11,065	-0-	-0-
TEXAS:
El Paso	Industrial	2,088,242	4,804,143	9,450
VIRGINIA:
Richmond	Industrial	459,000	3,729,794	143,190

Total as of December 31, 2005		$13,699,245	$43,102,831	$2,193,009

NOTE 3—ACQUISITIONS

On March 20, 2006, the Company purchased 4.7 acres of land adjacent to its property in Cheektowaga, New York for a purchase price including closing costs of approximately $325,000. This property was used to accommodate a 21,937 square foot expansion of the existing FedEx Ground facility from 62,986 square feet to 84,923 square feet. The expansion was completed during 2006 for total costs of approximately $2,342,000. The lease with FedEx Ground was extended from July 31, 2011 to August 31, 2016 and the rent was increased from $406,020 ($6.45 psf) to $686,479 ($8.08 psf) upon completion of the expansion.

On December 8, 2006, the Company purchased a 67,775 square foot industrial building in Chattanooga, Tennessee. This warehouse facility is 100% net leased to Federal Express Corporation (FDX) under a lease which expires October 28, 2012. Annual rent per the lease is $369,937 ($5.46 psf). The purchase price, including closing costs, was approximately $4,900,000. The Company obtained a short-term loan from Two River Community Bank for $4,087,000 at the Wall Street Journal Prime Rate (initial rate of 8.25%) and is due December 8, 2007. Management estimated that the fair value allocated to the lease in-place at purchase was approximately $30,000.

During the fourth quarter of 2006, the Company began an expansion of the industrial building in Wheeling, Illinois, which is leased to FedEx Ground Package System. The Company owns a 63% equity interest in this property. The building will be expanded from 107,160 square feet to 123,000 square feet at an estimated construction cost of approximately $1,451,000. As of December 31, 2006, total costs incurred were $245,348 and are included construction in progress in Real Estate Investments. The expansion is expected be completed during the second quarter of 2007. Upon completion, the lease will be extended and the annual rent will increase from $1,019,052 ($9.51 psf) to $1,208,406 ($9.82 psf).

NOTE 4—LOANS RECEIVABLE

The following is a summary of the loans held by the Company at December 31, 2006 and 2005:

			Balance
	Rate	Date	2006	2005
Financed Manufactured Homes	10%-15%	Various	$627,018	$884,336
Allowance for Losses			(9,542)	(15,793)

Net Loans Receivable			$617,476	$868,543

From 1994 through March 2001, the Company sold and financed manufactured home units. At December 31, 2006 and 2005, financed manufactured homes consist of 34 and 45 loans, respectively. These loans range from approximately $1,000 to approximately $60,000. Loans receivable for financed manufactured homes are secured by the property financed. Generally, the terms of the loans do not exceed 20 years.

NOTE 5—SECURITIES AVAILABLE FOR SALE

The Company’s securities available for sale consist primarily of debt securities and common and preferred stock of other REITs. The Company does not own more than 10% of the outstanding shares of any of these securities, nor does it have controlling financial interest.

The following is a summary of investments in debt and equity securities at December 31, 2006:

Description	Series	Interest Rate/ Dividend	Number of Shares	Cost	Estimated Fair Value
Equity Securities-Preferred Stock:
Brandywine Realty Trust	D	7.375%	8,000	$200,000	$201,200
Corporate Office Properties Trust	H	7.5%	12,000	300,000	302,160
Equity Inns, Inc.	B	8.75%	5,000	125,600	131,000
FelCor Lodging Trust	A	$1.95	4,000	98,685	99,960
Healthcare Real Estate Investment Trust	G	7.50%	27,000	675,000	837,000
Innkeepers USA Trust	C	8%	29,000	725,000	731,380
Lasalle Hotel Properties	A	10.25%	1,500	37,950	38,100
Lasalle Hotel Properties	E	8%	4,000	100,000	102,240
LTC Properties, Inc.	F	8%	5,000	125,000	125,750
Maguire Properties, Inc.	A	7.625%	7,000	175,000	173,110
The Mills Corporation	G	7.875%	4,000	100,246	87,800
Omega Healthcare Investors, Inc.	D	8.375%	12,000	300,000	319,800
PS Business Parks, Inc.	M	7.2%	18,000	450,000	459,180
Pennsylvania Real Estate Investment Trust	A	11%	10,000	361,684	543,000
Saul Centers	A	8%	18,000	450,000	461,700
SL Green Realty Corporation	C	7.625%	17,000	425,000	435,540

Total Equity Securities—Preferred Stock				4,649,165	5,048,920

Equity Securities-Common Stock:
Monmouth Real Estate Inv. Corp (affiliate)			28,000	233,684	236,600
Mills Corporation			5,000	145,316	100,000
Mission West Properties, Inc.			40,000	398,265	524,000
New Plan Excel Realty Trust			54,000	1,373,374	1,483,920
Sun Communities, Inc.			10,000	319,137	323,600
UMH Properties, Inc. (affiliate)			30,000	451,804	463,200

Total Equity Securities-Common Stock				2,921,580	3,131,320

Total Equity Securities				7,570,745	8,180,240

Debt Securities:

Government National Mortgage Association		6.5%		30,561	24,870

Total Debt Securities				30,561	24,870

Total Securities Available for Sale				$7,601,306	$8,205,110

The following is a summary of investments in debt and equity securities at December 31, 2005:

Description	Series	Interest Rate/ Dividend	Number of Shares	Cost	Estimated Fair Value
Equity Securities-Preferred Stock:
Brandywine Realty Trust	D	7.375%	8,100	$202,500	$201,285
BRE Properties, Inc.	C	6.75%	4,000	100,000	98,880
Corporate Office Properties Trust	H	7.5%	15,600	390,000	393,900
Eagle Hospitality Properties Trust, Inc.	A	8.25%	2,500	62,500	61,125
Equity Inns, Inc.	B	8.75%	5,000	125,600	128,100
FelCor Lodging Trust	A	$1.95	5,000	123,356	118,500
Glimcher Realty Trust	G	8.125%	4,000	100,000	100,760
Innkeepers USA Trust	C	8%	29,000	725,000	708,470
Lasalle Hotel Properties	A	10.25%	1,500	37,950	39,000
LTC Properties, Inc.	F	8%	8,000	200,000	201,200
Maguire Properties, Inc.	A	7.625%	8,000	200,000	196,000
The Mills Corporation	G	7.875%	4,000	100,246	100,000
Omega Healthcare Investors, Inc.	D	8.375%	14,600	365,000	368,212
PS Business Parks, Inc.	H	7%	3,000	75,000	72,600
PS Business Parks, Inc.	M	7.2%	18,000	450,000	442,800
Pennsylvania Real Estate Investment Trust	A	11%	10,000	361,684	555,000
Saul Centers	A	8%	20,800	520,000	533,104
SL Green Realty Corporation	C	7.625%	20,000	500,000	503,800
Windrose Medical Properties Trust	A	7.5%	36,100	902,500	911,525

Total Equity Securities—Preferred Stock				5,541,336	5,734,261

Equity Securities-Common Stock:
Mission West Properties, Inc.			40,000	398,265	389,600
New Plan Excel Realty Trust			50,000	1,272,888	1,159,000
UMH Properties, Inc. (affiliate)			50,000	753,006	795,000

Total Equity Securities-Common Stock				2,424,159	2,343,600

Total Equity Securities				7,965,495	8,077,861

Debt Securities:

Government National Mortgage Association		6.5%		34,136	29,631

Total Debt Securities				34,136	29,631

Total Securities Available for Sale				$7,999,631	$8,107,492

The Company had 4 securities that were temporarily impaired investments at December 31, 2006. The following is a summary:

	Less than 12 months		12 Months or Longer
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Preferred stock	$260,910	($14,336)	$-0-	$-0-
Common stock	100,000	(45,316)	-0-	-0-
GNMA—mortgage backed securities	25,315	(5,691)	-0-	-0-

Total	$386,225	($65,343)	$-0-	$-0-

There were 2 preferred stocks at an unrealized loss of 1% and 12% as of December 31, 2006, both of which recovered to gain positions subsequent to December 31, 2006. The 1 common stock at a 31% unrealized loss as of December 31, 2006 has recovered to an unrealized loss of 13% subsequent to December 31, 2006. The Company has the ability and intent to hold the GNMA mortgage backed securities to maturity.

The Company received proceeds of $1,383,904, $8,990,809 and $7,744,485 on sales or redemptions of securities during 2006, 2005 and 2004, respectively. The Company recorded the following gain on securities transactions, net.

	2006	2005	2004
Gross realized gains	$15,426	$709,496	$984,832
Gross realized losses	(2,128)	(89,877)	(26,089)
Net gain (loss) on closed futures Contracts	(16,358)	53,180	(147,586)
Unrealized gain (loss) on open futures Contracts	91,016	(28,125)	4,687

Gain on Securities Transactions, Net	$87,956	$644,674	$815,844

During the years ended December 31, 2006, 2005 and 2004, the Company invested in futures contracts of ten-year treasury notes with a notional amount of $5,000,000, with the objective of reducing the risks of rolling over the fixed mortgage debt at higher interest rates and of the exposure of the preferred equity and debt securities portfolio to interest rate fluctuations. Changes in the market value of these derivatives have been recorded in gain on securities transactions, net with corresponding amounts recorded in other assets or other liabilities on the balance sheet. The fair value of the derivatives as of December 31, 2006, 2005 and 2004 was an asset of $91,016, a liability of $28,125 and an asset of $4,687 respectively. During the years ended December 31, 2006, 2005 and 2004, the Company recorded a realized (loss) gain on settled futures contracts of ($16,358), $53,180 and ($147,586), respectively.

NOTE 6—PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consist of the following as of December 31, 2006 and 2005:

	2006	2005
Prepaid expenses	$48,280	$64,209
Deposits and pre-acquisition costs	137,504	10,000
Unrealized gain on open futures contracts	91,016	-0-

Total	$276,800	$74,209

NOTE 7—INTANGIBLE ASSETS

Intangible assets consist of the allocation of estimated value of the lease in-place at purchase of the property as follows at December 31, 2006 and 2005:

Property Location	Amortization Period (months)	2006	2005
Tampa, Florida	48	$30,000	$30,000
Lakeland, Florida	86	181,000	181,000
El Paso, Texas	119	1,710,000	1,710,000
Chattanooga, Tennessee	72	30,000	-0-

Total Intangible Assets		1,951,000	1,921,000
Accumulated Amortization		(225,092)	(20,059)

Total Intangible Assets, Net		$1,725,908	$1,900,941

NOTE 8—DEBT

Mortgages Payable

The following is a summary of mortgages payable at December 31, 2006 and 2005:

Property	Interest Rate	Maturity	2006	2005
Tampa	5.24%	2010	$568,841	$586,997
Minnesota	7.04%	2012	2,649,067	2,823,490
Illinois (Montgomery)	6.50%	2012	6,095,426	6,229,230
Tampa	5.71%	2015	3,232,243	3,330,147
Illinois (Wheeling)	5.68%	2016	6,795,303	7,081,790
New York	6.78%	2017	2,512,440	2,666,181
Texas	5.50%	2017	5,985,884	6,175,000
New Jersey	7.75%	2021	2,013,237	2,084,351

Total Mortgages Payable			$29,852,441	$30,977,186

Principal on the foregoing debt is scheduled to be paid as follows:

2007	1,223,100
2008	1,301,227
2009	1,384,417
2010	1,994,055
2011	1,595,311
Thereafter	22,354,331

$29,852,441

Convertible Subordinated Debentures

Debentures—due 2013:

On October 23, 2003, the Company completed a private placement offering of $5,370,000 (less approximately $374,000 in offering costs) of 8% Convertible Subordinated Debentures, due 2013 (the 2013 Debentures). Interest is paid semi-annually in arrears on April 30 and October 31 of each year, commencing April 30, 2004. The 2013 Debentures are convertible into common stock of the Company at any time prior to redemption or maturity, at the conversion price of $6.00 per share (equivalent to a rate of 166.67 shares of common stock for each $1,000 principal amount), subject to adjustment under certain conditions.

The Company may redeem the 2013 Debentures, at its option, in whole or in part, at any time on and after October 31, 2004 at the redemption prices set below. The redemption price, expressed as a percentage of the principal amount, is as follows for the 12-month periods beginning on:

Period	Redemption Price
October 23, 2004	110%
October 23, 2005	110%
October 23, 2006	110%
October 23, 2007	105%
October 23, 2008 and Thereafter	100%

In each case, the Company will pay accrued and unpaid interest to, but excluding, the date fixed for redemption. No sinking fund is provided for the 2013 Debentures.

One 2013 Debenture holder converted $50,000 of 2013 Debentures into 8,333 shares of common stock during the year ended December 31, 2006. The Company also redeemed $100,000 in 2013 Debentures during the year ended December 31, 2006 at 100%. One 2013 Debenture holder converted $50,000 of 2013 Debentures into 8,333 shares of common stock during the year ended December 31, 2005.

Debentures—due 2015:

On March 30, 2005, the Company completed a private placement offering of $10,420,000 (less approximately $456,000 in offering costs) of 8% Convertible Subordinated Debentures, due 2015 (the 2015 Debentures). Interest is paid semi-annually in arrears on April 30 and October 31 of each year, commencing October 31, 2005. The 2015 Debentures are convertible into common stock of the Company at any time prior to redemption or maturity, at the conversion price of $7.50 per share (equivalent to a rate of 133.3333 shares of common stock for each $1,000 principal amount), subject to adjustment under certain conditions.

The Company may redeem the 2015 Debentures, at its option, in whole or in part, at any time on and after March 30, 2006 at the redemption prices set below. The redemption price, expressed as a percentage of the principal amount, is as follows for the 12-month periods beginning on:

Period	Redemption Price
March 30, 2006	110%
March 30, 2007	110%
March 30, 2008	110%
March 30, 2009	110%
March 30, 2010	105%
March 30, 2011 and Thereafter	100%

In each case, the Company will pay accrued and unpaid interest to, but excluding, the date fixed for redemption. No sinking fund is provided for the 2015 Debentures.

The Company redeemed $100,000 in 2015 Debentures during the year at 100%.

Loans Payable

Two River Community Bank (Two River):

On December 8, 2006, the Company closed on a $4,087,000 short term loan with Two River in connection with the purchase of the property in Chattanooga, Tennessee. The interest rate is based on the Wall Street Journal

Prime Rate and is initially 8.25%. Interest due monthly and the entire principal and any accrued interest is due December 8, 2007. This loan is secured by the Company’s deposit account at Two River with a balance of $350,000.

On April 15, 2004, the Company closed on a $1,000,000 line of credit with Two River secured by the Company’s manufactured home loans. The interest rate is 5%. The line of credit expired in April 2006. The balance on the line of credit at December 31, 2006 and 2005 was $-0- and $760,998, respectively.

On December 16, 2004, the Company closed on a $2,500,000 short term loan with Two River, secured by the property in Richmond, Virginia. The interest rate was 6.00%. The loan matured on September 16, 2005, however the Company prepaid this loan in April 2005.

Wachovia Securities:

The Company uses the margin loan for purchasing securities, for temporarily funding for acquisitions, and for working capital purposes. At December 31, 2006 and 2005, the margin loan was $815,039 and $-0-, respectively. The interest rate ranged from 6% to 7% during the year ended December 31, 2006 and 4% to 6% during the year ended December 31, 2005. This loan is secured by investment securities with a market value of $8,205,110 and $8,107,492 at December 31, 2006 and 2005, respectively. The margin loan is due on demand. The Company must maintain a coverage ratio of approximately 50%.

NOTE 9—EMPLOYMENT AGREEMENT

Effective January 1, 2006, the Company and Michael P. Landy entered into a three-year employment agreement, under which the employee receives an annual base salary of $150,000 for 2006, increasing to $165,000 in 2007 and $181,500 in 2008, plus bonuses and customary fringe benefits. No accruals were recorded in connection with this employment agreement. The Company allocates a portion of the employee’s salary to UMH and MREIC, both affiliated entities.

NOTE 10—EMPLOYEE STOCK OPTION PLAN

On September 28, 2004, the Company’s shareholders approved and ratified the 2004 Stock Option Plan (the 2004 plan) authorizing the grant to officers and key employees of options to purchase up to 750,000 shares of common stock. Options may be granted at any time through September 27, 2014. No option shall be available for exercise beyond ten years. All options are exercisable after one year from date of grant. The option price shall not be below the fair market value at date of grant. Cancelled or expired options are added back to the pool of shares available under the 2004 plan.

The Company accounts for stock options in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123). The Company has selected the prospective method of adoption under the provisions of SFAS No. 148, “Accounting for Stock Based Compensation, Transition and Disclosure”. SFAS 123R requires that compensation cost for all stock awards be calculated and amortized over the service period (generally equal to the vesting period). During the year ended December 31, 2006, no options were granted. During the year ended December 31, 2005, 11 employees were granted options to purchase a total of 82,000 shares. The fair value of those options was approximately $0.65 based on assumptions noted below and the fair value is being amortized over the 1-year vesting period.

A summary of the status of the Company’s stock option plans as of December 31, 2006, 2005 and 2004, and changes during the periods then ended are as follows:

	12/31/06		12/31/05		12/31/04
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	142,000	$4.66	80,000	$3.08	80,000	$3.08
Granted	-0-	-0-	82,000	5.70	-0-	-0-
Expired/Cancelled	-0-	-0-	-0-	-0-	-0-	-0-
Exercised	-0-	-0-	(20,000)	2.625	-0-	-0-

Outstanding at end of period	142,000	$4.66	142,000	$4.66	80,000	$3.08

Exercisable at year end	142,000		60,000		80,000

Weighted-average fair value of options granted during the year		$-0-		$0.65		$-0-

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants:

2005
Dividend yield	8.77%
Expected volatility	30.18%
Risk-free interest rate	4.73%
Expected lives (years)	8

The following is a summary of stock options outstanding as of December 31, 2006:

Date of Grant	Number of Employees	Number of Shares	Option Price	Expiration Date
10/4/01	1	50,000	3.30	10/4/09
1/16/02	2	10,000	2.90	1/16/07
9/21/05	11	82,000	5.70	9/21/13

		142,000

As of December 31, 2006, there were 668,000 shares available for grant under the 2004 Plan.

NOTE 11—DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Effective August 28, 1995, the Company implemented a Dividend Reinvestment and Stock Purchase Plan (DRIP). Under the terms of the DRIP, shareholders who participate may reinvest all or part of their dividends in additional shares of the Company at approximately 95% of the market price. Shareholders may also purchase additional shares at approximately 95% of its market price by making optional cash payments. For the year ended December 31, 2006, 2005 and 2004, the Company received $5,192,831, $4,948,282 and $4,168,273, respectively, (which included dividend reinvestments of $543,397, 447,651, and $417,409, respectively.) There were 994,979, 861,670 and 669,018 new shares issued during 2006, 2005 and 2004, respectively.

The Company paid the following dividends in the years 2006, 2005 and 2004:

Payment Date	Record Date	Amount	Per Share
12/15/2006	11/15/2006	$1,382,149	$0.25
06/15/2006	05/15/2006	1,282,600	0.25
12/15/2005	11/15/2005	1,125,215	0.25
06/15/2005	05/15/2005	1,003,701	0.25
12/15/2004	11/15/2004	914,066	0.25
06/15/2004	05/17/2004	820,106	0.25

NOTE 12—INCOME FROM LEASES

The Company derives income from operating leases on its commercial properties. In general, these leases are written for periods up to ten years with various provisions for renewal. In addition, these leases generally contain clauses for reimbursement (or direct payment) of real estate taxes, maintenance, insurance and certain operating expenses of the properties. Minimum rents due under noncancellable leases at December 31, 2006 are scheduled as follows:

Year Ending December 31,	2007	$5,033,263
	2008	5,065,265
	2009	4,971,866
	2010	3,979,656
	2011	3,005,474
	Thereafter	8,755,718

		30,811,242

NOTE 13—INCOME TAXES

Federal Income Tax

The Company has elected to be taxed as a REIT under the applicable provisions of the Internal Revenue Code and the comparable New Jersey and state Statutes. Under such provisions, the Company will not be taxed on that portion of its taxable income distributed currently to shareholders, provided that at least 90% of its taxable income is distributed. As the Company has and intends to continue to distribute all of its income currently, no provision has been made for income taxes. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state, and local income taxes.

Federal Excise Tax

The Company does not have a Federal excise tax liability for the calendar year 2006 since it intends to or has distributed all of its annual income. As the Company had not distributed all of its income currently during the years ended December 31, 2005 and 2004, a provision for Federal excise and other taxes of $47,892 and $121,646 has been made for the years ended December 31, 2005 and 2004, respectively. Included in the 2005 and 2004 tax provision is a Federal liability for built-in gains on the sale of assets acquired by the Company before its REIT election.

Reconciliation Between GAAP Net Income and Taxable Income

The following table reconciles GAAP net income to taxable income for the years ended December 31, 2006, 2005, and 2004:

	2006 Estimate	2005 Actual	2004 Actual
GAAP net income	$358,776	$1,167,261	$1,237,361
Book / tax difference on gains / losses from capital transactions	-0-	71,200	(12,800)
Activities from partnership investments	-0-	(67,000)	24,700
Stock option expense	35,550	-0-	-0-
Incentive stock options exercised	-0-	-0-	-0-
Deferred compensation	(5,000)	-0-	-0-
Other book / tax differences, net	(14,300)	(37,900)	23,100

Taxable income before adjustments	375,026	1,133,561	1,272,361
Less capital gains	(54,700)	(870,200)	(724,000)

Adjusted taxable income subject to 90% dividend requirement	$320,326	$263,361	$548,361

NOTE 14—CONTINGENCIES AND COMMITMENTS

The Company is subject to claims and litigation in the ordinary course of business. Management does not believe that any such claim or litigation will have a material adverse effect on the consolidated balance sheet or results of operations.

As of December 31, 2006, the Company had approximately $1,200,000 in commitments under the construction contract for the expansion of the Wheeling, Illinois industrial building. Construction of the expansion is expected to be completed during the second quarter of 2007.

The Company has contracts to purchase two industrial buildings for approximately $10,900,000. The purchases are anticipated to close in the second quarter of fiscal year 2007.

NOTE 15—PAYMENTS TO AFFILIATED PERSONS AND RELATED PARTY TRANSACTIONS

Management currently operates two additional REITs, Monmouth Real Estate Investment Corporation and UMH Properties, Inc. Certain general and administrative expenses are shared among these companies based on use or service provided. Allocations of salaries and benefits are made based on the amount of employees and time dedicated to each affiliated Company.

Payments to Affiliated Persons

During 2006, 2005 and 2004, Eugene W. Landy, President of the Company, received $70,700, $70,700 and $53,200, respectively in salary, legal and director fees for these periods, respectively.

Transactions with UMH Properties, Inc. (UMH)

UMH owns and operates manufactured home communities. Four Directors of the Company are also Directors and shareholders of UMH.

During the years ended December 31, 2006, 2005, and 2004, the Company sold 1, 4, and 3 manufactured homes, respectively, to UMH for total sales prices of $20,361, $79,305 and $64,824, respectively, at the Company’s cost. These sales represented 40%, 100% and 39%, respectively, of the total sales made by the Company. These manufactured homes were available through the Company, but could have been acquired by UMH from a third party at approximately the same price.

UMH financed/refinanced certain loans made by the Company to third parties during 2006, 2005 and 2004. The total amount financed was $-0-, $10,500 and $70,150, respectively.

The Company from time to time holds common stock of UMH in its securities portfolio. During 2005, the Company purchased 50,000 shares of UMH in the open market. During 2006, 2005 and 2004, the Company sold 20,000, -0- and 11,000 shares of the common stock of UMH in the open market and recognized a gain of $8,294, $-0-, and $103,705, respectively. See Note No. 5 for current security holdings of UMH.

UMH held the following amounts of the Convertible Subordinated Debentures as of December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005
2013 Debentures	$1,000,000	$1,000,000
2015 Debentures	5,000,000	5,000,000

Total	$6,000,000	$6,000,000

Transactions with Monmouth Real Estate Investment Corporation (MREIC)

MREIC owns industrial properties on long-term net leases to investment-grade tenants. Three Directors of the Company are also Directors of MREIC. During 2006, the Company purchased 28,000 shares of MREIC in the open market. During 2004, the Company sold the common stock of MREIC in the open market and recognized a gain of $1,626.

MREIC owned $500,000 of the 2013 Debentures as of December 31, 2006 and 2005.

A Director of MREIC owns $250,000 of the 2013 Debenture and $100,000 of the 2015 Debenture as of December 31, 2006 and 2005.

NOTE 16—GROUP CONCENTRATIONS OF CREDIT RISK

The Company owns 12 properties totaling 869,210 square feet of which 7 properties or 472,565 square feet (or 54%) are leased to Federal Express Corporation and subsidiaries (FDX). Rental income and reimbursements from FDX totaled approximately $3,428,000, $2,281,000 and $2,180,000 or 56%, 47% and 77%, for the years ended December 31, 2006, 2005, and 2004, respectively.

The Company’s loan portfolio is diversified. Generally, loans are collateralized by the manufactured homes. At December 31, 2006, 2005 and 2004, all loans were secured.

NOTE 17—SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the year ended December 31, 2006, 2005 and 2004, for interest and taxes are as follows:

	12/31/06	12/31/05	12/31/04
Interest	$3,165,225	$2,717,217	$1,621,970

Taxes	59,919	31,792	151,489

During the years ended December 31, 2006, 2005 and 2004, the Company had dividend reinvestments of $543,397, $447,651 and $417,409, respectively, which required no cash transfers.

During the years ended December 31, 2006, 2005, and 2004, the collateral for loans receivable of $23,310, $105,040 and $235,512, respectively, was repossessed and placed in inventory.

NOTE 18—SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is the Unaudited Selected Quarterly Financial Data:

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

THREE MONTHS ENDED

2006	March 31	June 30	September 30	December 31
Total Income	$1,763,418	$1,826,416	$1,663,383	$1,726,817
Total Expenses (including minority interest)	1,563,675	1,651,898	1,779,379	1,626,309
Net Income (Loss)	199,743	174,518	(115,996)	100,508
Net Income (Loss) per Share—Basic	0.04	0.03	(0.02)	0.02
Net Income (Loss) per Share—Diluted	0.04	0.03	(0.02)	0.02

2005	March 31	June 30	September 30	December 31
Total Income	$1,800,581	$1,547,860	$1,968,578	$1,423,788
Total Expenses (including minority interest)	1,152,240	1,394,653	1,676,054	1,350,599
Net Income	648,341	153,207	292,524	73,189
Net Income per Share—Basic	0.17	0.04	0.07	0.02
Net Income per Share—Diluted	0.12	0.04	0.07	0.02

MONMOUTH CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

	March 31, 2007	December 31, 2006
ASSETS
Real Estate Investments:
Land	$15,314,369	$14,324,369
Buildings, Improvements and Equipment, net of accumulated depreciation of $3,805,351 and $3,425,056, respectively	51,911,096	46,847,042

Total Real Estate Investments	67,225,465	61,171,411
Cash and Cash Equivalents	3,103,680	1,659,330
Restricted Cash	350,000	350,000
Securities Available for Sale, at Fair Value	4,397,591	8,205,110
Tenant and Other Receivables	48,754	68,117
Deferred Rent Receivable	129,091	122,963
Loans Receivable, net of allowance for losses of $9,542 and $9,542, respectively	562,223	617,476
Inventory	47,302	56,615
Prepaid Expenses and Other Assets	290,864	276,800
Financing Costs, net of accumulated amortization of $406,005 and $366,693, respectively	1,141,874	1,090,259
Leasing costs, net of accumulated amortization of $134,842 and $123,433, respectively	386,966	398,375
Intangible Assets, net of accumulated amortization of $277,500 and $225,092, respectively	2,020,000	1,725,908

TOTAL ASSETS	$79,703,810	$75,742,364

-UNAUDITED-

See Notes to the Consolidated Financial Statements

MONMOUTH CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS (CONT’D.)

AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

	March 31, 2007	December 31, 2006
LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages Payable	$33,555,931	$29,852,441
Convertible Subordinated Debentures, due 2013	5,270,000	5,270,000
Convertible Subordinated Debentures, due 2015	10,220,000	10,220,000
Loans Payable	4,019,700	4,902,039
Accounts Payable and Accrued Expenses	711,890	405,576
Other Liabilities	257,189	102,950

Total Liabilities	54,034,710	50,753,006

Minority Interest	3,230,199	3,081,041

Shareholders’ Equity:
Common Stock par value $1.00 per share; authorized 10,000,000 shares; issued and outstanding 5,735,303 and 5,643,796 shares respectively	5,735,303	5,643,796
Additional Paid-In Capital	19,582,274	19,215,250
Accumulated Other Comprehensive Income	51,028	603,804
Distributions in Excess of Net Earnings	(2,929,704)	(3,554,533)

Total Shareholders’ Equity	22,438,901	21,908,317

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$79,703,810	$75,742,364

-UNAUDITED-

See Notes to the Consolidated Financial Statements

MONMOUTH CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED

MARCH 31, 2007 AND 2006

	Three Months Ended
	3/31/07	3/31/06
Income:
Rental Income & Reimbursements	$1,695,177	$1,425,049
Interest and Dividend Income	158,413	181,775
Gain on Securities Transactions, net	624,058	156,594

Total Income	2,477,638	1,763,418

Expenses:
Operating Expenses	164,878	124,312
Real Estate Taxes	183,736	93,675
Office and General Expense	236,887	214,727
Interest Expense	832,866	770,545
Depreciation	380,295	300,283

Total Expenses	1,798,662	1,503,542

Income Before Minority Interest	678,976	259,876
Minority Interest	54,147	60,130

Net Income	$624,829	$199,746

Net Income Per Share – Basic and Diluted:
Basic	$0.11	$0.04

Diluted	$0.11	$0.04

Weighted-Average Shares Outstanding:
Basic	5,704,939	4,754,898

Diluted	5,727,773	4,780,863

-UNAUDITED-

See Notes to Consolidated Financial Statement

MONMOUTH CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$624,829	$199,746
Adjustments to reconcile net income to net cash provided by operating activities:
Income Allocated to Minority Interest	54,146	60,130
Depreciation and Amortization	483,424	401,516
Stock Based Compensation Expense	8,200	13,325
Gain on Securities Transactions, net	(624,058)	(156,594)
Changes In Operating Assets and Liabilities:
Deferred Rent and Tenant & Other Receivables	13,235	24,149
Inventory	9,313	-0-
Prepaid Expenses and Other Assets	(14,064)	34,563
Accounts Payable and Accrued Expenses	306,314	252,688
Other Liabilities	154,239	163,244

Net Cash Provided by Operating Activities	1,015,578	992,767

CASH FLOWS FROM INVESTING ACTIVITIES:
Collections and Other Decreases in Loans Receivable	55,253	58,534
Purchase of Securities Available for Sale	-0-	(428,213)
Proceeds from Sales and Other Decreases in Securities Available for Sale	3,878,801	1,270,304
Increase in Construction in Progress	(529,049)	-0-
Purchase of Real Estate and Intangible Assets	(6,251,800)	(343,347)

Net Cash Provided by (Used in) Investing Activities	(2,846,795)	557,278

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Decrease in Loans Payable	(882,339)	(760,998)
Proceeds from Mortgages	4,000,000	-0-
Principal Payments on Mortgages	(296,510)	(262,025)
Payment of Financing Costs	(90,927)	-0-
Increase (Decrease) in Minority Interest	95,012	(52,518)
Proceeds from Exercise of Stock Options	29,000	-0-
Proceeds from the Issuance of Common Stock	421,331	1,275,005

Net Cash Provided by Financing Activities	3,275,567	199,464

Net Increase in Cash	1,444,350	1,749,509
Cash at Beginning of Period	1,659,330	1,739,991

Cash at End of Period	$3,103,680	$3,489,500

-UNAUDITED-

See Notes to the Consolidated Financial Statements

MONMOUTH CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007

NOTE 1—ORGANIZATION AND ACCOUNTING POLICY

The interim consolidated financial statements furnished herein reflect all adjustments which were, in the opinion of management, necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2007 and for all periods presented. All adjustments made in the interim period were of a normal recurring nature. Certain footnote disclosures which would substantially duplicate the disclosures contained in the audited financial statements and notes thereto included in the Annual Report of Monmouth Capital Corporation for the year ended December 31, 2006 have been omitted.

Monmouth Capital has elected to be taxed as a real estate investment trust (REIT). As a REIT, Monmouth Capital would not be taxed on the portion of its income which is distributed to shareholders, provided it meets certain requirements.

Certain reclassifications have been made to the financial statements for the prior period to conform to the current period presentation.

On March 26, 2007, Monmouth Capital, Monmouth Real Estate Investment Corporation (MREIC), and Route 9 Acquisition, Inc., a wholly-owned subsidiary of MREIC (Route 9), entered into an Agreement and Plan of Merger (the Merger Agreement). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Route 9 will merge with and into MCC, with MCC continuing as the surviving corporation, as a wholly-owned subsidiary of MREIC (the Merger).

Pursuant to the Merger Agreement, at the effective time and as a result of the Merger, each issued and outstanding share of MCC’s common stock, par value $1.00 per share (MCC’s common stock) shall be converted into and exchanged for the right to receive 0.655 (the Exchange Ratio) shares (the Merger Consideration) of MREIC’s common stock, par value $0.01 per share. Upon consummation of the Merger, MCC’s outstanding 8.0% Convertible Subordinated Debentures due 2013 and 8.0% Convertible Subordinated Debentures due 2015 will remain outstanding and will become convertible into shares of MREIC common stock, at conversion prices adjusted to reflect the Exchange Ratio.

Following the effective time of the Merger, certain members of MCC’s board of directors will become members of MREIC’s board of directors. Consummation of the Merger is subject to customary conditions, including:

•	The approval of the holders of MREIC’s common stock and MCC’s common stock;

•	The absence of any legal prohibition on consummation of the Merger;

•	Obtaining governmental and third-party consents the failure of which, if not obtained, would reasonably be expected to have a material adverse effect;

•	The accuracy of the representations and warranties (subject generally to a material adverse effect standard);

•	The material performance of all covenants;

•	The delivery of customary legal opinions as to the federal tax treatment of the merger and the status of each of MREIC and MCC as a REIT under the Code.

The Merger Agreement contains certain termination rights for both MREIC and MCC and provides that, upon termination of the Merger Agreement under specified circumstances, MCC may be required to pay MREIC a termination fee of up to $1 million and/or reimburse MREIC for its reasonable out-of-pocket transaction expenses up to $500,000.

Additional information regarding the Merger was contained in the Report on Form 8-K filed by MCC with the Securities and Exchange Commission on March 27, 2007. Further information will be contained in the proxy statement to be distributed by MCC in connection with a special meeting of MCC’s shareholders to be held to consider the proposed Merger.

Employee Stock Options

Monmouth Capital accounts for stock options in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R). Monmouth Capital has selected the prospective method of adoption under the provisions of SFAS No. 148, “Accounting for Stock Based Compensation, Transition and Disclosure”. SFAS 123R requires that compensation cost for all stock awards be calculated and amortized over the service period (generally equal to the vesting period). This compensation cost is determined using option pricing models, intended to estimate the fair value of the awards at the grant date.

Compensation costs, which have been determined consistent with SFAS No. 123R, were $8,200 and $13,325 for the three months ended March 31, 2007 and 2006, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighed-average assumptions used for grants in the following years: (no options were granted in 2006):

	2007	2005
Dividend yield	9.49%	8.77%
Expected volatility	25.43%	30.18%
Risk-free interest rate	4.76%	4.73%
Expected lives	8	8

The weighted-average fair value of options granted during the three months ended March 31, 2007 was $0.40.

During the three months ended March 31, 2007, the following stock options were granted:

Date of Grant	Number of Employees	Number of Shares	Option Price	Expiration Date
1/22/07	11	82,000	$5.27	1/22/15

During the three months ended March 31, 2007, two employees exercised their stock options and purchased 10,000 shares for a total of $29,000. As of March 31, 2007, there were options outstanding to purchase 214,000 shares and 586,000 shares were available for grant under Monmouth Capital’s 2004 Stock Option Plan.

NOTE 2—NET INCOME PER SHARE AND COMPREHENSIVE INCOME

Basic net income per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing net income plus interest expense related to Monmouth Capital’s Convertible Subordinated Debentures (the Debentures) by the weighted-average number of common shares outstanding plus the weighted-average number of shares that would be issued upon exercise of stock options pursuant to the treasury stock method, plus the number of shares resulting from the possible conversion of the Debentures.

Diluted net income per share was calculated as follows:

	Three Months Ended 3/31/07	Three Months Ended 3/31/06
Net Income	$624,829	$199,746
Interest expense related to the Debentures	-0-	-0-

Net Income for Diluted Net Income per Share	624,829	199,746

Weighted-Average Shares Outstanding	5,704,939	4,754,898
Shares of common stock related to the potential conversion of stock options	22,834	25,965
Shares of common stock related to the potential conversion of the Debentures	-0-	-0-

Diluted Weighted-Average Shares Outstanding	5,727,773	4,780,863

Diluted Net Income Per Share	$0.11	$0.04

Interest expense relating to Monmouth Capital’s Debentures totaling $309,800 and $315,800 for the three months ended March 31, 2007 and 2006, respectively and common stock relating to the potential conversion of Monmouth Capital’s Debentures totaling 2,241,000 and 2,276,000 common shares for the three months ended March 31, 2007 and 2006, respectively, were excluded from the computation due to their antidilutive effect.

The following table sets forth the components of Monmouth Capital’s comprehensive income:

	Three Months Ended 3/31/07	Three Months Ended 3/31/06
Net Income	$624,829	$199,746
Other Comprehensive Income, net of tax
Unrealized holding gains (losses) arising during the period	(552,776)	228,986

Comprehensive Income	$72,053	$428,732

NOTE 3—REAL ESTATE INVESTMENTS

On March 22, 2007, Monmouth Capital purchased an 84,400 square foot industrial building in Bedford Heights, Ohio. The building is 100% net-leased to Federal Express Corporation (FDX) through August 31, 2013. The purchase price including closing costs was approximately $6,200,000. Monmouth Capital obtained a mortgage of $4,000,000 at a fixed interest rate of 5.96%, which matures March 2017, and obtained approximately $2,240,000 from its margin loan to finance the acquisition. Management estimated that the value allocated to the lease in place at purchase was approximately $346,500.

During the fourth quarter of 2006, Wheeling Partners, LLC, began an expansion of the industrial building in Wheeling, Illinois, leased to FedEx Ground Package System. Monmouth Capital owns a 63% equity interest in Wheeling Partners, LLC. The building will be expanded from 107,160 square feet to 123,000 square feet at an estimated construction cost of approximately $1,451,000. As of March 31, 2007, total costs incurred were $781,282. These costs are included as construction in progress in Real Estate Investments. The expansion is expected be completed during 2007. Upon completion, the lease will be extended and the annual rent will increase from $1,019,052 ($9.51 psf) to $1,208,406 ($9.82 psf).

Monmouth Capital has a concentration of FDX and FDX subsidiary-leased properties. The percentage of FDX leased square footage to the total of Monmouth Capital’s rental space was 58% as of March 31, 2007. Annualized rental income and occupancy charges from FDX and FDX subsidiaries are estimated to be approximately 61% of total estimated rental and occupancy charges for fiscal 2007.

NOTE 4—SECURITIES AVAILABLE FOR SALE AND DERIVATIVE INSTRUMENTS

During the three months ended March 31, 2007 Monmouth Capital sold or redeemed securities available for sale with original cost of $3,220,665, recognizing a gain on sale of $658,136.

During the three months ended March 31, 2007, Monmouth Capital invested in futures contracts of ten-year treasury notes with a notional amount of $5,000,000, with the objective of reducing the risk of rolling over Monmouth Capital’s fixed rate mortgages at higher interest rates and the exposure of the preferred equity and debt securities portfolio to interest rate fluctuations. Changes in the market value of these derivatives have been recorded in gain (loss) on securities transactions, net with corresponding amounts recorded in other assets or other liabilities on the balance sheet. The fair value of the derivatives at March 31, 2007 was an asset of $33,594. During the three months ended March 31, 2007, Monmouth Capital recorded a realized loss on settled futures contracts of $67,672, which is included in gain on securities transactions, net.

NOTE 5—PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consist of the following as of March 31, 2007 and December 31, 2006:

	March 31, 2007	December 31, 2006
Prepaid expenses	$48,428	$48,280
Deposits and pre-acquisition costs	184,998	137,504
Deferred Merger costs	23,844	-0-
Unrealized gain on open futures contracts	33,594	91,016

Total	$290,864	$276,800

NOTE 6—SHAREHOLDER’S EQUITY

During the three months ended March 31, 2007, Monmouth Capital received $421,331 from the Dividend Reinvestment and Stock Purchase Plan (DRIP). There were 81,507 shares of common stock issued, resulting in 5,735,303 shares outstanding. Two participants exercised options to purchase 10,000 shares of common stock for total proceeds of $29,000 during the three months ended March 31, 2007.

On April 3, 2007, Monmouth Capital declared a dividend of $.25 per share to shareholders of record as of May 15, 2007, to be paid June 15, 2007.

In connection with the execution of the Merger Agreement, Monmouth Capital modified its DRIP to no longer accept any cash investments after March 27, 2007. In addition, Monmouth Capital was not enrolling any additional participants in the DRIP, nor allowing current participants to elect dividend reinvestment. Those participants already electing dividend reinvestment would have the June 15, 2007 dividend reinvested in common shares of Monmouth Capital. Any dividends declared subsequent to June 15, 2007, would be paid in cash.

NOTE 7—SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest and taxes during the three months ended March 31, 2007 and 2006 was as follows:

	2007	2006
Interest	$523,300	$455,743
Taxes	12,448	34,130

During the three months ended March 31, 2007 and 2006, Monmouth Capital repossessed the collateral for loans receivable of $-0- and $22,627, respectively, and placed the collateral into inventory.

NOTE 8—CONTINGENCIES AND COMMITMENTS

Monmouth Capital is subject to claims and litigation in the ordinary course of business. Management does not believe that any such claim or litigation will have a material adverse effect on the consolidated balance sheet or results of operations.

As of March 31, 2007, Wheeling Partners, LLC, of which Monmouth Capital owns approximately 63%, had approximately $700,000 remaining in commitments under the construction contract for the expansion of the Wheeling, Illinois industrial building. Construction of the expansion is expected to be completed during 2007.

Monmouth Capital has a contract to purchase an industrial building for approximately $4,700,000. This purchase is anticipated to close in the second quarter of fiscal year 2007.

NOTE 9—SUBSEQUENT EVENTS

On April 11, 2007, Monmouth Capital closed on a mortgage of $3,200,000 on the Chattanooga, Tennessee property. The proceeds were used to repay the short term note with Two River Community Bank of $4,087,000, which was due December 8, 2007. The interest rate on the new mortgage is fixed at 5.96% and matures in April 2022.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

MONMOUTH CAPITAL CORPORATION,

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

AND

ROUTE 9 ACQUISITION, INC.

DATED AS OF MARCH 26, 2007

Exhibits:

Exhibit A:	Second Amended and Restated Certificate of Incorporation of Monmouth Capital Corporation
Exhibit B:	Amended and Restated By-Laws of Monmouth Capital Corporation
Exhibit C:	Company and Surviving Company Directors and Officers

Schedules:

Schedule 4.1:	Definition of a Party’s Knowledge
Schedule 4.2(b):	Existence; Good Standing; Authority; Compliance with Law
Schedule 4.4(a):	Capitalization (Equity)
Schedule 4.4(b):	Capitalization (Bonds; Debentures; Notes)
Schedule 4.4(d):	Capitalization (Registration Rights)
Schedule 4.5:	Subsidiaries
Schedule 4.7:	Consents and Approvals; No Violations
Schedule 4.9:	SEC Reports; Financial Statements
Schedule 4.10:	Litigation
Schedule 4.13:	Taxes
Schedule 4.14(a):	Real Property (Interests)
Schedule 4.14(c):	Real Property (Pending Agreements)
Schedule 4.14(i):	Real Property (Joint Ventures)
Schedule 4.15:	Assets
Schedule 4.16:	Environmental Matters
Schedule 4.17(a):	Employee Benefit Plans (Employee Programs)
Schedule 4.17(c):	Employee Benefit Plans (Commitments)
Schedule 4.17(d):	Employee Benefit Plans (Payments Resulting from the Merger)
Schedule 4.17(e):	Employee Benefit Plans (Nonqualified Deferred Compensation Plans)
Schedule 4.19:	Financial Advisor
Schedule 4.21:	Vote Required
Schedule 4.22(a):	Material Contracts
Schedule 4.22(b):	Material Contracts (Debt Instruments)
Schedule 4.25:	No Payments to Employees, Officers or Directors
Schedule 5.1:	Conduct of the Parties

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 26, 2007, is made by and among Monmouth Capital Corporation, a New Jersey corporation (“Juniper”), Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), and Route 9 Acquisition, Inc., a New Jersey corporation and a wholly-owned subsidiary of the Company (“MergerCo”).

WHEREAS, the Parties wish to effect a business combination through a merger of MergerCo with and into Juniper (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the New Jersey Business Corporation Act (the “NJBCA”);

WHEREAS, Juniper’s Special Committee (as hereinafter defined) has authorized Juniper to enter into this Agreement and has recommended to Juniper’s Board of Directors, and Juniper’s Board of Directors has declared advisable and submitted to Juniper’s stockholders for approval, this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Company’s Special Committee (as hereinafter defined) has authorized the Company to enter into this Agreement and has recommended to the Company’s Board of Directors, and the Company’s Board of Directors has declared advisable and submitted to the Company’s stockholders for approval, the Merger on the terms set forth in this Agreement;

WHEREAS, the Board of Directors of MergerCo has authorized MergerCo to enter into this Agreement, determined that the Merger and the other transactions contemplated by this Agreement are advisable and has submitted this Agreement, the Merger and the other transactions contemplated by this Agreement to the sole stockholder of MergerCo for its approval, and the Company, as the sole stockholder of MergerCo, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Company, MergerCo and Juniper desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the Company, MergerCo and Juniper hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS.

For purposes of this Agreement, the term:

“Acquisition Proposal” means any inquiry, proposal, offer or expression of interest by any third party relating to a merger, consolidation or other business combination involving Juniper, or any purchase of more than 20% of the consolidated assets of Juniper (including the shares and assets of its subsidiaries) or more than 20% of the shares of Juniper (other than pursuant to the exercise of Juniper Stock Options in accordance with their terms) or the issuance of any securities (or rights to acquire securities) of Juniper or any subsidiary of Juniper, or any similar transaction, or any agreement, arrangement or understanding requiring Juniper to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Any material modification of an Acquisition Proposal (including any modification of the economic terms) shall constitute a new Acquisition Proposal.

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Board of Directors” or “Board” means, with respect to any Party, that Party’s board of directors or any duly authorized committee thereof.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which the SEC is closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” of a Party means, as applicable, the Juniper Common Stock or the Company Common Stock.

“Confidential Information” of a Party means any non-public information disclosed by a Party to the Other Party or its authorized representatives pursuant to Section 6.2(a) but excluding information or materials that the Other Party can prove (i) are or became generally known or available to the public through no fault of the Other Party; (ii) were lawfully disclosed to the Other Party by a third party who is not, to the Other Party’s knowledge, under any obligation, whether contractual, fiduciary, statutory, or otherwise, of confidentiality to the Party with respect to such Proprietary Information; (iii) were at any time developed by the Other Party independently without use of, or reference to, the Confidential Information of the Party or (iv) were disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body with proper jurisdiction.

“DRIP” of a Party means that Party’s Dividend Reinvestment and Share Purchase Plan.

“Environment” means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any biota living in or on such media.

“Environmental Laws” means any federal, state or local statute, law, including common laws, ordinance, regulation, rule, code, or binding order, including any judicial or administrative order, consent decree, judgment, injunction, permit or authorization, in each case having the force and effect of law, relating to the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means an Affiliate of any Person if it would have ever been considered a single employer with such Person under ERISA Section 4001(b) or part of the same “controlled group” as such Person for purposes of ERISA Section 302(d)(8)(C).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FFO” means a Party’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Hazardous Substance” means any “hazardous waste” as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any petroleum or fractions thereof and any materials subject to regulation under Environmental Laws.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), and (e) all guarantees of such Person of any such Indebtedness of any other Person.

“IRS” means the United States Internal Revenue Service.

“Juniper Indentures” means, collectively, the Indenture, dated as of October 23, 2003, between Juniper and Wilmington Trust Company, a banking corporation organized under the laws of the State of Delaware, and the Indenture, dated as of March 30, 2005, between Juniper and Wilmington Trust Company.

“Liens” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material Adverse Effect” means with respect to either Party, as applicable, an effect, event or change which has a material adverse effect on (x) the assets, results of operations, or financial condition of the Party and the Party’s Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. economy or (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Party and the Party’s Subsidiaries conduct business, unless, in each case, such effect, event or change has a substantially disproportionate impact on the Party and its Subsidiaries, or (y) on the ability of the Party to perform its obligations hereunder, or that would prevent or delay the consummation of the transactions contemplated hereby. In determining whether there has been a Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably would be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect.

“Material Contracts” means with respect to any Person: (a) each contract, agreement or understanding of such Person or its Subsidiaries in the last fiscal year where such contract, agreement or understanding involves more than 5% of such Person’s consolidated annual revenues, other than any such contract, agreement or understanding that by its terms is terminable within 30 days (without termination fee or penalty) of the date of this Agreement; (b) all acquisition, merger, asset purchase or sale agreements entered into by such Person or its Subsidiaries in the last two fiscal years with a transaction value in excess of 5% of such Person’s consolidated annual revenues; (c) all employment agreements to which such Person is a party; and (d) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

“NASDAQ” means the Nasdaq Global Stock Market or the Nasdaq Global Select Stock Market.

“Party” means, in Article IV (but excluding Section 4.13), Section 8.5 and Sections 9.2 through 9.6 of this Agreement, each of the Company and MergerCo, jointly and severally, on the one hand, and Juniper, on the other hand, and in any other Article of this Agreement (including Section 4.13), each of the Company, on the one hand, and Juniper, on the other hand. In either case, the other party to this Agreement is referred to as the “Other Party.”

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Party (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress or arising in the ordinary course of business of the Party or any of its Subsidiaries; (iii) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed or promulgated by any Governmental Entity having jurisdiction thereon or by Law or otherwise are typical for the applicable Property type and locality that do not materially adversely affect the value or marketability of a Property; (iv) any title exception, easement agreements and all other matters disclosed in any Title Insurance Policy provided or made available to representatives of the Special Committee of the Other Party, (v) Liens and obligations arising under the Party’s Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in Section 4.22(b) of the Party’s Disclosure Schedule), (vi) the Party’s Leases and (vii) any other Lien or exception to title that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of a Property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proxy Statement” means the joint proxy statement/prospectus to be sent to the stockholders of the Company and Juniper in connection with the Stockholders Meetings.

“Registration Statement” means the registration statement on Form S-4, including any amendments or supplements, pursuant to which the shares of Company Common Stock to be issued in connection with the Merger will be registered under the Securities Act.

“REIT” means a real estate investment trust within the meaning of the Code.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” means, with respect to any Party, the Special Committee of that Party’s Board formed for the purpose of negotiating, approving or recommending the transactions contemplated by this Agreement.

“Stock” of a Party means the Common Stock of the Party and equity securities of that Party of any other class or series.

“Stock Options” of a Party means qualified or nonqualified options to purchase equity securities of such Party, whether or not issued pursuant to a Stock Option Plan.

“Stock Option Plan” of a Party means any plan pursuant to which such Party may issue Stock Options or make any other equity-based compensatory awards.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by the Company or Juniper, as the case may be.

“Warrant” of a Party means an outstanding warrant to purchase shares of the Party’s Stock of any class or series.

“Warrant Agreement” means an agreement evidencing a Warrant.

The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Assets”	Section 4.15
“Break-up Fee”	Section 8.2(b)
“Certificate”	Section 2.3
“Claim”	Section 6.6(b)
“Closing Date”	Section 2.4
“Closing”	Section 2.4
“Company Common Stock”	Section 3.1(c)
“Company”	Preamble
“Debt Instruments”	Section 4.22(b)
“Disclosure Schedule”	Article IV
“Drop Dead Date”	Section 8.1(b)(ii)
“Effective Time”	Section 2.3
“Employee Programs”	Section 4.17(a)

“Environmental Permits”	Section 4.16(a)
“Exchange Agent”	Section 3.2(a)
“Exchange Fund”	Section 3.2(a)
“Exchange Ratio”	Section 3.1(c)
“Excluded Shares”	Section 3.1(b)
“Expenses”	Section 8.3(b)
“Final Juniper Dividend”	Section 2.6
“Financial Advisor”	Section 4.19
“Governmental Entity”	Section 4.7
“Ground Leases”	Section 4.14(f)
“Indemnified Parties”	Section 6.6(a)
“Initial REIT Year”	Section 4.13(i)
“Initial Tax Year”	Section 4.13(a)
“Intellectual Property”	Section 4.26
“Joint Venture Party”	Section 4.14(i)
“Juniper Common Stock”	Section 2.6
“Juniper”	Preamble
“Laws”	Section 4.7
“Leases”	Section 4.14(e)
“Merger Consideration”	Section 3.1(c)
“Merger”	Recitals
“MergerCo”	Preamble
“MGCL”	Recitals
“NJBCA”	Recitals
“Permits”	Section 4.10
“Permitted Purpose”	Section 6.2(b)
“Property”	Section 4.14(a)
“Qualifying Income”	Section 8.4(a)
“Recommendation”	Section 6.3(b)
“SEC Reports”	Section 4.9(a)
“Secretary”	Section 2.3
“Securities Laws”	Section 4.9(a)
“SOX”	Section 4.9(a)
“Stock Certificate”	Section 3.1(c)
“Stockholder Approval”	Section 4.21
“Stockholders Meeting”	Section 6.3(a)
“Surviving Company”	Section 2.1
“Tax Returns”	Section 4.13(b)
“Tax”	Section 4.13(b)
“Third Party”	Section 4.14(g)

ARTICLE II

THE MERGER

2.1. The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Juniper and MergerCo shall consummate the Merger, pursuant to which (a) MergerCo shall be merged with and into Juniper and the separate corporate existence of MergerCo shall thereupon cease and (b) Juniper shall be the surviving corporation in the Merger (the “Surviving Company”) and shall thereafter be a wholly owned subsidiary of the Company. From and after the Effective Time, the Surviving Company shall succeed to and assume all the rights and obligations of Juniper. The Merger shall have the effects specified in the NJBCA.

2.2. Certificate of Incorporation and Bylaws.

The name of the Surviving Company shall be Monmouth Capital Corporation. At the Effective Time, the certificate of incorporation and Bylaws of the Surviving Company shall be amended and restated in the forms set forth as Exhibit A and Exhibit B hereto, until thereafter amended.

2.3. Effective Time.

Subject to the provisions of this Agreement, prior to the Closing, the Company, MergerCo and Juniper shall prepare, and on the Closing Date, the Company shall cause to be filed with the Secretary of State of the State of New Jersey (the “Secretary”), a certificate of merger (the “Certificate”) in such form as is required by, and executed in accordance with, the relevant provisions of the NJBCA and shall make all other filings or recordings required under applicable Laws. The Merger shall become effective at (a) such time as the Certificate has been accepted for record by the Secretary or (b) such other time as is agreed upon by the Company and Juniper and specified in the Certificate. Such time is hereinafter referred to as the “Effective Time.”

2.4. Closing.

The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second Business Day) after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived at the Closing, but subject to such conditions) shall have been satisfied or, to the extent permitted by applicable law, waived by the Party entitled to the benefit of the same (unless extended by the mutual agreement of the Parties), provided that the Closing shall not be later than November 15, 2007, and, subject to the foregoing, shall take place at 10:00 a.m., local time, on such date (the “Closing Date”) at the offices of Venable LLP, Two Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201, or at such other time or place as mutually agreed to by the Parties.

2.5. Directors and Officers of the Surviving Company; Composition of the Company Board.

Prior to the Closing, the Company and Juniper will take all actions necessary to cause the persons named on Exhibit C hereto to be the directors and officers of the Company and the Surviving Company from and after the Effective Time, each to hold office in accordance with the charter or certificate of incorporation and bylaws of the Company and the Surviving Company, as applicable.

2.6. Provisions Relating to Record Dates for Final Dividends.

Notwithstanding anything to the contrary in this Agreement, and to the extent necessary for Juniper to satisfy the requirements of Code Section 857(a)(1) for the taxable year of Juniper ending at the Effective Time and, if applicable, the preceding taxable year (and to allow Juniper to distribute 100% of its “real estate investment trust taxable income” (as such term is used in Code Section 857(a) and taking into account any dividends previously paid during the tax year that would be expected to give rise to a dividends-paid deduction for such tax year, but before reduction for the dividend contemplated by this Section 2.6) in order to avoid the payment of any Tax with respect to undistributed income or gain), Juniper shall declare a dividend (the “Final Juniper Dividend”) to holders of Juniper’s common stock, par value $1.00 per share (the “Juniper Common Stock”), the record date for which shall precede the Effective Time, in an amount equal to the minimum dividend sufficient to permit Juniper to satisfy such requirements. Any dividends payable hereunder to holders of shares of Juniper Common Stock shall be paid prior to the Closing Date.

2.7. Further Assurances.

If at any time after the Effective Time, the Surviving Company shall consider or be advised that any bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Juniper or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Juniper, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Juniper, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Juniper and otherwise to carry out the purposes of this Agreement.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF STOCK

3.1. Conversion of Juniper Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Stock of MergerCo. Each share of common stock of MergerCo, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of Juniper Common Stock.

(b) Cancellation of Company-Owned and MergerCo-Owned Juniper Common Stock. Each issued and outstanding common share of Juniper Common Stock that is owned by the Company, MergerCo or any Subsidiary of the Company immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Exchange of Juniper Common Stock for Company Common Stock. Subject to Section 3.2, each share of Juniper Common Stock, other than the Excluded Shares, issued and outstanding immediately prior to the Effective Time shall be automatically converted into and exchanged for the right to receive 0.655 (the “Exchange Ratio”) shares (the “Merger Consideration”) of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), in accordance with this Agreement, and each such share shall automatically be cancelled and retired and shall cease to exist and, from and after the Effective Time, shall no longer be outstanding, and each holder of a certificate representing any such shares of Juniper Common Stock (a “Stock Certificate”) shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Merger Consideration upon surrender of such Stock Certificate in accordance with Section 3.2. The right of any holder of any share of Juniper Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax law.

(d) Conversion of Juniper Stock Options. From and after the Effective Time, each outstanding Juniper Stock Option will be exercisable for a number of shares of Company Common Stock equal to the number of shares of Juniper Common Stock subject to such Juniper Stock Option immediately before the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), for an exercise price per share of Company Common Stock equal to the exercise price of such Juniper Stock Option immediately before the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). At or before the Effective Time, the Company Board will have adopted a resolution providing for the reservation of sufficient shares of Company Common Stock for issuance upon the exercise of such Juniper Stock Options. Notwithstanding the foregoing, to the extent a Juniper Stock Option is unvested and unexercisable as of the Effective Time, such Juniper Stock Option shall remain subject to the same vesting and exercise terms and conditions immediately after the Effective Time as in effect immediately prior to the Effective Time. For the avoidance of doubt, no Juniper Stock Option that is unvested and unexercisable as of the Effective Time shall become vested and exercisable solely by reason of the Merger.

(e) Effect on Outstanding Juniper Convertible Debentures. From and after the Effective Time, provided that the provisions of Section 701 of the respective Juniper Indenture have been complied with, Juniper’s outstanding 8% Convertible Subordinated Debentures due 2013 and 8% Convertible Subordinated Debentures due 2015 will remain outstanding obligations of the Surviving Company and will become convertible into shares of Company Common Stock in accordance with the terms thereof.

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of Juniper Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Juniper Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

3.2. Exchange of Certificates.

(a) Exchange Agent. Prior to mailing the Proxy Statement (as hereinafter defined), the Company shall appoint a bank or trust company reasonably satisfactory to Juniper to act as Exchange Agent (the “Exchange Agent”) for the Merger Consideration. By 10:00 a.m., eastern time, on the Closing Date, the Company shall deliver to the Exchange Agent certificates evidencing the shares of Company Common Stock sufficient to deliver the aggregate Merger Consideration and the amount of cash sufficient to pay any cash payable in lieu of fractional shares (the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Company Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Company Common Stock for the account of the Persons entitled thereto.

(b) Stock Transfer Books. At the Effective Time, the common stock transfer books of Juniper shall be closed and thereafter there shall be no further registration of transfers of shares of Juniper Common Stock on the records of Juniper. From and after the Effective Time, the holders of Stock Certificates representing ownership of shares of Juniper Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares of Juniper Common Stock, except as otherwise provided for herein. On or after the Effective Time, any Stock Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the applicable Merger Consideration with respect to the shares of Juniper Common Stock formerly represented thereby.

(c) Exchange Procedures. As soon as possible after the Effective Time (but in any event within three Business Days), the Company and the Surviving Company shall cause the Exchange Agent to mail to each holder of record of each Stock Certificate that immediately prior to the Effective Time evidenced outstanding shares of Juniper Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificate shall pass to the Exchange Agent, only upon delivery of the Stock Certificate to the Exchange Agent, and which letter shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Stock Certificate in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably satisfactory to Juniper as may be appointed by the Company, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Juniper Common Stock previously represented by such Stock Certificate pursuant to the provisions of this Article III, and the Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of one or more shares of Juniper Common Stock that are not registered in the stock transfer records of Juniper, payment may be made to a person other than the person in whose name the Stock Certificate so surrendered is registered, if such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Stock Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Stock Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 3.2.

(d) No Further Ownership Rights in shares of Juniper Common Stock Exchanged for Merger Consideration. The Merger Consideration paid upon the surrender for exchange of Stock Certificates representing shares of Juniper Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Juniper Common Stock exchanged for Merger Consideration theretofore represented by such Stock Certificates.

(e) No Liability. None of the Company, MergerCo, the Surviving Company, Juniper or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) No Fractional Shares. No certificate or scrip representing fractional shares of Juniper Common Stock shall be issued upon the surrender for exchange of Stock Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Company. Notwithstanding any other provision of this Agreement, each holder of a share of Juniper Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Common Stock (after taking into account all Stock Certificates delivered by such holder) shall promptly receive, in lieu thereof, cash (rounding up to the nearest whole cent and without interest) in an amount equal to such fractional part of one share of Company Common Stock multiplied by the average closing price of the Company Common Stock on the NASDAQ during the ten trading-day period ended two trading days before the Closing Date.

(g) Lost Certificates. If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and the posting of a bond to the reasonable satisfaction of the Company and the Exchange Agent, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

(h) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Company Common Stock constituting all or a portion of the Merger Consideration with a record date after the Effective Time and on or before the date of surrender of such Stock Certificates shall be paid to the holder of any unsurrendered Stock Certificate representing shares of Juniper Common Stock until such Stock Certificates are surrendered as provided in this Section 3.2. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Company Common Stock that form a part of the Merger Consideration issued in respect of such Stock Certificates, (i) at the time of such surrender, the amount of such dividends or other distributions payable on or before the date of such surrender with respect to such shares of Company Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of such dividends or other distributions with a payment date after the date of surrender payable with respect to such shares of Company Common Stock, less the amount of any withholding taxes which may be required thereon.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Stock Certificates for twelve (12) months after the Effective Time shall be delivered to the Company, and any holders of shares of Juniper Common Stock before the Effective Time who have not theretofore complied with this Article III shall thereafter look only to the Company and only as general creditors thereof for payment of the Merger Consideration.

(j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company. To the extent that there are losses with respect to such investments, the Company shall promptly replace or restore the portion of the Exchange Fund lost through investments.

3.3. Withholding Rights.

The Surviving Company or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Juniper Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any Tax law. To the extent that amounts are so withheld by the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Juniper Common Stock in respect of which such deduction and withholding was made by the Surviving Company or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Concurrently with the execution of this Agreement, each Party has delivered to the Other Party a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (as applicable to each Party, such Party’s “Disclosure Schedule”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the Party’s Disclosure Schedule with respect to a particular representation or warranty contained in this Article IV shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the Party’s Disclosure Schedule as, and to the extent that, it is reasonably clear that such item applies to such other section or subsection. Subject to the exceptions and qualifications set forth in each Party’s Disclosure Schedule, each Party represents and warrants to the Other Party as follows:

4.1. Definition of a Party’s Knowledge.

As used in this Agreement, the phrase “to the knowledge of the Party” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 4.1 of the Party’s Disclosure Schedule.

4.2. Existence; Good Standing; Authority; Compliance with Law.

(a) The Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Party is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. The Party has all requisite corporate power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted.

(b) The name and jurisdiction of incorporation or organization of each Subsidiary of the Party is listed in Section 4.2(b) of the Party’s Disclosure Schedule and each such Subsidiary is a corporation, limited partnership, limited liability company or trust, duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Party is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Party. Each Subsidiary of the Party has all requisite corporate or other power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted. The predecessors of the Party are listed in Section 4.2(b) of the Party’s Disclosure Schedule.

(c) Neither the Party nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the

Party or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would reasonably be expected to have a Material Adverse Effect on the Party. The Party and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on the Party.

(d) The Party has previously provided or made available to representatives of the Other Party’s Special Committee true and complete copies of the articles or certificate of incorporation and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company, trust agreements and joint venture agreements (and in each such case, all amendments thereto) of the Party and each of its Subsidiaries as in effect on the date of this Agreement.

4.3. Authorization, Takeover Laws, Validity and Effect of Agreements.

The Party has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to obtaining the Stockholder Approvals, the execution, delivery and performance by the Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Party. In connection with the foregoing, the Party and its Board of Directors has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by the Other Party, constitutes a valid and legally binding obligation of the Party, enforceable against the Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.

4.4. Capitalization.

(a) The number of authorized, issued and outstanding shares of Stock of the Party of each class and series is listed in Section 4.4(a) of the Party’s Disclosure Schedule. Section 4.4(a) of the Party’s Disclosure Schedule lists, as of February 28, 2007, (i) the number of shares, and the class and series of such shares, of stock of the Party reserved for issuance, and the purpose for which such shares are reserved, (ii) each Stock Option Plan of the Party, and each Stock Option of the Party outstanding under each such Plan, including the name of the Person to whom such Stock Option has been granted, the class, series and number of shares of stock subject to each such Stock Option and the per share exercise price for each such Stock Option and (iii) any other outstanding securities of the Party or any of its Subsidiaries, any options, warrants, calls, subscriptions or convertible securities, or any other rights, agreements, commitments or contractual obligations, which obligate the Party or any of its Subsidiaries to issue, transfer, sell or repurchase, redeem or otherwise acquire any shares of stock, beneficial interest, member interest, partnership interest or any other securities of the Party or any of its Subsidiaries. As of the date of this Agreement, the Party has not issued any restricted stock awards, stock appreciation rights or other equity-based compensatory awards that may involve the future issuance of the Party’s Stock, other than the Party’s Stock Options. All of the outstanding shares of the Party’s Stock are, and all shares thereof which may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) Section 4.4(b) of the Party’s Disclosure Schedule lists all of the outstanding bonds, debentures, notes or other obligations of the Party and each of its Subsidiaries, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Party on any matter.

(c) There are no agreements or understandings to which the Party or any of its Subsidiaries is a party with respect to the voting of any shares of stock of the Party or which restrict the transfer of any such shares, nor does the Party have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(d) Except as set forth in Section 4.4(d) of the Party’s Disclosure Schedule, neither the Party nor any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

4.5. Subsidiaries.

Except as set forth in Section 4.5 of the Party’s Disclosure Schedule, all of the issued and outstanding shares or other equity interests of each of the Party’s Subsidiaries are (a) owned directly or indirectly by the Party free and clear of all Liens and (b) free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than those set forth in the organizational documents and those imposed by applicable Securities Laws.

4.6. Other Interests.

Except for the interests in the Party’s Subsidiaries and except as set forth in Section 4.15 of the Party’s Disclosure Schedule, neither the Party nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any Person.

4.7. Consents and Approvals; No Violations.

Except as set forth in Section 4.7 of the Party’s Disclosure Schedule, assuming that the Stockholder Approvals have been obtained and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” laws, NASDAQ requirements and any antitrust laws and (b) for filing of the Certificate, none of the execution, delivery or performance of this Agreement by the Party, the consummation by the Party of the transactions contemplated hereby or compliance by the Party with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Party or any of its Subsidiaries, (ii) require any filing by the Party with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) result in a violation or breach by the Party of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of benefit) under, any of the terms, conditions or provisions of any Material Contract to which the Party or any of its Subsidiaries is a party or by which it or any of its Properties or Assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation (collectively, “Laws”) applicable to the Party or any of its Subsidiaries or any of their respective properties or assets; excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Party of its material obligations under this Agreement or (C) reasonably be expected to have a Material Adverse Effect on the Party.

4.8. No Restraints.

Neither the Party nor any of its Subsidiaries is or will be subject to any outstanding judgment, order, restraining order, and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition, or is party to any written agreement, consent agreement or memorandum of understanding that materially restricts the conduct of its business or that relates to policies, affairs, managements or its business, except any such judgments, orders, injunctions, decrees, statutes, laws, ordinances, rules, regulations or restrictions that would not have a Material Adverse Effect on the Party.

4.9. SEC Reports; Financial Statements.

Except as set forth in Section 4.9 of the Party’s Disclosure Schedule:

(a) The Party has timely filed (and, from the date hereof until the Closing Date, will timely file) all required forms, reports and registration statements (and any and all certificates required pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”), as applicable) with the SEC since the first day of the Party’s fiscal year ended in 2004 (collectively, the Party’s “SEC Reports”), all of which were (and will be) prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). At the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Party’s SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets of the Party included in or incorporated by reference into the Party’s SEC Reports (including the related notes and schedules) complied as to form, as of their report filing dates, in all material respects with the Securities Laws and fairly presents in all material respects the consolidated financial position of the Party and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Party included in or incorporated by reference into the Party’s SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Party and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. To the knowledge of the Party, there are no outstanding and unresolved comments from the SEC with respect to any of the Party’s SEC Reports. There are no liabilities of the Party or any of its Subsidiaries of any kind whatsoever, known or unknown, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in the Party’s consolidated balance sheet as of the last day of the most recently completed fiscal year of the Party included in the Party’s Annual Report on Form 10-K for the fiscal year ended on such date and (ii) liabilities incurred in the ordinary course of business consistent with past practice since such date, none of which are reasonably expected to result in a Material Adverse Effect on the Party.

(c) The Party is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or the rules of the SEC, since the enactment of SOX, neither the Party nor any of its Subsidiaries has made or arranged any loan or other extension of credit to any executive officer or director of the Party and there are no outstanding loans or other extensions of credit to any executive officers or directors of the Party or any of its Subsidiaries.

(d) No Subsidiary of the Party is required to make any filing with the SEC.

(e) The Party has established and maintains a system of “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Party’s assets. As of the last day of the most recently completed fiscal year of the Party, (x) there were no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) and (y) there was no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that was reasonably likely to collectively represent a “material weakness” in the design or operation of the Party’s internal controls. Since the last day of the most recently completed fiscal year of the Party, neither the Party nor any of its Subsidiaries nor, to the Party’s knowledge, the Party’s independent auditors, have identified or been made aware of (A) any material weakness in the system of internal controls utilized by the Party and its Subsidiaries, (B) any fraud, whether or not material, that involves the Party’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Party and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Party are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Party in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Party’s management as appropriate to allow timely decisions regarding required disclosure and to enable the Principal Executive Officer and Principal Financial Officer of the Party to make the certifications required under the Exchange Act with respect to such reports.

(g) Since the first day of the Party’s fiscal year ended in 2004, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Party’s employees regarding questionable accounting or auditing matters, have been received by the Party. No attorney representing the Party or any of its Subsidiaries, whether or not employed by the Party or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Party or any of its officers, directors, employees or agents to the Party’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of SOX or any Company policy contemplating such reporting, including in instances not required by those rules.

(h) The Party has provided to representatives of the Special Committee of the Other Party’s Board of Directors true and complete copies of all management letters received from its independent auditors since the first day of the Party’s fiscal year ended in 2004, and if no such management letters have been received, the Party has provided copies of all correspondence from its independent auditors during such period relating to subject matter of the same type as would be included in a management letter.

(i) The date of each Stock Option of the Party that is reflected in the Party’s books and records is the actual date of grant thereof, as determined under GAAP. All of the Party’s Stock Options were granted with an exercise price at least equal to the fair market value of the Party’s Common Stock on the actual date of grant of such Stock Option and no Stock Option of the Party has been amended to reduce the exercise price from that in effect on the actual date of grant, except pursuant to non-discretionary antidilution provisions governing such Stock Option. The financial statements of the Party included in the Party’s SEC Reports fairly reflect in all material respects amounts required to be shown as expense in connection with the grant and/or amendment of any of the Party’s Stock Options.

4.10. Litigation.

Except as set forth in Section 4.10 of the Party’s Disclosure Schedule, no suit, claim, action, proceeding or investigation is pending nor, to the knowledge of the Party, threatened against the Party or any of its Subsidiaries, nor is there any outstanding order, writ, judgment, injunction or decree of any Governmental Entity or other person against the Party or any of its Subsidiaries.

4.11. Permits

The Party and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (such Party’s “Permits”), except for failures to hold Permits that would not have a Material Adverse Effect on the Party. The Party and its Subsidiaries are in compliance with the terms of its Permits, except where the failure so to comply would not have a Material Adverse Effect on the Party. The businesses of the Party and its Subsidiaries have not been and are not being conducted in violation of any law except for violations that would not have a Material Adverse Effect on the Party. No investigation or review by any Governmental Entity with respect to the Party or any of its Subsidiaries is pending or, to the knowledge of the Party, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome would not have a Material Adverse Effect on the Party.

4.12. Absence of Certain Changes.

Except as disclosed in the Party’s SEC Reports, (i) from the beginning of the Party’s fiscal year ended in 2006 through the date hereof, there has not been, and no event has occurred or failed to occur that, with the passage of time, will cause, a Material Adverse Effect on the Party and (ii) the Party and its Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been any action contemplated by Section 5.1.

4.13. Taxes.

Except as otherwise provided in Section 4.13 of the Party’s Disclosure Schedule:

(a) Beginning with their taxable year ended in 2000 or, if later, their first taxable year (the Party’s or Subsidiary’s “Initial Tax Year”), and each taxable year thereafter, each of the Party and its Subsidiaries (i) has timely filed all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such Tax Returns and reports are true, accurate and complete in all material respects, and (ii) has paid (or the Party has paid on its behalf) within the time and manner prescribed by law, all Taxes other than, in each case, where the failure to file such Tax Returns or pay such Taxes, as applicable, would not have a Material Adverse Effect on the Party. True, correct and complete copies of all Tax Returns of the Party and its Subsidiaries and all written communications with any taxing authority relating to such Tax Returns requested by the representatives of the Other Party’s Special Committee have been delivered or made available to such representatives. Section 4.13 of the Party’s Disclosure Schedule lists all federal and state income Tax Returns filed with respect to the Party and its Subsidiaries beginning with the Party’s or Subsidiary’s Initial Tax Year that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit. No unpaid deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Party or any of its Subsidiaries, including claims by any taxing authority in a jurisdiction where neither the Party nor any of its Subsidiaries files Tax Returns that the Party or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction, and no requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect. Neither the Party nor any of its Subsidiaries is a party to or the subject of any audit, examination, action or proceedings by any taxing authority for assessment or collection of any Tax, to the knowledge of the Party no audit, examination, action or proceeding in respect of Taxes involving the Party or any of its Subsidiaries is being considered by any taxing authority, and no claim for assessment or collection of any Tax has been assessed against the Party or any of its Subsidiaries.

(b) For the purpose of this Agreement, (i) the term “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, windfall profits, environmental (including taxes under Code Section 59A), franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, rollback, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not or additional amount imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which the Party is liable as a result of any indemnification provision or other contractual obligation and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return, or similar statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(c) The Party and each of its Subsidiaries have withheld and paid within the time and manner prescribed by law all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party.

(d) The Party has no class of stock outstanding that is not regularly traded on an established securities market under Code Section 1445(b)(6).

(e) Neither the Party nor any of its Subsidiaries (i) has requested, received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes or (ii) has engaged in any reportable or listed transactions, as defined in Code Section 6011 and applicable U.S. Treasury Regulations, or in any transaction of which it has made (or was required to make) disclosure to any taxing authority to avoid the imposition of any penalties.

(f) Neither the Party nor any of its Subsidiaries (i) is a party to or is otherwise subject to any Tax allocation or sharing agreement or (ii) has any liability for the Taxes of another person under law, as a transferee or successor, by contract or otherwise.

(g) Neither the Party nor any of its Subsidiaries has made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Code Sections 162(m) or 280G.

(h) The Party has incurred no liability for any Taxes under Code Sections 1374, 857(b), 860(c) or 4981, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 (or any provision of similar effect) including, without limitation, any Tax arising from a prohibited transaction described in Code Section 857(b)(6). Neither the Party nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists (including the current holding by the Party or any of its Subsidiaries of any asset the disposition of which would be subject to the preceding provisions) which presents a risk that any material Tax described in the preceding two sentences will be imposed on the Party or any of its Subsidiaries.

(i) The Party (i) for each of its taxable years commencing (with respect to such Party, its “Initial REIT Year”), with respect to Juniper, its taxable year ended on December 31, 2001, and with respect to the Company, its taxable year ended in 2004, has been subject to taxation as a REIT within the meaning of Code Section 856 and has satisfied all requirements to qualify as a REIT for such years (ii) has operated since the beginning of the Party’s Initial REIT Year to the date hereof, and will continue to operate, in such a manner as to permit it to continue to qualify as a REIT through the Effective Time, and (iii) has not taken (or omitted to take) any action that could reasonably be expected to result in a challenge to its qualification as a REIT and no challenge to the Party’s qualification as a REIT is pending or to the Party’s knowledge is or has been threatened. Each direct or indirect Subsidiary of the Party which is a partnership, joint venture or limited liability company has since its acquisition by the Party, (A) been classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Code Section 7704(b) that is treated as a corporation under Code Section 7704(a), and (B) not owned any assets (including, without limitation, securities) that would cause the Party to violate Code Section 856(c)(4). Each Subsidiary of the Party which is a corporation, and each other issuer of securities in which the Party holds securities (within the meaning of Code Section 856(c) but excluding securities of issuers described in Code Section 856(m)) (x) having a value of more than 10 percent of the total value of the outstanding securities of such issuer or (y) possessing more than 10 percent of the total voting power of the outstanding securities of such issuer, has since its acquisition by the Party been a REIT, a qualified REIT subsidiary of the Party under Code Section 856(i), or a taxable REIT subsidiary of the Party under Code Section 856(l). Section 4.13 of the Party’s Disclosure Schedule lists all the Party’s Subsidiaries which are (i) “taxable REIT subsidiaries” within in the meaning of Code Section 856(l) or (ii) “qualified REIT subsidiaries” within the meaning of Code Section 856(i).

(j) Neither the Party nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. Neither the Party nor any of its Subsidiaries has disposed of any property in a transaction intended to qualify for tax deferred treatment under Code Sections 1031 or 1033.

(k) The Party does not have any earnings and profits attributable to it or any other corporation from any non-REIT year within the meaning of Code Section 857. To the Party’s knowledge, it (A) is a “domestically controlled qualified investment entity” within the meaning of Code Section 897(h) and (B) is not nor has it been at any time a “United States real property holding corporation” as such term is defined in Code Section 897(c)(2).

(l) Neither the Party nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Code Section 368(a)(1)(C).

4.14. Real Property.

(a) Section 4.14(a) of the Party’s Disclosure Schedule lists all real property interests owned or leased by the Party and its Subsidiaries as of the date of this Agreement, including fee interests, tenant leasehold interests (whether a ground lease or space lease) and mortgage loans held as lender (all such real property interests, individually, the Party’s “Property” and, collectively, the Party’s “Properties”). As of the date hereof, the Party or its Subsidiaries own or, if so indicated in Section 4.14(a) of the Party’s Disclosure Schedule, lease each of the Party’s Properties, in each case, except as indicated in Section 4.14(a) of the Party’s Disclosure Schedule, free and clear of any Liens, except for Permitted Liens as would not have or would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Party.

(b) The Party has no knowledge (i) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of its Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of its Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of its Properties is not in full force and effect or that any party thereto or thereunder is in violation, default or breach thereof, except for such failures to have in full force and effect that would not have a Material Adverse Effect on the Party or materially adversely affect the value or marketability of the subject Property, or of any pending written threat of modification or cancellation of any of same, that would have a Material Adverse Effect on the Party or materially adversely affect the value or marketability of the subject Property; or (ii) of any uncured violation of any Laws materially affecting any of the Party’s Properties or operations.

(c) Section 4.14(c) of the Party’s Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any real property valued at $500,000 or more.

(d) To the Party’s knowledge, as of the date hereof, neither the Party nor any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Party’s Properties that would, individually or in the aggregate, have a Material Adverse Effect on the Party or materially adversely affect the value or marketability of the subject Property.

(e) The Party has previously made available to representatives of the Other Party’s Special Committee copies of each lease or other right of occupancy that is in effect as of the date hereof and to which the Party or its applicable Subsidiary is a party as landlord with respect to each of the applicable Properties (except for discrepancies or omissions that would not, individually or in the aggregate, have a Material Adverse Effect on the Party) (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the Party’s “Leases”), which copies are correct and complete in all material respects. Neither the Party nor any of its Subsidiaries has received written notice that it is in default under any of its

Leases, except for violations or defaults that have been cured or that would not, individually or in the aggregate, have a Material Adverse Effect on the Party. No tenant under a Lease of the Party is in monetary or, to the knowledge of the Party, material non-monetary default under such Lease. All of the Leases are in full force and effect. There are no unfunded tenant allowances under any of the Leases in excess of $100,000 and the Party or its Subsidiaries have no obligation under any Leases to construct or perform any improvements or additions at its cost or expense (other than any obligations of the landlord under any Lease to perform repairs and/or replacements as may required by the Lease).

(f) The Party has previously made available to representatives of the Other Party’s Special Committee copies of each ground lease pursuant to which the Party or any of its Subsidiaries is a lessee (the Party’s “Ground Leases”), which copies are correct and complete in all material respects. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Party, to the knowledge of the Party, each of the Party’s Ground Leases is in full force and effect and neither the Party nor any of its Subsidiaries has received a written notice that it is in default under any of its Ground Leases which remains uncured, nor does the Party have any knowledge of a default by any other party under a Ground Lease.

(g) Except as expressly contemplated by, or provided in, the Party’s Leases, as of the date hereof, neither the Party nor any of its Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of any Property of the Party or any portion thereof or any other unexpired rights in favor of any party other than the Party or any of its Subsidiaries (a “Third Party”) to purchase or otherwise acquire a Property of the Party or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Property of the Party of any portion thereof.

(h) The Party has provided or made available to representatives of the Other Party’s Special Committee all agreements pursuant to which: (i) the Party or any of its Subsidiaries manages any real property for any Third Party, (ii) any Third Party manages any real property for the Party or any of its Subsidiaries and (iii) any Third Party has been hired or retained to list or offer any Property, or any portion thereof, for sale or lease, which agreements are correct and complete in all material respects and in full force and effect, and the Party has no knowledge of any default or breach by any party under any such agreement.

(i) Except as set forth on Section 4.14(i) of the Party’s Disclosure Schedule, neither the Party nor any of its Subsidiaries has entered into any contract or agreement with any Third Party or any employee, consultant, Affiliate or other person (a “Joint Venture Party”) that provides for a right of any such Joint Venture Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Party or any of its Subsidiaries has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Joint Venture Party.

4.15. Assets

Section 4.15 of the Party’s Disclosure Schedule sets forth a correct and complete list of all personal and non-real properties and assets of the Party and its Subsidiaries that are material to the Party or valued at $150,000 or more, including tangible and intangible property, but excluding any furniture and fixtures as well as the Party’s Properties and any and all buildings, structures and other improvements and fixtures located on or under such Properties and all easements, rights and other appurtenances to such Properties (collectively, such Party’s “Assets”), and all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal and non-real property material to the Party or valued at $150,000 or more. Except as set forth in Section 4.15 of the Party’s Disclosure Schedule, the Party and its Subsidiaries, as applicable, have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens and other matters that do not interfere materially with the current use of such property.

4.16. Environmental Matters.

Except as set forth in the environmental reports previously provided or made available to representatives of the Other Party’s Special Committee or in Section 4.16 of the Party’s Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect on the Party:

(a) to the knowledge of the Party, the Party and its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b) neither the Party nor any of its Subsidiaries has released, stored or transported, and to the knowledge of the Party, no other person has released, stored or transported, Hazardous Substances on or from any real property owned, leased or operated by the Party or its Subsidiaries, except in compliance with applicable Environmental Laws;

(c) neither the Party nor any of its Subsidiaries has received any written notice alleging that the Party or any of its Subsidiaries may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law relating to any currently owned property or any previously owned property that has not been resolved without further material liability to the Party, and to the knowledge of the Party, there is no basis for any such notice or claim; and

(d) neither the Party nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, their respective Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Party, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(e) Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Party’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

4.17. Employee Benefit Plans.

(a) Section 4.17(a) of the Party’s Disclosure Schedule sets forth a list of every material employee benefit plan, program, agreement and arrangement, including, but not limited to, such plans as are defined in ERISA Section 3(3) and all employment, severance, defined compensation, bonus, equity-based, incentive and other plan or arrangement (each, with respect to either Party, such Party’s “Employee Program”), currently maintained or contributed to (or with respect to which the Party has any obligation to contribute) by the Party or any ERISA Affiliate of the Party. Each Employee Program of the Party that is intended to qualify under Code Section 401(a) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder.

(b) With respect to each Employee Program of the Party, the Party has provided, or made available, to representatives of the Other Party’s Special Committee (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter or opinion with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

(c) Except as set forth in Section 4.17(c) of the Party’s Disclosure Schedule, the Party has not agreed or otherwise committed to, whether in writing or otherwise, to increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Party or as set forth in Section 4.17(d) of the Party’s Disclosure Schedule, no Employee Program of the Party will by itself result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Party or any Subsidiary of the Party (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Party or as set forth in Section 4.17(e) of the Party’s Disclosure Schedule, neither the Party nor any ERISA Affiliate of the Party maintains, contributes to or has any obligation to contribute to any nonqualified deferred compensation plan within the meaning of Section 409A of the Code, and neither Party nor any ERISA Affiliate of the Party has, since December 31, 2004, maintained, contributed to or had any obligation to contribute to, any nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

(f) The Party represents and agrees that it is not (i) an “employee benefit plan” as defined in ERISA, (ii) a “plan” as defined in Section 4975 of the Code, (iii) another employee benefit plan subject to any federal, state, local or foreign law substantially similar to Section 406 of ERISA or Section 4975 of the Code or (iv) an entity assets of which include (or are deemed for purposes of ERISA or Section 4975 of the Code, or any such substantially similar law to include) assets of such an “employee benefit plan,” “plan” or other employee benefit plan.

4.18. Labor and Employment Matters.

(a) Neither the Party nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Party or any of its Subsidiaries and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Party, threatened against the Party or any of its Subsidiaries relating to their business. To the Party’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Party or any of its Subsidiaries.

(b) There are no proceedings pending or, to the knowledge of the Party, threatened against the Party or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Party or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Party or any of its Subsidiaries in connection with the employment relationship.

4.19. No Brokers.

Neither the Party nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Party or the Party’s Special Committee has retained the firm identified in Section 4.19 of the Party’s Disclosure Schedule (the Party’s “Financial Advisor”) as its financial advisor in connection with the Merger. The Party has furnished to representatives of the Other Party’s Special Committee a true, complete and correct copy of all agreements between the Party or the Party’s Special Committee and its Financial Advisor relating to the Merger, which agreements disclose all fees payable by the Party or any of its Subsidiaries to its Financial Advisor.

4.20. Opinion of Financial Advisor.

The Party’s Special Committee has received an opinion from the Party’s Financial Advisor to the effect that, as of the date of this Agreement and subject to various assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of common stock of such Party. A copy of such opinion shall be delivered to the Other Party promptly after the date hereof.

4.21. Vote Required.

The vote of the holders of the Party’s stock set forth in Section 4.21 of the Party’s Disclosure Schedule (the Party’s “Stockholder Approval”) is the only vote of the holders of any class or series of stock or other security of the Party or any of its Subsidiaries necessary to approve or authorize the Party to enter into this Agreement or to consummate the Merger or any other transaction contemplated by this Agreement (including, without limitation, the amendment to the certificate of incorporation of the Surviving Company contemplated by Section 2.2).

4.22. Material Contracts.

(a) Section 4.22(a) of the Party’s Disclosure Schedule sets forth a list of all Material Contracts to which the Party or any of its Subsidiaries is a party. The Party has furnished or made available to representatives of the Other Party’s Special Committee a true, complete and correct copy of each Material Agreement. Except as set forth in Section 4.22(a) of the Party’s Disclosure Schedule, to the Party’s knowledge neither the Party nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Party.

(b) Section 4.22(b) of the Party’s Disclosure Schedule sets forth (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which the Party or any of its Subsidiaries has outstanding any material Indebtedness, other than Indebtedness payable to the Party or one of its Subsidiaries (the Party’s “Debt Instruments”) and (ii) the respective principal amounts outstanding thereunder on February 28, 2007. The Party has furnished or made available to representatives of the Other Party’s Special Committee a true, complete and correct copy of each Debt Instrument. Except as set forth in Section 4.22(b) of the Party’s Disclosure Schedule, to the Party’s knowledge neither the Party nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any of the Party’s Debt Instruments, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Party.

4.23. Insurance.

The Party has provided to representatives of the Other Party’s Special Committee true and complete copies of all material policies of insurance to which the Party or any of its Subsidiaries is a party. The Party maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Party (taking into account the cost and availability of such insurance). There is no claim by the Party or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer or (b) would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Party. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Party with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

4.24. Proxy Statement; Party Information.

Except for information supplied by the Other Party for inclusion therein, the information relating to the Party and its Subsidiaries supplied by the Party for inclusion in the Proxy Statement and any other documents filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement will comply in all material respects with the requirements of the Securities Laws. The information relating to the Party and its Subsidiaries to be contained or incorporated by reference in the Proxy Statement or the Registration Statement or any other documents filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement, will not, on the date the Proxy Statement is first mailed to the Party’s stockholders or at the time of the Party’s Stockholders Meeting and on the date the Registration Statement becomes effective, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Party with respect to the information supplied by the Other Party for inclusion therein.

4.25. No Payments to Employees, Officers or Directors.

Except as set forth in Section 4.25 of the Party’s Disclosure Schedule, (a) there is no employment or severance payment payable or other benefit due as a result of the consummation of the Merger or any of the other transactions contemplated hereby, with respect to any employee, officer or director of the Party or any of its Subsidiaries; (b) no Employee Program of the Party provides for any gross-up payment to any current or former employee of the Party in the event that such employee or former employee becomes subject to an excise tax or other penalty under Code Section 409A; and (c) neither the execution of this Agreement, the obtaining of the Stockholder Approvals, nor the consummation of the transactions contemplated hereby will, alone or in conjunction with another event (e.g., termination of employment), result in payments under any of the Party’s Employee Programs which would not be deductible under Code Section 162(m) or Code Section 280G.

4.26. Intellectual Property.

The Party and its Subsidiaries own, possess or hold valid rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of their businesses (collectively, the Party’s “Intellectual Property”). All of the Party’s Intellectual Property is owned or licensed by the Party or its subsidiaries free and clear of any and all Liens (other than any Liens that would not have a Material Adverse Effect on the Party), and neither the Party nor any of its Subsidiaries has forfeited or otherwise relinquished any of the Party’s Intellectual Property which forfeiture has resulted in, individually or in the aggregate, or would result in a Material Adverse Effect on the Party. The use of the Party’s Intellectual Property by the Party or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made against the Party or any of its Subsidiaries, and neither the Party nor any of its Subsidiaries has received any notice of any claim or otherwise has knowledge that any of the Party’s Intellectual Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of such Intellectual Property, except, in all such cases, as would not have, individually or in the aggregate, a Material Adverse Effect on the Party.

4.27. Investment Company Act of 1940.

Neither the Party nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

4.28. Dissenters Rights.

No objectors’ or appraisal rights shall be available to stockholders of the Party with respect to the Merger or the other transactions contemplated by this Agreement.

4.29. Suspension of Juniper DRIP and SIP.

Juniper has taken all actions necessary to suspend its Stock Investment Plan as of the date hereof and to suspend the Juniper DRIP as to new participants; provided that participants in the Juniper DRIP as of the date hereof may participate in the Juniper DRIP with respect to any dividend paid to holders of record of Juniper Common Stock as of May 15, 2007, for the period ended June 30, 2007.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

5.1. Conduct of the Parties.

During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, each Party shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, and in material compliance with all Laws, and use their commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) keep available the services of their present officers and employees and (iii) preserve their goodwill, the Party’s status as a REIT, and their relationships with others having business dealings with them. Each Party shall confer on a regular basis with the Other Party, report on operational matters and advise the Other Party’s Special Committee orally and in writing of any Material Adverse Effect on the Party or any matter that could reasonably be expected to result in the Party being unable to deliver the certificate described in Section 7.1(h). Without limiting the generality of the foregoing, neither the Party nor any of its Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Party’s Disclosure Schedule or to the extent that representatives of the Other Party’s Special Committee shall otherwise consent in writing (it being understood that such representatives shall respond within five (5) Business Days to the Party’s communications soliciting such consent from the Other Party’s Special Committee, and such consent shall not be unreasonably withheld, conditioned or delayed)):

(a) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of the Party’s Stock, except (i) to holders of record of the Company’s Stock, quarterly dividends in accordance with past practice and (ii) to holders of record of Juniper Common Stock, (A) a semi-annual dividend in an amount not to exceed $0.25 per share to holders of record of Juniper Common Stock as of May 15, 2007, for the period ended June 30, 2007, (B) for each semi-annual period beginning on and after July 1, 2007, a dividend in an amount not to exceed the lesser of $0.25 or 100% of Juniper’s estimated FFO for such period and (C) the Final Juniper Dividend and any other distributions required for Juniper to make the Final Juniper Dividend;

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than the (i) issuance of shares of the Party’s Common Stock pursuant to any Stock Option Plan of the Party or (ii) issuance of shares of Juniper Common Stock in accordance with the terms of Juniper’s DRIP to participants in Juniper’s DRIP as of the date hereof, solely with respect to any dividend paid to holders of Juniper’s Common Stock for the semi-annual period ended June 30, 2007;

(c) except pursuant to an agreement to take such action set forth in the Party’s Disclosure Schedule or for any action taken in the ordinary course of the Party’s business, (i) acquire, encumber, transfer or dispose of any real, personal or intangible property that is material to the Party or any of its Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), (ii) incur, assume, guaranty or otherwise become directly or indirectly responsible for the payment of any material amount of Indebtedness, (iii) prepay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) involving an amount in excess of $500,000 (or $1,000,000 in the aggregate) or (iv) other than any employment agreement or similar arrangement consistent with past practice entered into between the Party and any person hired by the Party after the date of this Agreement, enter into any Material Contract or modify or amend any Material Contract to which the Party or any of its Subsidiaries is a party or waive, release or assign any material rights or claims under any such Material Contract;

(d) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to the Other Party’s Special Committee prior to any such change);

(e) except as is consistent with past practice or required by law, and except for bonuses not to exceed $250,000 in the aggregate which may be paid by Juniper, enter into, adopt, amend or terminate any Employee Program of the Party;

(f) except to the extent required to comply with its obligations hereunder or with applicable law, amend its charter, certificate of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents or amend any term of any outstanding security of the Party or any of its Subsidiaries;

(g) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Subsidiaries of the Party);

(h) permit any insurance policy naming the Party or any of its Subsidiaries or officers or directors as a beneficiary or an insured or a loss payable payee to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(i) except as expressly required for change in law or regulation, change any of its methods of reporting income and deductions for Federal income tax purposes, make or rescind any Tax election or settle or compromise any Tax liability of the Party or any of its Subsidiaries, amend any Tax Return, change an annual Tax accounting period, adopt or change any Tax accounting method (except as required by applicable law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes;

(j) take any action that would prevent or impede the Merger from qualifying as a reorganization under Code Section 368(a)(1)(C); or

(k) authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of the Party contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Merger not being satisfied or in a material delay in the satisfaction of such conditions.

ARTICLE VI

COVENANTS

6.1. Joint Proxy Statement/Prospectus; Registration Statement.

As promptly as practicable after the execution of this Agreement, the Parties shall prepare and shall file with the SEC the Proxy Statement, and the Parties shall prepare and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that the Parties may mutually delay the filing of the Proxy Statement until approval of the Registration Statement by the SEC. Each Party shall use reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each Party will respond to any comments of the SEC and will use its respective reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and each Party will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its respective stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each Party will notify the other promptly upon the receipt of any comments from the SEC or any other Governmental Entity and of any request by the SEC or any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to Section 6.4 or for additional information and will supply the other with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC or any other Governmental Entity, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.4. Each Party will cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 6.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 6.4, each Party will promptly inform the Other Party of such occurrence and cooperate in filing with the SEC or any other Governmental Entity, and/or mailing to stockholders of the Parties, such amendment or supplement. Neither Party shall file with, or submit to, the SEC the Proxy Statement, the Registration Statement or any amendment or supplement to either thereof, or any supplemental material, without obtaining the prior written consent of the other Party to such filing or submission, which consent shall not be unreasonably withheld or delayed.

6.2. Access to Information; Confidentiality.

(a) Each Party shall (and shall cause each of its Subsidiaries to) afford to the Other Party and to representatives of the Other Party’s Special Committee reasonable access, during normal business hours during the period prior to the Effective Time, to all its books, contracts, commitments, personnel and records and, during such period, each Party shall (and shall cause each of its Subsidiaries to) furnish promptly to the Other Party (i) a copy of each report, schedule, registration statement and other document filed or received by the Party during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning the Party’s business, properties, assets and personnel as the Other Party may reasonably request.

(b) Unless otherwise required by law, each Party’s Confidential Information will be kept confidential and used by the Other Party only in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and not in any way detrimental to the Party or for the benefit of a third party including, without limitation, for the purpose of formulating or preparing to file a legal claim or suit or instituting a legal proceeding against the Party (the “Permitted Purpose”). Only employees and authorized representatives of the Other Party who need to review the Confidential Information in connection with the Permitted Purpose may access and view the Confidential Information. The Other Party will not disclose the Party’s Confidential Information or any portion thereof to any other person or entity without the Party’s prior written consent, except as required by Law. The Other Party will use its reasonable commercial efforts to protect the secrecy and confidentiality of and avoid disclosure or use of the Confidential Information including, without limitation, implementing reasonable commercial measures that the Other Party uses to protect its own confidential or non-public information. In the event of dissemination, disclosure or use of the Party’s Confidential Information that is not permitted by this Agreement, the Other Party will notify the Party immediately in writing and will use reasonable efforts to assist the Party in minimizing the damage from such disclosure. Such remedy shall be in addition to and not in lieu of any other rights and remedies the Party may have at law or in equity against the Other Party. The Other Party will be solely responsible for any breach of this Section 6.2(b) and, in addition to the foregoing, will, at its sole expense, take all reasonable measures including, but not limited to, court proceedings, to prohibit or prevent unauthorized disclosure or use of the Party’s Confidential Information.

(c) Upon the written request of the Party, the Other Party and its authorized representatives will promptly return to the Party, at the Party’s address specified in Section 9.1, all tangible materials (including, but not limited to, printed materials and software disks or other electronic storage media) containing any of the Party’s Confidential Information (including, but not limited to, any materials in which the Party’s Confidential Information is quoted, discussed, paraphrased, or explained), and will promptly destroy any intangible copies of such Confidential Information. The confidentiality obligations set forth in Section 6.2(b) shall remain in full force and effect despite the return of such Confidential Information.

6.3. Stockholders Meetings.

(a) Promptly after the date hereof, each Party shall each take all action necessary in accordance with the rules of the NASDAQ and, in the case of the Company, the MGCL, its charter and bylaws, and, in the case of Juniper, the NJBCA, its certificate of incorporation and bylaws, to call, give notice of, convene and hold a meeting of the holders of the shares of its stock for the purpose of obtaining such Party’s Stockholder Approval (with respect to either Party, the Party’s “Stockholders Meeting”) as promptly as practicable, and in any event (to the extent permissible under applicable law) within 60 days after the declaration of effectiveness of the Registration Statement. Each Party shall use its reasonable efforts to solicit from its stockholders proxies in favor of the Merger and will take all other action necessary to obtain the Party’s Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, each Party (i) shall adjourn its Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Party’s stockholders sufficiently in advance of a vote on this Agreement and the Merger to ensure that such vote occurs on the basis of full and complete information as required under applicable law or (ii) shall (unless the Other Party otherwise consents in writing or if prohibited by applicable law) adjourn its Stockholders Meeting once for a period not to exceed 30 days, if as of the time for which such Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) or subsequently rescheduled or reconvened, there are insufficient shares of the Party’s stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders Meeting.

(b) Each Party’s Board of Directors shall recommend that the Party’s stockholders vote in favor of the Merger at the Party’s Stockholders Meeting (the Party’s “Recommendation”) and, subject to Section 6.5, neither the Party’s Board nor any committee thereof shall withdraw, amend or modify, or propose to resolve to withdraw, amend or modify in a manner adverse to the Company, the Party’s Recommendation. The Proxy Statement shall include a statement to the effect that the Party’s Board has unanimously made the Party’s Recommendation.

6.4. Additional Agreements.

Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to each Party’s and their respective Special Committee member’s and directors’ right and duty to act in a manner consistent with their duties, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with the Other Party in connection with the foregoing, including the execution and delivery by each Party of one or more supplemental indentures to the Juniper Indentures and the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Parties or their Subsidiaries are a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations, other filings or submissions of information requested by a Governmental Entity, and to use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Merger.

6.5. No Solicitations.

(a) Juniper shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, immediately cease any activities, discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal, and request the return or destruction of all confidential information regarding Juniper and its Subsidiaries provided to any such persons on or prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. Juniper shall not, and shall cause its Subsidiaries and its and their respective officers, directors, trustees, employees, representatives and agents not to, directly or indirectly, (i) solicit, participate in, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Acquisition Proposal; provided, however, that if, at any time before the date that is 60 days after the date on which the execution of this Agreement by either Party is publicly announced, Juniper’s Special Committee determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such action is, or is reasonably likely to be, necessary in order to comply with the duties of Juniper’s Special Committee to Juniper or Juniper’s stockholders under applicable law, Juniper may, provided that Juniper has complied in all respects with its obligations under this Section 6.5, in response to an Acquisition Proposal received by Juniper after the date hereof and subject to compliance with this Section 6.5, (x) provided that any such information has been or contemporaneously is provided to representatives of the Company’s Special Committee, furnish information with respect to Juniper and its Subsidiaries to the person making such Acquisition Proposal (or its designated representatives) pursuant to a confidentiality and standstill agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

(b) Except as set forth in Section 6.5(c), neither the Board of Directors of Juniper nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, Juniper’s Recommendation, (ii) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Acquisition Proposal or (iii) cause Juniper to enter into any agreement related to any Acquisition Proposal (other than a confidentiality and standstill agreement with respect to an Acquisition Proposal as contemplated by Section 6.5(a)).

(c) If, before the date that is 60 days after the date on which the execution of this Agreement by either Party is publicly announced, Juniper’s Special Committee determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such action is necessary in order to comply with the duties of Juniper’s Special Committee to Juniper or Juniper’s stockholders under applicable Law, Juniper’s Board of Directors may, in accordance with a recommendation by Juniper’s Special Committee to Juniper’s Board of Directors to take such action and provided that Juniper has complied in all respects with its obligations under this Section 6.5 and has negotiated in good faith with the Company with respect to any amendment or modification to this Agreement proposed by the Company, (i) withdraw or modify its Recommendation or (ii) subject to the provisions of Section 8.1(c) hereof, cause Juniper to terminate this Agreement; but in either case (x) only at a time that is after the fifth business day following the receipt by the Company’s Special Committee of written notice advising the Company that Juniper has received a definitive Acquisition Proposal and containing the information about such Acquisition Proposal specified by Section 6.5(d) and (y) only if simultaneously with taking such action it also executes a definitive agreement to implement such Acquisition Proposal. For purposes of this Section 6.5(c), “50%” shall be substituted for “20%” in the definition of the term “Acquisition Proposal.”

(d) Juniper shall immediately advise the Company orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. Juniper will immediately inform the Company of any material developments in any discussions or negotiations with respect to, and any material change in the terms (including amendments or proposed amendments) of, any such request or Acquisition Proposal. Juniper will promptly provide the Company with any agreements entered into by Juniper with respect to any such request or Acquisition Proposal.

(e) Nothing contained in this Section 6.5 shall prohibit Juniper from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to Juniper’s stockholders if, in the good faith judgment of the Special Committee of Juniper, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, that neither Juniper nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 6.5(c), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

6.6. Officers’ and Directors’ Indemnification.

(a) In the event of any threatened or actual claim, action, suit, demand proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of a Party or any of its Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Party or any of its Subsidiaries, or is or was serving at the request of the Party or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Effective Time, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that from and after the Effective Time, the Surviving Company and the Company shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising at or before or after the Effective Time), (A) from and, after the Effective Time, the Surviving Company and the Company shall promptly pay expenses in advance of the final disposition of any such threatened or actual claim, action suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company and the Surviving Company shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) from and after the Effective Time, the Company and the Surviving Company will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Surviving Company nor the Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Surviving Company and the Company shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Surviving Company and the Company thereof; provided that the failure to so notify shall not affect the obligations of the Surviving Company and the Company except to the extent, if any, such failure to promptly notify materially prejudices the Surviving Company or the Company.

(b) The Company and MergerCo each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of Juniper and its Subsidiaries or otherwise in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time and, at the Effective Time, shall become the joint and several obligations of the Company, the Surviving Company and any Subsidiary of the Company; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, the Company and MergerCo each also agree to jointly and severally indemnify and hold harmless the present and former officers and directors of Juniper and the Juniper Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between Juniper and/or one or more Juniper Subsidiaries and such officers and directors as listed in Section 6.6(b) of the Juniper Disclosure Schedule.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of each such affected indemnitee. This Section 6.6 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Company and the Surviving Company. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.6.

(d) In the event that, following the Effective Time, the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.6.

6.7. Public Announcements.

Each Party shall consult with the Other Party before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the Other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Party may, without the prior consent of the Other Party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the Party issuing such press release or making such public statement has used its reasonable best efforts to consult with the Other Party and to obtain the Other Party’s consent but has been unable to do so in a timely manner. In this regard, the Parties shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the NASDAQ on the Business Day following the date on which this Agreement is signed.

6.8. Certain Tax Matters.

(a) Each Party shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Party will qualify for taxation as a REIT for U.S. federal income tax purposes for its tax year ending with the Merger. During the period from the date of this Agreement to the Effective Time, the Party shall, and shall cause each of its Subsidiaries, to facilitate all reasonable requests of the Other Party with respect to maintenance of the Party’s REIT status for the Party’s tax year in which the Merger occurs.

(b) Each Party shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Party and each of its Subsidiaries required to be filed on or prior to the Closing Date, including applicable extensions. Any such Tax Returns shall be prepared in a manner consistent with the historic Tax accounting practices of the Party (except as may be required under applicable Tax law). The Party shall pay all Taxes shown as due on such Tax Returns. The Party shall provide to the Other Party copies of such Tax Returns that are to be filed on or prior to the Closing Date at least 15 calendar days prior to the due date of such Tax Returns (including applicable extensions). The Party shall accept any and all reasonable comments of the Other Party with respect to such Tax Returns.

(c) Each Party and its Subsidiaries shall use their reasonable best efforts to cause the Merger to qualify as a “reorganization” under the provisions of Code Section 368(a)(1)(C) and to obtain the opinions of counsel referred to in Sections 7.1(f) and (g)

6.9. Notice Obligations.

From time to time prior to the Effective Time, each Party shall notify the Other Party in writing with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Party’s Disclosure Schedule or that is necessary to complete or correct any information in such schedule or in any representation and warranty of the Party that has been rendered inaccurate thereby or that would cause a condition to the closing hereof not to be satisfied. The Party shall promptly inform the Other Party of any claim by a third party that a Material Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information shall be considered. Each Party will consult with the Other Party a reasonable time prior to making publicly available its financial results or filing any document with the SEC.

6.10. Listing.

Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be issued in connection with the Merger to be listed on the NASDAQ subject to official notice of issuance, as of or prior to the Effective Time.

6.11. Acknowledgement of Holders of Juniper Stock Options.

Prior to the Effective Time, each holder of an outstanding Juniper Stock Option shall acknowledge, in writing, in a form reasonably satisfactory to the Company, the effect of the Merger on such Stock Option as specified in Section 3.1(d) and Juniper shall ensure that no options to purchase or other rights in connection with any Juniper Stock Option or Juniper Stock Option Plan enable the holder of such right to acquire, from and after the Effective Time, any interest in the Surviving Company or any entity other than the Company.

6.12. Termination of Juniper DRIP.

Juniper shall take all actions necessary to (a) suspend its DRIP following the payment by Juniper of a dividend for the semi-annual period ended on June 30, 2007 and (b) terminate its DRIP (including the stock investment plan component of such plan) before the Effective Time and ensure that no purchase or other rights under Juniper’s DRIP enable the holder of such rights to acquire any interest in the Surviving Company or any other entity as a result of such purchase or the exercise of such rights at or after the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1. Conditions to the Obligations of each Party to Effect the Merger.

The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver by consent of the Other Party, at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approval. Each Party’s Stockholder Approval shall have been obtained.

(b) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to the Party asserting this condition such Party shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and the Registration Statement shall not be the subject of any stop order or any actual or threatened proceedings seeking a stop order, and no proceedings for that purpose shall have been initiated or, to the Party’s knowledge, threatened by the SEC.

(e) Exchange. The shares of Company Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.

(f) Tax Opinion. Juniper shall have received an opinion of counsel from the Company, in form and substance reasonably satisfactory to Juniper, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(C). In rendering such opinion, counsel may require and rely upon reasonably requested representations contained in certificates of Juniper, the Company and MergerCo.

(g) REIT Opinions. Each Party shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Party, relating to the Other Party’s qualification and taxation as a REIT under the Code for all taxable periods commencing with the Other Party’s Initial REIT Year. For purposes of such opinions, counsel may rely on assumptions that Juniper will make any potential distribution contemplated by Section 2.6 and on a customary officers’ certificate.

(h) Representations and Warranties. Each of the representations and warranties made by the Other Party in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Other Party in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time). Each Party shall have received a certificate signed by an authorized officer on behalf of the Other Party, dated as of the Closing Date, to the foregoing effect. No representation or warranty of a Party contained in this Agreement will be affected or deemed waived or otherwise impaired or limited by reason of any investigation by the Other Party or its representatives pursuant to Section 6.2(a) or otherwise, except to the extent that, on or before the Closing Date, the Other Party has actual knowledge of any facts, events or circumstances that would cause the representation or warranty of the Party in question to be untrue.

(i) Performance and Obligations of the Other Party. The Other Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and each Party shall have received a certificate signed by an authorized officer on behalf of the Other Party, dated as of the Closing Date, to the foregoing effect.

(j) Absence of Material Adverse Change. There shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had a Material Adverse Effect on the Other Party, and each Party shall have received a certificate signed by an authorized officer on behalf of the Other Party, dated as of the Closing Date, to the foregoing effect.

(k) Consents. All consents or approvals listed in Section 4.7 of each Party’s Disclosure Schedule, and any other consents or approvals, the absence of which would, or would reasonably be expected to, result in a Material Adverse Effect on each such Party, shall have been obtained and the Other Party shall have received copies of such consents in form and substance reasonably satisfactory to the Other Party.

7.2. Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereunder.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1. Termination.

This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the receipt of either Party’s Stockholder Approval:

(a) by the mutual written consent of the Company, MergerCo and Juniper;

(b) by either Party, by written notice to the Other Party:

(i) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the Parties shall have used their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable;

(ii) if the consummation of the Merger shall not have occurred on or before November 15, 2007 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Drop Dead Date;

(iii) if the Other Party breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.1(h) or 7.1(i) and such condition is incapable of being satisfied by the Drop Dead Date;

(iv) following the failure with respect to the Other Party of the condition set forth in Section 7.1(j);

(v) if holders of Juniper’s Stock shall have failed to give the Juniper Stockholder Approval or (B) Juniper’s Stockholders Meeting cannot be held because of the lack of a quorum of the Juniper’s stockholders, provided that the right to terminate this Agreement under this Section 8.1(b)(v) shall not be available to a Party at any time that such Party is in breach of or has failed to fulfill its obligations under this Agreement; or

(vi) if holders of the Company’s Stock shall have failed to give the Company Stockholder Approval or (B) the Company’s Stockholders Meeting cannot be held because of the lack of a quorum of the Company’s stockholders, provided that the right to terminate this Agreement under this Section 8.1(b)(vi) shall not be available to a Party at any time that such Party is in breach of or has failed to fulfill its obligations under this Agreement;

(c) By Juniper, in connection with Juniper’s entering into a definitive agreement to effect an Acquisition Proposal in accordance, and provided that Juniper has complied, with Section 6.5; provided, however, that an election by Juniper to terminate this Agreement pursuant to this Section 8.1(c) shall not be effective until Juniper shall have paid the Break-up Fee to the Company as provided in Section 8.2(b); or

(d) By the Company, if (i) Juniper enters into a definitive agreement to effect an Acquisition Proposal, (ii) Juniper’s Board of Directors or any committee thereof recommends that Juniper’s stockholders accept or approve any Acquisition Proposal or (iii) Juniper’s Board of Directors withdraws or modifies, in a manner material and adverse to the Company, Juniper’s Recommendation, in any case, regardless of whether Juniper has complied with Section 6.5.

8.2. Effect of Termination.

(a) Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Company, MergerCo or Juniper and their respective directors, trustees, officers, employees, partners or stockholders and all rights and obligations of the Company, Juniper and MergerCo shall cease, except for the agreements contained in Sections 6.2, 6.7, 8.2, 8.3 and Article IX; provided, however, that nothing contained in this Section 8.2(a) shall relieve any Party from liabilities or damages arising out of any fraud or willful breach by such Party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b) If this Agreement is terminated by Juniper pursuant to Section 8.1(c) or by the Company pursuant to Section 8.1(d), then Juniper shall pay to the Company, subject to Section 8.4, an amount in cash equal to $1,000,000 (the “Break-up Fee”). If (i) at the time of Juniper’s Stockholders Meeting, an Acquisition Proposal shall have been made (and not then withdrawn), (ii) this Agreement is terminated by either Party pursuant to Sections 8.1(b)(ii) or (v) or by the Company pursuant to Section 8.1(b)(iii) and (iii) Juniper consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, in either case, within twelve (12) months of such termination (and the transaction contemplated by any such definitive agreement is consummated within eighteen (18) months of such termination), then Juniper shall pay to the Company the Break-up Fee. Payment of the Break-up Fee required by this Section 8.2(b) shall be payable by wire transfer of immediately available funds (1) in the case of termination of this Agreement by Juniper pursuant to Section 8.1(c) or by the Company pursuant to Section 8.1(d), concurrently with the effective date of such termination, or (2) in case of a situation contemplated by the second sentence of this Section 8.2(b), concurrently with the consummation of such Acquisition Proposal. For the avoidance of doubt, the amount of any fees or expenses paid to the Company pursuant to Section 8.3 shall be deducted from the payment of any Break-up Fee required by this Section 8.2(b).

8.3. Fees and Expenses.

(a) Except as set forth in Section 8.2 and this Section 8.3, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the Party incurring such fees, costs or expenses.

(b) If this Agreement is terminated by either Party pursuant to Section 8.1(b)(iii), the Other Party shall pay to the Party within three (3) Business Days after the date of termination, subject to Section 8.4, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Party or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $500,000 (such amount, the Party’s “Expenses”). The payment of Expenses set forth in this Section 8.3(b) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(c) Each Party acknowledges that the agreements contained in Section 8.2 and this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. If either Party fails to pay the other any amounts due under Section 8.2 or 8.3, the Party failing to make such payment shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment. The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the Parties (whether at law or in equity).

8.4. Payment of Breakup Fee or Expenses.

(a) In the event that Juniper is obligated to pay the Company the Break-up Fee pursuant to Section 8.2(b) or either Party is obligated to pay the Other Party any Expenses pursuant to Section 8.3(b), the Party making such payment shall pay to the Other Party, from the applicable Break-up Fee or Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the amount of the applicable Break-up Fee or Expenses and (ii) the sum of (A) the maximum amount that can be paid to the Other Party without causing the Other Party to fail to meet the requirements of Code Sections 856(c)(2) and (3) determined as if the payment of such amount did not constitute income described in Code Sections 856(c)(2) or Code 856(c)(3) (“Qualifying Income”), as determined by the Other Party’s independent certified public accountants, plus (B) in the event the Other Party receives either (1) a letter from the Other Party’s counsel indicating that the Other Party has received a ruling from the IRS described in Section 8.4(b)(ii) or (2) an opinion from the Other Party’s outside counsel as described in Section 8.4(b)(ii), an amount equal to the applicable Break-up Fee or Expenses less the amount payable under clause (A) above. To secure the Party’s obligation to pay these amounts, the Party shall deposit into escrow an amount in cash equal to the applicable Break-up Fee or Expenses with an escrow agent selected by the Party and on such terms (subject to Section 8.4(b)) as shall be mutually agreed upon by Juniper, the Company and the escrow agent. The payment or deposit into escrow of the applicable Break-up Fee or Expenses pursuant to this Section 8.4(a) shall be made at the time the Party is obligated to pay the Other Party such amount pursuant to Section 8.3 or Section 8.2(b), as applicable, by wire transfer or bank check.

(b) The escrow agreement shall provide that the applicable Break-up Fee or Expenses in escrow or any portion thereof shall not be released to the Other Party unless the escrow agent receives any of the following: (i) a letter from the Other Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Other Party without causing the Other Party to fail to meet the requirements of Code Sections 856(c)(2) and (3) determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Other Party’s independent certified public accountants revising that amount, in which case the escrow agent shall release such amount to the Other Party, or (ii) a letter from the Other Party’s counsel indicating that the Other Party received a ruling from the IRS holding that the receipt by the Other Party of the applicable Break-up Fee or Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Code Sections 856(c)(2) and (3) (or alternatively, the Other Party’s outside counsel has rendered a legal opinion to the effect that the receipt by the Other Party of the applicable Break-up Fee or Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Code Sections 856(c)(2) and (3)), in which case the escrow agent shall release the remainder of the applicable Break-up Fee or Expenses to the Other Party. The Party agrees to amend this Section 8.4 at the request of the Other Party in order to (A) maximize the portion of the applicable Break-up Fee or Expenses that may be distributed to the Other Party hereunder without causing the Other Party to fail to meet the requirements of Code Sections 856(c)(2) and (3), (B) improve the Other Party’s chances of securing a favorable ruling described in this Section 8.4(b) or (C) assist the Other Party in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.4(b). The escrow agreement shall also provide that any portion of the applicable Break-up Fee or Expenses held in escrow for five years shall be released by the escrow agent to the Party depositing such funds. The Party shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(c) For the avoidance of doubt, the escrow provisions of clauses (a) and (b) of this Section 8.4 shall only apply at the election of the Party due the applicable Break-up Fee or Expenses, such election to be made in its absolute discretion.

8.5. Amendment.

This Agreement may be amended by the Parties by an instrument in writing signed on behalf of each of the Parties at any time before or after receipt of one or both Stockholder Approvals; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such approval.

8.6. Extension; Waiver.

At any time prior to the Effective Time, a Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Other Party, (b) waive any inaccuracies in the representations and warranties of the Other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the Other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

9.1. Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)	if to the Company or MergerCo:

Monmouth Real Estate Investment Corporation

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

Attn: Peter Weidhorn

Facsimile: 732-577-9981

with a copy to (which shall not constitute notice):

Venable LLP

Two Hopkins Plaza, Suite 1800

Baltimore, Maryland 21201

Attn: Sharon A. Kroupa, Esquire

Facsimile: 410-244-7742

(b)	if to Juniper:

Monmouth Capital Corporation

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

Attn: Joshua Kahr

Facsimile: 732-577-9981

with a copy to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038-4982

Attn: Jeffrey Lowenthal, Esquire

Facsimile: 212-806-2509

9.2. Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(d) The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) If any action is to be taken by any Party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day.

(i) References to a person are also to its permitted successors and assigns.

(j) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(k) “Reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(l) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.” A Party’s past practice shall be determined by reference to its SEC Reports, where applicable.

9.3. Trial by Jury.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.4. Non-Survival of Representations, Warranties, Covenants and Agreements.

Except for Article II and Article III, Section 6.6 and any other covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter there shall be no liability on the part of any Party or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any Party, express or implied.

9.5. Miscellaneous.

This Agreement (a) constitutes, together with Disclosure Schedules, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and (b) shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Maryland, this being in addition to any other remedy to which they are entitled at law or in equity.

9.6. Assignment; Benefit; Severability.

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the Other Party. Notwithstanding anything contained in this Agreement to the contrary (except for the provisions of Section 6.6 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

9.7. Choice of Law/Consent to Jurisdiction.

All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

Each of Juniper, the Company and MergerCo hereby irrevocably and unconditionally consents to submit to the jurisdiction of any federal court located in the State of Maryland or in the Circuit Court for Baltimore City, for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby, waives any objection to the laying of venue of any such litigation in such court and agrees not to plead or claim in such court that such litigation brought therein has been brought in any inconvenient forum. Each of Juniper, the Company and MergerCo further agree that, in the event that any suit, action or proceeding is brought in the Circuit Court of Baltimore City, the parties shall jointly request that the case be assigned to that court’s business and technology case management program. Each of Juniper, the Company and MergerCo agrees, that service of process may also be made on such Person at its address as provided in Section 9.1 by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made as described above shall have the same legal force and effect as if served upon such Person personally within the State of Maryland.

9.8. Waiver.

Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.9. Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Juniper, the Company and MergerCo and delivered to the other parties hereto. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile transmission by signing a duplicate original document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Juniper, the Company and MergerCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MONMOUTH CAPITAL CORPORATION

By:	/s/ Eugene W. Landy
Eugene W. Landy, President

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Eugene W. Landy
Eugene W. Landy, President

ROUTE 9 ACQUISITION, INC.

By:	/s/ Eugene W. Landy
Eugene W. Landy, President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MONMOUTH CAPITAL CORPORATION

Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act, Monmouth Capital Corporation amends, restates, and integrates its Amended and Restated Certificate of Incorporation, as heretofore amended and restated, to read as follows:

I.

Name. The name of the Corporation is Monmouth Capital Corporation.

II.

Registered Office. The address of the Corporation’s registered office in the State of New Jersey is Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728. The name of its registered agent at such address is Landy & Landy, P.C.

III.

Purposes. The nature of the Corporation’s business or purposes to be conducted or promoted is:

To engage in any lawful act or activities for which corporations may be organized under the New Jersey Business Corporation Act and to do all things and exercise all powers, rights and privileges that a business corporation may now or hereafter be organized or authorized to do or to exercise under the laws of the State of New Jersey.

IV.

Capitalization. The Corporation shall have the authority to issue 10,000,000 shares of common stock, with a par value of $1.00 for each share of such stock. All or any part of the authorized stock may be issued by the Corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors, as provided by law.

This Certificate of Incorporation authorizes the Board of Directors to amend the Certificate of Incorporation as to (a) the division of shares into classes and into series within any class or classes; (b) the determination of the designation and the number of shares of any class or series; (c) the determination of the relative rights, preferences and limitations of the shares of any class or series; and (d) the above-amendment power includes the power to increase the number of shares of any class or series previously determined and to decrease such previously determined number of shares to a number not less than that of the shares then outstanding.

V.

Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall be classified in respect to the time in which they shall severally hold office. No class of Directors shall hold office for a term shorter than one year and a term of office not longer than five years. The term of office of at least one class shall expire each year. The By-laws of the Corporation shall provide for the number of Directors and their term of office. The By-laws may provide for expansion of the Board of Directors, interim expansion of the Board of Directors, election of successor Directors and disqualification and removal from office. No decrease in the number of Directors shall shorten the term of an incumbent Director. A vacancy on the Board of Directors created by expanding the number of Directors may be filled by a majority vote of the Directors, but a majority of the Board of Directors may not be composed of Directors who are so elected.

The Board of Directors shall have power to enter into contracts on behalf of this Corporation with any individual Director or Directors thereof, and no contract or transaction between this Corporation and any Director thereof shall be in any way affected by the fact that such Director is interested therein either individually or as a member or shareholder of a firm, association or corporation.

The Board of Directors shall have power to make By-laws of the Corporation, subject always to alteration or repeal by the shareholders.

VI.

Actions of Shareholders. Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken upon the vote of the shareholders at an annual or special meeting duly noticed and called, as provided in the By-laws of the Corporation.

Any action which requires the consent of shareholders may be given by the holders of a majority vote of the shares represented in person or by proxy at a duly called meeting at which a quorum is present.

VII.

Actions of Shareholders without a Meeting. Any action required to be taken, or any action which may be taken, at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if all the stockholders entitled to vote thereon consent thereto in writing.

VIII.

Special Shareholders Meetings. Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the President (if the President is a member of the Board of Directors), by a majority of the entire Board of Directors or by the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors. Special meetings of the shareholders of the Corporation may not be called by any other person or persons.

IX.

Limitation of Liability. A Director’s liability shall be limited to breaches of his duty based upon an act or omission (a) in breach of the Director’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. The Directors are authorized to adopt By-laws indemnifying Directors, Officers and other personnel to the fullest extent provided by law.

X.

Pre-emptive Rights. The shareholders shall not have pre-emptive rights.

XI.

Amendment. The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation.

MONMOUTH CAPITAL CORPORATION

By:
Eugene W. Landy

EXHIBIT B

AMENDED AND RESTATED BY-LAWS OF

MONMOUTH CAPITAL CORPORATION

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728 and the name of the registered agent at that address shall be Landy & Landy, P.C. The Board of Directors may, from time to time, designate a new agent and/or change the location of the registered office to any place within the State of New Jersey.

Section 2. Principal Office. The principal office of the Corporation shall be in Freehold, New Jersey. The Board of Directors may, from time to time, change such location and maintain other offices or places of business.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. Place of Meetings. Meetings of the shareholders of the Corporation shall be held at a location selected by the Board of Directors in the city where the principal office of the Corporation is located or at such other location as is designated by the Board of Directors.

Section 2. Annual Meetings. The annual meeting of the shareholders for the election of directors and for the transaction of any other proper business shall be held after delivery of the annual report required by Section 5 of Article VI, on such date and at such time as are set by the Board of Directors and stated in the notice of meeting.

Section 3. Special Meetings. Special meetings of the shareholders of the Corporation for any purpose or purposes may be called as provided in the Certificate of Incorporation (Certificate). If a special meeting is requested by a shareholder or shareholders entitled to call such a meeting under the Certificate, the date and time of such meetings shall be designated by the Secretary or other officer authorized to give notice of a shareholders’ meeting, and the date for such meeting shall not be more than sixty (60) days after the date of the delivery of such request if delivered in person or after the date of the mailing of the request. Notice of a special meeting of shareholders shall state the purposes of such meeting and shall be given in the manner prescribed by these By-laws.

Section 4. Notice of Shareholders’ Meetings. Whenever the shareholders are required or permitted to take any action at a meeting, written notice thereof shall be given, stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The notice shall be given in the manner prescribed by Section 2 of Article VIII.

Section 5. Waiver of Notice. The transactions of any meeting of the shareholders, either annual, special or adjourned, however called or noticed, shall be as valid as though conducted at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each shareholder entitled to vote and not present in person or by proxy signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. All such waivers, consents or approval shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of business because the meeting is not lawfully called or convened.

Section 6. Quorum. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting of shareholders shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 7. Voting. A shareholder may vote in person or by proxy. Except as otherwise provided by law, the Certificate or these By-laws, the affirmative vote of a majority of shares entitled to vote on the subject matter and present in person or represented by proxy at a meeting at which a quorum is present shall be the act of the shareholders.

Section 8. Proxies. The appointment of a proxy or proxies shall be made by an instrument in writing executed by the shareholder or his duly authorized agent and filed with the Secretary of the Corporation. The Board of Directors may solicit such proxies from all of the shareholders or any of them with respect to any matter requiring or permitting the shareholders’ vote or consent. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless the shareholder executing the proxy specified therein the length of time for which the proxy is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. At a meeting of the shareholders, all questions concerning the qualifications of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by the Secretary of the Corporation unless inspectors of election are appointed pursuant to Section 11 of this Article, in which event such inspectors shall pass upon all questions and shall have all other duties specified therein.

Section 9. Adjourned Meetings. Any meeting of the shareholders, whether or not a quorum is present, may be adjourned from day to day or from time to time by the vote of the holders of a majority of the shares represented at the meeting. Unless the Board of Directors, after the adjournment, shall fix a new record date for an adjourned meeting or unless the adjournment is for more than thirty (30) days, notice of an adjourned meeting need not be given if the place, date and time to which the meeting shall be adjourned is announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

Section 10. Actions of Shareholders without a Meeting. Any action required to be taken, or any action which may be taken, at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if all the stockholders entitled to vote thereon consent thereto in writing.

ARTICLE III

BOARD OF DIRECTORS

Section 1. Powers. Except as otherwise provided by law, the Certificate or these By-laws, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

Section 2. Number of Directors. The Board of Directors shall consist of not less than one (1) member. The authorized number of directors may be reduced or increased from time to time by resolution of the Board of Directors or by amendment of this Section by the shareholders, but no such decrease may shorten the term of an incumbent director. Until such action is taken, the authorized number of directors shall be thirteen (13).

Section 3. Qualification of Directors. A director shall be an individual at least twenty-one (21) years of age who is not under legal disability. Directors need not be shareholders.

Section 4. Election and Term of Office of Directors. To the extent provided in the Certificate, directors shall be elected by the shareholders at each annual meeting. Subject to Sections 5 and 6 of this Article, each director, including a director elected or approved to fill a vacancy, shall hold office until a successor has been elected and qualified. If directors are not elected at an annual meeting or if such meeting is not held, the directors may be elected at a special meeting. Directors may be re-elected.

The Certificate of Incorporation provides that the Directors may adopt By-laws providing for a staggered Board of Directors with terms of between one year and five years. Directors will be elected for one year terms which shall continue until the Directors amend this By-law as to term in the future.

Section 5. Removal. A director may be removed as provided in the Certificate. Any or all of the directors may be removed for cause or without cause by the shareholders.

Section 6. Resignations. Any director may resign by giving written notice to the Board of Directors. A notice of resignation shall be effective on the date given unless a later time is specified for the notice, in which case such resignation shall be effective at the time specified. Unless such resignation specifies otherwise, its acceptance by the Corporation shall not be necessary to make it effective. A director shall be deemed to have resigned if (i) such director is adjudicated insane or incompetent, (ii) an order for relief or similar provision for the benefit of creditors is entered against such director under any federal or state bankruptcy or insolvency laws or (iii) a receiver, guardian or conservator is appointed for such director or such director’s affairs. The effective date of the resignation of a director deemed to have resigned pursuant to this Section shall be as of the date of such adjudication, order or appointment.

Section 7. Vacancies. Any vacancy on the Board of Directors may be filled as provided in the Certificate.

Section 8. Place of Meetings. Meetings of the Board of Directors shall be held at the principal office of the Corporation or at such place as is designated by the Board of Directors. Whenever a place other than the principal office is fixed as the place at which meetings are to be held, written notice thereof shall be sent to all directors who did not participate in the decision so designating such place.

Section 9. Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such place and times as the Board of Directors determines. Notice of such regular meetings need not be given. If any day designated for a regular meeting is a legal holiday at the place where the meeting is to be held, then the meeting shall be held at the same hour and place on the next succeeding business day that is not a legal holiday.

Section 10. Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the President, the Chairman of the Board or upon the written request of two (2) directors. Notice of the time and place of a special meeting shall be given to each director by the Secretary or, if not given by the Secretary, by the President, the Chairman of the Board, or the directors requesting the meeting, delivered personally to the director, left at the director’s residence or usual place of business, or sent by telegraph, facsimile transmission, electronic mail or telephone, at least 24 hours before the time of the meting or, in the alternative by mail to his or her address as it shall appear on the records of the Corporation, at least 72 hours before the time of the meeting. Unless these By-laws or a resolution of the Board of Directors provides otherwise, the notice need not state the business to be transacted at or the purpose of any regular or special meeting of the Board of Directors.

Section 11. Quorum. At all meetings of the Board of Directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate or these By-laws, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Common or interested directors may be counted in determining the existence of a quorum. The directors at a duly called or held meeting at which a quorum is present may continue to do business until adjournment notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 12. Adjourned Meetings. Any meetings of the Board of Directors, whether or not a quorum is present, may be adjourned from day to day and from time to time by the vote of a majority of the directors present, without notice of the place, date and time of the adjourned meeting other than announcement thereof at the meeting.

Section 13. Meetings Held Other Than in Person. Members of the Board of Directors or any committee may participate in a meeting of the Board of Directors or committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

Section 14. Waiver of Notice. The transactions of a special meeting of the Board of Directors, however called and notice of wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 15. Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent in writing to such action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Directors.

Section 16. Compensation of Directors. The Directors shall be entitled to receive such reasonable compensation for their services as directors and/or as members of committees of the Board of Directors as the Board of Directors determines from time to time. The directors may be paid their expenses, if any, for attendance at each meeting of the Board of Directors or a committee of directors, and each director may be paid a fixed sum for attendance at each meeting and/or a fixed salary, as determined from time to time by the Board of Directors. The directors, either directly or indirectly, shall also be entitled to receive remuneration for services rendered to the Corporation in any other capacity. Such services may include, without limitation, services as an officer of the Corporation, legal, accounting or other professional services, or services as a broker, transfer agent or underwriter, whether performed by a director or any person affiliated with a director.

Section 17. Interested Directors. The Corporation shall not enter into a contract or transaction with any director or officer, or with any person in which any officer or director holds a financial interest or serves as an officer or director, unless:

(a) The material facts as to such director’s or officer’s relationship or interest and as to the contract or transactions are disclosed or are known to the Board of Directors or the committee thereof approving such contract or transaction, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) The material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the shareholders.

Section 18. Executive Committee. The Board of Directors may appoint an Executive Committee of one (1) or more directors to whom they may delegate any of the powers and authorities of the Board of Directors, except the power to declare dividends and to adopt, amend or repeal by-laws. The Board of Directors may prescribe the procedures of the Executive Committee, change the membership thereof and appoint one or more directors to act as alternate members to replace absent or disqualified members. The President shall be a member of the Executive Committee.

Section 19. Other Committees. The Board of Directors may appoint committees of directors from time to time to advise the Board of Directors. The Board of Directors shall describe the procedures for such committees and may designate one or more directors as alternate members of any committee, who may replace absent or disqualified members at any meeting of the committee.

ARTICLE IV

OFFICERS

Section 1. Officers. The officers of the Corporation shall be a President, Vice President, Secretary and a Treasurer. The Board of Directors may appoint or may empower the President to appoint such other officers as the business of the Corporation may require. The terms, compensation and duties of all officers of the Corporation shall be determined by these By-laws or by the Board of Directors. All officers shall serve at the pleasure of the Board of Directors, subject to the rights, if any, of any officer under any employment contract.

Section 2. Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors, at any regular or special meeting thereof or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the Board of Directors. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 3. Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner described in these By-laws for regular appointments to such office.

Section 4. President. The President shall preside at all meetings of the shareholders and the Board of Directors and shall exercise and perform such other powers and duties as may from time to time be assigned to the President by the Board of Directors or prescribed by these By-laws. Unless otherwise provided by the Board of Directors, the President shall also be the chief executive officer of the Corporation.

Section 5. Vice President. In the absence or disability of the President, the Vice President shall perform all of the duties of the President and when so acting shall have all of the powers of, and be subject to all of the restrictions upon, the President. The Vice President shall have such other powers and perform such other duties as the Board of Directors may from time to time prescribe.

Section 6. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all proceedings of such meetings in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors. The Secretary shall have such other powers and perform such other duties as the Board of Directors or the President may from time to time prescribe.

The Secretary shall have custody of the seal of the Corporation and the Secretary or an Assistant Secretary shall have authority to affix the same to any instrument requiring it and, when so affixed, it may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by such officer’s signature.

Section 7. Assistant Secretaries. In the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, any Assistant Secretary may perform the duties and exercise the powers of the Secretary and shall have such other powers and perform such other duties as the Board of Directors or the President may from time to time prescribe.

Section 8. Treasurer. The Treasurer shall be the chief accounting and financial officer of the Corporation. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements and books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall also disburse the funds of the Corporation as may be ordered by the Board of Directors, and shall render to the President and the Board of Directors, at their regular meetings, or when the Board of Directors so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Corporation. The Treasurer shall have such other powers and perform such other duties as the Board of Directors or the President may from time to time prescribe.

Section 9. Assistant Treasurer. In the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, any Assistant Treasurer may perform the duties and exercise the powers of the Treasurer and shall have such other powers and perform such other duties as the Board of Directors or the President may from time to time prescribe.

ARTICLE V

INDEMNIFICATION Of DIRECTORS, OFFICERS AND OTHER AGENTS

Section 1. Indemnification of Directors, Officers and Employees.

(a) The Corporation shall indemnify and hold harmless against all liabilities any person who is or was a director or officer, including the director’s or officer’s estate (an “Indemnitee”), who is or was a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in respect of any past, present or future matter, including any action suit or proceeding by or in the right of the Corporation (an “Action”), by reason of the fact that the Indemnitee is or was serving as a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of any other enterprise; provided, however, that the Corporation shall not indemnify an Indemnitee if a judgment or other final adjudication adverse to the Indemnitee establishes that the Indemnitee’s acts or omissions (A) were acts or omissions that the Indemnitee knew or believed to be contrary to the best interests of the Corporation or shareholders in connection with a matter to which he had a material conflict of interest, (B) were not in good faith or involved a knowing violation of law or (C) resulted in receipt by such person of an improper personal benefit. Subject to the receipt by the Corporation of an undertaking by the Indemnitee to repay Expenses if there shall be a judgment or other final adjudication that the Indemnitee is not entitled to receive reimbursement of Expenses from the Corporation, the Corporation shall pay or reimburse within 20 days following the later of (i) the receipt of such undertaking and (ii) receipt of a demand from the Indemnitee for payment or reimbursement of Expenses, in advance of final disposition or otherwise, to the full extent authorized or permitted by law, Expenses as incurred by the Indemnitee in defending any actual or threatened Action by reason of the fact that the Indemnitee is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of any other enterprise; provided, however, the Corporation shall not be required hereunder to further pay or reimburse Expenses and, if requested by the Corporation, shall be entitled to repayment of Expenses from the Indemnitee following any plea formally entered by or formal written admission by the Indemnitee in the Action for which the Indemnitee has sought payment or reimbursement of Expenses or indemnification that the Indemnitee has committed such acts or omissions establishing that the Indemnitee is not entitled to indemnification pursuant to this subsection (a). The Indemnitee shall be entitled to be paid or reimbursed for Expenses incurred in any Action to obtain indemnification or payment or reimbursement of Expenses under this subsection (a) on the same terms, conditions and limitations as the Indemnitee is entitled to Expenses under the previous sentence. The Corporation shall not be obligated under this subsection (a) to provide any indemnification or any payment or reimbursement of Expenses to an Indemnitee in connection with an Action (or part thereof) initiated by the Indemnitee unless the Board of Directors has authorized or consented to the Action (or part thereof) in a resolution adopted by the Board of Directors. For the purposes of this Article V, “Expenses” shall include, without limitation, all reasonable fees, costs and expenses, including without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, or investigating an Action, including any Action to obtain indemnification or payment or reimbursement of Expenses.

(b) To the extent authorized from time to time by the Board of Directors and subject to any terms and conditions thereof, the Corporation may, to the full extent authorized or permitted by law, advance Expenses and indemnify and hold harmless against liabilities any person not covered by subsection (a) of this Section 1, including the person’s estate (an “Employee Indemnitee”), who is or was an employee or agent of this corporation, or who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of any other enterprise, or the legal representative of any such person, and who is or was a party to or threatened to be made a party to any Action by reason of the fact that the Employee Indemnitee is or was serving in any of the foregoing capacities.

Section 2. Non-Exclusivity of Indemnification Rights. The right of an Indemnitee or Employee Indemnitee to indemnification and payment or reimbursement of Expenses by the Corporation under Section 1 of this Article V shall be in addition to, and not in lieu of, any statutory or other right of indemnification or payment, advancement or reimbursement of Expenses provided to any Indemnitee or Employee Indemnitee. No amendment of this Article V shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Section 3. Insurance. The Corporation may purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against or incurred by that Indemnitee in any capacity or arising out of the Indemnitee’s status as such, whether or not the Corporation would have the power to indemnify the Indemnitee against such liability under the provisions of this Article. The Corporation may create a trust fund, grant a security interest or use other means, including, without limitation, a letter of credit, to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

Section 4. Constituent Corporations. For purposes of this Article, references to “the Corporation” include all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was an Indemnitee of the constituent corporation shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as the Indemnitee would if he or she had served the resulting or surviving corporation in the same capacity.

Section 5. Severability; Statutory Indemnification. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to all Expenses, liability and loss reasonably incurred by such Indemnitee in connection with any Action, to the fullest extent permitted by any portion of this Article that shall not have been invalidated, or by any other applicable law. Notwithstanding any other provision of this Article V, the Corporation shall indemnify any Indemnitee and advance Expenses incurred by such Indemnitee in any Action to the fullest extent permitted by the New Jersey Business Corporation Act as the same may be amended from time to time (the “NJBCA”).

All indemnification agreements heretofore adopted shall remain in full force and effect. It is the intent that every officer, director and employee of the Corporation shall have all the rights that he or she would have had under any previous By-laws, and the adoption of these By-laws shall not diminish those indemnification rights, it being the intent that every officer, director, employee or agent shall also have the rights to indemnification conferred by these By-laws.

ARTICLE VI

RECORDS AND REPORTS

Section 1. Maintenance and Inspection of Corporate Records. The share register, account books and records and minutes of proceedings of the shareholders and the Board of Directors and the committees of the Board of Directors shall be open to inspection upon written demand on the Corporation by a shareholder or holder of a voting trust certificate at any reasonable time, for a purpose reasonably related to such shareholder’s interests as a shareholder or such holder’s interests as the holder of such voting trust certificate.

Section 2. Inspection of Share Register. A shareholder or shareholders holding at least five percent (5%) in the aggregate of the outstanding voting shares of the Corporation or who hold at least one percent (1%) of such voting shares and have filed a Schedule 14B with the United States Securities and Exchange Commission relating to the election of directors of the Corporation, shall have the right to do either or both of the following:

(a) Inspect and copy the share register during usual business hours upon five (5) business days’ prior written demand upon the Corporation; or

(b) Obtain from the transfer agent for the Corporation, upon written demand and upon the tender of its usual charges for such a list (the amount of which charges shall be stated to the shareholder by the transfer agent upon request), a list of the shareholders’ names and addresses who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of demand. The list shall be made available on or before the later of five (5) business days after the demand is received or the date specified therein as the date as of which the list is to be compiled.

Section 3. Maintenance and Inspection of By-laws. The Corporation shall keep at the principal office of the Corporation the original or a copy of these By-laws as amended or otherwise altered to date, certified by the Secretary, which shall be open to inspection by the shareholders at all reasonable times during office hours.

Section 4. Scope of Right to Inspect. The right to inspection created by this Article shall extend to the records of each subsidiary of the Corporation. Any inspection authorized by this Article may be made in person by the shareholder or holder of a voting trust certificate or by agent or attorney, and the right of inspection includes the right to copy and make extracts.

Section 5. Reports to Shareholders. The Board of Directors shall cause an annual report to be sent to the shareholders not later than one hundred twenty (120) days after the close of the fiscal year adopted by the Board of Directors. The annual report shall contain a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position of such fiscal year, accompanied by a report thereon of an independent certified accountant. A manually signed copy of the accountant’s report shall be filed with the Board of Directors.

At least semi-annually, the Board of Directors shall send interim reports to the shareholders, having such form and content as the Board of Directors deems proper.

ARTICLE VII

STOCK AND CERTIFICATES

Section 1. Stock Certificates. Except as may be otherwise provided by the Board of Directors, shareholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be signed by the officers of the Corporation in the manner permitted by the NJBCA and contain the statements and information required by the NJBCA. In the event that the Corporation issues shares of stock without certificates, the Corporation shall provide to record holders of such shares, to the extent required by applicable law, a written statement of the information required by he NJBCA to be included in such notices.

Except as otherwise provided by law or these By-laws, shares of stock of the Corporation shall be issued, listed and transferred in accordance with procedures established by the Board of Directors.

Section 2. Share Register. A share register shall be kept by or on behalf of and under the direction of the Board of Directors containing the names and addresses of the shareholders, the number of shares held by them respectively, the numbers of the certificates, if any, representing the shares, and a record of all transfers of shares.

The persons in whose name shares of stock of the Corporation are registered on the records of the Corporation shall be deemed the absolute owners of such shares, but nothing herein shall be deemed to preclude the Board of Directors or officers, or their agents or representatives, from inquiring as to the actual ownership of shares. The receipt of dividends or distributions by the person in whose name any shares are registered on the records of the Corporation or of the duly authorized agent of such person, or if such shares are so registered in the names of more than one person, the receipt of any one of such persons, or of the duly authorized agent of such person, shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof.

Section 3. Transfer of Shares. Until a transfer is duly effected on the records of the Corporation, the Board of Directors shall not be affected by any notice of such transfer, either actual or constructive. Shares shall be transferable on the records of the Corporation only by the recordholder thereof or by such holder’s agent thereunto duly authorized in writing upon delivery to the Board of Directors or a transfer agent of the certificate or certificates, if any, properly endorsed and duly executed instruments of transfer. Such delivery shall be accompanied by all necessary documentary stamps together with such evidence of the genuineness of each such endorsement, execution or authorization and of other matters as may reasonably be required by the Board of Directors or such transfer agent. Upon such delivery, the transfer shall be recorded in the records of the Corporation and, to the extent such shares were represented by one or more certificates, a new certificate for the shares so transferred shall be issued to the transferee. In case of a transfer of only a part of the shares represented by any certificate, a new certificate for the balance shall be issued to the transferor.

Any person becoming entitled to any shares in consequence of the death of a shareholder or otherwise by operation of law shall be recorded as the holder of such shares and, to the extent such shares were represented by one or more certificates, such holder shall receive a new certificate therefor but only upon delivery to the Board of Directors or a transfer agent of instruments and other evidence required by the Board of Directors or the transfer agent to demonstrate such entitlement, any existing certificate for such shares and any necessary releases from applicable governmental authorities.

Nothing herein shall impose upon the Board of Directors or a transfer agent a duty or limit their rights to inquire into adverse claims.

Section 4. Lost Certificates. Except as provided in this Section, no new certificate for shares shall be issued in lieu of an old certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Board of Directors may, in case any share certificate is lost, stolen or destroyed, authorize the issuance of a new certificate in lieu thereof, upon such terms and conditions as the Board of Directors, in its sole discretion, may require, including provision for indemnification of the Corporation and/or a bond sufficient to protect the Corporation from any claim or liability on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

Section 5. Transfer Agent, Dividend Disbursing Agent and Registrar. The Board of Directors shall have power to employ one or more transfer agents, dividend disbursing agents and registrars and to authorized them on behalf of the Corporation to keep records, to hold and disburse any dividends and distributions and to have and perform in respect of all original issues and transfers of shares, dividends and distributions and reports and communications to shareholders, the powers and duties usually had and performed by transfer agents, dividend disbursing agents and registrars of a New Jersey corporation.

Section 6. Pre-emptive Rights. The pre-emptive rights on all authorized shares are waived and no holder of the Corporation’s stock is entitled to pre-emptive rights under these By-laws or By-laws previously adopted.

ARTICLE VII

GENERAL CORPORATE MATTERS

Section 1. Record Date. For purposes of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to receive payment of any dividend or other distribution or allotment of any rights, to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date which shall not be more than sixty (60) nor less than ten (10) days prior to the date of any such meeting, nor more than sixty (60) days prior to any other action. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjournment meeting.

If the Board of Directors does not so fix a record date, then:

(a) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2. Notice to Shareholders. Any notice of meeting or other notice, communication or report to any shareholder shall be deemed duly delivered to such shareholder when such notice, communication or report is delivered in person to such shareholder or deposited, with postage thereon prepaid, in the United States mail, addressed to such shareholder at such shareholder’s address as it appears on the share register or theretofore given by the shareholder to the Corporation for purpose of notice.

Section 3. Checks, Drafts, Evidences of Indebtedness. All checks, drafts or other orders for payment of money, notes or other evidence of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

Section 4. Corporate Contracts and Instruments; How Executed. Except as otherwise provided by law, the Certificate or these By-laws, the Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and, unless so authorized or ratified by the Board of Directors or within the agency power of any officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or to any amount.

Section 5. Representation of Shareholdings. The President, Vice President, Treasurer and Secretary or Assistant Secretary, or any person authorized by resolution of the Board of Directors, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation, business trust or other entities, foreign or domestic, standing in the name of the Corporation. The authority herein granted may be exercised in person or by proxy.

Section 6. Construction and Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the NJBCA shall govern the construction of these By-laws.

Section 7. Seal. The Corporation’s seal shall be in such form as is required by law and as shall be approved by the Board of Directors.

ARTICLE IX

AMENDMENTS

Section 1. Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal By-laws of the Corporation. The shareholders shall also have power to adopt, amend or repeal By-laws of the Corporation.

EXHIBIT C

Company and Surviving Company Directors and Officers

Directors:

Eugene W. Landy, Chairman

Anna T. Chew

Daniel D. Cronheim

Neal Herstik

Matthew I. Hirsch

Joshua Kahr

Michael P. Landy

Samuel A. Landy

Cynthia J. Morgenstern

Scott L. Robinson

Eugene D. Rothenberg

Peter J. Weidhorn

Stephen B. Wolgin

Officers:

Eugene W. Landy, President

Cynthia J. Morgenstern, Executive Vice President

Michael P. Landy, Vice President—Investments

Anna T. Chew, Vice President and Chief Financial Officer

Maureen E. Vecere, Controller and Treasurer

Elizabeth Chiarella, Secretary

Mary Anne Dawson, Assistant Treasurer

ANNEX B

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

2007 STOCK OPTION PLAN

SECTION 1

EFFECTIVE DATE AND PURPOSE

1.1 Effective Date. The Board of Directors of the Company has adopted the Plan on March 26, 2007, subject to the approval of the stockholders of the Company within twelve (12) months of such date.

1.2 Purpose of the Plan. The Plan is designed to provide a means to attract, motivate and retain eligible Participants and to further the growth and financial success of the Company by aligning the interests of Participants through the ownership of Shares and other incentives with the interests of the Company’s stockholders.

SECTION 2

DEFINITIONS

2.1 The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.2 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.3 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options or Incentive Stock Options.

2.4 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cause” means (i) Participant’s conviction of a felony or any crime involving moral turpitude, (ii) any public disparagement by the Participant of the Company, or (iii) the willful engaging by the Participant in conduct materially injurious to the Company, monetarily or otherwise.

2.7 “Change in Control” shall have the meaning assigned to such term in Section 10.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9 “Committee” means the committee appointed by the Board pursuant to Section 4.1 to administer the Plan.

2.10 “Company” means Monmouth Real Estate Investment Corporation, a Maryland corporation, or any successor thereto.

2.11 “Disability” means a permanent and total disability that qualifies a Participant for disability benefits under the Company’s long term disability plan; or if no such plan is maintained, a permanent and total disability that renders the Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.12 “Employee” means any employee of the Company or its Subsidiaries, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.13 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.14 “Fair Market Value” means, as of any given date, (i) the closing sales price of the Shares on any national securities exchange on which the Shares are listed; or (ii) if there is no regular public trading market for such Shares, the fair market value of the Shares as determined by the Committee.

2.15 “Fiscal Year” means the fiscal year of the Company.

2.16 “Grant Date” means, with respect to an Award, the date such Award is granted to a Participant.

2.17 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.18 “Nonqualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

2.19 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.20 “Participant” means an Employee who has an outstanding Award under the Plan.

2.21 “Plan” means the Monmouth Real Estate Investment Corporation 2007 Stock Option Plan, as set forth in this instrument and as hereafter amended from time to time.

2.22 “Retirement” means a Termination of Service by reason of individual’s retirement on or after attaining age 65 (or any earlier normal retirement age specified in a Company-sponsored qualified retirement plan).

2.23 “Shares” means the shares of common stock, $.01 par value, of the Company.

2.24 “Subsidiary” means, consistent with Section 424(f) of the Code, any corporation (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns fifty percent (50%) or more of the total combined voting power in one of the other entities in such chain.

2.25 “Termination of Service” means, a cessation of the employee-employer relationship between such person and the Company or a Subsidiary for any reason unless there is a simultaneous reengagement of the person by the Company or a Subsidiary.

SECTION 3

ELIGIBILITY

3.1 Participants. Awards may be granted in the discretion of the Committee among key employees and officers of the Company and its Subsidiaries.

3.2 Non-Uniformity. Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.

SECTION 4

ADMINISTRATION

4.1 The Committee. The Plan shall be administered by the Compensation Committee comprised of two or more directors of the Company, none of whom shall be officers or employees of the Company and all of whom shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (as required by Section 162(m) of the Code). The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. In the absence of such appointment, the Board of Directors shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.

4.2 Authority of the Committee. The Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. The Committee’s authority shall include, without limitation, the power to (a) determine persons eligible for Awards, (b) prescribe the terms and conditions of the Awards, (c) accelerate the time at which all or any part of an Option may be exercised, (d) amend or modify the terms and conditions of an Award with the consent of the Participant, (e) interpret the Plan and the Awards, (f) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (g) interpret, amend or revoke any such rules, and (h) make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board under Section 8.1 to amend or terminate the Plan.

4.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its authority and powers in any way which would jeopardize the Plan’s qualification under Rule 16b-3 or the deductibility of Awards under Section 162(m) of the Code.

4.4 Factors to Consider for Granting Awards. In making the determination as to the persons to whom an Award shall be granted, the Committee or any delegate may take into account such individual’s salary and tenure, duties and responsibilities, their present and potential contributions to the success of the Company, the recommendation of supervisors, and such other factors as the Committee or any delegate may deem important in connection with accomplishing the purposes of the Plan.

4.5 Decisions Binding. All determinations and decisions made by the Committee and any of its delegates pursuant to Section 4.3 shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

4.6 Committee Governance. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The grant of an Award shall be effective only if a written agreement is duly executed and delivered by and on behalf of the Company following such grant. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

SECTION 5

SHARES SUBJECT TO THE PLAN

5.1 Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall not exceed one million five hundred thousand (1,500,000) Shares. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares, or any combination thereof.

5.2 Lapsed Awards. Unless determined otherwise by the Committee, Shares related to Awards that are forfeited, terminated, expire unexercised, tendered by a Participant to the Company in connection with the exercise of an Award, withheld from issuance in connection with a Participant’s payment of tax withholding liability, settled in cash in lieu of Shares, or settled in such other manner so that a portion or all of the Shares included in an Award are not issued to a Participant shall be available for grant under the Plan.

5.3 Adjustments in Awards and Authorized Shares. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination, or other similar change in the corporate structure of the Company affecting the Shares, the Committee shall, consistent with Section 409A of the Code, adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Section 5.1 in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards.

5.4 Repurchase Option. The Board may include in the terms of any Award Agreement that the Company shall have the option to repurchase Shares of any Participant acquired pursuant to any Award granted under the Plan upon a Participant’s Termination of Service. The terms of such repurchase right shall be set forth in the Award Agreement.

5.5 Buy-Out Provision. The Board may at any time offer on behalf of the Company to buy-out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Board shall establish and communicate to the Participants at the time such offer is made; provided, however, to the extent Sections 13(e) and/or 14(e) of the 1934 Act and the rules and regulations thereunder are applicable to any such offer, the Company shall comply with the requirements of such sections.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The maximum number of Shares that may be granted as Options in any one Fiscal Year to a Participant shall be Two Hundred Thousand (200,000). Each Option may be exercised only after one (1) year of continued employment by the Company or one of its Subsidiaries immediately following the date the Option is granted.

6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option and such other terms and conditions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3 Exercise Price. Subject to the provisions of this Section 6.3, the Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement.

6.3.1 Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, in no case shall the Exercise Price be less than the par value of such Share.

6.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; or, consistent with Section 422(c)(5) of the Code, one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to

Section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries; provided, however, in no case shall the Exercise Price be less than the par value of such Share.

6.3.3 Substitute Options. Notwithstanding the provisions of Sections 6.3.1 and 6.3.2, in the event that the Company consummates a transaction described in Sections 424(a) and 409A of the Code, persons who become Participants on account of such transaction may be granted Options in substitution for options granted by such former employer. If such substitute Options are granted, the Committee, consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred (100%) of the Fair Market Value of the Shares on the Grant Date.

6.4 Expiration of Options.

6.4.1 Expiration Dates. Except as provided in Section 6.7.3 regarding Incentive Stock Options, each Option shall terminate upon the earlier of the first to occur of the following events:

(a) The date(s) for termination of the Option set forth in the Award Agreement;

(b) The date determined under Section 6.8 regarding Termination of Service; or

(c) The expiration of ten (10) years from the Grant Date.

6.4.2 Committee Discretion. Subject to the limits of Section 6.4.1, the Committee shall provide in each Award Agreement when each Option expires and becomes unexercisable, and may, after an Option is granted, extend the maximum term of the Option (subject to Section 6.7 regarding Incentive Stock Options). Notwithstanding the foregoing, however, in no event shall an option term be extended so as to subject such option to Section 409A of the Code.

6.5 Exercisability of Options.

6.5.1 Timing of Exercise. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate the exercisability of the Option. If the Committee provides that any Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

6.5.2 Restrictions on Exercise. The Committee may postpone any exercise of an Option for such period as the Committee in its discretion may deem necessary in order to permit the Company (i) to effect or maintain registration of the Plan or the Shares issuable upon the exercise of an Option under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to comply with restrictions or regulations incident to the maintenance of a public market for its Shares or to list the Shares thereon; or (iii) to determine that such Shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii) above need be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to permit the exercise of an Option to sell or deliver Shares in violation of any federal or state securities or other law. Any such postponement shall not extend the term of an Option as set forth in Section 6.4.1; and neither the Company nor its directors or officers or any of them shall have any obligation or liability to the Participant, to any successor of a Participant or to any other person with respect to any Shares as to which an Option shall lapse because of such postponement.

6.6 Payment.

6.6.1 Notice. Options shall be exercised by a Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

6.6.2 Form of Payment. Upon the exercise of an Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee may also permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price or (b) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan and with all applicable laws and regulations, provided that such other means shall be set forth in the Award Agreement.

6.6.3 Delivery of Certificates. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant, Share certificates (which may be in book entry form) representing such Shares.

6.7 Certain Additional Provisions for Incentive Stock Options.

6.7.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

6.7.2 Company and Subsidiaries Only. Incentive Stock Options may be granted only to Participants who are employees of the Company or its Subsidiaries on the Grant Date.

6.7.3 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an employee who, together with persons whose stock ownership is attributed to the employee pursuant to Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, consistent with Section 422(c)(5) of the Code, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

6.8 Termination of Service.

6.8.1 Termination for Cause. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised after a Participant’s Termination of Service by the Company or a Subsidiary for Cause

6.8.2 Termination Due To Death or Disability. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised more than three (3) months after a Participant’s Termination of Service due to death or Disability.

6.8.3 Termination For Other Reasons. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised more than three (3) months after a Participant’s Termination of Service for any reason other than described in Section 6.8.1 or 6.8.2.

6.9 Restriction on Option Transfer. Except as otherwise determined by the Committee and set forth in the Award Agreement, no Option may be transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, except that the Committee may permit a transfer, upon the Participant’s death, to beneficiaries designated by the Participant as provided in Section 7.5.

SECTION 7

MISCELLANEOUS

7.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, with or without Cause. Employment with the Company or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Company or any Subsidiary, as the case may be.

7.2 Participation. No Participant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

7.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

7.4 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

7.5 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unexercised Award shall be transferred in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining at the Participant’s death shall be transferred to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

7.6 No Rights as Stockholder. No Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or his or her beneficiary).

7.7 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

7.8 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

7.9 Investment Representation. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

7.10 In the event any Participant is deemed to be a Specified Employee, as described in Section 409A of the Code, and Section 409A would require a six-month delay in any payment hereunder, the payment subject to such delay shall be paid at the earliest date permitted under section 409A, taking into account all of the exceptions to the six-month delay rule thereunder.

SECTION 8

AMENDMENT, TERMINATION, AND DURATION

8.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan’s qualification under the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to stockholder approval. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

8.2 Duration of the Plan. The Plan shall become effective in accordance with Section 1.1, and subject to Section 8.1 shall remain in effect thereafter; provided, however, that without further stockholder approval, no Incentive Stock Option may be granted under the Plan after the tenth (10th) anniversary of the effective date of the Plan.

SECTION 9

TAX WITHHOLDING AND TAX BONUSES

9.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or the exercise thereof), the Company shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or the exercise thereof).

9.2 Withholding Arrangements. The Committee, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

9.3 Tax Bonuses. The Committee shall have the authority, at the time of grant of an Option or at any time thereafter, to approve tax bonuses to designated Participants to be paid upon their exercise of Options granted hereunder. The amount of any such payments shall be determined by the Committee. The Committee shall have full authority in its absolute discretion to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment thereafter; provided, however, that any tax bonus awarded by the Committee shall be paid to the affected Participant no later than the last day of the Participant’s taxable year next following the Participant’s taxable year in which the related taxes are remitted to the taxing authority.

SECTION 10

CHANGE IN CONTROL

10.1 Change in Control. Notwithstanding Section 6.1, if provided under the terms of an Award Agreement, Awards granted under the Plan that are outstanding and not then exercisable or are subject to restrictions at the time of a Change in Control shall become immediately exercisable, and all restrictions shall be removed, as of such Change in Control, and shall remain as such for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements.

10.2 Definition. For purposes of the Plan, a Change in Control shall be deemed to have occurred at any of the following times:

(a) Upon the acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (excluding, for this purpose, the Company or its affiliates, or any person, entity, or group that has beneficial ownership at the date of the adoption of this Plan of 20% or more of the outstanding shares of common stock of the Company, or any employee benefit plan of the Company or its affiliates which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either the then outstanding shares of common stock of the Company or the Combined Voting Power of the Company’s then outstanding voting securities. “Combined Voting Power” means, as to any corporation or other entity, the combined voting power of such corporation’s or entity’s then outstanding voting securities generally entitled to vote in the election of directors, or comparable governing body, or the combined voting power of any other entity’s voting securities which directly or indirectly has the power to elect a majority of such directors or members of a comparable governing body of such other entity.

(b) At the time individuals who, as of the date hereof, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Subsection (c)(ii), considered as though such person were a member of the Incumbent Board; or

(c) Upon the consummation of a merger, consolidation or other similar reorganization involving the Company and one or more other entities (in each case, with respect to which persons who were the shareholders of the Company immediately prior to such merger, consolidation or reorganization do not, immediately thereafter, own more than 50% of the Combined Voting Power of the merged, consolidated or reorganized entity’s then outstanding voting securities) or the consummation of a sale of all or substantially all of the assets of the Company (other than a transaction in which persons who were shareholders of the Company immediately prior to such sale immediately after the consummation thereof own more than 50% of the Combined Voting Power of the entity acquiring such assets) or the approval by the shareholders of the Company of a plan of liquidation or dissolution of the Company; or

(d) The occurrence of any other event which the Incumbent Board in its sole discretion determines constitutes a Change of Control.

SECTION 11

LEGAL CONSTRUCTION

11.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.3 Requirements of Law. The grant of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time.

11.4 Securities Law Compliance. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to comply with any applicable federal or state securities law, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

11.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

11.6 Captions. Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of the Plan.

11.7 Section 409A. It is intended that the Plan shall be and shall remain largely exempt from Section 409A of the Code. However, if Section 409A is deemed to apply to the Plan or any payments or awards hereunder, then the Plan, payments or Awards shall be structured, interpreted and administered by the Committee to be consistent with the requirements of Section 409A. Any provisions of Section 409A (or any guidance thereunder) which are required to be in the Plan, and which are not already contained herein, are hereby incorporated by reference.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:

Title:

APPENDIX A

NON-QUALIFIED STOCK OPTION AGREEMENT

This NON-QUALIFIED STOCK OPTION AGREEMENT, dated as of this      day of             , 200    , by and between Monmouth Real Estate Investment Corporation, a              corporation (the “Company”), and                      (the “Optionee”).

Pursuant to the Monmouth Real Estate Investment Corporation 2007 Stock Option Plan (the “Plan”), the Compensation Committee has determined that the Optionee is to be granted a Non-Qualified Stock Option (the “Option”) to purchase shares of the Company’s common stock, on the terms and conditions set forth herein. It is intended that the Option shall not constitute an “Incentive Stock Option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

1. Number of Shares and Option Price. The Option entitles the Optionee to purchase [            ] shares of the Company’s common stock, par value $.01 per share (the “Option Shares”), at a price of [            ] per share (the “Option Price”).

2. Period of Option. The term of the Option and of this Option Agreement shall commence on the date hereof (the “Grant Date”) and terminate upon the earlier of (i) the expiration of              years from the Grant Date, or (ii) the occurrence of one of the events set forth under Section 6.4.1 of the Plan. Upon termination of the Option, all rights of the Optionee hereunder shall cease.

3. Vesting of Options.

Option 1: One Year Vesting

The Option Shares granted hereunder shall be fully vested and nonforfeitable on                      (one year from grant date), except as otherwise provided herein.

The right of the Optionee to purchase Shares may be exercised in whole or in part at any time or from time to time following such date up to the expiration of the stated term of such Option as set forth under Section 2 above.

Option 2: Graduated Vesting

For so long as the Optionee is employed by the Company or a Subsidiary, the Option Shares granted hereunder shall vest as follows:

(a)              percent (            %) of the Option Shares (rounded down to the nearest whole number of shares) on                     ;

(b) An additional              percent (            %) of the Option Shares (rounded down to the nearest whole number of shares) on                     ; and

(c) The remainder of the Option Shares on                     .

Notwithstanding the foregoing, the Option Shares shall immediately vest, to the extent not already vested, in the event of a Change in Control (subject to the limitations set forth in the Plan).

The right of the Optionee to purchase shares with respect to which this Option has become vested as herein provided may be exercised in whole or in part at any time or from time to time up to the expiration of the stated term of such Option as set forth under Section 2 above.

Option 3: Cliff Vesting

For so long as the Optionee is employed by or provides services to the Company or a Subsidiary, the Option Shares granted hereunder shall vest on                     . Notwithstanding the foregoing, the Option Shares shall immediately vest, to the extent not already vested, in the event of a Change in Control (subject to the limitations set forth in the Plan).

The right of the Optionee to purchase shares with respect to which this Option has become vested as herein provided may be exercised in whole or in part at any time or from time to time up to the expiration of the stated term of such Option as set forth under Section 2 above.

4. Non-transferability of Option. The Option and this Option Agreement shall not be transferable otherwise than by will or by laws of descent and distribution; and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee or by the Optionee’s legal representative.

4. Exercise of Option. The Option shall be exercised in the following manner: the Optionee, or the person or persons having the right to exercise the Option upon the death or Disability of the Optionee, shall deliver to the Company written notice specifying the number of vested Option Shares which the Optionee elects to purchase, together with either (i) cash, (ii) shares of Company common stock having Fair Market Value determined as of the date of exercise, or (iii) any combination of the above, the sum of which equals the total price to be paid upon the exercise of the Option, and the stock purchased shall thereupon be promptly delivered. The Optionee will not be deemed to be a holder of any shares pursuant to exercise of the Option until the date of issuance to the Optionee of a stock certificate for such shares and until the shares are paid in full.

5. Termination of Service.

If the Optionee incurs a Termination of Service by the Company or a Subsidiary for Cause, the Optionee’s unexercised Option Shares, irrespective of whether or not vested, shall be immediately forfeited.

If the Optionee incurs a Termination of Service due to death or Disability, the Optionee may exercise his or her unexercised and vested Option Shares for a period of up to three months following the Optionee’s Termination of Service.

If the Optionee incurs a Termination of Service for any reason other than described in (a) or (b) above, the Optionee may exercise his or her unexercised and vested Option Shares for a period of up to three months after the Optionee’s Termination of Service.

6. Notices. Any notice required or permitted under this Option Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee either at the Optionee’s address set forth below or such other address as the Optionee may designate in writing to the Company, or the Company: Attention: Board of Directors/Corporate Secretary, at the Company’s address or such other address as the Company may designate in writing to the Optionee.

7. Withholding of Taxes. As a condition to the issuance of the Option Shares, the Optionee shall (a) remit to the Company at the time of any exercise of the Option any taxes required to be withheld by the Company under federal, state or local laws as a result of the exercise of the Option; or (b) instruct the Company to withhold in accordance with applicable law from any compensation payable to the Optionee the taxes required to be held by the Company under federal, state or local laws as a result of the exercise of the Option; or (c) instruct the Company to withhold such number of shares as are necessary for the fair market value of such shares to equal the amount of taxes required to be withheld by the Company, under federal, state, or local laws as a result of the exercise of the Option. The determination of the amount of any such withholding shall be made by the Company.

8. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement are subject to all terms and conditions of the Plan.

10. Amendments. This Option Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

11. Successors and Assigns. This Option Agreement shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Option Agreement on the day and year first above written.

COMPANY:	MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:

Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

OPTIONEE:

APPENDIX B

INCENTIVE STOCK OPTION AGREEMENT

This INCENTIVE STOCK OPTION AGREEMENT, dated as of this      day of             , 200    , by and between Monmouth Real Estate Investment Corporation, a              corporation (the “Company”), and                      (the “Optionee”).

Pursuant to the Monmouth Real estate Investment Corporation 2007 Stock Option Plan (the “Plan”), the Compensation Committee has determined that the Optionee is to be granted an Incentive Stock Option (the “Option”) to purchase shares of the Company’s common stock, on the terms and conditions set forth herein. It is intended that the Option shall constitute an “Incentive Stock Option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

1. Number of Shares and Option Price. The Option entitles the Optionee to purchase [            ] shares of the Company’s common stock, par value $.01 per share (the “Option Shares”), at a price of [            ] per share (the “Option Price”).

2. Period of Option. The term of the Option and of this Option Agreement shall commence on the date hereof (the “Grant Date”) and terminate upon the earlier of (i) the expiration of             years from the Grant Date, or (ii) the occurrence of one of the events set forth under Section 6.4.1 of the Plan. Upon termination of the Option, all rights of the Optionee hereunder shall cease.

3. Vesting of Options.

Option 1: Immediate Vesting

The Option Shares granted hereunder shall be fully vested and nonforfeitable at all times on and after                      (at least one year following the Grant Date).

The right of the Optionee to purchase Shares may be exercised in whole or in part at any time or from time to time up to the expiration of the stated term of such Option as set forth under Section 2 above.

Option 2: Graduated Vesting

For so long as the Optionee is employed by the Company or a Subsidiary, the Option Shares granted hereunder shall vest as follows:

(a)              percent (            %) of the Option Shares (rounded down to the nearest whole number of shares) on                     ;

(b) An additional              percent (            %) of the Option Shares (rounded down to the nearest whole number of shares) on                     ; and

(c) The remainder of the Option Shares on                     .

Notwithstanding the foregoing, the Option Shares shall immediately vest, to the extent not already vested, in the event of a Change in Control (subject to the limitations set forth in the Plan).

The right of the Optionee to purchase shares with respect to which this Option has become vested as herein provided may be exercised in whole or in part at any time or from time to time up to the expiration of the stated term of such Option as set forth under Section 2 above.

Option 3: Cliff Vesting

For so long as the Optionee is employed by the Company or a Subsidiary, the Option Shares granted hereunder shall vest on                     . Notwithstanding the foregoing, the Option Shares shall immediately vest, to the extent not already vested, in the event of a Change in Control (subject to the limitations set forth in the Plan).

The right of the Optionee to purchase shares with respect to which this Option has become vested as herein provided may be exercised in whole or in part at any time or from time to time up to the expiration of the stated term of such Option as set forth under Section 2 above.

4. Non-transferability of Option. The Option and this Option Agreement shall not be transferable otherwise than by will or by laws of descent and distribution; and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee or by the Optionee’s legal representative.

5. Exercise of Option. The Option shall be exercised in the following manner: the Optionee, or the person or persons having the right to exercise the Option upon the death or Disability of the Optionee, shall deliver to the Company written notice specifying the number of vested Option Shares which the Optionee elects to purchase, together with either (i) cash, (ii) shares of Company common stock having Fair Market Value determined as of the date of exercise, or (iii) any combination of the above, the sum of which equals the total price to be paid upon the exercise of the Option, and the stock purchased shall thereupon be promptly delivered. The Optionee will not be deemed to be a holder of any shares pursuant to exercise of the Option until the date of issuance to the Optionee of a stock certificate for such shares and until the shares are paid in full.

6. Termination of Service.

If the Optionee incurs a Termination of Service by the Company or a Subsidiary for Cause, the Optionee’s unexercised Option Shares, irrespective of whether or not vested, shall be immediately forfeited.

If the Optionee incurs a Termination of Service due to death or Disability, the Optionee may exercise his or her unexercised and vested Option Shares for a period of up to three months following the Optionee’s Termination of Service.

If the Optionee incurs a Termination of Service for any reason other than described in (a) or (b) above, the Optionee may exercise his or her unexercised and vested Option Shares for a period of up to three months after the Optionee’s Termination of Service.

7. Notices. Any notice required or permitted under this Option Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee either at the Optionee’s address set forth below or such other address as the Optionee may designate in writing to the Company, or the Company: Attention: Board of Directors/Corporate Secretary, at the Company’s address or such other address as the Company may designate in writing to the Optionee.

8. Withholding of Taxes. As a condition to the issuance of the Option Shares, the Optionee shall (a) remit to the Company at the time of any exercise of the Option any taxes required to be withheld by the Company under federal, state or local laws as a result of the exercise of the Option; or (b) instruct the Company to withhold in accordance with applicable law from any compensation payable to the Optionee the taxes required to be held by the Company under federal, state or local laws as a result of the exercise of the Option; or (c) instruct the Company to withhold such number of shares as are necessary for the fair market value of such shares to equal the amount of taxes required to be withheld by the Company, under federal, state, or local laws as a result of the exercise of the Option. The determination of the amount of any such withholding shall be made by the Company.

9. Disposition of Option Shares. It is understood that this Option is intended to qualify as an “Incentive Stock Option” as defined in Section 422 of the Code. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 421 of the Code, no sale or other disposition may be made of any Shares acquired upon exercise of the Option within one (1) year after the day of the transfer of such Shares to the Optionee, nor within two (2) years after the Grant Date of the Option. If the Optionee disposes (whether by sale, exchange, gift, transfer or otherwise), of any such Shares within said periods, the Optionee will notify the Company in writing within ten (10) days after such disposition.

10. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement are subject to all terms and conditions of the Plan.

12. Amendments. This Option Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

13. Successors and Assigns. This Option Agreement shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Option Agreement on the day and year first above written.

COMPANY:	MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:

Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

OPTIONEE:

APPENDIX C

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

OPTION EXERCISE CERTIFICATE

The undersigned Optionee and Monmouth Real Estate Investment Corporation (the “Company”), are parties to an Incentive Stock Option Agreement (the “Agreement”). The Optionee hereby notifies the Company that the Optionee wishes to exercise Options for the number of Shares(s) specified below as of the exercise date indicated. All Capitalized terms in this Certificate have the meanings given to them in the Monmouth Real Estate Investment Corporation 2007 Stock Option Plan (the “Plan”) and the Agreement.

Number of Shares with respect to which Options are Exercised:

Exercise Price per Share:

Aggregate Exercise Price:

Form of Payment:	Cash (check attached)

Exercise Date:

IN WITNESS WHEREOF the undersigned has executed this certificate as of the Exercise Date.

OPTIONEE:	(Signature)

(Typed or printed name)

MONMOUTH REAL ESTATE

INVESTMENT CORPORATION:

By:

Title:

ANNEX C

March 26, 2007

The Special Committee of the Board of Directors

Monmouth Real Estate Investment Corporation

3499 Route 9 N, Suite 3-C

Juniper Business Plaza

Freehold, NJ 07728

Gentlemen:

Cohen & Steers Capital Advisors, LLC (“Cohen & Steers”) understands that Monmouth Real Estate Investment Corporation (the “Company” or “MREIC”), a Maryland Corporation, Monmouth Capital Corporation (“MCC”), a New Jersey corporation and Route 9 Acquisition, Inc. (“MergerCo”), a New Jersey corporation and a wholly-owned subsidiary of the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and at the Effective Time (as such term is defined in the Merger Agreement), (a) MergerCo shall be merged with and into MCC and the separate corporate existence of MergerCo shall thereupon cease and (b) MCC shall thereafter be a wholly-owned subsidiary of the Company (the “Merger”). At the Effective Time and as consideration for the Merger, each outstanding share of common stock of MCC (“MCC Common Stock”) will be converted into the right to receive 0.655 shares (the “Exchange Ratio”) of the Common Stock of the Company (“MREIC Common Stock”).

In accordance with the terms of our engagement letter dated January 10, 2007 (the “Engagement Letter”), you have requested that Cohen & Steers render an opinion as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the holders of MREIC Common Stock.

In connection with this opinion, Cohen & Steers has reviewed and considered such financial and other matters as Cohen & Steers has deemed relevant, including, among other things:

(i) Reviewed certain publicly available financial statements and other publicly available business and financial information relating to the Company and MCC;

(ii) Reviewed certain internal non-public financial due diligence information and operating data, including historical and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of the Company and MCC, as prepared by management of the Company and MCC, as the case may be;

(iii) Reviewed a draft of the Merger Agreement distributed on March 19, 2007, provided to us by management and the legal advisors of the Company;

(iv) Conducted discussions with the management and Special Committees of the Company and MCC concerning the matters described herein, as well as the business and prospects of the Company and MCC;.

(v) Reviewed terms of certain agreements of the Company and MCC that Cohen & Steers deemed relevant to its analysis;

(vi) Reviewed the historical trading prices and volumes of the Company’s and MCC’s common stock;

(vii) Reviewed the financial terms, to the extent available, of certain unrelated acquisition transactions that Cohen & Steers deemed relevant to its analysis;

(viii) Reviewed financial and stock market data for publicly traded companies that Cohen & Steers deemed relevant to its analysis;

(ix) Performed various financial analyses as Cohen & Steers deemed appropriate, using generally accepted analytical valuation methodologies; and

(x) Performed such other analyses and considered such other factors as Cohen & Steers deemed appropriate.

Cohen & Steers also has considered such other information, financial studies and analyses, investigations and financial, economic, market and trading criteria which it deemed relevant, including its knowledge of the real estate industry, as well as its experience in connection with similar transactions and securities valuation generally.

In arriving at its opinion, Cohen & Steers has assumed, at the direction of the Company, that the Merger will conform in all material respects with the draft Merger Agreement distributed on March 19, 2007 as reviewed by it. Cohen & Steers has also assumed that all of the agreements provided to it in draft form are ultimately executed in final form consistent with the drafts provided and that the Merger and all related transactions described in or contemplated by the Merger Agreement occur as described in and contemplated by such agreements.

In preparing its opinion, Cohen & Steers has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise made available to or discussed with Cohen & Steers including, without limitation, the items listed above as reviewed by Cohen & Steers, financial statements and financial projections, as provided by the management and/or representatives of the Company or MCC. With respect to financial information, financial projections (including the realization of projected cost savings) and other information provided to or otherwise discussed with Cohen & Steers, Cohen & Steers has assumed and was advised by the management of the Company, that such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the Company, as to the historical and expected future financial performance of the Company or MCC and that there has been no material adverse change in the assets, financial condition, business or prospects of the Company or MCC.

Cohen & Steers was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of such information, nor does it express any opinion with respect thereto. Cohen & Steers has relied upon the assurances of the management of the Company that they are not aware of any information or facts that would make the information provided or otherwise made available to Cohen & Steers materially inaccurate or misleading with regard to the Company or MCC. Cohen & Steers has not independently verified such information, performed no audit of assets or liabilities, no physical inspection of any properties, did not attempt to assess or value any of the intangible assets of the Company or MCC (including goodwill) and made no appraisal of assets or liabilities, contingent or otherwise, including contractual rights or obligations, of the Company or MCC, or been furnished with any such appraisals.

In performing its analyses, Cohen & Steers made numerous assumptions with respect to the real estate industry and general business and economic conditions that are beyond the control of those managing and operating the Company or MCC. While we believe these assumptions to be reasonable, the analyses performed by Cohen & Steers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

For the purposes of rendering its opinion, Cohen & Steers has assumed in all respects material to its analyses that the representations and warranties of the Company and each other party to any agreement entered into in connection with the Merger will be true and correct, that the Company and each other party to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements and that all conditions to the consummation of the Merger will be satisfied without any modification or waiver thereof. Cohen & Steers has also assumed that all legal, governmental, regulatory, third party and other consents and approvals contemplated by the Merger will be obtained and that in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated Merger. Additionally, Cohen & Steers assumed that the Merger will be accounted for in accordance with U.S. Generally Accepted Accounting Principles.

Cohen & Steers was not engaged to and did not review, nor is it expressing any opinion with respect to, any alternative merger, financing transaction or other strategic alternatives that may be available to the Company. Cohen & Steers’ opinion also does not address the merits of the underlying decision by the Company to engage in the Merger. Further, Cohen & Steers was not engaged to, and did not, assess or consider the tax, legal and accounting implications of the Merger to the Company or any shareholder of the Company.

Cohen & Steers’ opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date hereof. It should be understood that subsequent developments may affect Cohen & Steers’ opinion, and Cohen & Steers does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

Per the terms of the Engagement Letter, Cohen & Steers is acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with certain matters, including the Merger. The Company has agreed to pay Cohen & Steers a fee (the “Opinion Fee”) equal to $150,000 in cash due at the time we render the opinion expressed herein. Cohen & Steers shall also have the opportunity to earn a success fee (the “Success Fee”) from the Company in connection with the consummation of the Merger. The Company has agreed to pay a Success Fee of the greater of (i) $300,000 or (ii) 1.0% of the Transaction Value (as defined in the Engagement Letter). The Opinion Fee is creditable against the Success Fee and the Company may, at its option, elect to pay up to 75% of the Success Fee due to Cohen & Steers in registered and freely tradable shares of common stock of the Company. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Cohen & Steers’ has in the past provided, and may provide in the future, financial advisory and financing services to the Company. For such services, we have received and expect to receive customary fees, indemnification and expense reimbursement. In addition, our affiliate, Cohen & Steers Capital Management, Inc. (“CSCM”), is an investment advisor to certain entities that own or may own shares of the common stock or other securities of the Company or MCC. In the ordinary course of business, CSCM may engage in trading of equity securities issued by the Company or MCC for its own account and/or for the accounts of others. Accordingly, CSCM may at any time or from time to time hold a position in such securities.

It is understood that this letter is solely for the limited use of the Company’s Special Committee of the Board of Directors in connection with its consideration of the Merger and its recommendation of the Merger to the holders of the Company’s common stock. However, this opinion does not constitute a recommendation as to whether any member of the Board of Directors should recommend the Merger to the stockholders of the Company or how any holder of Company common stock should vote with respect to the Merger. We have not been asked to, nor have we undertaken, valuing or opining on the fairness of the Exchange Ratio to any particular individual or party.

Neither this letter nor Cohen & Steers’ opinion expressed herein may be reproduced, summarized, excerpted, quoted from, referred to or disclosed in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company without our prior written consent. Notwithstanding the foregoing, Cohen & Steers consents to the disclosure of this opinion in connection with the Company’s proxy statement relating to the Merger to the extent required by law.

Based upon and subject to all of the foregoing, Cohen & Steers is of the opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the shareholders of MREIC Common Stock.

Very truly yours,

COHEN & STEERS CAPITAL ADVISORS, LLC

ANNEX D

Ferris, Baker Watts, Inc. Corporate Finance Member NYSE, SIPC 100 Light Street Baltimore, MD 21202 (410) 685-2600

March 26, 2007

The Board of Directors

Monmouth Capital Corporation

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

Ladies and Gentlemen:

The Board of Directors (the “Directors”) of Monmouth Capital Corporation (“MONM” or the “Company”) has requested a review of the proposed transaction (the “Merger”) involving the business combination through a merger of a wholly owned subsidiary of Monmouth Real Estate Investment Corporation (“MNRTA” or “Monmouth REIC”) with the Company. Specifically, the Directors have requested our opinion as to the fairness, from a financial point of view, to the Company’s shareholders other than MNRTA and those shareholders that are significant shareholders of MNRTA, of the exchange ratio (the “Exchange Ratio”) of 0.655 shares of common stock of Monmouth REIC to be issued in exchange for each share of common stock of the Company, other than MONM stock owned by MNRTA, pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Monmouth REIC, and a wholly owned subsidiary of Monmouth REIC.

In connection with the opinion, we have reviewed, among other things, (i) the proposed Merger, (ii) the proposed draft of the Agreement, (iii) selected public and internal information of the Company and Monmouth REIC, and (iv) the historical stock price performance of the Company and Monmouth REIC. We have held discussions with the members of management of the Company and Monmouth REIC regarding the past and current business operations as well as the future prospects of both companies.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company and Monmouth REIC or representatives of the Company or Monmouth REIC, and we have not assumed any responsibility for independent verification of such information. FBW has further assumed that the financial budgets and projections provided to FBW have been reasonably determined reflecting the best currently available estimates and judgements of the managements of the Company and Monmouth REIC as to the future financial performance of both companies. Our opinion considered herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger contemplated by the draft Agreement and such opinion does not constitute a recommendation as to how any Board Member or stockholder of the Company should vote with respect to the Merger.

In the past we have provided services to Monmouth REIC unrelated to the proposed merger, for which services we have received compensation, including having acted as an underwriter for Monmouth REIC’s preferred stock offering in 2006. Ferris, Baker Watts, Incorporated, its clients, its officers or its employees, in the ordinary course of business, may have a position in the securities of the Company or Monmouth REIC.

D-1

The Board of Directors Monmouth Capital Corporation	March 26, 2007 Page 2 of 2

Based upon the foregoing and based upon other such matters that we considered relevant, it is our opinion, as of the date hereof, that the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the Company’s shareholders other than MNRTA and those shareholders that are significant shareholders of MNRTA. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Very truly yours,

Ferris, Baker Watts, Incorporated

D-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Monmouth REIT’s charter contains a provision which eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which Monmouth REIT’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Monmouth REIT’s charter requires it, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to its directors and officers, whether serving Monmouth REIT or, at its request, any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of Monmouth REIT. Monmouth REIT’s charter authorizes it to provide the same indemnification and advancement of expenses to employees and agents of Monmouth REIT.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Monmouth REIT pursuant to the foregoing provisions, Monmouth REIT has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Monmouth REIT has entered into indemnification agreements with its directors and certain officers which generally provide that Monmouth REIT must indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of Monmouth REIT; or (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger between the Registrant and Monmouth Capital Corporation, dated March 26, 2007, filed herewith as Annex A to the joint proxy statement/prospectus

3.1	Composite copy of the Registrant’s charter, filed herewith

3.2	Articles Supplementary effective December 1, 2006, incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8A12B, filed with the Securities and Exchange Commission on December 1, 2006, Commission File No. 001-33177

3.3	Bylaws, as amended, previously filed

5.1	Opinion of Venable LLP regarding the legality of securities being registered, filed herewith

8.1	Opinion of Blackwell Sanders Peper Martin LLP as to certain United States federal income tax matters regarding the status of the Registrant as a real estate investment trust, filed herewith

8.2	Opinion of Stroock & Stroock & Lavan LLP as to certain United States federal income tax matters regarding the status of Monmouth Capital Corporation as a real estate investment trust, filed herewith

8.3	Opinion of Venable LLP regarding certain United States federal income tax aspects of the merger of Route 9 Acquisition, Inc. with and into Monmouth Capital Corporation, filed herewith

10.1	Employment Agreement with Cynthia J. Morgenstern, dated January 1, 2007, previously filed

21.1	Subsidiaries of the Registrant, previously filed

23.1	Consent of KPMG LLP, filed herewith

23.2	Consent of Reznick Group, P.C., filed herewith

23.3	Consent of Cowan Gunteski & Co., P.A., filed herewith

23.4	Consent of Venable LLP, included in Exhibit 5.1

23.5	Consent of Blackwell Sanders Peper Martin LLP, included in Exhibit 8.1

23.6	Consent of Stroock & Stroock & Lavan LLP, included in Exhibit 8.2

24.1	Power of Attorney, previously filed

99.1	Opinion of Cohen & Steers Capital Advisors, LLC, provided as Annex C to the joint proxy statement/prospectus

99.2	Opinion of Ferris, Baker Watts, Incorporated, provided as Annex D to the joint proxy statement/prospectus

99.3	Form of Proxy Card for Annual Meeting of Stockholders of the Registrant, filed herewith

99.4	Form of Proxy Card for Special Meeting of Stockholders of Monmouth Capital Corporation, filed herewith

Item 22.	Undertakings

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Freehold, State of New Jersey, on June 4, 2007.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ ANNA T. CHEW
Name:	Anna T. Chew
Title:	Chief Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 4, 2007.

Signature	Title

/s/ EUGENE W. LANDY Eugene W. Landy	Chairman of the Board and President

/s/ ANNA T. CHEW Anna T. Chew	Chief Financial Officer and Principal Accounting Officer

* Daniel D. Cronheim	Director

* Neal Herstik	Director

* Matthew I. Hirsch	Director

* Eugene W. Landy	Director

* Samuel A. Landy	Director

* Cynthia J. Morgenstern	Director

* Scott L. Robinson	Director

* Peter J. Weidhorn	Director

* Stephen B. Wolgin	Director

*By:	/S/ EUGENE W. LANDY
Eugene W. Landy Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger between the Registrant and Monmouth Capital Corporation, dated March 26, 2007, filed herewith as Annex A to the joint proxy statement/prospectus

3.1	Composite copy of the Registrant’s charter, filed herewith

3.2	Articles Supplementary effective December 1, 2006, incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8A12B, filed with the Securities and Exchange Commission on December 1, 2006, Commission File No. 001-33177

3.3	Bylaws, as amended, previously filed

5.1	Opinion of Venable LLP regarding the legality of securities being registered, filed herewith

8.1	Opinion of Blackwell Sanders Peper Martin LLP as to certain United States federal income tax matters regarding the status of the Registrant as a real estate investment trust, filed herewith

8.2	Opinion of Stroock & Stroock & Lavan LLP as to certain United States federal income tax matters regarding the status of Monmouth Capital Corporation as a real estate investment trust, filed herewith

8.3	Opinion of Venable LLP regarding certain United States federal income tax aspects of the merger of Route 9 Acquisition, Inc. with and into Monmouth Capital Corporation, filed herewith

10.1	Employment Agreement with Cynthia J. Morgenstern, dated January 1, 2007, previously filed

21.1	Subsidiaries of the Registrant, previously filed

23.1	Consent of KPMG LLP, filed herewith

23.2	Consent of Reznick Group, P.C., filed herewith

23.3	Consent of Cowan Gunteski & Co., P.A., filed herewith

23.4	Consent of Venable LLP, included in Exhibit 5.1

23.5	Consent of Blackwell Sanders Peper Martin LLP, included in Exhibit 8.1

23.6	Consent of Stroock & Stroock & Lavan LLP, included in Exhibit 8.2

24.1	Power of Attorney, previously filed

99.1	Opinion of Cohen & Steers Capital Advisors, LLC, provided as Annex C to the joint proxy statement/prospectus

99.2	Opinion of Ferris, Baker Watts, Incorporated, provided as Annex D to the joint proxy statement/prospectus

99.3	Form of Proxy Card for Annual Meeting of Stockholders of the Registrant, filed herewith

99.4	Form of Proxy Card for Special Meeting of Stockholders of Monmouth Capital Corporation, filed herewith